EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                                BL HOLDING CORP.,

                          LONG ISLAND LIGHTING COMPANY,

                           LONG ISLAND POWER AUTHORITY

                                       AND

                             LIPA ACQUISITION CORP.



                            Dated as of June 26, 1997

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                            TABLE OF CONTENTS


                                ARTICLE I
                    THE MERGER; RELATED TRANSACTIONS

         Section 1.1                The Merger..............................  2
         Section 1.2                Effect of the Merger....................  2
         Section 1.3                Effective Time of the Merger............  2
         Section 1.4                Related Transactions....................  2
         Section 1.5                Description of Assets...................  4
         Section 1.6                Liabilities.............................  4
         Section 1.7                Transition Work.........................  4
         Section 1.8                Resignations............................  4
         Section 1.9                Formation of LIPA Sub...................  4
         Section 1.10               Charter Amendment.......................  4
         Section 1.11               Certain Other Preferred Stock...........  4

                               ARTICLE II
                           TREATMENT OF SHARES

         Section 2.1                Effect of the Merger on Capital Stock...  5
         Section 2.2                Dissenting Shares....................... 11
         Section 2.3                Issuance of Parent Shares............... 11

                               ARTICLE III
                                 CLOSING

         Section 3.1                Closing................................. 13

                               ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT

         Section 4.1                Organization and Qualification.......... 13
         Section 4.2                Subsidiaries............................ 14
         Section 4.3                Capitalization.......................... 14
         Section 4.4                Authority; Non-Contravention; Statutory
                                    Approvals; Compliance................... 15
         Section 4.5                Reports and Financial Statements........ 17
         Section 4.6                Absence of Certain Changes or Events ... 18
         Section 4.7                Litigation ............................. 18
         Section 4.8                Registration Statement and Proxy
                                    Statement............................... 19
         Section 4.9                Environmental Protection................ 19
         Section 4.10               Regulation as a Utility................. 21
         Section 4.11               Vote Require............................ 22
         Section 4.12               Insurance............................... 22
         Section 4.13               Disclosure.............................. 22


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                                ARTICLE V
        REPRESENTATIONS AND WARRANTIES OF AUTHORITY AND LIPA SUB

         Section 5.1                Organization............................ 23
         Section 5.2                Authority; Non-Contravention; Statutory
                                    Approvals; Compliance................... 23
         Section 5.3                Disclosure...............................24
         Section 5.4                Ownership of LIPA Sub; No Prior
                                    Activities.............................. 24
         Section 5.5                Ownership of Company Common Stock....... 24

                               ARTICLE VI
                                COVENANTS

         Section 6.1                Covenants of Parent and Company......... 25
         Section 6.2                Covenants of Authority and LIPA Sub..... 30

                               ARTICLE VII
                          ADDITIONAL AGREEMENTS

         Section 7.1                Access to Information................... 30
         Section 7.2                Proxy Statement and Registration
                                    Statement............................... 31
         Section 7.3                Shareholder Approval.................... 31
         Section 7.4                Disclosure Schedule..................... 31
         Section 7.5                Regulatory Matters...................... 32
         Section 7.6                Public Announcements.................... 32
         Section 7.7                Confidentiality......................... 32
         Section 7.8                Certain Litigation...................... 34
         Section 7.9                Expenses................................ 34
         Section 7.10               Further Assurances...................... 35
         Section 7.11               Purchase Price Allocation............... 35
         Section 7.12               Receipt of Consents and Approvals....... 35
         Section 7.13               Certain Other Matters................... 35
         Section 7.14               Opinions of Counsel..................... 35

                              ARTICLE VIII
                               CONDITIONS

         Section 8.1                Conditions to Each Party's
                                    Obligations ............................ 35
         Section 8.2                Conditions to Obligations of
                                    Authority and LIPA Sub ................. 37
         Section 8.3                Conditions to Obligations of
                                    Parent and Company...................... 38

                               ARTICLE IX
                        TERMINATION AND AMENDMENT

         Section 9.1                Termination............................. 39
         Section 9.2                Effect of Termination................... 40
         Section 9.3                Survival................................ 41
         Section 9.4                Amendment............................... 41
         Section 9.5                Extension; Waiver....................... 41


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                                ARTICLE X
                               STANDSTILL

         Section 10.1               Standstill.............................. 41

                               ARTICLE XI
                              MISCELLANEOUS

         Section 11.1               Certain Definitions..................... 42
         Section 11.2               Notices................................. 42
         Section 11.3               Descriptive Headings.................... 44
         Section 11.4               Counterparts............................ 44
         Section 11.5               Entire Agreement; Assignment............ 44
         Section 11.6               Governing Law........................... 44
         Section 11.7               Specific Performance.................... 44
         Section 11.8               Parties in Interest..................... 44
         Section 11.9               Severability............................ 44
         Section 11.10              Alternative Dispute Resolution.......... 44


Schedule A                 Transferred Assets
Schedule B                 Principles and Procedures for Finalizing the
                           Transferred Asset Schedule
Schedule C                 Transition Work
Schedule D                 Tax Matters
Schedule E                 Employment Matters
Schedule F                 Future Rights
Schedule G                 Retained Assets

Exhibit A                  Form of Management Services Agreement
Exhibit B                  Form of Power Supply Agreement
Exhibit C                  Form of Energy Management Agreement
Exhibit D                  Form of Generation Purchase Right Agreement
Exhibit E                  Guaranty Agreement
Exhibit F                  Form of Parent Liabilities Undertaking
Exhibit G                  Form of Authority Liabilities Undertaking
Exhibit H                  Form of Certificate of Designation


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               AGREEMENT AND PLAN OF MERGER (the "Agreement"),  dated as of June
26, 1997, by and among BL HOLDING CORP., a corporation to be formed as a New York corporation as contemplated herein ("Parent"), LONG ISLAND LIGHTING COMPANY, a New York corporation ("Company"), LONG ISLAND POWER AUTHORITY, a corporate municipal instrumentality and political subdivision of the State of New York ("Authority"), and LIPA ACQUISITION CORP., a New York corporation ("LIPA Sub").

                           W I T N E S S E T H

               WHEREAS,  Authority  is  authorized  under the Long Island  Power
Authority Act, Public Authorities Law Section 1020 et seq. (the "Act") to acquire all or any part of Company's securities or assets; and

               WHEREAS, the Act confers upon Authority the power to condemn the securities and/or assets of Company, including the common stock of Company to be acquired in the proposed transaction, and Authority has previously publicly announced its intention to consider exercising its condemnation power to acquire the common stock or assets of Company if a negotiated transaction cannot be achieved; and

               WHEREAS, The Brooklyn Union Gas Company, a New York corporation ("BU"), Company and Parent have entered into an Amended and Restated Agreement and Plan of Exchange and Merger, dated as of June 26, 1997 (the "Exchange Agreement"), which provides for the business combination of BU and Company as peer firms and the formation of Parent as a holding company to manage their combined businesses; and

               WHEREAS, Authority, Company and BU have undertaken negotiations as to various methods of accomplishing the objectives set forth in the Act and in connection with such negotiations, the parties have reached definitive agreement as to the transactions described herein; and

               WHEREAS, the Boards of Directors of Company and LIPA Sub and the Board of Trustees of Authority have each determined that it is advisable for Authority to cause LIPA Sub to merge with and into Company upon the terms and subject to the conditions set forth herein; and

               WHEREAS, in furtherance of such combination, the Boards of Directors of Company and LIPA Sub and the Board of Trustees of Authority have each approved the merger (the "Merger") of LIPA Sub with and into Company, in accordance with the applicable provisions of the New York Business Corporation Law (the "NYBCL"), and upon the terms and subject to the conditions set forth herein;

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants,


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agreements,  and conditions  contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                ARTICLE I
                    THE MERGER; RELATED TRANSACTIONS

               Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), LIPA Sub shall be merged with and into Company (the "Merger") in accordance with the laws of the State of New York. Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of New York. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

               Section 1.2 Effect of the Merger. At the Effective Time, (i) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and in such certificate of incorporation and (ii) the by-laws of Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, in the certificate of incorporation of the Surviving Corporation and in such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of the NYBCL.

               Section 1.3 Effective Time of the Merger. As promptly as practicable after the satisfaction or waiver of the conditions set forth in
Article VIII and the consummation of the transactions contemplated by Section 1.4(d), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the NYBCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the NYBCL (the time of such filing being the "Effective Time").

               Section 1.4 Related Transactions. In addition to the Merger, the following transactions will be consummated at or prior to the Closing (as defined below):

               (a) Formation of Subsidiaries. Parent and Company shall take all necessary action to form prior to the Closing such subsidiaries (which may be limited liability companies) of Parent (the "Transferee Subsidiaries") which, at the direction of Parent, will, as applicable, (i) enter into at the Closing a management services agreement in the form of Exhibit A attached hereto (the "Management Services Agreement"), a power supply agreement in the form of Exhibit B attached hereto (the "Power Supply Agreement"), an energy management agreement in the form


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of Exhibit C attached hereto (the "Energy Management  Agreement"),  a generation purchase right agreement in the form of Exhibit D attached hereto (the "Generation Purchase Right Agreement") and a guaranty agreement in the form of Exhibit E attached hereto (the "Guaranty Agreement") and/or (ii) receive the assets and properties of Company set forth on Schedule A attached hereto (the "Transferred Assets"). Parent, upon written notice to the parties hereto, may direct any portion of the Transferred Assets to be distributed to a particular Transferee Subsidiary; provided, however, that the Transferee Subsidiary which is designated by Parent to receive the assets contemplated by the Generation Purchase Right Agreement to be subject to Company's rights thereunder shall be the Transferee Subsidiary that enters into the Generation Purchase Right Agreement.

               (b) Company shall, reasonably prior to the anticipated Closing Date, form a new New York corporation to act as Parent hereunder and to own, directly or indirectly, all of the stock or other equity interests of the Transferee Subsidiaries, shall provide Authority and LIPA Sub with written notice of such formation and shall cause such new corporation to execute and deliver a counterpart hereof, whereupon such new corporation shall become Parent for all purposes hereof and each other Basic Agreement (as hereinafter defined).

               (c) Company will use reasonable efforts to transfer to a wholly-owned subsidiary of Company its ownership interest in the Nine Mile Point Two Nuclear Power Plant and its interest in all related nuclear fuel and nuclear decommissioning trust funds ("Nine Mile"), but Company's failure to obtain any required consent thereto of any governmental agency or other owner of any interest therein shall not constitute a breach of this Agreement.

               (d)(i) Immediately prior to the Effective Time, Company shall transfer the Transferred Assets to the Transferee Subsidiaries in exchange for, and Parent shall deliver to Company, (i) the Designated Number (as hereinafter defined) of shares of the common stock, par value $0.01 per share, of Parent ("Parent Common Stock") and (ii) up to $75,000,000 face amount of Parent preferred stock in an aggregate face amount and having the rights and terms to be specified in a notice delivered by Parent to each party hereto not later than the date on which the notices of redemption are issued pursuant to Section 1.11 (the "New Parent Preferred Stock"). The "Designated Number" shall be the number of shares of Parent Common Stock specified in a notice delivered by Parent to each party hereto not later than the date on which such notices of redemption are issued pursuant to Section 1.11 and representing Parent's good faith estimate of the net fair market value of the Transferred Assets less the face amount of New Parent Preferred Stock delivered by Parent pursuant to this
Section 1.4(d). Concurrently with such delivery and immediately prior to the Effective Time, Company shall sell for cash in a private placement all shares of New Parent Preferred


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Stock to one or more persons or entities which are not otherwise shareholders of
Company or BU at the Effective Time.

               (ii) Notwithstanding clause (i) of this Section 1.4(d), if the BUGLILCO Transactions (as defined in Section 2.1(b)) have been consummated prior to the Effective Time, the transfer of the Transferred Assets as contemplated by such clause (i) shall be made without the delivery by Parent of any Parent Common Stock or New Parent Preferred Stock.

               Section 1.5 Description of Assets. To the extent that Schedule A hereto (the "Transferred Asset Schedule") does not provide for a full legal description of the Transferred Assets referred to therein, the parties hereto shall revise the Transferred Asset Schedule prior to the Closing in accordance with the principles and procedures set forth on Schedule B attached hereto.

               Section 1.6 Liabilities.

               (a) At the Closing, Parent and each Transferee Subsidiary will execute and deliver to Authority and Surviving Corporation a liabilities undertaking and indemnification agreement in substantially the form of Exhibit F attached hereto (the "Parent Liabilities Undertaking").

               (b) At the Closing, the Authority and the Surviving Corporation will execute and deliver to Parent and each Transferee Subsidiary a liabilities undertaking and indemnification agreement in substantially the form of Exhibit G attached hereto (the "Authority Liabilities Undertaking").

               Section 1.7 Transition Work. The parties agree to take the respective actions set forth on Schedule C attached hereto to prepare for an orderly transition under the Basic Agreements at the Effective Time.

               Section 1.8 Resignations. Parent shall cause each officer and director of Company to resign from each position any such person then holds with Company, effective at the Effective Time.

               Section 1.9 Formation of LIPA Sub. Reasonably prior to the anticipated Closing Date, Authority shall cause LIPA Sub to be duly incorporated as a New York corporation and shall cause LIPA Sub to execute a counterpart of this Agreement. Each representation and warranty set forth in Article V with respect to LIPA Sub shall be deemed to have been made on the date of such execution.

               Section 1.10 Charter Amendment. Authority shall cause the Amended and Restated Certificate of Incorporation of Company to be amended as contemplated in the request for a ruling from the Internal Revenue Service with respect to Section 115 of


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the Internal  Revenue Code of 1986, as amended (the "Code"),  not later than the tenth business day after the Effective Time.

               Section 1.11 Certain Other Preferred Stock. Promptly after all conditions to the Closing set forth in Article VIII have been satisfied or waived in accordance therewith (other than Section 8.1(b), provided Company has received assurances satisfactory to Company that such condition can be satisfied), Company shall issue notices of redemption for all outstanding shares of Company Preferred Stock (as defined in Section 4.3) (other than the Series AA Preferred Stock and the other series thereof specifically referred to in Section 2.1(c)(iii)) and shall pay all amounts due in respect of such redemption as promptly as practicable in accordance with the applicable terms of Company's Amended and Restated Certificate of Incorporation.

                               ARTICLE II
                           TREATMENT OF SHARES

               Section 2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Company or LIPA Sub:

               (a) Cancellation of Certain Stock. (i) Each share of Company Common Stock and each share of Company Preferred Stock that is owned by Company as treasury stock, and each share of Company Preferred Stock owned by any direct or indirect wholly owned Subsidiary (as defined in Section 4.1) of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

               (ii) Each share of the common stock of LIPA Sub, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive one fully paid and, subject to
Section 630 of the NYBCL, non-assessable share of common stock of the Surviving Corporation.

               (b) Treatment of Company Common Stock. (i) Each issued and outstanding share of Company Common Stock, other than shares cancelled pursuant to Section 2.1(a) and Company Dissenting Shares (as defined in Section 2.2), shall be cancelled and converted into the right to receive (x) an amount of cash equal to the Cash Purchase Price (as defined in Section 2.1(d)(i)) divided by the number of shares of Company Common Stock outstanding on the Closing Date (the "Common Stock Conversion Amount") and (y) a number of shares of Parent Common Stock (the "Transferred Assets Stock Portion") equal to the number of shares of Parent Common Stock received by Company pursuant to clause (i) of
Section 1.4(d) divided by the number of shares of Company Common Stock outstanding on the Closing Date.


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Each holder of any such share of Company  Common Stock shall be deemed hereby to have appointed the Exchange Agent (as defined in Section 2.3(a)) as its agent to subscribe for shares of Parent Common Stock by applying the aggregate Common Stock Conversion Amount for such purchase. The number of shares of Parent Common Stock to be purchased for the Common Stock Conversion Amount shall be (x) 0.880 shares of Parent Common Stock less the Transferred Assets Stock Portion if the
transactions   contemplated   by   the   Exchange   Agreement   (the   "BUGLILCO
Transactions") will be consummated contemporaneously with the transactions contemplated hereby or (y) one share of Parent Common Stock less the Transferred Assets Stock Portion if the BUGLILCO Transactions will not be consummated
contemporaneously   with  the  transactions   contemplated   hereby.  Upon  such
cancellation, all such shares of Company Common Stock shall cease to exist, and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive Parent Common Stock purchased pursuant to the second sentence of this Section 2.1(b) and distributed pursuant to clause (y) of the first sentence of this Section 2.1(b).

               (ii) Notwithstanding clause (i) of this Section 2.1(b), if the BUGLILCO Transactions have been consummated prior to the Effective Time, each issued and outstanding share of Company Common Stock shall be cancelled and converted into the right to receive only an amount of cash equal to the Common Stock Conversion Amount and the transactions contemplated by the second and third sentences of such clause (i) shall not occur.

               (c) Treatment of Company Preferred Stock. (i) Each issued and outstanding share of Series AA Preferred Stock other than shares cancelled pursuant to Section 2.1(a) and Company Dissenting Shares shall be cancelled and converted into the right to receive one fully paid and, subject to Section 630 of the NYBCL, non-assessable share of preferred stock, par value $25 per share, of Parent ("Parent Preferred Stock") with identical rights (including dividend rates) and designations to the Series AA Preferred Stock as set forth in the Certificate of Designation attached hereto as Exhibit H. Upon such conversion, each holder of a certificate formerly representing any shares of Series AA Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Preferred Stock in consideration therefor upon the surrender of such certificate in accordance with Section 2.3.

               (ii) Each issued and outstanding share of Company Preferred Stock that is subject to optional redemption by Company at or before the Closing Date (other than shares cancelled pursuant to Section 2.1(a) (collectively, "Redeemable Preferred Stock") shall be called for redemption by Company as provided in Section 1.11 and all such shares shall be redeemed for cash by Company in accordance with the terms applicable to such shares. The aggregate amount of accrued but unpaid dividends and redemption premiums payable by Company in respect of such


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redemptions  (the  "Aggregate  Redemption  Premium")  shall be paid by Parent to
Company not later than two business days prior to the date the applicable redemption price is payable.

               (iii) Each  issued  and  outstanding  share of Company  Preferred
Stock (other than shares cancelled pursuant to Section 2.1(a), Company Dissenting Shares, shares of Series AA Preferred Stock and Redeemable Preferred Stock) (collectively, "Non- redeemable Preferred Stock") shall be cancelled and converted into the right to receive cash in the amount of the sum of (x) the Make-Whole Amount (as hereinafter defined) and (y) accrued but unpaid dividends in respect of such share through the Closing Date. As used herein, "Make-Whole Amount" with respect to each share of Nonredeemable Preferred Stock means an amount equal to the present value of (A) the face or liquidation preference amount, whichever is applicable, of such share and (B) the remaining dividend payments due on such share between the Closing Date and the earliest date on which Company may redeem such share, computed using a discount rate equal to the applicable Fair Market Rate divided by 0.95. "Fair Market Rate" is defined as the Generic General Obligation Fair Market Yield for Baa rated Low/Medium Coupon General Municipal Obligations at the time of the computation as reported on Bloomberg, with a maturity most nearly equal to the period between cancellation and final redemption of such series of Non-redeemable Preferred Stock. The period between cancellation and redemption refers to the period between the Closing Date and: (A) August 1, 2002, with respect to the Series CC Preferred Stock, (B) March 1, 1999, with respect to the Series GG Preferred Stock, (C) May 1, 2001, with respect to the Series QQ Preferred Stock, and (D) October 16, 2018, with respect to the Series UU Preferred Stock. The amount by which the aggregate amount payable pursuant to this Section 2.1(c)(iii) exceeds 100% of the aggregate face or liquidation preference amounts, whichever is applicable, for all shares of Nonredeemable Preferred Stock shall be paid by Parent to the Surviving Corporation at the Effective Time.

               (d) Cash Purchase Price; Adjustment. (i) The "Cash Purchase Price" to be paid by Authority shall be $2,497,500,000.

               (ii) The Cash Purchase Price has been determined based upon the net book value of the Retained Assets (as defined in Section 4.4(b)) of $2,500,800,000 as set forth in the pro forma consolidated balance sheet of Company as of December 31, 1997 prepared by Company (the "Pro Forma Balance Sheet"). The Cash Purchase Price is based upon the assumption that the total long-term indebtedness of Company on the Closing Date shall not exceed $3,576,000,000 (the "Retained Debt Amount"). The Retained Debt Amount shall be adjusted in accordance with the adjustment referred to in Section 2.1(d)(vi) (the "Adjustment").

               (iii) No later than 60 days after the Closing Date, Parent shall prepare and deliver to Authority, with a copy to Authority's independent accountants, Price Waterhouse LLP ("Price


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Waterhouse"),  the  audited  consolidated  balance  sheet of  Company  as of the
Closing Date (the "Closing Date Balance Sheet") and a statement, as of the Closing Date (the "Statement"), setting forth the amount of the Adjustment and the calculations thereof in reasonable detail and showing the differences between each account contained in the Pro Forma Balance Sheet and the corresponding account in the Closing Date Balance Sheet. The Closing Date Balance Sheet and the Statement shall be prepared in accordance with generally accepted accounting principles used by Company in the preparation of its financial statements for the year ended December 31, 1996 ("GAAP"), using allocation procedures consistent with the procedures used by Company to prepare the Pro Forma Balance Sheet and its audited historical financial statements. During the period required to prepare the Closing Date Balance Sheet, Surviving Corporation will make available the books and records of Surviving Corporation to Parent, its authorized representatives and Parent's independent auditors, Ernst & Young ("E&Y").

               (iv) During the 60-day period following receipt by Authority of the Closing Date Balance Sheet and the Statement, Parent shall make available and shall direct E&Y to make available to Authority and Price Waterhouse copies of the working papers, books and records used in the preparation of the Closing Date Balance Sheet and the Statement, as reasonably requested by Authority. The Closing Date Balance Sheet and the Statement shall become final and binding upon the parties at the close of business on the sixtieth day following receipt thereof by Authority, except to the extent that Authority gives written notice of its disagreement with the Closing Date Balance Sheet or the Statement ("Notice of Disagreement") to Parent prior to such date, or if such day is not a business day, the next following business day. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.

               (v) During the 30-day period following the delivery of a Notice of Disagreement, Parent and Authority shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period, Parent and E&Y shall have access to the working papers of Price Waterhouse prepared in connection with their analysis of any matter specified in the Notice of Disagreement, as reasonably requested by Parent, and Authority and Price Waterhouse shall have access to the working papers of E&Y prepared in connection with the Closing Date Balance Sheet and the Statement, as reasonably requested by Authority. At the end of such 30-day period, Parent and Authority shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement. The Accounting Firm shall be KPMG Peat Marwick or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Parent and Authority in writing. If

Parent and Authority do not agree on the selection of a nationally recognized independent accounting firm, Price Waterhouse and E&Y shall select a third accounting firm to act as the Accounting Firm hereunder. The Adjustment as determined by Parent, as modified (if at all) by resolution of Parent and Authority or by the Accounting Firm, is referred to herein as the "Final Adjustment." The determination of the Accounting Firm as to such matters shall be final and binding on the parties hereto, and Parent and Authority agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.1(d)(v) shall be borne by Parent and Authority in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of E&Y incurred in connection with their certification of the Closing Date Balance Sheet and the Statement and review of any Notice of Disagreement shall be borne by Parent and the fees and disbursements of Price Waterhouse incurred in connection with their review of the Closing Date Balance Sheet, and the Statement shall be borne by Surviving Corporation or Authority.

               (vi) The Retained Debt Amount shall be (A) increased by the amount, if any, by which the net book value of the Retained Assets exceeds $2,500,800,000 or (B) decreased by the amount, if any, by which the net book value of the Retained Assets is less than $2,500,800,000.

               (vii) The Transferred Assets shall include all cash held by Company at the Closing except for the net proceeds of the sale of New Parent Preferred Stock. The accounts payable retained by Company immediately following the Closing shall be $101.7 million plus or minus the New Parent Preferred Stock Adjustment as hereinafter defined. To the extent that the amount of such net proceeds from the sale of the New Parent Preferred Stock is more (the "Excess") or less than $75 million (the "Shortfall") the accounts payable retained by the Company immediately following the Closing shall be increased or decreased by the amount of the Excess or Shortfall, respectively, (the "New Parent Preferred Stock Agreement").

               (e) Retained Debt. At the Closing, Parent shall execute and deliver and shall cause each Transferee Subsidiary to execute and deliver, to Company such promissory notes as shall have an aggregate principal amount equal to the excess, if any, of (i) the indebtedness of Company outstanding on the Closing Date (the "Closing Date Debt Amount") over (ii) the Retained Debt Amount and as shall have such rates and maturities (including, without limitation, accelerated maturities resulting from default and voluntary and mandatory prepayments) as shall correspond, to each portion of debt underlying the indebtedness of Company on the Closing Date (the "Promissory Notes"); provided, however, that such interest and principal payment dates shall be adjusted to require payment by Parent, 30 days prior to the corresponding payment dates on the underlying debt, of an amount which, including amounts assured to be earned by Authority while such funds are held by it, will be sufficient to make the corresponding payments. The aggregate excess principal amount shall be allocated to each Promissory Note on a pro rata basis such that the ratio of (x) the principal amount of each Promissory Note to (y) the aggregate excess principal amount shall correspond to the ratio of (A) the principal amount of the corresponding underlying portion of debt to (B) the Closing Date Debt Amount. The Closing Date Debt Amount shall, for the purpose of calculating the aggregate principal amount of such Promissory Notes, be the amount set forth in a certificate signed by the Chief Financial Officer of Company and delivered to Parent and Authority on the Closing Date. Such amount shall be reviewed by E&Y in accordance with Section 2.1(d)(iii) and the actual amount thereof shall be set forth in the Statement. The actual amount shall be subject to review by Price Waterhouse, in accordance with the procedures set forth in Section 2.1(d)(iv), with any disagreements being resolved in accordance with the procedures set forth in Section 2.1(d)(v). Upon the final determination of such amount, the Promissory Notes shall be adjusted on a pro rata basis to reflect the principal amount so determined.

               (f) Credit Rating. (i) If, at any time when any Promissory Notes are outstanding, a Material Decline in Parent's Credit Standing (as defined below) occurs, then within 10 days after such occurrence, Parent shall provide credit enhancement of the Promissory Notes hereunder at its sole cost and expense in the form of a letter of credit securing the Promissory Notes hereunder in a face amount equal to the aggregate outstanding balances of the Promissory Notes, issued by a financial institution whose long-term senior debt is or would be rated "A", or better by at least two nationally recognized rating services.

               (ii) For purposes of this Section, a "Material Decline in Parent's Credit Standing" shall be deemed to have occurred if (1) Parent has long-term senior debt outstanding which is rated by a nationally recognized rating service and Parent's long-term senior debt outstanding is not rated at least "A" by two or more such rating services, or (2) in the sole reasonable opinion of the Authority, in the event that Parent does not have long-term senior debt outstanding or such debt is not rated by at least two nationally recognized rating services, or the credit standing of Parent declines to a level which is insufficient to support at least an "A" credit rating by two or more nationally recognized rating services, whether or not any such debt is outstanding. Parent shall immediately notify the Authority of any Material Decline in Parent's Credit Standing.

               (iii) Upon the occurrence of a Material Decline in Parent's Credit Standing, Parent shall have the right to economically defease the Promissory Notes by delivering to Authority U.S. treasury securities of such maturities and in such principal amounts as shall be sufficient, as reasonably determined by Authority, to produce cash at the times and in the amounts required to pay all amounts due in respect of the indebtedness underlying the Promissory Notes.

               (g) Treatment of Debt at Closing. (i) The parties shall cooperate with each other to effect refinancings, repayments, amendments of Company's outstanding indebtedness and other related transactions with the intention of minimizing the aggregate principal amount of the Promissory Notes and maximizing the amount of Company's tax-exempt indebtedness at the Effective Time.

               (ii) No party shall be required by this Section 2.1(g) to effect any transaction that it reasonably determines to be financially adverse to it by comparison to the transactions contemplated by Section 2.1(e).

               (h) Assumption of Certain Debt. Subject to obtaining all required consents, Parent will assume at Closing (i) the 7.3% Debentures due July 15, 1999, with an approximate aggregate principal amount currently outstanding of $397 million and (ii) the 8.20% Debentures due March 15, 2023, with an approximate aggregate principal amount currently outstanding of $270 million. Certain other tax exempt authority financing notes will be identified by the parties and assumed by Parent (subject to obtaining all required consents and to the parties' tax counsel's concurrence).

               (i) Accounts Receivable and Accrued Unbilled Revenues. Parent will be entitled to/responsible for any over/undercollec- tion in excess of $500,000 of the retained customer accounts receivable and accrued unbilled revenues on the Closing Date Balance Sheet. Prior to the Closing Date, the parties will develop a mutually agreed upon methodology that will measure such collections.

               Section 2.2 Dissenting Shares. Shares of Common Stock, Series AA Preferred Stock or Nonredeemable Preferred Stock held by any holder entitled to relief as a dissenting shareholder under Section 910 of the NYBCL (the "Company Dissenting Shares") shall not become the right to receive the Common Stock Conversion Amount in cash (in the case of any such share of Company Common Stock), Parent Preferred Stock (in the case of any such share of Series AA Preferred Stock) or any cash amount payable pursuant to Section 2.1(c)(iii) (in the case of any such share of Nonredeemable Preferred Stock), but shall be cancelled and converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the NYBCL, unless and until the right of such holder to receive fair cash value for such Company Dissenting Shares terminates in accordance with Section 623 of the NYBCL. If such right is terminated otherwise than by the purchase of such shares by Company or LIPA Sub, then such shares shall cease to be Company Dissenting Shares and shall represent the right to receive the Common Stock Conversion Amount in cash (in the case of any such share of Company Common Stock), Parent Preferred Stock (in the case of any such share of Series AA Preferred Stock) or any cash amount payable pursuant to
Section 2.1(c)(iii) (in the case of any such share of Nonredeemable Preferred Stock).

               Section 2.3 Issuance of Parent Shares.

               (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit with such bank or trust company as shall have been mutually agreeable to Company and Authority prior to the Effective Time (the "Exchange Agent"), certificates representing Parent Shares required to effect the issuances referred to in Section 2.1(b) and Section 2.1(c)(i). If Company and Authority shall not have agreed on the Exchange Agent prior to the Effective Time, the bank or trust company then serving as registrar and transfer agent for the Series AA Preferred Stock shall be selected to act as Exchange Agent for the Series AA Preferred Stock. The shares of Parent Common Stock subscribed for by the Exchange Agent as agent for the holders of Company Common Stock pursuant to Section 2.1(b) and the shares of Parent Common Stock constituting the Transferred Assets Stock Portion, together with the shares of Parent Preferred Stock for which the shares of Series AA Preferred Stock are to be exchanged pursuant to Section 2.1(c)(i), are referred to herein collectively as the "Parent Shares."

               (b) Procedures for Issuance of Parent Shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Series AA Preferred Stock or Company Common Stock, as applicable (the "Cancelled Shares") that were cancelled and became instead, directly or indirectly, the right to receive the applicable Parent Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Shares. Upon surrender of a Certificate to the Exchange Agent for cancellation (or to such other agent or agents as may be appointed by agreement of Company and Authority), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive a certificate representing that number of Parent Shares which such holder has the right to receive pursuant to the provisions of this Article II. In the event of a transfer of ownership of Cancelled Shares which is not registered in the transfer records of Company a certificate representing the proper number of Parent Shares may be issued to a transferee if the Certificate representing such Cancelled Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Shares as contemplated by this
Section 2.3.

               (c) Distributions with respect to Unsurrendered Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing Parent Shares issued in consideration therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Parent Shares.

               (d) Closing of Transfer Books. From and after the Effective Time, the stock transfer book of the Company shall be closed and no transfer of any capital stock of the Company shall thereafter be made. If, after the Effective Time, Certificates are presented to the Company, they shall be cancelled and exchanged for certificates representing the appropriate number of Parent Shares, as provided in this Section 2.3.

               (e) Termination of Exchange Agent. Any certificates representing Parent Shares deposited with the Exchange Agent pursuant to Section 2.3(a) and not exchanged within one year after the Effective Time pursuant to this Section
2.3 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. Parent shall not be liable to any person for such shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                               ARTICLE III
                                 CLOSING

               Section 3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place on the second business day following the redemption of all series of Company Preferred Stock contemplated to be redeemed pursuant to Section 1.11 at 10:00 a.m., at such place on Long Island or other time as shall be agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

                               ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY

               Each of Parent and Company hereby represents and warrants to Authority and LIPA Sub as follows:

               Section 4.1 Organization and Qualification. Except as contemplated by Section 1.4, as set forth in Section 4.1 of the Parent Disclosure Schedule (as defined in Section 7.4), each of Parent, Company and each of the Company Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement,
(a) the term "Subsidiary" of a person shall mean any corporation or other entity (including partnerships, limited liability companies and other business associations) of which at least a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person and (b) the term "Company Subsidiary" shall mean a Subsidiary of Company.

               Section 4.2 Subsidiaries. Section 4.2 of the Parent Disclosure Schedule sets forth a description as of the date hereof of all Company Subsidiaries and Joint Ventures of Company ("Company Joint Ventures"), including
(a) the name of each such entity and Company's interest therein, and (b) a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, none of Company Subsidiaries is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935 (the "1935 Act"), respectively. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, all of the issued and outstanding shares of capital stock of Company and of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and, as of the Closing Date, will be owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, (a) the term "Joint Venture" of a person shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of such person, in which such person or one or more of its Subsidiaries owns an equity interest and (b) the term "Company Joint Venture" shall mean those of the joint ventures of Company or any Company Subsidiary identified as a Company Joint Venture in Section 4.2 of the Parent Disclosure Schedule.

               Section 4.3 Capitalization. The authorized capital stock of Company is as set forth in the Transition Report on Form 10-Q for the transition period from January 1, 1997 to March 31, 1997. The number of issued and outstanding shares of common stock, par value $5 per share, of Company ("Company Common Stock") and preferred stock of Company (the "Company Preferred Stock"), and each series thereof, as of December 31, 1996, are as set forth in Company's Annual Report on Form 10k for the year ended December 31, 1996, and Company has neither issued, sold, redeemed or repurchased any shares of Company Preferred Stock since December 31, 1996. All of the issued and outstanding shares of the capital stock of Company are validly issued, fully paid, nonassessable (subject to Section 630 of the NYBCL) and free of preemptive rights. Except as set forth in Section 4.3 of the Parent Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Parent, Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company, or obligating Parent to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights of Company which were not granted in tandem with a related stock option and no outstanding limited stock appreciation rights or other rights to redeem for cash options or warrants of Company.

               Section 4.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

               (a) Authority. Each of Parent and Company has all requisite power and authority to enter into each of this Agreement, the Management Services Agreement, the Power Supply Agreement, the Energy Management Agreement, the
Generation Purchase Right Agreement, the Guaranty Agreement, the Parent Liabilities Undertaking, the Authority Liabilities Undertaking and the Promissory Notes (collectively, the "Basic Agreements") to which it is a party, and, subject to the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the transactions contemplated hereby and thereby. Each of the applicable Transferee Subsidiaries will, at the Effective Time, have all requisite power and authority to enter into each of the Basic Agreements to which it is a party, and, subject to the Parent Required Statutory Approvals, to consummate the transactions contemplated thereby. The execution and delivery of each of the Basic Agreements to which Parent or Company is a party and the consummation by Parent and Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Company, other than the Company Shareholder Approval (as defined in Section 4.11). The execution and delivery of each of the Basic Agreements to which the applicable Transferee Subsidiaries are a party and the consummation of the transactions contemplated thereby will, at the Effective Time, be duly authorized by all necessary corporate action on the part of such Transferee Subsidiaries. This Agreement has been duly and validly executed and delivered by Parent and Company and, assuming the due authorization, execution and delivery hereof by the other signatories hereto (other than LIPA Sub), constitutes the valid and binding obligation of Parent and Company, enforceable against each of them in accordance with its terms.

               (b) Non-Contravention. Except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Company and each of the other Basic Agreements to which Parent or Company is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, in any material respect, violate, conflict with, or result in a material breach of any provision of, or constitute a material default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets contemplated hereby to be owned at the Effective Time (x) by Company or (y) by any Company Subsidiary or Company Joint Ventures not constituting a portion of the Transferred Assets (collectively, and as described in Schedule G, the "Retained Assets") (any such violation, conflict, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation" with respect to Parent, Company or any Company Subsidiaries, such term when used in
Article V having a correlative meaning with respect to Authority and LIPA Sub) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of Parent, Company or any of the Company Subsidiaries or the Company Joint Ventures, (ii) subject to obtaining the Parent Required Statutory Approvals and the receipt of the Company Shareholder Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.4(c)) applicable to Parent or Company or any of the Company Subsidiaries or the Company Joint Ventures or any Retained Asset or (iii) subject to obtaining the third-party consents set forth in Section 4.4(b) of the Parent Disclosure Schedule (the "Parent Required Consents"), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or Company or any of the Company Subsidiaries or the Company Joint Ventures is a party or by which any Retained Asset may be bound or affected.

               (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority (each a "Governmental Authority") is necessary for the execution and delivery of this Agreement by Parent and Company and each of the other Basic Agreements to which Parent, Company or a Transferee Subsidiary is a party or the consummation by Parent, Company and the Transferee Subsidiaries of the transactions contemplated hereby and thereby, except as described in Section 4.4(c) of the Parent Disclosure Schedule (the "Parent Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

               (d) Compliance.  Except as set forth in Section 4.4(d) or Section
4.9 of the Parent Disclosure Schedule, Schedule D (Tax Matters) or Schedule E (Employment Matters) hereto, or as disclosed in the Parent SEC Reports (as defined in Section 4.5) filed prior to the date hereof (i) neither Parent, Company nor any of the Company Subsidiaries nor, to the knowledge of Parent or Company, any Company Joint Venture is, with respect to any Retained Asset, in material violation of, is, with respect to any Retained Asset, under investigation with respect to any material violation of, or, with respect to any Retained Asset, has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, ordinance or regulation) of any Governmental Authority, and (ii) (other than as covered under clause (i) of this Section 4.4(d)) neither Company nor any of the Company Subsidiaries nor, to the knowledge of Parent or Company, any Company Joint Venture, is in material violation of, is under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law, ordinance or regulation) of any Governmental Authority. Except as set forth in
Section 4.4(d) of the Parent Disclosure Schedule or in Section 4.9 of the Parent Disclosure Schedule, Company and the Company Subsidiaries and Company Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted in all material respects. Except as set forth in Section 4.4(d) of the Parent Disclosure Schedule, Company and each of the Company Subsidiaries is not in material breach or violation of or in material default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a material default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any Retained Asset is subject.

               Section  4.5  Reports  and  Financial  Statements.   The  filings
required to be made by Parent, Company and the Company Subsidiaries since January 1, 1994 under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), the 1935 Act, the Federal Power Act, the Atomic Energy Act and applicable state laws and regulations have been filed with the Securities and Exchange Commission (the "SEC"), the Federal Energy Regulatory Commission ("FERC"), the Nuclear Regulatory Commission or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. Parent or Company has made available to Authority or LIPA Sub a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent or Company with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Company included in the Parent SEC

Reports have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. True, accurate and complete copies of the respective certificates of incorporation and by-laws of Parent and Company, as in effect on the date hereof, are included (or incorporated by reference) in the Parent SEC Reports.

               Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section 4.6 of the Parent Disclosure Schedule, since December 31, 1995, Parent, Company and each of the Company Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which would have or, insofar as reasonably can be foreseen, could have, a material adverse effect on the Retained Assets or the properties, business, operations, financial condition or prospects of the business relating to the Retained Assets taken as a whole or a material adverse decline in the electric rate savings projections presented to the Authority at its June 16, 1997 meeting to be realized after the Closing (a "Material Adverse Effect").

               Section 4.7 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as set forth in Section 4.7 or Section
4.9 of the Parent Disclosure Schedule, (i) there are no material claims, suits, actions or proceedings, pending or, to the knowledge of Parent and Company, threatened, nor are there, to the knowledge of Parent and Company, any material investigations or reviews pending or threatened against, relating to or affecting Company or any of the Company Subsidiaries, (ii) there have not been any significant developments since December 31, 1996 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and
(iii) there are no material judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Company or any of the Company Subsidiaries.

               Section 4.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to the meeting of the Company shareholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

               Section  4.9  Environmental  Protection.  Except  as set forth in
Section 4.9 of the Parent Disclosure Schedule or in the Parent SEC Reports filed prior to the date hereof:

               (a) Compliance. The operation and activities of the Company and each of the Company Subsidiaries are, and have been, in material compliance with all Environmental Laws (as defined in Section 4.9(g)(ii)) applicable to the Retained Assets; and neither Parent, Company nor any of the Company Subsidiaries has received any communication (written or oral), from any person or Governmental Authority that alleges that Company or any of the Company Subsidiaries is not in such compliance with applicable Environmental Laws.

               (b) Environmental Permits. Company and each of the Company Subsidiaries has obtained or has applied for all material environmental health and safety permits and all other governmental licenses, permits, and authorizations (collectively, the "Environmental Permits") necessary for the construction of facilities constituting part of the Retained Assets or the ownership or operation of such facilities or Retained Asset, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Company and the Company Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

               (c) Environmental Claims. There is no material Environmental Claim (as defined in Section 4.9(g)(i)) pending (i) against Company or any of the Company Subsidiaries or Company Joint Ventures, (ii) to the best knowledge of Parent and Company, against any person or entity whose liability for any Environmental Claim Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which Company or any of the Company Subsidiaries owns or formerly owned or, to the best knowledge of Parent and Company, any real or personal property or operations which Company or any of the Company Subsidiaries leases or manages or formerly leased or managed, in each case, in whole or in part.

               (d) Releases. Parent and Company have no knowledge of any material Releases (as defined in Section 4.9(g)(iv)) of any Hazardous Material (as defined in Section 4.9(g)(iii)), that would be reasonably likely to form the basis of any material Environmental Claim against Company or any of the Company Subsidiaries, or against any person or entity whose liability for any material Environmental Claim Parent or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

               (e) Predecessors. Parent and Company have no knowledge, with respect to any predecessor of Company or any of the Company Subsidiaries, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

               (f) Disclosure. Parent and Company have disclosed to Authority or LIPA Sub all material facts which Parent reasonably believes form the basis of a material Environmental Claim arising from (i) the cost of Company pollution control equipment currently required or known to be required in the future with respect to the Retained Assets; (ii) current Company remediation costs or Company remediation and site monitoring costs known to be required in the future with respect to the Retained Assets; or (iii) any other environmental matter affecting Company with respect to the Retained Assets.

               (g) As used in this Agreement:

               (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Company or any of the Company Subsidiaries or Company Joint Ventures and constituting a portion of the Retained Assets (for purposes of this Section 4.9); or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law with respect to the Retained Assets; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials with respect to the Retained Assets.

               (ii) "Environmental  Laws" means all federal,  state, local laws, ordinances, rules and regulations relating to health
and safety, pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               (iii) "Hazardous  Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and
(B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any
Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any
Environmental Law in a jurisdiction in which Company or any of the Company Subsidiaries or Company Joint Ventures operates using any Retained Assets (for purposes of this Section 4.9).

               (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, surface or subsurface soil, surface water, saltwater shoreline or floor bottom, groundwater or property from or affecting any Retained Assets.

               Section  4.10  Regulation  as a  Utility.  Except as set forth in
Section 4.10 of the Parent Disclosure Schedule, neither Company nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935 Act) of Company is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New York or any foreign country.

               Section 4.11 Vote Required. The following are the only votes ("Company Shareholder Approval") of the holders of any class or series of the capital stock of Company or any of its subsidiaries required to adopt this Agreement, the other Basic Agreements and the other transactions contemplated hereby and thereby:

               (a) the adoption of this Agreement by two-thirds of the votes entitled to be cast by all holders of Company Common Stock and Company Preferred Stock (other than the Redeemable Preferred Stock redeemed in accordance with Section 2.1(c)(ii)), voting together as a single class (with each share entitled to one vote, except that Company Preferred Stock with $25 par value is entitled to only 1/4 vote per share);

               (b) the adoption of this Agreement by a majority of the votes entitled to be cast by all holders of Company Preferred Stock (other than such Redeemable Preferred Stock), voting together as a single class (with each share entitled to one vote, except that Company Preferred Stock with $25 par value is entitled to only 1/4 vote per share);

               (c) the adoption of this Agreement by a majority of the votes entitled to be cast by all holders of Company Common Stock, voting separately as a class; and

               (d) the adoption of this Agreement by a majority of the votes entitled to be cast by holders of Series AA Preferred Stock and each series of Nonredeemable Preferred Stock, in each case voting as a separate class.

               Section 4.12 Insurance. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, Company and each of the Company Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by Company and the Company Subsidiaries during such time period.
Except as set forth in Section 4.12 of the Parent Disclosure Schedule, neither Parent, Company nor any of the Company Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Company or any of the Company Subsidiaries. The insurance policies of Company and each of the Company Subsidiaries are valid and enforceable policies in all material respects.

               Section 4.13 Disclosure. No representations or warranties by Parent or Company in this Agreement and no statement contained in any document furnished by Parent or Company to Authority or LIPA Sub pursuant to the provisions of, or in connection with the transactions contemplated by this Agreement, will contain any untrue statement of material fact or omit any material fact necessary, in light of the circumstances under which it was made, in order to make such statement not misleading.

                                ARTICLE V
        REPRESENTATIONS AND WARRANTIES OF AUTHORITY AND LIPA SUB

               Authority represents and warrants to Parent and Company as follows:

               Section 5.1 Organization. Authority is a corporate municipal instrumentality and political subdivision of the State of New York and was created by legislation of the State of New York (Chapter 517 of the 1986 Laws of New York). LIPA Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Authority and LIPA Sub has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary.

               Section 5.2 Authority; Non-Contravention; Statutory Approvals; Compliance.

               (a) Authority. Each of Authority and LIPA Sub has all requisite power and authority to enter into this Agreement and each of the other Basic Agreements to which it is a party and, subject to the Authority Required
Statutory Approvals (as defined in Section 5.2(c)) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of Authority and LIPA Sub and each of the other Basic Agreements to which it is a party and the consummation by each of Authority and LIPA Sub of the transactions contemplated hereby and thereby have been duly authorized by the Board of Trustees of Authority and the Board of Directors of LIPA Sub; no other corporate proceedings on the part of each of Authority and LIPA Sub are necessary to authorize this Agreement, each of the other Basic Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Authority and LIPA Sub and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, this Agreement constitutes the valid and binding obligation of Authority and LIPA Sub, enforceable against each of Authority and LIPA Sub in accordance with its terms.

               (b) Non-Contravention. The execution and delivery of this Agreement and each of the other Basic Agreements by Authority or LIPA Sub does not, and the consummation of the transactions contemplated hereby and thereby will not, result in a material Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of LIPA Sub, (ii) subject to obtaining the Authority Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Authority or LIPA Sub or (iii) any provisions of any material note, bond, mortgage, indenture, deed of trust license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Authority or LIPA Sub is a party or by which it or any of its properties or assets may be bound.

               (c) Statutory Approvals. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement and each of the other

Basic Agreements by each of Authority and LIPA Sub or the consummation by each of Authority and LIPA Sub of the transactions contemplated hereby and thereby, except as set forth in writing by Authority (the "Authority Required Statutory Approvals").

               Section 5.3 Disclosure. No representations or warranties by Authority or LIPA Sub in this Agreement and no statement contained in any document furnished by Authority or LIPA Sub to Parent or Company pursuant to the provisions of, or in connection with the transactions contemplated by, this Agreement, will contain any untrue statement of material fact or omit any material fact necessary, in light of the circumstances under which it was made, in order to make such statement not misleading.

               Section 5.4 Ownership of LIPA Sub; No Prior Activities. LIPA Sub is a direct, wholly owned subsidiary of Authority and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, LIPA Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

               Section 5.5 Ownership of Company Common Stock. Neither Authority nor LIPA Sub "beneficially owns" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or Company Preferred Stock.

                               ARTICLE VI
                                COVENANTS

               Section 6.1 Covenants of Parent and Company. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, Parent and Company agree as follows, as to themselves and to each of the Company Subsidiaries, as the case may be, except as expressly contemplated or permitted in this Agreement, the other Basic Agreements or to the extent the other parties hereto shall otherwise consent in writing:

               (a) Ordinary Course of Business. With respect to the Retained Assets only, Company and the Company Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill and preserve the goodwill and relationships with customers, suppliers and others having business dealings with them. Company and the Company Subsidiaries may, with the prior approval of Authority or LIPA Sub, engage in transactions out of the ordinary course of business relating to the Retained Assets, such approval not to be unreasonably withheld or delayed; provided, however, that the following will not be subject to Authority's or LIPA Sub's prior approval: any transaction involving the Transferred Assets; provided, however, that such approval will be required for (A) any transaction that would impair the applicable Transferee Subsidiary's ability to perform its obligations under any Basic Agreement or that would violate any term of the Generation Purchase Right Agreement or (B) any transaction whereby Company enters into a capacity or transmission purchase agreement relating to the purchase of more than 75 megawatts of capacity or having a term which extends beyond March 19, 1999.

       Except as set forth in Section 6.1(a) of the Parent Disclosure Schedule or as contemplated in this Section 6.1(a), neither Company nor any of the Company Subsidiaries shall make any change in the line of business involving the Retained Assets in which it engages as of the date hereof which involves any material investment of assets or resources or any material exposure to liability or loss to the Retained Assets taken as a whole.

               (b) Charter Documents. Company shall not amend nor propose to amend its certificate of incorporation, by-laws or regulations, or similar organizational documents, except as contemplated herein or as set forth in Section 6.1(b) of the Parent Disclosure Schedule.

               (c) No Acquisitions. Except as set forth in Section 6.1(c) of the Parent Disclosure Schedule or as contemplated in Section 6.1(a), neither Company nor any of the Company Subsidiaries shall acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, in a transaction relating to the Retained Assets, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire, in a transaction relating to the Retained Assets, a material amount of assets other than in the ordinary course of business consistent with past practice.

               (d) Capital Expenditures. Except as set forth in Section 6.1(d) of the Parent Disclosure Schedule, or as required by law, neither Company nor any of the Company Subsidiaries shall make capital expenditures or commitments relating to the Retained Assets in an aggregate amount significantly less or significantly more than the amounts projected therefor in Company's 1996 electric rate filing.

               (e) No Dispositions. Except as set forth in Section 6.1(e) of the
       Parent Disclosure Schedule or as contemplated by Section 6.1(a), singularly or in the aggregate, neither Company nor any of the Company Subsidiaries shall sell, lease, license, encumber or otherwise dispose of, any of the Retained Assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice and other than dispositions of Retained Assets by Company and the Company Subsidiaries of less than $10 million in the aggregate; provided, however, that notwithstanding the foregoing, neither Company nor any of the Company Subsidiaries shall sell, lease, license, encumber or otherwise dispose of, any attachment or similar rights.

               (f) Indebtedness. Except as contemplated by any Basic Agreement, neither Company nor any of the Company Subsidiaries shall incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than incurrences to refinance existing indebtedness, incurrences of debt that will be assumed by Parent and/or one or more Transferee Subsidiaries at the Closing and other than as set forth in Section 6.1(f) of the Parent Disclosure Schedule.

               (g) Transmission, Generation. Except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, or as set forth in
       Section 6.1(g) of the Parent Disclosure Schedule, neither Company nor any of the Company Subsidiaries shall (i) commence construction of any additional electric generating, transmission or delivery capacity, or
       (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional electric generating, transmission or delivery capacity except as provided in clause (B) of the second proviso to Section 6.1(a) or as set forth in the budget of Company on the date hereof as set forth in Section 6.1(d) of the Parent Disclosure Schedule.

               (h) Accounting. Except as set forth in Section 6.1(h) of the Parent Disclosure Schedule, Parent and Company shall not, nor shall Parent and Company permit any of the Company Subsidiaries to, make any changes in their accounting methods or principles, except as required by law, rule, regulation or GAAP.

               (i) Affiliate Transactions. Except as set forth in Section 6.1(i) of the Parent Disclosure Schedule, neither Company nor any of the Company Subsidiaries shall enter into any material agreement or arrangement with any of their respective affiliates (other than those wholly-owned subsidiaries which will constitute Retained Assets) on terms materially less favorable to such party than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

               (j) Cooperation, Notification. Parent and Company shall, and shall cause the Company Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of Authority or LIPA Sub to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (ii) promptly notify Authority or LIPA Sub of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iii) advise Authority or LIPA Sub of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Material Adverse Effect; and (iv) promptly provide Authority or LIPA Sub with copies of all filings made by Parent or Company or any of the Company Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with any Basic Agreement and the transactions contemplated hereby and thereby or the Retained Assets.

               (k) Rate Matters. Parent and Company shall, and shall cause the Company Subsidiaries to, notify Authority or LIPA Sub of any changes in its or Company's rates or charges (other than pass-through fuel rates or charges, but including, without limitation, gas rates or charges), standards of service or accounting from those in effect on the date hereof. Without the consent of Authority (which consent will not be unreasonably withheld), Company shall not file or prosecute any rate case or other nonroutine proceeding before the Public Service Commission of the State of New York (the "PSC") or FERC or any appeal therefrom, except for cases or proceedings (i) relating solely to pass-through fuel or gas rates or charges, (ii) required to be made by order of the PSC or FERC,
       (iii) relating solely to the Transferred Assets or (iv) involving commercial or contractual disputes which are required to be resolved through such proceedings; provided, however, that if Company reasonably believes that a matter threatens the financial viability of Company, it may defend or prosecute such matter before the PSC or FERC. Either in seeking consent from Authority or if Company has the right to defend or prosecute a matter as contemplated herein, Company shall provide 30 days prior notice to Authority (including, upon request of Authority, copies of draft documentation) of any proposed filing with the PSC or FERC unless Company reasonably determines that circumstances require action within such 30 day period, in which event Company shall provide Authority with as prompt notice as is practicable. The parties will consult with each other with respect to all matters described in the preceding two sentences.

               (l) Third-Party Consents. Parent and Company shall, and shall cause the Company Subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents. Parent shall promptly notify Authority or LIPA Sub of any failure or prospective failure to obtain any such consents and, if requested by Authority or LIPA Sub, shall provide copies of all Parent Required Consents obtained by Parent or Company to Authority or LIPA Sub.

               (m) No Breach, Etc. Parent and Company shall not, nor permit any of the Company Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of any Basic Agreement, as the case may be, or in any of its representations and warranties set forth in any Basic Agreement, as the case may be, being untrue on and as of the Closing Date or any condition to their obligation to close not being satisfied.

               (n) Tax-Exempt Status. Parent and Company shall not, nor shall Parent and Company permit, any Company Subsidiary to, take any action that would likely jeopardize the qualification of Company's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

               (o) Tax Matters. Except with respect to the matters set forth in the LILCO Tax Matters Disclosure Schedule attached to Schedule D, Parent and Company shall not make or rescind any material express or deemed election relating to taxes, settle (other than within established reserves) or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of their respective federal income tax returns for the taxable year ending December 31, 1995, except as may be required by applicable law.

               (p) Contracts. Subject to Section 6.1(a) and except as set forth in Section 6.1(p) of Parent Disclosure Schedule, Parent and Company shall not, other than in the ordinary course of business consistent with past practice, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material franchise, contract or agreement to which Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims, provided, however, that Parent and Company shall not enter into new power supply agreements, or amend existing power supply or transmission agreements, without prior approval of Authority (which approval will not be unreasonably withheld).

               (q) Insurance. Parent and Company shall, and shall cause the Company Subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric and gas utility industry and employing methods of generating electric power and fuel sources similar to those methods employed and fuels used by Parent, Company or the Company Subsidiaries.

               (r) Permits. Parent and Company shall, and shall cause the Company Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits pursuant to which Company or the Company Subsidiaries own and operate any Retained Asset.

               (s) Compliance with Law: Permits. The operations and activities of Company, and the ownership, possession, maintenance and operation of the Retained Assets, have complied and are in compliance, in all respects, with all applicable federal, state and local laws, statutes, acts, regulations, codes, ordinances, rules, judgments, orders, decrees, judgments, injunctions, or notices or demand letters issued or promulgated or approved thereunder ("Applicable Law"). Except as set forth in Section 6.1(s) of Parent Disclosure Schedule, Company has all material federal, state, and local governmental licenses, permits, approvals, franchises and other authorizations ("Permits") as are necessary in order for it to conduct the business conducted with the Retained Assets. No material violations have been recorded in respect of any Permits and no proceeding is pending or, to the knowledge of Parent or Company, threatened with respect to the limitation or revocation of any Permit.

               Section 6.2 Covenants of Authority and LIPA Sub.

               (a) Filings. Authority and LIPA Sub shall promptly provide Parent and Company with copies of all filings made by Authority or LIPA Sub with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement or any Basic Agreement and the transactions contemplated hereby and thereby.

               (b) Third-Party Consents. Authority and LIPA Sub shall use all commercially reasonable efforts to obtain all Authority Required Consents. Authority shall promptly notify Parent and Company of any failure or prospective failure to obtain any such consents and, if requested by Parent or Company, shall provide copies of all Authority Required Consents obtained by Authority and LIPA Sub to Parent and Company.

               (c) No Breach, Etc. Authority and LIPA Sub shall not willfully take any action that would or is reasonably likely to result in (x) a material breach of any provision of this Agreement or any other Basic Agreement, as the case may be, (y) any of their representations and warranties set forth in this Agreement or in any other Basic Agreement being untrue on and as of the Closing Date or (z) any condition to their obligations to close not being satisfied.

                               ARTICLE VII
                          ADDITIONAL AGREEMENTS

               Section 7.1 Access to Information. Upon reasonable notice, each party shall afford to the officers, employees, accountants, counsel, investment bankers, financial advisors, engineers and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such period, each party shall furnish promptly to the other (i) access to each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the FERC, the NRC, the Department of Justice, the Federal Trade Commission, the PSC or any other federal or state regulatory agency or commission, and (ii) access to all information concerning themselves, their subsidiaries, directors and officers and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement. In addition, Company and Parent shall promptly furnish to Authority upon request all such information as may be necessary or desirable in order that Authority may obtain the financing referred to in
Section 8.1(f).

               Section 7.2 Proxy Statement and Registration Statement. Company will prepare and file with the SEC as soon as reasonably practicable after the date hereof the registration statement relating to the Parent Shares (the "Registration Statement") and the Proxy Statement. The parties hereto shall each use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy/Registration Statement.

               Section 7.3 Shareholder Approval. Company shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of securing the approval of its shareholders, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Restated Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareowners the adoption of this Agreement and the transactions contemplated hereby and (iv) cooperate and consult with Authority with respect to each of the foregoing matters. In the event that during the special meeting of shareholders referred to above the Company Shareholder Approval is initially not obtained, Company shall adjourn the meeting for a reasonable period and Company and Parent shall take such actions as may be necessary or desirable in order to obtain the Company Shareholder Approval when such meeting is reconvened.

               Section 7.4 Disclosure Schedule. (a) On the date hereof, Parent has delivered to Authority a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by the Chief Financial Officer of Company stating that the Parent Disclosure Schedule is being delivered pursuant to this
Section 7.4(a). The Parent Disclosure Schedule constitutes an integral part of this Agreement and modifies the representations, warranties, covenants or agreements of Parent hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Parent Disclosure Schedule.

               (b) Not later than 30 days before the date scheduled for the Closing, Parent shall deliver to Authority a revised Parent Disclosure Schedule (the "Updated Parent Disclosure Schedule"), accompanied by a certificate signed by the Chief Financial Officer of Company stating that the Updated Parent Disclosure Schedule is being delivered pursuant to this Section 7.4(b). The Updated Parent Disclosure Schedule shall contain the information Parent believes would be required to comply with the condition set forth in Section 8.2(b) (but for purposes solely of this Section 7.4(b), as if such Section 8.2(b) did not contain any reference to Material Adverse Effect). No liability shall arise under any Basic Agreement by reason of the delivery of the Updated Parent Disclosure Schedule or, after the Effective Time, by reason of any matter disclosed therein.

               Section 7.5 Regulatory Matters. Each party hereto shall cooperate
and  use  its  best  efforts  to  promptly   prepare  and  file  all   necessary
documentation and to effect all necessary applications, notices, petitions, filings and other documents, and shall use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Parent Required Statutory Approvals and the Authority Required Statutory Approvals. Parent, Company, Authority and LIPA Sub shall cooperate in good faith and consult with each other on all components of, significant steps towards the completion of, and significant amendments to, the applications to obtain the Parent Required Statutory Approvals and the Authority Required Statutory Approvals, and with respect to material filings, communications, agreements, arrangements or consents, written or oral, formal or informal, relating to applications for such Approvals.

               Section 7.6 Public Announcements. Parent, Company, Authority and LIPA Sub will cooperate with each other in the development and distribution of all news releases and other joint public information disclosures with respect to this Agreement and any other Basic Agreement or any of the transactions contemplated hereby.

               Section 7.7 Confidentiality. (a) Company Request. The parties acknowledge that certain information that may be furnished pursuant to the provisions of this Agreement may be confidential and proprietary to Company. The Company and Parent each acknowledges that Authority may be required to disclose information upon request under applicable law. The Company shall have the right to request Authority in writing not to publicly disclose any information which Company believes to be confidential or proprietary and not subject to public disclosure under applicable law, and such request will be accompanied by an explanation of its reasons for such belief. Any information which is the subject of such a request shall be clearly marked on all pages, shall be bound, and shall be physically separate from all non-confidential and non-proprietary information. At Company's request, Authority and its Representatives given access to such information shall execute and comply with the terms of a confidentiality agreement in a mutually acceptable form, subject to applicable law.

               (b) Authority Non-Disclosure. If Authority receives a request from the public for the disclosure of any information designated as confidential or proprietary by Company pursuant to subsection (a) of this Section 7.7, Authority (1) shall use reasonable efforts, consistent with applicable law, to provide notice to Company of the request prior to any disclosure, and (2) shall use reasonable efforts, consistent with applicable law, to keep in confidence and not disclose such information unless it is entitled to do so pursuant to the provisions of subsection (c) of this Section 7.7. Company shall indemnify, hold harmless and defend Authority against all losses incurred from the withholding from public disclosure of information designated as confidential or proprietary by Company or otherwise requested by Company to be withheld.

               (c) Previously Furnished Information. Company hereby permits Authority and its Representatives to obtain all information previously furnished by Company to Bear, Stearns & Co. Inc. and certain other persons pursuant to the letter dated October 11, 1995, (as amended to date) subject to the terms and conditions of this Section 7.7. Authority agrees that all such information (other than information described in clauses (1), (2) or (3) of Section 7.7(e)) shall be deemed to be delivered to Authority pursuant to the procedures set forth in Section 7.7(a) for the purpose of identifying confidential or proprietary information.

               (d) Restriction on Use. Authority and LIPA Sub may not use any confidential or proprietary information disclosed to either of them by Company (other than information described in clauses (1), (2) or (3) of Section 7.7(e)) in taking any action described in clauses (a), (b), (c) or (d) of Article X at any time after the date hereof.

               (e) Permitted Disclosures. Notwithstanding any confidential or proprietary designation thereof by Company, Authority may disclose the following: (1) information which is known to Authority without any restriction as to disclosure or use at the time it is furnished, (2) information which is or becomes generally available to the public without breach of any agreement, (3) information which is received from a third party without limitation or restriction on such third party or Authority at the time of disclosure, or (4) following notice to Company pursuant to subsection (b) of this Section, information which , in the opinion of counsel for Authority, is required to be disclosed under any applicable law, an order of a court of competent jurisdiction, or a lawful subpoena.

               Section 7.8 Certain Litigation.

               (a) Class Settlement. After the date hereof, Company and Authority shall jointly file an appropriate motion before the court having jurisdiction over the Class Settlement (as hereinafter defined) to obtain a modification of the final order approving such Class Settlement which would permit the payment in full at the Closing of all amounts remaining unpaid with respect to such Class Settlement, discounted to such present value as Authority and Company may agree and such court may approve. As used herein, "Class Settlement" shall mean the class settlement which became effective on June 28, 1989 and resolved a civil lawsuit against Company brought under the federal Racketeer Influenced and Corrupt Organizations Act.

               (b) Tax Cases. With respect to all tax cases relating to property taxes or payments in lieu of property taxes assessable against any of the assets and properties of Company as of the date hereof, and other similar tax claims arising prior to the Closing Date (which shall constitute Retained Assets), Company will enter into appropriate standstill agreements and maintain the current status of such cases; provided, however, if any taxing authority increases, directly or indirectly, or purports to increase, directly or indirectly, the assessed value of any Transferred Asset (other than in respect of property additions or general increases in assessments), then Company may pursue any judicial remedy it deems advisable in connection therewith. Notwithstanding the foregoing, if any taxing authority, at any time prior to the Closing, asserts a claim for property taxes or payments in lieu of property taxes which Company reasonably believes is not authorized by statute or asserts a right to value a taxable property in a method other than in accordance with applicable New York State rules and regulations, then Company may take such actions as it reasonably determines to be necessary or advisable to protect its interests, but shall not otherwise pursue its claims pending the Closing or the termination of this Agreement.

               (c) Phase I Rebates. Upon the Closing, Parent will immediately pay Authority $15 million in respect of the Phase I judgment relating to the Shoreham property tax case for distribution to ratepayers.

               Section  7.9  Expenses.   All  costs  and  expenses  incurred  in
connection with this Agreement and any other Basic Agreement and the transactions contemplated hereby (including, without limitation, any termination fees and expense reimbursements payable by Company pursuant to the Exchange Agreement or to its officers or directors in respect of severance, change of control or similar agreements) shall be paid by the party incurring such expenses. Any such cost or expense of Company not paid or otherwise discharged at or prior to the Closing shall be paid or reimbursed by Parent and the Transferee Subsidiaries pursuant to the Parent Liabilities Undertaking and shall not be included in the Closing Date Balance Sheet.

               Section 7.10 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the transactions contemplated hereby in accordance with the terms hereof.

               Section  7.11  Purchase  Price  Allocation.  At or  prior  to the
Closing, the parties shall jointly prepare and agree to an allocation for federal income tax purposes pursuant to Section 1060 of the Code of the purchase price payable by Parent in respect of the transfer of the Transferred Assets.

               Section 7.12 Receipt of Consents and Approvals. Each party agrees to respond promptly to any request for any consent or approval from any other party contemplated by this Agreement and any third party consent or statutory approval required hereunder. Each party shall designate representatives who shall be authorized to address any request for any such consents or approvals. Any act of any such representative with respect to such approvals and consents shall be binding upon the party that designates such representative.

               Section 7.13 Certain Other Matters. The provisions set forth in Schedules D (Tax Matters), E (Employment Matters) and F (Future Rights) attached hereto are hereby incorporated by reference as if set forth herein in their entirety.

               Section 7.14 Opinions of Counsel. In addition, Parent and Company shall deliver to Authority such opinions of counsel for Parent and Company as to the agreements to be entered into in connection with the transactions contemplated by the Basic Agreements, in customary form for financing transactions, as to the matters of law covered by the representations of Parent and Company and the Transferee Subsidiaries in the Basic Agreements, similar matters of law with respect to such other agreements and as to such other matters of law as Authority may reasonably request, together with appropriate certified authorizing resolutions and incumbency certificates.

                              ARTICLE VIII
                               CONDITIONS

               Section 8.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

               (a) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the transactions contemplated by this Agreement and the other Basic Agreements shall have been issued and be continuing in effect, and this Agreement and the other Basic Agreements and the transactions contemplated hereby and thereby shall not have been prohibited under any applicable federal or state law or regulation.

               (b) Statutory Approvals. The Parent Required Statutory Approvals and the Authority Required Statutory Approvals shall have been obtained at or prior to the Closing Date, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not impose terms or conditions which, in the aggregate, would have, or insofar as reasonably can be foreseen, could have, a material adverse effect on the business, assets, financial condition or results of operations Parent, which would be materially inconsistent with the agreements of the parties contained herein or in the Basic Agreements or would have (or, insofar as reasonably can be foreseen could have) a Material Adverse Effect. A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

               (c) Basic Agreements. The relevant parties shall have entered into each other Basic Agreement.

               (d) Tax Rulings. Favorable private letter rulings reasonably satisfactory to each of the parties hereto shall have been received from the IRS with respect to the application of Section 337(d) of the Code.

               (e) Consummation of Exchange Transaction. Either (i) the transactions contemplated by the Exchange Agreement shall have been consummated,
(ii) the Exchange Agreement shall have been terminated or (iii) all conditions to such consummation shall have been satisfied or waived in accordance with the terms of the Exchange Agreement and such transactions will be consummated promptly after the Closing.

               (f) Financing. Authority shall have obtained financing in an amount sufficient to acquire the Common Stock and the Non-Redeemable Preferred
Stock and redeem the Redeemable Preferred Stock and the bonds issued in connection therewith shall have received ratings pursuant to rating applications which contemplate the issuance of up to $7.3 billion for such purpose and for the purpose of refinancing Company debt.

               Section 8.2 Conditions to Obligations of Authority and LIPA Sub. The obligations of Authority and LIPA Sub to effect the transactions contemplated by this Agreement and the other Basic Agreements shall be further subject to the satisfaction on or prior to the Closing Date, of the following conditions, except as may be waived by Authority or LIPA Sub in writing pursuant to Section 9.5:

               (a) Performance of Obligations of Parent and Company. Each of Parent and Company shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement and the other Basic Agreements required to be performed by it at or prior to the Closing Date.

               (b) Representations and Warranties. The representations and warranties of Parent and Company set forth in this Agreement and the other Basic Agreements shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

               (c) Closing Certificates. Authority shall have received a certificate signed on behalf of Parent and Company by the Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to the best of such Officer's knowledge, the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

               (d) Material Adverse Effect. No Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Material Adverse Effect.

               (e) Parent Required Consents. The Parent Required Consents shall have been obtained, except for those consents the failure of which to obtain would not have a Material Adverse Effect.

               (f) Formation of Parent Subsidiaries. The Transferee Subsidiaries will have been duly formed and organized.

               (g) Tax Rulings. Favorable private letter rulings reasonably satisfactory to Authority shall have been received from the IRS with respect to the application of Sections 103 and 115 of the Code.

               (h) Rate Savings Determination. Authority shall have made the final rate savings determination required under its governing statute.

               Section 8.3 Conditions to Obligations of Parent and Company. The obligations of Parent and Company to effect the transactions contemplated by this Agreement and the other Basic Agreements shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions, except as may be waived by Parent and Company in writing pursuant to Section 9.5:

               (a) Performance of Obligations of Authority and LIPA Sub. Authority and LIPA Sub shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement and the other Basic Agreements required to be performed at or prior to the Closing Date.

               (b) Representations and Warranties. The representations and warranties of each of Authority and LIPA Sub set forth in this Agreement and the other Basic Agreements shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the

Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

               (c) Closing Certificates. Parent shall have received a certificate signed on behalf of Authority by the Executive Director of Authority, dated the Closing Date, to the effect that, to the best of such Executive Director's knowledge, the conditions set forth in Section 8.3(a) and
Section 8.3(b) have been satisfied.

               (d) Material Adverse Effect. No Material Adverse Effect shall have occurred and there shall exist no fact or circumstance which is reasonably likely to have a Material Adverse Effect.

                               ARTICLE IX
                        TERMINATION AND AMENDMENT

               Section 9.1 Termination. This Agreement may be terminated prior to the Closing Date:

               (a) by mutual written consent of the Board of Directors of Company and the Board of Trustees of Authority;

               (b) by either Parent and Company, on the one hand, or Authority and LIPA Sub, on the other hand, if the Closing shall not have occurred on or before August 31, 1998 (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before this date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 8.1(b), 8.1(d) or 8.2(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to April 28, 1999.

               (c) by Parent or Company, upon two days' prior notice to Authority, if, as a result of a tender offer or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination made by a party other than Authority or any of its affiliates prior to Company having obtained Company Shareholder Approval, the Board of Directors of Company determines in good faith that their fiduciary obligations under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Board of Directors of Company shall have been advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by Authority in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Company shall, and shall cause its respective financial and legal advisors to, negotiate with Authority to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein on such adjusted terms;

               (d) by Authority, by written notice to Parent and Company, if (i) there exist breaches of the representations and warranties of Parent and Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Parent and Company of notice in writing from Authority, specifying the nature of such breaches and requesting that they be remedied, (ii) Parent or Company shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder or under any other Basic Agreement and such failure to perform or comply shall not have been remedied within 20 days after receipt by Parent and Company of notice in writing from Authority, specifying the nature of such failure and requesting that it be remedied; or
(iii) the Board of Directors of Parent or any committee thereof (A) shall withdraw or modify in any manner adverse to Authority or LIPA Sub its approval or recommendation of this Agreement or the other Basic Agreements, (B) shall fail to reaffirm such approval or recommendation upon Authority's or LIPA Sub's request, or (C) shall resolve to take any of the actions specified in clause (A) or (B);

               (e) by Parent or Company, by written notice to Authority and LIPA Sub, if (i) there exist material breaches of the representations and warranties of Authority and LIPA Sub made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect, and such breaches shall not have been remedied within 20 days after receipt by Authority of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied,
(ii) Authority shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder or under any other Basic Agreements, and such failure to perform or comply shall not have been remedied within 20 days after receipt by Authority or LIPA Sub of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Trustees of Authority or any committee thereof (A) shall withdraw or modify in any manner adverse to Parent or Company its approval or recommendation of this Agreement or any of the other Basic Agreements, (B) shall fail to reaffirm such approval or recommendation upon Parent's or Company's request, or (C) shall resolve to take any of the actions specified in clause (A) or (B); or

               (f) by either Parent and Company, on the one hand, or Authority and LIPA Sub, on the other hand, by written notice to the other party, if any of the conditions of either party's obligation to effect the transactions cannot be satisfied.

               Section 9.2 Effect of Termination. In the event of the termination of this Agreement, the provisions in this Section 9.2, in Sections 7.7, 7.9 and Article X (and Section 11.7 to the extent it is applicable to such Sections and Article) shall survive the termination and no party shall be relieved of any liability for any breach of this Agreement.

               Section 9.3 Survival. All of the covenants in the Schedules attached hereto shall survive the Effective Time. All representations and warranties in this Agreement shall not survive the Effective Time, except as otherwise provided in this Agreement.

               Section 9.4 Amendment. This Agreement may be amended at any time by the parties hereto, but only by an instrument in writing signed by each of the parties hereto; provided, however, that Authority and LIPA Sub shall not unreasonably withhold their consent to any amendment proposed by Company with respect to Sections 2.1(b) and (c).

               Section 9.5 Extension; Waiver. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, to the extent permitted by applicable law, conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party.

                                ARTICLE X
                               STANDSTILL

               Section 10.1 Standstill. In the event Authority terminates this Agreement, Authority and its affiliates will not (and will not assist or encourage others to), directly or indirectly, without the prior consent of Parent and Company, prior to the date that is six months after the date of termination, if any, of this Agreement by Authority pursuant to Section 9.1:

               (a) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act of any of Company's (or any successor's) assets or businesses or any securities issued by Company (or any successor) or any rights or options to acquire such ownership, including from a third party;

               (b) condemn or agree, offer, seek or propose to condemn, or cause to be condemned, any of Company's (or any successor's) assets or businesses or any securities issued by Company (or any successor);

               (c) make, or in any way participate, in any solicitation of proxies or consents with respect to any securities of Parent or Company which are, or may be, entitled to vote in the election of Parent's or Company's directors, as the case may be ("Voting Securities"), become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to Parent or Company; or seek to advise, encourage or influence any person or entity with respect to the voting of any of Parent's or Company's Voting Securities; or demand a copy of Parent's or Company's stock ledger, list of Parent's or Company's shareholders or other books and records; or call or attempt to call any meeting of the shareholders of Parent or Company; or

               (d) enter into any discussions, negotiations, arrangements or understandings with any third party or agency with respect to any of the matters described in clause (a), (b) or (c) of this Section 10.1.

                               ARTICLE XI
                              MISCELLANEOUS

               Section  11.1  Certain  Definitions.  For  all  purposes  of this
Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (a) "affiliate" or "associate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing;

               (b) "business day" means any day (other than a Saturday or a Sunday) on which banking institutions in New York

City, New York are not authorized or obligated by law or executive order to close; and

               (c) "person" means any individual, corporation, firms, companies, trusts, business trusts, legal entities general partnership, limited partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

               Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or mailed by registered or certified mail (return receipt requested) or overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Authority or LIPA Sub, to:

                   Long Island Power Authority
                   333 Earle Ovington Boulevard
                   Suite 403
                   Uniondale, New York  11553
                   Telephone: (516) 222-7700
                   Attention: Executive Director

                   with a copy to:

                   Richard Kessel
                   Chairman of the Board
                   Long Island Power Authority
                   333 Earle Ovington Blvd., Suite 403
                   Uniondale, New York 11553

                   Patrick Foye
                   Deputy Chairman of the Board
                   Long Island Power Authority
                   333 Earle Ovington Blvd., Suite 403
                   Uniondale, New York 11553

                   Winthrop, Stimson, Putnam & Roberts
                   One Battery Park Plaza
                   New York, New York  10004
                   Telephone: (212) 858-1000
                   Attention: Stephen R. Rusmisel

               (b) if to Parent or Company, to:

                   Long Island Lighting Company
                   175 East Old County Road
                   Hicksville, New York  11801
                   Telephone:  (516) 545-4800
                   Attention: Chief Executive Officer
                   with a copy to:

                   Kramer, Levin, Naftalis & Frankel
                   919 Third Avenue
                   New York, New York  10022
                   Telephone:  (212) 715-9100
                   Attention: Thomas E. Constance

               Section 11.3 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

               Section 11.5 Entire Agreement; Assignment. This Agreement, including the annexes and exhibits hereto and the documents, schedules (including, without limitation, the Disclosure Schedule), certificates and instruments referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

               Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law. Except as otherwise provided in Section 11.10, any action arising out of or relating to this Agreement shall be brought in New York State Court or Federal District Court.

               Section 11.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

               Section 11.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

               Section 11.9 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

               Section 11.10 Alternative Dispute Resolution.

               (a) Any dispute arising out of or relating to any covenant contained in any Schedule to this Agreement shall be resolved in accordance with the procedures specified in this Section 11.10, which shall constitute the sole and exclusive procedures for the resolution of such disputes, except to the extent any such Schedule expressly provides another dispute resolution process.

               (b) The parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. If either party hereto shall so request, the parties shall mutually agree on the selection of a mediator who shall mediate the negotiations, which shall be non-binding.

               All negotiations and mediation discussions pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

               (c) Any dispute arising out of relating to any Schedule to this Agreement or the breach, termination, or validity thereof, which dispute has not been resolved by a negotiation or mediation as provided in paragraph (b) hereof within 60 days from the date that either negotiations or mediation shall have been first requested, shall be settled by binding arbitration before three independent and impartial arbitrators in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall not be administered by the American Arbitration Association. The Arbitrators shall be (i) independent of the parties and disinterested in the outcome of the dispute, (ii) attorneys, accountants, investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (iii) qualified in the subject area of the issue in dispute. For purposes of the preceding sentence, residents of Long Island shall not be considered interested merely by virtue of their residence. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those arbitrators choosing the third arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refuses to participate in good faith in the negotiations or mediation proceedings described in paragraph
(b) hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the 60 day period. Except as provided in Paragraph (d) hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

               (d) Either party may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court of competent jurisdiction to seek provisional judicial relief if, in such party's sole discretion, such action is necessary to avoid imminent irreparable harm or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section 11.10.

               (e) The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages, plus interest thereon at the Base Interest Rate (as defined in the Management Services Agreement) accrued from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.

               (f) The Arbitrators may award reasonable attorneys' fees and costs of the arbitration.

               (g) Any claim under any Schedule to this Agreement shall be time-barred, regardless of any statute of limitations periods provided by state or federal law, unless negotiation or mediation with respect thereto is commenced with respect to such claim within twelve months after the basis for such claim has been discovered.

               (h) The Arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, the production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by deposition of parties. Each of the parties agrees to produce all such requested documents and to deliver to the other a certificate, executed by a senior executive of such party, stating that all such documents have been so produced.

               (i) The site of any arbitration proceeding brought pursuant to this Agreement shall be Mineola or Hauppauge, New York.

               (j) The Arbitrators' award shall be in writing and shall set forth the factual and legal bases for the award.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                          LONG ISLAND LIGHTING COMPANY



                                          By:
                                             --------------------------------
                                             Name: Dr. William J. Catacosinos
                                             Title: Chief Executive Officer


                                          LONG ISLAND POWER AUTHORITY


                                          By:
                                             --------------------------------
                                             Name: Richard M. Kessel
                                             Title: Chairman


                                          By:
                                             --------------------------------
                                             Name: Patrick Foye
                                             Title: Deputy Chairman


                                          LIPA ACQUISITION CORP.


                                          By:
                                             --------------------------------
                                                Name:
                                                Title:

               As contemplated by Section 1.4 hereof, the undersigned has executed and delivered this Agreement as Parent:

                                           BL HOLDING CORP.


                                           By:
                                              -------------------------------
                                                Name:
                                                Title:

                                   SCHEDULE A
                               TRANSFERRED ASSETS


         This Schedule A describes the Transferred Assets and is subject to modification by the parties after the date hereof pursuant to Schedule B to the extent provided below or as may otherwise be agreed to by the parties. More complete legal descriptions of the Transferred Assets will be prepared in accordance with Schedule B.

1. All assets reflected under the columns "Genco" and "Gas" on the Pro Forma Balance Sheet attached as Exhibit A-1 shall be Transferred Assets (subject, however, to any reallocation pursuant to Section B.4 of the Principles of Schedule B) and any similar assets owned by Company on the Closing Date.

2. All common plant.

3. All materials, inventory and supplies held by Company or to be delivered to Company prior to the Closing Date and all related rights, agreements and purchase orders, whether or not any thereof is held for use only in connection with the Retained Assets.

4. All motor vehicles owned or purchased by Company and all interest of Company in any leased motor vehicles except those, including "bucket trucks", used primarily in the transmission and distribution system ("T&D System").

5. All of the real estate parcels designated as Transferred Assets pursuant to Schedule B.

6. All rights of Company in or pursuant to (i) current agreements with MCI and Omnipoint previously disclosed to Authority and (ii) similar agreements entered into prior to the Closing Date with the consent of Authority (which consent will not be unreasonably withheld or withheld on a discriminatory basis), subject to the rights of Authority under Schedule F.

7. All rights of Company in respect of its software development project identified as the Customer Business System and the related joint venture with James Martin subject to the rights of Authority under Schedule F.

8. All equipment, including, without limitation, all office equipment, other than (i) fixtures identified pursuant to Schedule B as Retained Assets and (ii) equipment included in the Pro Forma Balance Sheet under the column "Lilco" and similar equipment owned by Company on the Closing Date.

9. Notwithstanding anything in Schedule B to the contrary, Company's existing J.W. Dye Training Center and associated parking lots at Hoffman Boulevard, Hauppauge, and the underlying Parcel shall be a Transferred Asset.

10.  All  patents,  copyrights,   trademarks,   service  marks,  trade  secrets,
proprietary information, manuals and other intellectual property owned by Company and all rights of Company in any intellectual property licensed from other persons or entities, other than (i) customer data and (ii) any such intellectual property that relates primarily to the T&D System of Company at the Closing Date.

11. All franchises, permits and other governmental authorizations applicable solely to Company's gas business and generating assets and any rights to joint franchises granted pursuant to Schedule B.

12. All rights of Company in causes of action, suits and other legal or administrative proceedings that are pending at the Closing Date and all claims and counterclaims, whether or not asserted, accrued or contingent, at the Closing Date, in each case relating primarily to any Transferred Asset (subject, however, to Section 7.8 of the Merger Agreement). The parties acknowledge and agree that all right, title and interest of the Company in the Shoreham property tax case and the Shoreham Pilots case shall be a Retained Asset.

13. All rights of Company in NOx and SOx emission credits subject to the applicable provisions of Schedule F.

14. All tax benefits associated with or derived from the payment by Company prior to the Closing Date of any accrued liability.

15. Applicable FERC accounting principles will be considered in evaluating the proper classification of any asset not specifically addressed in the Pro Forma Balance Sheet or this Schedule A.

                                   Schedule B

                          Principles and Procedures for
                    Finalizing the Transferred Asset Schedule

A.   Procedures

1. Each of Company and Authority will promptly designate the representatives to form a task force (the "Task Force") to review and finalize the descriptions of Transferred Assets in order to provide for legal descriptions of such Assets. The parties agree to use, and to instruct their representatives to use, their best efforts to provide full legal descriptions (as hereinafter defined) of the Transferred Assets for inclusion as an appendix to this Agreement by December 31, 1997.

2. If the Task Force is unable at any time to agree upon the full legal description or the best feasible legal description (as hereinafter defined) of any Transferred Asset, certain executives of Company and Authority designated from time to time by the parties (the "Executives") shall meet to discuss and resolve any disagreements.

3. If the Executives are unable to agree within 14 days of the referral to them of any such dispute (or such other period of time as the parties may agree), and the parties are unable to agree upon an appropriate mediation procedure with respect to such dispute, any such disagreement shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association's commercial arbitration rules in effect at the time of arbitration, except as modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Mineola or Hauppauge, New York, provided that the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all the parties under the circumstances. Notwithstanding anything to the contrary in Section 11.6, the arbitration shall be governed by the Federal Arbitration Act. The arbitration shall be conducted by an arbitration panel consisting of three independent individuals with relevant professional experience in commercial or real estate law or engineering and shall be designated by the parties by September 30, 1997 or, if no such designation shall be made, by the American Arbitration Association. Any award rendered by the arbitrators shall be in writing and shall be final and binding upon the parties, and may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award rendered may be entered in any court having jurisdiction thereof or having jurisdiction over the parties or their assets. The parties shall mutually instruct the arbitrators to limit the time and scope of discovery to the greatest extent practicable and request the arbitrators to provide a decision as rapidly as practicable, in each case consistent with the interests of justice, it being the intention of the parties that any arbitration under this Section 3 be commenced, conducted and completed, and a decision rendered, as rapidly as practicable.

4. Each determination made by the Task Force, the Executives or the arbitrators shall be documented as an appendix to this Agreement and may take the form of an amendment and restatement of the applicable Schedule or any Annex thereto.

5. Each of Company and Authority may at any time upon 10 days' prior written notice to the other designate one or more persons to act as representatives on the Task Force as additions to or replacements of any person previously designated by such party. Each such party may also by similar notice designate a replacement Executive for such party.


B.   Principles

1. For purposes of this Schedule B, "full legal description" means, with respect to any Transferred Asset, a description and customary related conveyancing documentation of the kind ordinarily used to describe property of the same type and to document its transfer. The parties acknowledge and agree that it may not be possible to provide full legal descriptions of all Transferred Assets due to factors not within the control of any party and that for any such Transferred Asset the Task Force is directed to produce the best feasible legal description consistent with the requirements of the parties' respective operations after the Closing and applying prudent business judgment (the "best feasible legal description").

2. In evaluating the requirements of the parties, the Task Force shall be duly mindful of any requirements imposed on Authority by reason of the tax-exempt financing required in order to fund the Cash Purchase Price. With respect to Parent, the parties acknowledge and agree that Parent shall bear the risk of any deficiency in the legal description of a Transferred Asset attributable to the state of Company's records and recordkeeping practices prior to Closing.

3. For each parcel of real property owned in fee by Company ("parcel") at which only the gas or generating business of Company is currently conducted and each Common parcel, the form and content of the legal descriptions thereof and conveyancing documentation with respect thereto shall be determined by the Company representatives on the Task Force, subject to the second sentence of Section 2, consistent with the documentation by which title was acquired and local custom with respect to documenting transfers of property, and to the consent of the Authority representatives on the Task Force (which consent will not be unreasonably withheld). As used herein, with respect to real property and fixtures on such real property only "Common" shall mean any parcel at which the gas and generating business of Company are currently conducted in common and any other parcel (including, without limitation, any vacant or future use property (except future use property held primarily for the T&D System) and property leased by Company to or from any third party) other than any parcel at which the transmission and distribution ("T&D") business of Company is currently conducted.

4. For each parcel at which (a) the gas, generating or Common business of Company and (b) the T&D business of Company is currently conducted, the identification of Transferred Assets shall be made in accordance with the following principles:

     a. Fixtures and Structures. The parties will refer to an electrical one-line diagram which represents the typical interconnection between
          (i) the T&D system (the "T&D System") constituting a portion of the Retained Assets and (ii) the gas, generating or Common facilities constituting a portion of the Transferred Assets. The division between
          (x) the T&D System and (y) the gas, generating or Common assets will be determined by applying to each parcel the principles reflected on such diagram.

     b. Parcels. The legal description of the Transferred Assets in certain parcels will be determined by reference to the applicable plot plans and parcel maps for such parcels and the division between the T&D System and the gas, generating or Common assets set forth on such plot plans. If as of the Closing Date and as set forth in the applicable parcel maps any parcel has been improved with any Retained Asset fixtures that occupy less than 50% of such parcel, then such parcel will be presumed to be a Transferred Asset and Authority will receive a perpetual easement to use such parcel for its operations. If as of the Closing Date and as set forth in the applicable parcel maps any parcel has been improved with any Retained Asset fixtures that occupy 50% or more of such parcel, then such parcel will be presumed to be a Retained Asset and Company will receive a perpetual easement to use such parcel for its operations. Notwithstanding the preceding two sentences, a parcel that would, pursuant to such sentences, be (i) classified as a Transferred Asset shall nonetheless be classified as a Retained Asset if an independent professional engineer would reasonably conclude that the parcel, taken as a whole, is significantly more in the nature functionally of a T&D asset than a gas, generating or common asset or (ii) classified as a Retained Asset shall nonetheless be classified as a Transferred Asset if such engineer would reasonably conclude that such parcel, taken as a whole, is not significantly more in the nature functionally of a T&D asset than a gas, generating or common asset. At Authority's or Company's request, the parties will evaluate in good faith the practicability of subdividing a parcel subject to this Section
               B.4 and, if the parties conclude that subdivision is practicable, will negotiate in good faith the terms and conditions of any such subdivision.

          c. The parties will negotiate in good faith to provide a reasonable reallocation of amounts reflected in the Pro Forma Balance Sheet to reflect any variance between the results obtained by the application of this Schedule B and the corresponding amounts reflected in the Pro Forma Balance Sheet.

          d. Each fixture functionally related to the gas, generating or Common business of Company shall be a Transferred Asset. Each fixture functionally related to the T&D business of Company shall be a Retained Asset.

          e. Company shall have the right to attach equipment, including telecommunications equipment, to the T&D System at applicable or negotiated rates on a non-discriminatory basis and obtain all necessary access or leasehold rights related thereto on a non-discriminatory basis.

          f. All legal and technical documentation primarily associated with a Transferred Asset (such as purchase orders, title documentation, manufacturers' and distributors' warranties, governmental registrations, insurance policies, maintenance records, etc.) shall be Transferred Assets.

5. Any easement that is primarily for the installation and maintenance of the T&D System will be a Retained Asset, and Authority will provide Company with access rights for the installation and maintenance of any Transferred Asset situated on such easement. Any easement that is not primarily for the installation and maintenance of the T&D system will be a Transferred Asset, and Company will provide Authority with access rights for the installation and maintenance of any Retained Asset situated on such easement.

     The parties will negotiate in good faith adjustments to the principles set forth in this Section B.5 to the extent necessary or advisable to reduce costs and enhance operational efficiency.

6. For each parcel referred to in Section 4 for which no plot plan has been provided, the parties will negotiate in good faith to provide reasonable rights of access from public roads, services and facilities to the separated facilities of Company or Parent, as the case may be, at no additional cost.

7. Company shall establish such recordkeeping practices as shall be necessary to properly designate each asset it purchases or otherwise acquires after the date hereof as a Transferred Asset or a Retained Asset in accordance with applicable Task Force, Executive and arbitration decisions made in accordance herewith.

8. All motor vehicles owned or purchased by Company and all interest of Company in any leased motor vehicles, including "bucket trucks", used primarily in the T&D business shall be Retained Assets.

9. Applicable FERC accounting principles will be considered in evaluating the proper classification of any asset.

                                   SCHEDULE C

                                 TRANSITION WORK


                  As required by Section 1.7 of this Agreement, promptly following the Contract Date, the parties shall take the respective actions set forth in this Schedule in good faith and as soon as practicable, and in any event, no later than the date specified (if appropriate) unless mutually agreed otherwise:

         1.  Parent  and  Company  Responsibilities.   Parent  and  Company,  as
appropriate, shall undertake and complete the following responsibilities:

                  (a) Site Access. Upon reasonable notice by Authority, Parent and Company shall permit Authority, its representatives, consultants, designees and agents to have access at Authority discretion, subject to compliance with safety and operational procedures, to the T&D System, the Common Facilities necessary for the operation and maintenance of the T&D System, and the GENCO Generating Facilities in order to (1) perform engineering analysis and such additional studies or tests as deemed necessary by Authority, and (2) perform all necessary onsite activities in order to satisfy Authority's pre-Closing responsibilities under the Acquisition Agreement and the other Basic Agreements. Parent and Company shall, upon reasonable notice by Authority, grant Authority access to the Shoreham site for investigations, analyses and studies in connection with the possible development of generating facilities and an undersound transmission cable.

                  (b) T&D System Information. Parent and the Company shall cooperate with Authority, its representatives, consultants, designees and agents to provide information reasonably necessary, including, without limitation, information in electronic form, if available, to assess T&D System operation, characteristics and limitations, reliability, generation operation and cost impacts associated with changes in generation plant, load growth, and transmission facility improvements, additions and interconnections. Such information shall include, but not be limited to, information which is filed by Parent or Company with the New York Power Pool.

                  (c) Capital Assets Inventory and Depreciation Analysis. Parent and Company shall undertake and complete, within 90 days after the Closing Date, a capital assets inventory of the T&D System in accordance with the Management Services Agreement and a depreciation analysis of the Generating Facilities in accordance with the Power Supply Agreement.

                  (d) Legal Entitlements. Parent and Company shall obtain and maintain all legal entitlements necessary for their consummation of the transactions for which they, or a Transferee Subsidiary, are responsible as contemplated under the Basic Agreements.

                  (e) Reliability of New Undersound Transmission Cable. Parent and Company, working with Authority, shall cooperate in the performance by others of or, at the Authority's request, conduct a study and evaluation of the impact on T&D System reliability of the installation and operation of a new nominal 600 MW direct current transmission cable between Long Island and Connecticut. Such study shall be undertaken in accordance with good engineering practices and shall be completed no later than the earlier of March 1, 1998 and 180 days prior to the anticipated Closing Date. Authority, its representatives, consultants and agents shall have access to work papers, supporting models in electronic form, assumptions and analyses supporting the results of such study and evaluation. Parent and Company shall also cooperate in the performance by others of and undertake such other reliability studies as Authority may reasonably request.

                  (f) Acquisition of Necessary Non-Electric Utilities. Parent and Company shall arrange for the acquisition and/or maintenance of all Non-Electric Utilities necessary to perform their obligations under the Basic Agreements.

                  (g) O&M Manuals. Parent and Company shall provide the Authority access to six copies of the existing T&D System Operation and Maintenance Manuals on the day after the Contract Date and shall modify, as necessary, such manuals to reflect the terms and conditions of the Management Services Agreement and any other changes in circumstances. Parent and Company shall provide six copies of the fully updated Operation and Maintenance Manuals to the Authority no later than 60 days prior to the anticipated Closing Date.

                  (h) Insurance. Parent and Company, working with the Authority, shall develop an insurance policy program as required under the Basic Agreements prior to the adoption of the initial Budgets. Parent and Company or the applicable Transferee Subsidiary shall submit to Authority certificates or evidence of insurance for all required insurance specified in the Basic Agreements no later than 60 days prior to the anticipated Closing Date.

                  (i) Representatives. Parent and Company shall appoint a qualified T&D System Supervisor and Senior Executive, as required under the Management Services Agreement, a qualified Energy Manager Representative, as required under the Energy Management Agreement and a Representative as required under the Power Supply Agreement, within 30 days after the date of the execution of the Agreement and Plan of Merger (the "Contract Date"), subject in each case to Authority approval.

                  (j) Financing Cooperation. Parent and Company shall cooperate with and assist the Authority in effecting the issuance of tax-exempt bonds for purposes of financing all or a portion of the Cash Purchase Price and refinancing all or a portion of the Retained Debt, including timely providing such information as requested by the Authority in connection with the offering of such bonds and shall certify that such information is true and accurate.

                  (k) Rate Assistance. Parent and Company shall render requested assistance to the Authority in establishing its retail rates and wholesale rates.

                  (l) Preparation of Budgets; Revenue Requirements and Proposed Rate Design. Parent and Company, working with Authority, shall prepare a proposed Annual T&D Budget, Five Year Planning Budget and Major Capital Plan and Budget for the T&D System as required in Article V and VI of the Management Services Agreement and a proposed Five Year Budget Plan as required in Article IX of the Power Supply Agreement, all no later than six months prior to the anticipated Closing Date or at such other times as Authority may reasonably determine. Such budgets shall be prepared, along with the estimated debt service and reserve requirements provided by Authority in a manner which results in a projection of total T&D System revenue requirements for the Authority.

                  (m) Development of Reporting and Cost Tracking Systems. Parent and Company, working with Authority shall develop, and present to Authority no later than 45 days after the Contract Date, a protocol for tracking costs incurred which will be chargeable to the Authority or LIPA Subsidiary and reporting such information to Authority and LIPA Subsidiary. Such protocol shall be subject to the review and approval of Authority.

                  (n) Mutual Assistance. Parent and Company, working with the Authority, shall develop and present to Authority for its review and approval, mutual assistance policies in connection with its gas and generator personnel and assets, for use with respect to the T&D System and shall cause the Transferee Subsidiaries to enter into mutual assistance agreements in form and substance reasonably satisfactory to Authority.

                  (o) Development of Cost Allocation Methodology. Parent and Company, working with the Authority, shall develop and present to Authority no later than 45 days after the Contract Date, a proposed methodology to be used to allocate costs between the T&D System, GENCO Generating Facilities as defined in the Power Supply Agreement, the Common Facilities, and Parent's gas system and costs under the Energy Management Agreement, including, without limitation, the concepts set forth in Appendix 11 of the Management Services Agreement. Such methodology shall be subject to the review and approval of Authority.

                  (p) Workforce Training on Reporting and Timekeeping. Parent and Company shall provide training to the T&D System workforce and their administrative staffs so that they are thoroughly familiar with and will be able to timely comply with the reporting, timekeeping and other recordkeeping requirements of the Basic Agreements during the terms thereof.

                  (q) Customer Payments Allocation Methodology. Parent and Company, working with the Authority, shall develop and present to Authority a proposed methodology for allocating billing payments received between the gas customers of Parent and Company, or a Transferee Subsidiary, and the electric customers of Authority no later than six months before the anticipated Closing Date. Such methodology shall be subject to the review and approval of Authority.

                  (r) Common Facilities. Parent and Company shall allocate and make ready for the functional use by Authority such offices, work space, and other areas of the Common Facilities as required to be made available to Authority under Section 3.1(F) of the Management Services Agreement.

                  (s) Preparation of Signage with Authority Name/Use of Manager Name. Parent and Company shall prepare a format, for Authority review and approval, for the placement of Authority's name as owner on all vehicles, equipment and other property that will be owned by Authority and used by the Manager after the Closing. The size and placement of such identifying information shall be subject to Authority approval. Parent and Company acknowledge and consent that some property owned by Parent or Company as of the Contract Date that will be owned by the Authority following the Closing will retain the name of Parent or Company for a period of time following the Closing as part of the transition to Authority ownership.

                  (t) FERC Wholesale Rates. Parent and Company, working with Authority, shall seek approval from FERC as necessary to effect the transactions contemplated hereby and establish and obtain FERC approval of wholesale rates in connection with Authority's purchase of power from the GENCO Generation Facilities in accordance with the Power Supply Agreement.

                  (u) Load Forecast and Resource Plan. Manager, working with Authority, shall prepare a 10 and 15 year load forecast for annual peak demand and annual energy requirements with and without consideration of energy efficiency and load control programs. Manager shall also prepare a power resource supply plan to meet forecasted customer load and energy requirements based upon a periodic competitive solicitation process for incremental power supply. The load forecast and resource plan will be subject to Authority approval.

                  (v) Applicable Law Compliance. Parent and Company shall comply with all requirements of applicable law pertaining to the activities undertaken prior to the Closing.

                  (w) Parent and Company and Transferee Subsidiary Law Compliance. Parent and Company and the Transferee Subsidiaries shall be in substantial compliance with all laws, regulations, rules and orders applicable to their businesses, non-compliance with which would have material effect upon their businesses or their ability to perform their respective obligations under the Basic Agreements.

                  (x) Delivery of Guaranty. Parent shall execute and deliver the Guaranty Agreement in substantially the form attached as Appendix 15 to the Management Services Agreement.

                  (y) Support  Authority  Activities.  Parent and Company  shall
cooperate   with  and   assist   Authority   in   completing   its   pre-Closing
responsibilities under the Acquisition Agreement.

         2. Authority Responsibilities. Authority shall undertake and complete the following responsibilities:

                  (a) Legal Entitlements. Authority shall obtain and maintain all legal entitlements necessary for the consummation of the transactions for which it is responsible as contemplated under the Basic Agreements.

                  (b) Review and Adoption of Budgets, Revenue Requirements and Rate Design. Authority shall review the budgets proposed by Parent and Company and shall approve the budgets required under the Management Services Agreement and the Power Supply Agreement prior to the Closing Date. Authority shall determine the revenue requirements for the T&D System and design and establish customer rates for use of the T&D System.

                  (c) Rate Adoption. Authority shall adopt retail electric rates for the T&D System prior to the Closing Date.

                  (d) Authority Workforce Hiring and Training. Authority shall hire and train employees to carry out such functions as Authority deems necessary in connection with the transactions contemplated by the Basic Agreements.

                  (e)  Design   Format  for  Manager   Reporting   Requirements.
Authority shall develop, subject to Parent's review and comment, standard formats for information required to be reported by Parent to Authority.

                  (f)  Design  Format  for  Ratepayer  Bills.   Authority  shall
develop, subject to Parent's review and comment and its information system capabilities, the formats for bills rendered to customers of the T&D System.

                  (g) Adoption of System Policies and Procedures. Authority shall adopt such policies and procedures concerning the operation, maintenance, use and availability of the T&D System as it deems appropriate in its sole discretion. The initial policies and procedures shall be established no later than thirty days prior to the date on which Parent or Company must submit its proposed initial Annual T&D Budget.

                  (h) Complaints. Authority shall adopt requirements concerning the types of customer complaints that Manager is required to provide notice of to Authority, as well as what information is required to be reported as provided in Section 4.10 of the Management Services Agreement.

                  (i) Applicable Law Compliance. Authority shall comply with all provisions of applicable law pertaining to the activities undertaken prior to the Closing.

                  (j) Support Parent and Company Activities. Authority shall cooperate with and assist Parent and Company in completing their pre-Closing responsibilities under the Acquisition Agreement.

                  (k) Prepare Initial Budget. Authority shall prepare and submit to Parent or Company, for use in preparing the Annual T&D Budget, its annual operating and capital budget.

         3. Schedule. The parties will consult and agree from time to time as to
the  schedule  for   accomplishing   all   pre-Closing   activities,   including
establishing and updating the anticipated Closing Date.

         4. Mutual Responsibilities. Prior to the adoption of the applicable initial budgets, or as otherwise provided in the applicable Basic Agreement, Parent and Company and Authority shall mutually agree on the following:

                  (a) Appraisal Methodology. The parties shall establish the appraisal methodology for Authority's option to lease or purchase certain parcels of any of GENCO's existing Generating Facility Sites contemplated in
Section 4.2 of the Power Supply Agreement in accordance therewith.

                  (b) Customer Service Offices. The parties shall establish the minimum requirements to be provided by the T&D System Manager at its customer service offices, as required under Section 4.9(E) of the Management Services Agreement.

                  (c) Location of T&D System Books and Records. The parties shall establish the location or locations within the Service Area where Manager shall keep its books and records concerning the T&D System, as contemplated under Section 4.15(F) of the Management Services Agreement.

                  (d) T&D System Description. The parties shall further specify the detailed description of the T&D System as contemplated in Appendix 2 to the Management Services Agreement. Parent and Company shall timely provide all documents and other information necessary for Authority's due diligence in connection therewith.

                  (e) Construction Standards and Procurement Requirements. The parties shall establish additional construction standards and procurement requirements in connection with the performance of Construction Work as contemplated in Appendix 8 to the Management Services Agreement.

                  (f) Operations Information and Format. The parties shall determine the additional types and format of operations information required to be provided by the Manager with the Annual Settlement Statement as contemplated in Appendix 9 of the Management Services Agreement.

                  (g) Pre-Closing Joint Solicitations. The parties will cooperate with each other during the last full year prior to the anticipated Closing Date or such earlier date as may be agreed upon by the parties to
prepare  joint   solicitations  for  power  purchase,   supply  or  transmission
agreements.

         5. Reporting Requirements. The parties shall each provide the other with monthly reports regarding the undertaking, completion and satisfaction of the pre-Closing responsibilities set forth in the Acquisition Agreement. In addition, on the first day of each month, Parent and Company shall provide to the Authority an itemized list of all such work expected to be undertaken in the following two months. Written documents or instruments constituting or evidencing satisfaction of the conditions to the Closing shall be furnished to each party prior to or on the Closing Date.

         6. Defined Terms. Unless otherwise specified, all capitalized terms set forth in this Schedule C and not otherwise defined herein or in the Acquisition Agreement shall have the respective meanings specified in the Management Services Agreement.

                                   Schedule D

                                   Tax Matters

         1. "Taxes", as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross earnings, gross receipt, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return", as used in this Agreement, means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Parent, Company or any of the Company Subsidiaries, or Parent, Company or any of the Company Subsidiaries, as the case may be.

         2. Except as set forth on the Tax Matters Disclosure Schedule annexed to this Schedule D:

               (a) Filing of Timely Tax Returns. Parent, Company and each of the Company Subsidiaries have filed (or there has been filed on its behalf) and will file all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were, are and will be in all material respects true, complete and correct and filed on a timely basis.

               (b) Payment of Taxes. Parent, Company and each of the Company Subsidiaries have, within the time and in the manner prescribed by law, paid and will pay all Taxes that are currently due and payable except for those contested in good faith for which adequate reserves have been established.

               (c) Tax Reserves. Parent, Company and the Company Subsidiaries have established on their books (i) in accordance with GAAP, reserves, charges and accruals ("Tax Reserves") adequate to pay all Taxes due, or accrued but not yet due, relating to the income, properties or operations of Parent, Company and the Company Subsidiaries and (ii) reserves for deferred income taxes.

               (d) Tax Liens. There are no Tax liens upon the assets of Parent, Company or any of the Company Subsidiaries except liens for Taxes not yet due.

               (e) Withholding Taxes. Parent, Company and each of the Company Subsidiaries have complied with the provisions of the Internal Revenue Code of 1986, as amended (the

          "Code") relating to the withholding of Taxes, as well as similar provisions under any other federal, state and local laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts so withheld.

               (f) Extensions of Time for Filing Tax Returns. Neither Parent, Company nor any of the Company Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

               (g) Waivers of Statute of Limitations. Neither Parent, Company nor any of the Company Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to the assessment or collection of any Taxes or Tax Returns, and neither Parent, Company nor any Company Subsidiary has been requested to enter into any such waiver or consent.

               (h)  Expiration  of  Statute  of  Limitations.   The  statute  of
          limitations for the assessment of all Taxes has expired for all applicable Tax Returns of Parent, Company and each of the Company
          Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against Parent, Company or any of the Company Subsidiaries that has not been resolved and paid in full.

               (i) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending which could result in material liability for any Taxes to Parent, Company or any of the Company Subsidiaries or any affiliated group filing consolidated returns in which Parent, Company or any Company Subsidiary joined.

               (j) Powers of Attorney. No power of attorney currently in force has been granted by Parent, Company or any of the Company Subsidiaries concerning any Tax matter.

               (k) Tax Rulings. Neither Parent, Company nor any of the Company Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority and no request for a Tax Ruling or Closing Agreement is pending with any taxing authority that would have a continuing material effect after the Closing Date. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

               (l) Availability of Tax Returns. Parent or Company has made available to the extent requested by Authority or LIPA Sub complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by Parent, Company or any of the Company Subsidiaries,
          (ii) all audit reports, revenue agent or examination reports, proposed adjustments, and statutory notices of deficiency, agreements and waivers and all related documents received from any taxing authority relating to any Tax Return filed by Parent, Company or any of the Company Subsidiaries and (iii) any Closing Agreements entered into by Parent, Company or any of the Company Subsidiaries with any taxing authority.

               (m) Tax Sharing Agreements. Neither Parent, Company nor any Company Subsidiary is a party to any agreement relating to allocating or sharing of income Taxes.

               (n) Code Section 280G. Neither Parent, Company nor any of the Company Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

               (o) Liability for Others. None of Parent, Company or any of the Company Subsidiaries has any liability for Taxes of any person other than Parent, Company and the Company Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or
          (iii) otherwise.

               (p) Code Section 168(h). Neither the Company nor any Company Subsidiary is (A) required to treat any asset of the Company or any Company Subsidiary as owned by another person pursuant to the "safe harbor" leasing provisions of the Code or as "tax-exempt use property" within the meaning of Code Section 168(h) or (B) required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision;

               (q) Code Section 481(a). Neither the Company nor any Company Subsidiary has agreed, or is required, to make any adjustment under Code Section 481(a) (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise;

               (r) Changes and Elections. Since the most recent Tax period for which Parent has provided Authority with copies of the federal income Tax Returns of the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary has, nor has the Parent on behalf of any of them, made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment or surrendered any right to claim a refund of Taxes or obtained or entered into any Tax Ruling, agreement, contract, understanding, arrangement or plan;

         3. Tax Periods Ending on or Before the Closing Date. Parent shall be responsible for and shall pay all Taxes with respect to periods that end on or before the Closing Date except to the extent such Taxes are reflected in Tax Reserves on the Closing Date Balance Sheet. Parent shall prepare or cause to be prepared all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date and shall furnish federal income returns to Authority at least 15 business days, and with the respect to all other returns at least 5 business days prior to filing. Authority shall have the right to review such Tax Return prior to the filing thereof. Authority shall notify Parent of any reasonable objections Authority may have to any items set forth in such draft Tax Returns, and Authority and Parent agree to consult and resolve in good faith any such objection and to mutually agree to the form and substance of such Tax Return. Such Tax Returns shall be prepared in a manner consistent with prior practice of the Company with respect to Returns concerning the income, properties or operations of the Company (including elections and accounting methods and conventions) and with this Agreement except where a specific contrary practice is required by law or regulation or otherwise agreed to prior to the filing thereof. Upon the agreement of Authority and Parent as to the form and substance of any such Tax Return, Authority shall cause Company to file such Tax Return. Parent shall pay to Authority at least 5 days prior to the due date of any such Tax Return, all Taxes that are reflected on such Tax Return that have not theretofore been paid to the applicable taxing authority or reflected in Tax Reserves on the Closing Date Balance Sheet.

         4. Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Parent shall provide a preliminary draft of any federal income Tax Return at least 60 days prior to the scheduled due date for such Tax Return (with regard to any extensions in effect on such date), and Parent shall provide a substantially final draft of any Tax Return relating to any other Taxes at least 5 business days prior to their due date (including any extensions). Authority shall notify Parent of any reasonable objections Authority may have to any items set forth in any such draft Tax Returns, and Authority and Parent agree to consult and resolve in good faith any such objection and to mutually agree to the form and substance of such Tax Return. Except as otherwise provided in this Agreement, such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company with respect to Returns concerning the income, properties or operations of the Company (including elections and accounting methods and conventions) and with this Agreement except where a specific contrary practice is required by law or regulation or otherwise agreed to by Authority prior to the filing thereof. Upon the agreement of Authority and Parent as to the form and substance of any such Tax Return, Authority shall cause Company to file such Tax Return. Parent shall pay to Authority at least 5 days prior to the due dates of such returns the portion of such Taxes which relate to the portion of such Tax period ending on the Closing Date determined as provided in this Schedule D, to the extent such Taxes have not theretofore been paid by Parent, Company or any Company Subsidiary prior to the Closing Date to the applicable taxing authorities or are not reflected in Tax Reserves on the Closing Date Balance Sheet provided, however, any liability which is discovered after the Closing Date which under the rules of the PSC (at the date hereof) is an electric ratepayer expense which has not previously been charged or credited to ratepayers shall be considered a liability or asset of the Authority. For purposes of this Schedule, in the case of any Tax that is imposed on a periodic basis and is payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to net or gross income or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to net or gross income or receipts be deemed equal to the amount which would be payable if the relevant Tax Period ended on the Closing Date. Parent shall be responsible for the portion of such Taxes which relate to the portion of the Taxable period ending on the Closing Date including without limitation Taxes reflected in Tax Reserves on the Closing Date Balance Sheet (as adjusted pursuant to the proviso in the second preceeding sentence) and shall pay the amount of such Taxes to Authority except to the extent such Taxes have theretofore been paid by Parent, Company or any Company subsidiary to the appropriate tax authority or are reflected in such Tax Reserves on the Closing Date Balance Sheet (taking into account such adjustments). All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. Notwithstanding the foregoing and except as provided in Schedule E, if requested to do so by Parent, and provided Parent has supplied the necessary funds therefore, Company shall make a payment or payments at such time as directed by Parent prior to the last day of the Tax Period that includes the Closing Date with respect to any expense or liability of the Company which accrues prior to the Closing Date and the tax benefit attributable to such payment shall be deemed attributable to the Tax Period ending on or before the Closing Date. Authority shall reimburse Parents for such funds to the extent and at such times as such reimbursement may be appropriate.

         5. Certain Taxes. Notwithstanding any provision of this Agreement to the contrary, all Taxes incurred by Company with respect to the transfer to Parent or the Transferee Subsidiaries of the Transferred Assets the distribution of the Parent Shares, and the sale of the New Parent Preferred Shares shall be deemed to relate to the portion of the relevant taxable period ending on the Closing Date for purposes of the preceding Section 4, and in no event shall Parent or its Subsidiaries be responsible for the payment or reimbursement to Authority or Company of Taxes to the extent the right to recover such Taxes from ratepayers would have been recordable as an asset on the Closing Date Balance Sheet and were not so recorded, other than federal income taxes arising out of the transactions contemplated by the Acquisition Agreement.

         6. Refunds and Tax Benefits. Except to the extent that any amount would be returnable to electric ratepayers under PSC rules (at the date hereof), any refunds of taxes based on gross or net income that are received by Authority or its Subsidiaries subsequent to the Closing Date, and any amounts credited against any such Taxes to which Authority and its Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Parent, and Authority shall pay over to Parent any such refund or credit within 15 days after receipt thereof, unless any such refund or amount results in a liability for such Taxes being imposed on Company relating to Tax periods or portions thereof ending after the Closing Date, in which case the amount paid to Parent shall be reduced by the amount of such liability.

         7. Cooperation on Tax Matters.

                  (a) Parent shall have the right to represent the interests of Company in any Tax audit or administrative or court proceeding relating to Tax Returns described in Paragraphs 3 and 4 with respect to which Parent may be liable for Taxes pursuant to this Agreement (including any such proceedings relating to Company or any Company Subsidiary) and shall control such audit or proceeding with respect to Taxes for which it is responsible under paragraphs 3 & 4 of this Schedule D consistent with the Liabilities Undertaking and Indemnification Agreement (Exhibit F); provided, however, that Authority shall have the right to participate in any such audit or proceeding to the extent that any such audit or proceeding may affect the Tax liability of Authority, any of its affiliates or Company for any period ending after the Closing Date and to employ counsel of its choice at its own expense for purposes of such participation and shall control such audit or proceeding with respect to Taxes for which it is responsible under paragraph 4 of this Schedule D consistent with the Liabilities Undertaking and Indemnification Agreement (Exhibit G). Notwithstanding anything to the contrary contained or implied in this Agreement, without the prior written approval of Authority, neither Parent nor any affiliate of Parent shall agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in any such audit or proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may affect the Tax liability of Authority or Company for any Tax Period ending after the Closing Date. Except to the extent required by law, neither Authority nor any of its Subsidiaries shall take any position with respect to Taxes that is inconsistent with any position taken by the Company prior to the Closing Date and shall file no amended Tax Returns with respect to any Tax Period that ends before or includes the Closing Date. Neither Parent nor any affiliate of Parent shall, without the prior written consent of Authority, file, or cause to be filed, any amended Tax return or claim for Tax refund, with respect to Company to the extent that any such filing may affect the Tax liability of Authority, any of its affiliates, or Company for any Tax Period ending after the Closing Date.

                  (b) Parent, Authority, and their Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Schedule and any audit, litigation, refund claim, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, refund claim, or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and executing powers of attorney to allow Parent and its representatives to exercise the rights herein enumerated. Parent, Authority, and their Subsidiaries agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Authority or Company, or Parent or its Subsidiaries, as the case may be, shall allow the other party to take possession and control of such books and records.

                  (c) Authority and Parent further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transaction contemplated in this Agreement).

         8. Any liability arising after the Closing by reason of failure to meet the requirements of Section 337(d) and the regulations thereunder because of the action of a regulatory agency, or any mistatements made to such regulatory agency, shall be allocated to Authority if the agency is an agency of New York State and to Parent if the agency is an agency of the Federal government.

LILCO TAX MATTERS DISCLOSURE SCHEDULE

TAX MATTERS DISCLOSURE SCHEDULE

         A)       FILING OF TIMELY TAX RETURNS
                  No exceptions

         B)       PAYMENT OF TAXES
                  No exceptions

         C)       TAX RESERVES
                  No exceptions

         D)       TAX LIENS
                  No exceptions

         E)       WITHHOLDING TAXES
                  No exceptions

         F)       EXTENSIONS OF TIME FOR FILING TAX RETURNS
                  1996 Federal Income tax return
                  1996 New York State Gross Earnings and Gross Income Tax
                  Returns

         G)       WAIVERS OF STATUTE OF LIMITATIONS
                  Waivers exist for federal income tax audit for 1981-1989 and the matters referred to in paragraph (i).

         H)       EXPIRATION  OF STATUTE OF  LIMITATIONS
                  Except as disclosed in Annual report on Form 10-K, no expiration of statute of limitations. No years that are otherwise open for audit have been audited or deficiencies proposed except for the matters referred to in paragraph (i).

         I)       AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS
                  LILCO is seeking refunds on property taxes, garbage
                           taxes and special district taxes.
                  Federal income tax audit 1981-1989
                  New York State and Use Tax audit for
                           9/1/90 through 2/28/93
                  New York State Gross Earnings Tax and Gross
                           Income Tax audit for 1991-1993
                  New York City Utility Excise Tax audit
                           for 6/1/92 through 12/31/94
                  New York State Petroleum Business Tax refund
                           claims for all periods.

         J)       POWERS OF ATTORNEY
                  Powers of Attorney have been granted with respect to certain property tax proceedings and with respect to private letter rulings to be requested as contemplated in this Agreement.

         K)       TAX RULINGS
                  Private  letter  rulings from  Internal  Revenue  Service with
                  respect  to   deductibility   of   contributions   to  nuclear
                  decommission trust for 9-Mile Point 2.

                  Advisory Opinions from New York State regarding gross receipt tax treatment of RICO Settlement and proposed sale/leaseback transaction.

                  A letter from the New York State Department of Taxation and Finance dated 4/25/1997 regarding the tax treatment of the proposed transactions involving LILCO, Authority and Brooklyn Union.

         L)       AVAILABILITY OF TAX RETURNS
                  No exceptions

         M)       TAX SHARING AGREEMENTS
                  No exceptions

         N)       CODE SECTION 280G
                  Under the terms of the transactions contemplated by this agreement and the Exchange Agreement, every officer of LILCO could receive payments in excess of 280G limitations.

         O)       LIABILITY FOR OTHERS
                  No exceptions

         R) LILCO intends to change its year for federal income tax purposes to the fiscal year ending March 31, beginning with the short year ending March 31, 1997, and, effective on April 1, 1997, deconsolidated for federal income tax purposes.

                                   Schedule E

                               Employment Matters


I.   Compensation and Benefits

     Discharge of Company liability with respect to employee & executive compensation and benefits.

     1. Parent will become the successor employer to Company under the collective bargaining agreements to which Company is a party. All employees of Company will be offered employment by Parent or an affiliate of Parent, effective as of the Closing. Employees who do not accept employment with Parent or an affiliate shall be terminated.

     2. Company will make the following arrangements with respect to payment of its liabilities under its compensation and benefit plans and programs prior to the end of the tax year within which the date of the Closing falls:

          a. With respect to any welfare benefit plan providing post-retirement welfare benefits that under PSC rules in effect at the date hereof is a ratepayer expense, Company, prior to Closing, and Parent, prior to the close of the tax year which includes the date of the Closing, may fund any such liability by paying to the trustee of any employee benefit trust the amount of the projected benefit obligation accrued up to the Closing for welfare benefits under such plans (whether vested or unvested) which Company or Parent (as the case may be) has a reasonable basis to believe is deductible for Federal income tax purposes. To the extent not otherwise charged to Company pursuant to the Basic Agreements or any other contractual relationship between Parent, any affiliate of Parent, Authority or Company (and otherwise without regard to any other contractual relationships between Parent, Company or Authority), Authority shall pay Parent an amount equal to the amount of the portion of the post-retirement liability described in this paragraph that under the rules of the PSC in effect at the date hereof is an Electric ratepayer expense (an estimate of which amount is reflected as a regulatory asset of Company on the Pro Forma Balance Sheet, at the same time and for the same amount that the Electric ratepayers would have had the cost attributable to such post-retirement liability included in the cost of their service under the rules of the PSC in effect at the date hereof until such liability is fully amortized.

          b. Notwithstanding any other provision of the Agreement, Company, prior to Closing, and Parent, prior to the close of the tax year which includes the date of the Closing, shall pay or arrange for the funding of any employee compensation or benefit previously accrued (or which would be accrued upon an employee's termination of employment from Company) which, in the judgment of Company or Parent (as the case may be), is reasonable and which under rules of the PSC in effect at the date hereof is not a ratepayer expense.

          c. With respect to any employee or former employee (or his or her spouse, or other dependent or beneficiary) who qualifies for a benefit under a welfare benefit (including severance) plan or workers' compensation plan because of an illness, accident or other event (including termination of employment) that occurred on or prior to the Closing, Authority shall pay or provide for the cost of continuing coverage of any such benefit not described in paragraph a, b, d, or e of this Section I.2, to the extent and at the time the cost of such coverage is an Electric ratepayer expense under PSC rules in effect at the date hereof. Company prior to Closing, and Parent, prior to the close of the tax year which includes the date of the Closing, may, subject to paragraph h below, contribute funds to a trust to provide for such benefits.

          d. With respect to any liability for the projected benefit obligations accrued up to the Closing for pension benefits that under PSC rules in effect at the date hereof is an Electric ratepayer expense (including, but not limited to, benefits under either qualified or nonqualified plans which alone or together with other benefits are non- discriminatory), Company prior to Closing, and Parent, prior to the close of the tax year which includes the date of the Closing, may, subject to paragraph h below, fund such benefits (vested or non-vested) under the actuarial methods, factors or assumptions set forth in the latest actuarial reports with respect to such plans by contributing to the appropriate trust up to the amount which Company or Parent (as the case may be) has a reasonable basis to believe is deductible for Federal tax purposes.

          e. Company prior to Closing, and Parent, prior to the close of the tax year which includes the date of the Closing, may, subject to paragraph h below, pay any accrued benefit or compensation including accrued vacation pay that under the rules of the PSC in effect at the date hereof is a ratepayer expense.

          f. Any liabilities Company incurs for payments by Company referred to in paragraphs a, c, d and e of this Section I.2 that are attributable to employees who were not, prior to the Closing, employed by, or whose compensation was not allocable to, Company's gas business shall be assumed by Parent at the Closing subject to Authority's obligations pursuant to the last sentence of paragraph a and pursuant to paragraph c.

          g. Any liabilities Company incurs for payments by Company referred to in paragraphs a, c, d and e of this Section I.2 and attributable to employees who, prior to the Closing, were employed by, or whose compensation is allocated to, Company's gas business, and any liabilities Company incurs for payments by the Company referred to in paragraph b of this Section I.2, shall be assumed by Parent at the Closing.

          h. In the case of liabilities attributable to employees who were not, prior to the Closing, employed by, or whose compensation was not allocable to, Company's gas business, prefunding or prepayment of such liabilities under paragraph c, d or e of this
               Section I.2 shall require the prior written consent of Authority, which shall not be unreasonably withheld.

     3.   Provision for certain employee liabilities.

          a. Effective as of the Closing, Parent shall assume, or shall cause one or more of its affiliates to assume, all of the "Employee Plans" described in Section II.1 of this Schedule E, including all liabilities and assets thereunder, and the Parent (or such affiliate) as plan sponsor shall have the sole authority to appoint the plan trustees and named fiduciaries.

          b. Notwithstanding the foregoing, and subject to the limitations set forth in this Section I.3, Parent or such affiliate(s) shall be entitled to charge Authority for the cost of funding and maintaining the following Employee Plans and related trusts, to the extent such cost is attributable to employees who have been employed by Company prior to the Closing (other than employees employed by or who provided services solely to the Company gas business) or who after the Closing provide services to Company or Authority under any Basic Agreement or other contractual relationship between Parent or an affiliate of Parent and Company or the Authority:

               (i)  any qualified pension plan and trust;

               (ii) any benefit plan and trust providing post- retirement health or life insurance benefits; and

               (iii)any other  Employee Plan and related trust which,  under the current rules of the PSC in effect at the date hereof, provides benefits which are properly a ratepayer expense.

          c. No cost shall be charged to Authority pursuant to Section I.3.b to the extent such cost has been or will be charged to Authority pursuant to the Ancillary Agreements or any other contractual relationship between Parent or any affiliate of Parent and Company or the Authority.

          d. The cost to be charged to Authority pursuant to Section I.3.b shall be subject to the following:

               (i) With respect to any liability which depends upon actuarial methods, factors or assumptions, Authority shall be liable for, or be credited with the effect of, the difference between the amount funded by Authority and the amount actually required to provide the employee benefits with respect to the services rendered by the employee to Authority either as (A) an employee of Company or Authority or (B) an employee of Parent or its affiliates providing services to Company or Authority. The proportion of the total liability which shall be funded by Authority shall be the amount of the actual liability multiplied by a fraction the numerator of which is the total months of service by the employee for Company or service for Parent or any affiliate which is properly charged to Company or Authority and the denominator of which is the total number of months of service of the employee to both Company and Parent or its affiliate.

               (ii) To the extent that any liability for benefits incurred after the Closing reflects the amount of compensation of the employee, the proportion of any such liability which shall be funded by Authority shall be the proportion of the employee's compensation properly charged to Authority. For example, if an employee of Parent is charged only 50 percent to Authority after the Closing, Authority's responsibility for his pension benefit shall be one half of the amount of the liability attributable to the employee's benefit for such period of service.

          e. Parent and its affiliates shall have the right to alter the benefits provided to their employees. However, except as Parent, and Authority may otherwise agree, to the extent any such change in benefits result in increased costs, the effect of such change shall not be charged to Authority and Authority's liability and contribution with respect to any such employee who continues to render services to Authority shall be determined as if the plans and trusts of Company continued without amendment, change or termination.

          f. The amount of any payments which Authority is required to make to any trustee under any employee pension benefit plan as that term is defined in Section 3(2) of ERISA or any employee welfare benefit plan as defined in Section 3(1) of ERISA shall be paid in time and amount as such amount would be included in the costs charged to ratepayers in accordance with the rules of the PSC at the date hereof, with respect to the plans of utilities regulated by it, but in all events shall be in compliance with applicable funding rules under ERISA, the Code or other applicable Federal law. Any costs incurred by any trust with respect to the determination of the time and amount of any payment by Authority to such trust shall be borne by Authority in proportion to the Authority's pro rata share of the total benefit liabilities of such trust (on a present value basis), and otherwise by Parent or an affiliate of Parent.

          g. (i) Parent and the affiliates of Parent maintaining the Employee Plans after the Closing shall submit within 30 days after the end of each calendar quarter one consolidated invoice for the cost to be charged to Authority pursuant to Section I.3.b for such quarter, together with such supporting documentation as may be reasonably requested by Authority. Authority shall have thirty days from date of receipt to pay such invoice.

               (ii) Notwithstanding the foregoing,  (A) if Authority  reasonably requests additional supporting documentation or an explanation for a particular invoice, Authority shall have at least thirty days following receipt of such documentation or explanation to make such payment, and (B) in the case of any invoice exceeding 125% of the invoice for the immediately preceding calendar quarter, Authority shall have the option to pay such invoice over a period of up to twelve months, with interest payable quarterly at an effective interest rate equal to Parent's effective cost of borrowing.

               (iii)If  there  is  a   dispute   with   respect   to   actuarial
                    calculations that cannot be resolved between Parent's actuary and Authority's actuary, the dispute shall be referred to a third actuary selected by Parent and Authority, the cost of whom shall be borne equally by Parent and Authority. Any costs (including without limitation reasonable attorneys' fees) incurred in connection with any legal action taken to collect the amount so determined to be payable by Authority shall be payable by Authority.

          h. If any Basic Agreement is terminated and, as a result thereof, Parent or an affiliate thereof is replaced as service-provider, Authority shall require that any successor to Parent or such affiliate shall assume Parent's and such affiliate's rights and obligations under this Section I.3, and Parent, Authority and Company shall enter into such agreements as are necessary to separate the obligations for which the new service-provider will be responsible from all other obligations of Parent and its affiliates. If any new service-provider who assumes such liabilities fails to discharge same, Parent and its affiliates shall pursue their rights against such service- provider as their primary right of recourse in such event, but Company and Authority shall not be relieved of their obligations to Parent and its subsidiaries under this Schedule E with respect to liabilities not in fact discharged by such service-provider.

     i. The obligations of Company and Authority under this Schedule E shall not be limited by, and shall survive the expiration of, any other contractual relationship between Company or Authority and Parent or any of its affiliates.


II.  Employee Benefit Plans

     1. The Employment Matters Disclosure Schedule annexed to this Schedule E as Annex A ("Annex A") lists all plans, contracts and other arrangements in which Company or any Company Subsidiary participates or with respect to which Company, any Company Subsidiary, or any other corporation whose stock is being acquired by Authority under the Agreement or any of its Subsidiaries (collectively, the "Employers"), has or may have any liability or obligation and which (a) is an employee benefit plan (as defined in Section 3(3) of ERISA), or similar plan provided with respect to directors, independent contractors or their dependents, (b) provides stock-based compensation, or (c) provides any bonus, incentive profit sharing, employee severance, change in control, vacation, medical, sick leave, cafeteria, or fringe benefit or is a deferred compensation or similar arrangement (the "Employee Plans"). True and complete copies of all Employee Plans and those related documents and records described in Annex A have been made available to Authority. Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), or as described in Annex A, none of the Employee Plans provides medical or life insurance or other welfare benefits to or with respect to former employees, independent contractors or their dependents. No party has failed to materially comply with any law or regulation applicable to any Employee Plan or with the terms of any Employee Plan. The Employee Plans provide all compensation and benefits required to be provided employees of Company and their dependents under all applicable law. Each of the Employee Plans intended to meet the requirements for qualification under Section 401(a) of the Code has been determined by the IRS to be so qualified, and to the best knowledge of Company, no circumstances exist that are reasonably expected by Company to result in the revocation of any such determination. No excise tax, or encumbrance on any of the assets with respect to Company has arisen or, based on events which have already occurred, may arise with respect to any Employee Plan. Except as set forth in Annex A, the transactions contemplated by the Agreement will not in and of themselves give rise to any liability or obligation of Company or any other Employer, with respect to any Employee Plan. Each

          Employee Plan may be amended or terminated by Company or by one of the other Employers at any time on or after the Closing Date without violating its terms or any law or regulation. Except as required by law, Company has not agreed to any changes to any Employee Plan that would cause an increase in benefits under any such Employee Plan (or the creation of new benefits) or change any employee coverage which would cause an increase in the expense of maintaining any such plan. In all material respects Company and each of the other Employers have made all required contributions and paid all applicable premiums to, or with respect to, the Employee Plans as and when due. Neither Company nor any other party has made any promises or commitments with respect to any Employee Plan, other than in accordance with a reasonable interpretation of the terms of such Employee Plan. Except as set forth in Annex A, no suit, action or other litigation or claim (excluding claims for benefits incurred in the ordinary course of plan activities) has been threatened or brought against or with respect to any Employee Plan nor is Company aware of any facts or circumstances which might reasonably give rise thereto.

     2. Except as set forth in Annex A, no liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Company with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained or contributed to by Company ("Pension Plan") or the single-employer plan of any entity (an "ERISA Affiliate") which is or was considered one employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate Plan"). The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan, and no condition exists that presents a material risk that such proceedings will be instituted. Company neither has nor will have any material liability of any nature whatsoever (contingent or otherwise) arising out of or relating to any ERISA Affiliate Plan. None of the Pension Plans is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA), and neither Company nor any ERISA Affiliate currently has an obligation to contribute to or has contributed to or had any obligation to contribute to a multiemployer plan during the six-year period immediately preceding the date of the Agreement. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed by Company or Parent as a result of the transactions contemplated herein. No Pension Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Company nor any ERISA Affiliate has an outstanding funding waiver. Company has not provided and is not required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code.

     3. All contributions required to be made under the terms of any Pension Plan have been timely made when due and have been properly reported in the financial statements included in the SEC Reports.

     4. Except as disclosed in Annex A, under each Pension Plan which is a single-employer plan and under each ERISA Affiliate Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the respective plan's most recent actuarial valuation), did not exceed the then current value of the assets of such plan, and there has been no material adverse change in the financial condition of any such plan since the last day of the most recent plan year. All contributions with respect to each Pension Plan have been made when due.

     5. Payments resulting from the transactions. (a) The consummation or announcement of any transaction contemplated by the Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from Company or any of the Company Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Employee Plan being established or becoming accelerated, vested or payable and (b) neither Company or any of the Company Subsidiaries is a party to (i) any management, employment deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee,
          (ii) any consulting contract with any person who prior to entering into such contract was a director or officer of Company or (iii) any plan, agreement, arrangement or understanding similar to any of the foregoing.

     6. Labor Agreements. As of the date hereof, except as set forth in the Company SEC Reports filed prior to the date of the Agreement, neither Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. To the best knowledge of Company, as of the date of the Agreement, except as set forth in Annex A, there is no current union representation question involving employees of Company or any of the Company Subsidiaries, nor does Company know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Company SEC Reports filed prior to the date of the Agreement or in Annex A, (a) there is no unfair labor practice, employment discrimination or other material complaint against Company or any of the Company Subsidiaries pending, or to the best knowledge of Company, threatened, (b) there is no strike, or lockout or material dispute, slowdown or work stoppage pending, or to the best knowledge of Company, threatened, against or involving Company, and (c) there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Company, threatened, in respect of which any director, officer, employee or agent of Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from Company or such Company Subsidiary pursuant to their respective certificates of incorporation or by-laws or as provided in the indemnification agreements listed in Annex A.

                                                           Annex A to Schedule E

                  Employment Matters Disclosure Schedule


II. 1.

Employee Plans:

     Retirement Income Plan
     Officers Supplemental Retirement Plan
     401(k)  Capital   Accumulation  Plan  -  Union  and  Non-Union
     Director's Retirement Plan
     Employment  Contracts for each Officer
     Union Severance Plan
     Educational  Assistance  Program
     Long  Term  Disability  Plan - Union  and Non-Union
     Retirement Benefits Restoration Plan
     Executive Incentive Plans - Annual and Long Term
     Company Managed Care Program (active employees and retirees) Company Dental Expense Plan
     Disability  Leave Program
     Employees Group Life Insurance Plans (active employees and retirees)
     Travel Accident Plans
     Supplemental Flexible Spending Medical Plan and Dependent
       Care Assistance Plan
     Supplemental Death & Disability Plan
     Separation Allowance Plan
     Contract Retirement Benefits
     Split life Insurance Plan
     Death in Family Leave
     Flexible Spending Plan
     Deferred Compensation Trust

Unless a change in control sooner occurs pursuant to the Exchange Agreement, consummation of the transaction contemplated by the Agreement could result in
(i) payments to each officer of Company and acceleration of benefits under the Officers Supplemental Retirement Plan pursuant to employment agreements entered into with each officer and acceleration of other accrued compensation or benefit payments as a result of the termination of executive and employee employment at LILCO as such employees become employed at the Parent.

Pension Litigation involving Company and the Plan Administrator (an officer of Company): Becher, et al. v. Long Island Lighting Company, et al.

II. 2.    No exceptions.

II. 4.    Any underfunding is only as described in the Form
          5500's furnished in connection with due diligence.

II. 6.    See Section II.1 of this Annex A.

                                   SCHEDULE F

                             Grant of Future Rights
                             ----------------------

         1. Generating Facility Sites. Effective upon the Closing and for a period of 99 years thereafter, Parent shall (and to the extent necessary to effectuate the same, cause the Transferee Subsidiaries to) grant to Authority the right (the "Right"), subject to the rights of Parent and the Transferee Subsidiaries addressed in paragraph 4 herein, to lease or purchase or to allow its designee to lease or purchase appropriately sized and sited parcels at any of the then existing Generating Facility Sites including parcels of land included among those required to be transferred to GENCO at Closing pursuant to
Section 2.1 of the Generation  Purchase  Right  Agreement  (and,  subject to the provisions of paragraph 2 herein, to acquire unlimited access to Generating Facility Sites as well as appropriate easements), as reasonably determined by Authority's consulting engineer and confirmed by a mutually agreeable independent consulting engineer for the purpose of constructing new electric generating facilities to be owned by Authority or its designee; provided, however, neither Authority nor its designee shall have the right to lease or purchase any parcels if such lease or purchase materially interferes with either the physical operation of any Generating Facilities or the GENCO's environmental compliance. The parties shall attempt to identify a site at a location that will minimize any payments that may be required from Authority or its designees under paragraph 2. Parent and the Transferee Subsidiaries will not unreasonably limit or restrict Authority's ability to investigate and identify such parcels.

         2. Interference Compensation. If Authority's construction or operation of new generating units at Generating Facility Sites or its use of the Shoreham Site materially interferes with either the physical operation of the Generating Facilities or with Parent's (or the Transferee Subsidiary's, as the case may be) environmental compliance, Authority shall ensure that Parent or such Transferee Subsidiary will be compensated for the adverse impact on Parent or such Transferee Subsidiary of such interference.

         3. Fair Market Value. The lease or purchase price for the parcels referred to in paragraph 1 will include the fair market value at the time of lease or purchase as determined by an independent real estate appraiser jointly selected by the Parties. The appraisal methodology will be determined and agreed upon by Parent and Authority prior to the Closing Date, provided that such appraisal methodology shall take into account any decreased value of such parcels resulting from the requirements of paragraph 2.

         4. Right of First Refusal. Notwithstanding Authority's rights under paragraph 1 herein, Parent and the Transferee Subsidiaries will have the right to sell or lease Generating Facility Sites, other than parcels of land included among those required to be transferred to GENCO at Closing pursuant to Section 2.1 of the Generation Purchase Right Agreement until the expiration of the term of the Purchase Right (as therein defined), to third parties where: (i) Authority has not already exercised its right to purchase such sites; and (ii) where such sale or lease would not interfere with Authority's rights under a then existing lease. However, Parent's or such Transferee Subsidiary's right to sell or lease a parcel at a Generating Facility Site to a third party (for purposes of this paragraph 4 referred to as the "property") shall be subject to Authority's right of first refusal to purchase or lease such property as hereafter provided. The terms of any such third party sale or lease shall have been negotiated by Parent or such Transferee Subsidiary in good faith pursuant to a bonafide written offer and shall not include terms and conditions that would make it impractical or difficult for Authority to exercise its right of first refusal.

         (b) Parent or such Transferee Subsidiary may sell or lease the property to a third party only after providing Authority written notice (the "Transfer Notice") of its intent to sell or lease such property. The Transfer Notice shall include an offer to Authority to purchase or lease the property (as the case may be) at a price equal to the Offered Price. For purposes of this paragraph 4, "Offered Price" shall be the price offered by the third party for the property, and accepted by Parent or such Transferee Subsidiary, including any non-cash or like-kind offer, which Authority shall have the right to match by paying an equivalent amount in cash or bonds.

         (c) If Authority does not accept the offer provided in the Transfer Notice at the Offered Price of the property (for purposes of this paragraph 4 referred to as the "Transfer Price") within sixty (60) days, or one hundred and twenty (120) days if the Transfer Price is greater than or equal to One Million Dollars ($1,000,000), after receipt of the Transfer Notice, Parent or such Transferee Subsidiary may proceed to sell or lease such property to the third party pursuant to a bonafide written offer or agreement at a price no less than the Transfer Price; provided, however, if such transfer is not consummated within nine (9) months after Authority's receipt of the Transfer Notice, that transfer shall again become subject to the provisions of this paragraph 4, to provide a new Transfer Notice to Authority.

         5. Shoreham Site. Authority will acquire at the Closing Date for fair market value, an appropriately sized parcel, as reasonably determined by Authority's consulting engineer and confirmed by a mutually agreeable independent consulting engineer, at the Shoreham Site (as defined in Appendix A attached hereto) to serve as the terminus for an undersound cable (nominal rating approximately 600 MW) and the site for up to approximately 600 MW of new gas fired combined cycle generating facilities and be granted unlimited access to the site as well as Appropriate Shoreham Easements.

"Appropriate Shoreham Easements" means general access easements and utility easements, as well as easements determined by LIPA or its designees to be needed from time to time to construct, maintain and operate the facilities described in this Section 5 and related facilities (the "LIPA Facilities") in an economic manner, including easements for:

         o        natural gas pipelines
         o        fuel oil pipelines
         o        electric transmission facilities and rights of way
         o electric distribution facilities and rights of way for station service
         o        communication facilities
         o        construction laydown, staging and parking
         o        environmental monitoring equipment
         o environmental buffer (which will be defined through mutual agreement):

The locations of such easements to be reasonably and mutually agreed upon.

Parent or an Affiliate thereof, as the case may be, will retain all right, title and interest in, to or of the combustion turbine and diesel peaking units located on this site, and will be granted unlimited access to such facilities. Should the parties agree that there would be significant economic savings to Authority by locating a portion of the cable terminus site or the combined cycle generating facility site on land on the Shoreham Site beyond the fenced in area, then Parent and/or an Affiliate thereof will sell at fair market value a portion of the land within the Shoreham Site Additional Area (as defined in Appendix A attached hereto) that is thereby required. Parent and/or such Affiliate will not unreasonably withhold its or their agreement. Authority's actual use of the property acquired pursuant hereto shall not be limited to a terminus for an underground cable or a site for a new gas fired combined cycle generating facility, and if so used, such cable and generating facilities shall not be limited to 600MW.

Authority will be responsible for any and all transmission reinforcements reasonably required to accommodate either of the foregoing, as contemplated in
Section 4.3 of the Power Supply Agreement.

         6. Method of Exercise of the Right. The Right may be exercised only by giving of written notice to Parent. Notice must be accompanied by: (1)
certification by the Chairman or Executive Director of Authority that the exercise of the Right has been affirmatively approved by the vote of a majority of all members of the entire Authority Board of Trustees; and (2) a copy of the related resolutions of the Authority Board of Trustees certificated as true and correct by the Chairman or Executive Director of Authority.

         7. Procedure. In the case of any sale and purchase of any Property pursuant to Authority's exercise of the Right, the form and content of the legal descriptions thereof and conveyancing documentation with respect thereto shall be determined by representatives of Parent or Transferee Subsidiary, as the case may be, subject to the consent of the Authority, and shall be consistent with the documentation by which title was acquired, local custom with respect to documenting transfer of property and grantor's acts.

         8. Local Transportation Charge. Effective upon the Closing interruptible gas transportation to the existing generation units will be continued on the same basis as is currently provided. Parent will also provide an interruptible gas transportation rate on the distribution system included in the Transferred Assets and any extensions thereof to new generation (regardless of who owns it) above a mutually agreeable MW threshold, of 19 cents/dekatherm adjusted only for any system capital improvements specifically required which will be charged on a cost-based, return on rate base basis, using Parent's cost of capital for its gas system. This pricing will be continued for 11.5 years after the acquisition is completed.

         9. Business Combinations. Effective upon the Closing and for a period of 99 years thereafter, Parent will not (and to the extent necessary to effectuate the same, prevent its Subsidiaries from) increase any fee, rate or charge to the Authority on the basis of any business combination involving the Parent or any of its Subsidiaries.

         10. Owernship of/Access to Common Plant. Parent will own common plant (as provided in Schedules A and B) and will charge Authority for its beneficial use through the Management Services Agreement, the Power Supply Agreement and the Energy Management Agreement. The allocation of costs related to common plant between gas, generation and transmission and distribution will be mutually agreeable to all parties. Such charges to Authority will be determined in the same manner as common plant is charged to gas customers by Parent's regulated gas business; charges to rate payers will not increase as a result of the BUG/LILCO merger or any future merger or business combination by Parent, or Authority's acquisition of the Company.

         The Authority and Parent will mutually agree upon the appropriate allocation of real property (as provided in Schedules A and B) and will select personal property (e.g., billing/customer service hardware and software) that Authority shall have access to or control of as owner of the T&D System. After the Effective Time and for 99 years, Parent will give Authority the perpetual right to enter into leases for such assets or sub-contract for such services which it may assign to a subsequent management services contractor. Terms of each such lease will be fair market value as determined by independent appraisers.

         11. Tax Exempt Securities. Parent shall not, nor shall Parent permit any Subsidiary to take any action that would likely jeopardize the qualification of outstanding revenue bonds which qualify on the date of the Closing under
Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 03(b)(5) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

         12. Access to Properties. Effective upon the Closing and for a period of 99 years thereafter, the Authority and its consultants and agents shall have a right of unrestricted access to the Allocated Common Facilities as more fully described in Section 3.1(F) of the Management Services Agreement. The Authority and its consultants and designees shall have a dedicated on-site office space also as described more fully in Section 3.1(F).

             During the term of the Management Services Agreement, Parent, or as appropriate, Parent's Subsidiaries may enter upon Authority's transmission and distribution system to perform its duties thereunder, all as more fully described in Section 3.1(C) of the Management Services Agreement.

         13. Easements. In connection with the acquisition by Authority of any right, title or interest to any property as contemplated herein, Authority shall grant Parent an irrevocable and perpetual easement for the maintenance and access of and to any Transferred Assets located on or under adjoining property of Seller, provided if Parent's use of such easement materially interferes with either the physical operation of any generating facilities or with Authority's environmental compliance, Parent shall compensate Buyer for the adverse impact on Authority of such interference.

         14. Customer Billing & Services System. If, at any time after the effective time of the Closing, Parent shall sell, lease or otherwise market its Customer Billing/Customer Services ("CBS") system, currently under development with James Martin & Co. and others, then Parent shall distribute 66-2/3% of its net revenues resulting from such sale or marketing to Authority. Prior to the Closing, expenses and costs for the development of CBS shall be borne by ratepayers to the extent consistent with existing New York State Public Service Commission ("NYSPSC") law and regulations. After the Closing, such expenses and costs shall be reflected in annual budgets to the extent agreed by Authority and Manager.

         15. Non-Competition, Sale to Third Parties. Effective upon the Closing and for a period of 99 years thereafter, Parent shall not (and to the extent necessary to effectuate the same, shall cause its Subsidiaries not to) compete with Authority, directly or indirectly, as a provider of transmission or distribution service on Long Island; provided, however, that Parent may provide non-retail delivery of power on LILCO's property to serve its existing common plant and generating facilities. To the extent that Parent sells capacity or energy in the territory serviced by LILCO after the Closing, such capacity or energy is to be delivered through Authority's transmission and distribution system.

             Parent further agrees that it will not oppose any tariffs, access charges or fees for the use of Authority's transmission and distribution system, whether or not such tariffs, access charges or fees are established by or on behalf of Authority; provided, however, that such tariffs, access charges or fees shall be non-discriminatory between Parent and other affected parties.

         16. Synergy Savings. Parent and BUG agree that Authority will share in the projected ten-year synergy savings attributable to the BUG/LILCO combination. Authority's share of synergy savings will be based upon the amount of the projected savings allocated by the NYSPSC to LILCO electric rate payers up to a maximum of 2% of LILCO's projected ten-year average annual electric revenues. Eight/tenths of the aggregate projected ten-year savings so allocated by the NYSPSC will be used to reduce the budgeted cost amounts under the Management Services Agreement, the Power Supply Agreement and the Energy Management Agreement, as appropriate, in the following percentages in each of the first eight years.

         Year                       Percentage

         1                            2.44%
         2                            7.20
         3                            9.68
         4                           12.18
         5                           14.64
         6                           16.93
         7                           18.08
         8                           18.85
                                    ------
                                    100.00%

Based upon the anticipated synergy savings announced by LILCO and BUG and assuming allocation by the NYSPSC of such savings to LILCO electric ratepayers equal to 2% of LILCO's average annual electric revenues, the Authority's share of the synergy savings pursuant to the schedule above will result in aggregate net savings (including consideration of carrying costs) to the Authority's electric ratepayers of approximately $413 million over the eight years following the closing.

         17. NOx and SOx Emission Credits. Parent shall apply all NOx, SOx and other air emission credits owned by the Transferee Subsidiaries for the continued operation of the Generating Facilities at cost, if any, without markup. Effective as of the Closing Date, 67% of the net proceeds of any sale or other disposition of emission credits which are excess to the needs of the operation of the Generating Facilities shall be credited to the annual charges to the Authority under the Agreements and the balance shall be for Parent's account. Parent shall provide Authority with notice of its intention to sell or otherwise dispose of emission credits in order to allow Authority sufficient time to submit a bid for such credits if it so chooses.

         18. Omnipoint. Effective as of the Closing Date, 66-2/3% of all lease rentals and attachment fees received by Company after the Closing Date from the Omnipoint agreements, the MCI metro agreements and from other similarly structured and financed telecommunications agreements entered into prior to the Effective Time will be payable to Authority and the balance shall be for Parent's account. In addition, to the extent that less than 66- 2/3% of all such lease rentals and attachment fees received by Company prior to the Closing Date were allocated or credited by Company to electric ratepayers, Company shall pay to Authority the difference between 66-2/3% of such amounts and the amount allocated or credited to electric ratepayers.

         19. Tax Cases. Parent and the Transferee Subsidiaries shall not, from and after the Closing Date, commence or prosecute any tax case challenging any property tax relating to the Generating Facilities, except for claims in respect of assessments (other than generally applicable assessments and other than when such assessment is in conjunction with a property addition), which may be pursued fully by Parent, including, without limitation, any property tax assessment on the Generating Facilities or Generating Facility Sites, but only if the assessment on any such challenged facilities is increased not in an appropriate proportion to the increase in value related to taxable capital additions affixed to the tax parcel between the last two tax status dates. If the tax attributable to the assessment on the Generating Facilities or Generating Facility Sites is not included in the costs paid by Authority or its Affiliates (e.g., gas facility located on Generating Facility Site) then Parent or the Transferee Subsidiaries, in its or their sole discretion, may pursue tax challenges on such assessments. This provision shall expire upon the termination of the Power Supply Agreement.

In the event the Parent or Transferee Subsidiaries challenge any tax assessments on the Generating Facilities, any tax refunds received by Parent or such Transferee Subsidiary shall be shared 25%/75% between Parent or such Transferee Subsidiary and Authority, respectively. Parent or the Transferee Subsidiaries shall be responsible for all preparatory efforts and litigation- related costs pertaining to any such challenge. This provision shall expire upon the termination of the Power Supply Agreement, except that Authority will continue to share 75% of tax refunds received after such termination to the extent that such refunds relate to property taxes for which Authority has reimbursed Parent or the Transferee Subsidiaries.

          APPENDIX A - SHOREHAM SITE AND SHOREHAM SITE ADDITIONAL AREA


Shoreham Site is described as attached.

Shoreham Site Additional Area is shown on the attached survey map as the lined area outside but contiguous to the Shoreham Site. The placing of the lined area is approximate, to be further defined by GENCO, and is not intended to include any property not owned by GENCO, Guarantor or its affiliates.

                                   SCHEDULE G
                                 RETAINED ASSETS

                  "Retained Assets" means all properties or assets contemplated hereby to be owned at the Effective Time (x) by Company or (y) by any Company Subsidiary or Company Joint Venture not constituting a Transferred Asset as determined pursuant to Schedule A or Schedule B, including, without limitation:

               (A) Electric transmission and distribution system ("T&D System"). "T&D System" means the electricity transmission and distribution system owned by Company at the Effective Time, as described in the paragraph below, and assets, facilities, equipment or contractual arrangements of Company used to provide the transmission and distribution of the electrical energy and capacity available from the System Power Supply (as defined in Appendix 1 to the Management Services Agreement) to the counties of Suffolk and Nassau and that portion of the County of Queens constituting the Company's service area as of the effective date of the Long Island Power Authority Act, N.Y. Pub. Auth. Lawss. 1020 et seq., and not including the Villages of Freeport, Greenport and Rockville Centre.

                         The T&D System extends,  without  limitation,  from the
                    points of interconnection with Consolidated Edison Company of New York, the New York Power Authority, and Connecticut
                    Light & Power and the on-island generating plants owned by GENCO (as defined in the Power Supply Agreement) on the low voltage side of the step-up transformers in the switch yards, or others and interconnections as they are built to the meters of the transmission and distribution facilities, equipment and property up through the retail and wholesale electric customers' point of interconnection with the meter.

               (B) Company's 18% ownership interest in Nine Mile Point 2, and related nuclear fuel and nuclear decommissioning trust funds. "Nine Mile Point 2" means Unit No. 2 of the Nine Mile Point Nuclear Power Generating Station located in Scriba, New york and operated pursuant to a joint operating agreement by Niagara Mohawk Power Corporation.

               (C) The Shoreham property tax and PILOT claims and all other tax claims and tax certiorari matters arising with respect to Company's pre-closing operations, including with respect to generation and common plant.

               (D) Certain other assets. Assets included in the Company's Pro forma Balance Sheet At December 31, 1997 attached as Exhibit A-1.

                           PARENT DISCLOSURE SCHEDULE

                      REFERRED TO IN SECTION 7.4(A) OF THE
      AGREEMENT AND PLAN OF EXCHANGE AND MERGER, DATED AS OF JUNE 26, 1997
                                  BY AND AMONG
                    BL HOLDING CORP., A NEW YORK CORPORATION,
              LONG ISLAND LIGHTING COMPANY, A NEW YORK CORPORATION,
               LONG ISLAND POWER AUTHORITY, A CORPORATE MUNICIPAL
                INSTRUMENTALITY AND POLITICAL SUBDIVISION OF THE
                STATE OF NEW YORK, AND LIPA ACQUISITION CORP., A
                              NEW YORK CORPORATION.

                           PARENT DISCLOSURE SCHEDULE

This is the Parent Disclosure Schedule referred to in Section 7.4(a) of the Agreement and Plan of Exchange and Merger, dated as of June 26, 1997, by and among BL Holding Corp., a New York corporation ("Parent"), Long Island Lighting Company, a New York corporation (the "Company" or "LILCO"), Long Island Power Authority, a corporate municipal instrumentality and political subdivision of the State of New York (the "Authority"), and LIPA Acquisition Corp., a New York corporation, (the "Agreement"). Section references given below are to the corresponding sections of the Agreement, to which reference is hereby made for the definitions of all capitalized terms not otherwise defined herein. Any matter disclosed pursuant to any section referred to below shall be deemed disclosed pursuant to all other applicable sections and Disclosure Schedules that are made a part of the Basic Agreement.

This Disclosure Schedule hereby incorporates by reference all of the Parent SEC Reports filed with the SEC through the date of the Agreement the latest of which is the Company's transition report on Form 10Q for the quarter ending March 31, 1997. This Disclosure Schedule also incorporates by reference the LILCO Tax Matters Disclosure Schedule attached to Schedule D of this Agreement and the Employment Matters Disclosure Schedule attached as Annex A to Schedule E of this Agreement.


SECTION 4.1 ORGANIZATION AND QUALIFICATION.

No exception.


SECTION 4.2 SUBSIDIARIES.

                                                                                                   Percent of Stock
Name of Company       Description of Business                                                        Ownership
---------------       -----------------------                                                        ---------
Honeoye Storage       Storage of natural or manufactured gas and in connection therewith
Corporation           it engages, to some extent, in transportation and operates various
                      storage and transmission facilities.                                                23.3

Marquez               Owner of mining properties in New Mexico following a foreclosure
Development           sale of Nov. 4, 1991.  On September 19, 1991, a US Bankruptcy Court
Corporation           filed a final judgment, decree of foreclosure and order of sale, authorizing LILCO to complete the proceedings to foreclose on the
                      Bokum Resources Corporation properties.  This judgment was assigned
                      to Marquez by LILCO prior to the foreclosure sale.                                    75

Boundary Gas, Inc.    Purchases and receives natural gas from Trans-Canada Pipelines Limited at the Canadian-US border near Niagara Falls, Ontario and immediately resells and delivers the same natural gas to its  fourteen stockholders at the border.  Commencement of deliveries is subject to Regulatory Approval.
                      Boundary Gas owns no real property, will not be an operating utility and
                      will not construct any facilities.                                                  2.70

                           PARENT DISCLOSURE SCHEDULE

                                                                                                   Percent of Stock
Name of Company       Description of Business                                                        Ownership
---------------       -----------------------                                                        ---------

LILCO Energy          Authorized to participate as General Partner in Iroquois Gas
Systems, Inc.         Transmission System, LILCO Energy Systems, Inc. has a 1%
                      equity interest in the Iroquois Gas Transmission System.                            70

Island Energy         Island Energy Services Company, Inc. is currently inactive.                         70
Services Company,Inc.



SECTION 4.3 CAPITALIZATION.

    1.  Series I Preferred Stock-convertible to Common Stock.
    2.  Employee Stock Purchase Plan.
    3.  Investor Common Stock Plan, effective May 5, 1997,
        (replaced Automatic Dividend Reinvestment Plan).
    4.  Annual Stock Incentive Compensation Plan.
    5.  Long-Term Stock Incentive Plan.
    6.  Directors' Stock Unit Retainer Plan.
    7. Option granted to Brooklyn Union in connection with the Binding Share Exchange.
    8. The Company may, from time to time, acquire shares of its common stock to be held as treasury shares or to satisfy its obligations under the above-referenced stock plans.
    9. The Company may, from time to time, purchase, redeem, exchange or otherwise acquire shares of its preferred stock in order to satisfy its obligation respecting such shares as contemplated herein.


SECTION 4.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

     b)  NON-CONTRAVENTION.

          1. Consents from the lending institutions participating in LILCO's Revolving Credit Agreement and the letters of credit agreements supporting LILCO's tax exempt debt.

          2. Consents from the holder of the 8.20% and 7.30% Debentures as necessary to effect the transfer of these securities to the Parent as contemplated herein.

          3.   Consents  from the holders of Series AA  Preferred  Stock and the
               Non-redeemable   Preferred  Stock  as  necessary  to  effect  the
               transactions respecting such securities contemplated herein.

     c)  STATUTORY APPROVALS.
         Approvals will be required by regulatory agencies including the FERC, the NRC and the SEC.

     d)  COMPLIANCE.
         No exception.

                           PARENT DISCLOSURE SCHEDULE

SECTION 4.5 REPORTS AND FINANCIAL STATEMENTS.

No exception, except for certain waived audit adjustments of Ernst & Young relating principally to: (i) the deferral of call premiums associated with preferred stock refinanced by LILCO; (ii) the under accrual of gas supply expense; (iii) customer account receivable reserve; and (iv) the write off of LIPA/NYPA proposal costs.


SECTION 4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS.

No exception.


SECTION 4.7 LITIGATION.

Attached hereto as Attachment 1 is a list of non-claims pending lawsuits against the Company for which the Company may potentially be exposed to liability of $1 million or more. Additionally, there are 22 out of 710 pending claims lawsuits against the Company alleging personal injury or property damages for which reserves of $100,000 or more have been established.

Matters pending before the PSC, FERC or involving EPA, DEC or DEP are either identified in the Company's SEC filings or do not meet the criteria for civil litigation described above.


SECTION 4.8 REGISTRATION STATEMENT AND PROXY STATEMENT.

No exception.


SECTION 4.9 ENVIRONMENTAL PROTECTION.

    (A)      COMPLIANCE.
             No exception.

    (B)      ENVIRONMENTAL PERMITS.
             No exception.

    (C)      ENVIRONMENTAL CLAIMS.

             The Company is working cooperatively with the N.Y. State Department of Environmental Conservation, Suffolk County Health Department and Novartis (the manufacturer of the herbicide Simazine) to investigate Simazine levels in the water supply.

    (D)      RELEASES.
             No exception.

    (E)      PREDECESSORS.

                           PARENT DISCLOSURE SCHEDULE

             Five (5) additional MPG sites on Long Island not currently owned by LILCO, at least two (2) of which were owned by LILCO predecessors in interest. Information contained in Atlantic Environmental Consulting Report.

     (F)     DISCLOSURE.
             No exception.


SECTION 4.10 REGULATION AS A UTILITY.

No exception.


SECTION 4.11 VOTE REQUIRED.

No exception.


SECTION 4.12 INSURANCE.

      1. Possible future policy cancellation with respect to insurance claim on NUSCO cable.
      2.     In 1995, LILCO obtained for the first time Employee Liability
             Insurance.
      3. In 1993, LILCO reduced its workers compensation insurance coverage from 1st dollar insured to coverage on events over $250,000.
      4.     Possible future acquisition of Professional Liability Insurance.


SECTION 6.1 COVENANTS OF PARENT AND COMPANY.

      (A)     ORDINARY COURSE OF BUSINESS.
              Although entered into in the ordinary course of business, Company has disclosed that it has entered and may, subject to the Agreement, enter into agreements that provide for the attachment of telecommunication equipment to Retained Assets.

       (B)    CHARTER DOCUMENTS.
              No exception.

       (C)    NO ACQUISITIONS.
              No exception.

       (D)    CAPITAL EXPENDITURES.
              1997 Capital budget for the Transmission and Distribution portion of the Company's total capital budget as set forth in the LIBRA capital budget report as updated in April 1997 is approximately $118.7 million.

       (E)    NO DISPOSITIONS.
              1. Although entered into in the ordinary course of business, Company has disclosed that it has entered and may, subject to the Agreement, enter into

                           PARENT DISCLOSURE SCHEDULE

                    agreements    that   provide   for   the    attachment    of
                    telecommunication equipment to Retained Assets.

               2.   Sale of investment in Marquez Development Corporation.

       (F)      INDEBTEDNESS.

               1. Possible use of Revolving Line of Credit ($250 million line of credit).

               2.   Advances to subsidiaries.

               3. Debt issued in connection with the call, tender or other acquisition of outstanding debt securities or Preferred Stock when economic conditions permit.

       (G)      TRANSMISSION, GENERATION.
                No exception.

       (H)      ACCOUNTING.
                No exception.

       (I)      AFFILIATE TRANSACTIONS.
                No exception.

       (P)      CONTRACTS.
                No exception.

                          LONG ISLAND LIGHTING COMPANY

                      CHIEF FINANCIAL OFFICER'S CERTIFICATE


         The undersigned, the Chief Financial Officer of Long Island Lighting Company, a New York corporation, pursuant to Section 7.4(a) of the Agreement and Plan of Exchange and Merger, dated as of June 26, 1997, by and among BL Holding Corp., a New York corporation ("Parent"), Long Island Lighting Company, a New York corporation, Long Island Power Authority, a corporate municipal instrumentality and political subdivision of the State of New York ("Authority"), and LIPA Acquisition Corp., a New York corporation, (the "Agreement"), does hereby certify that the Parent Disclosure Schedule (as defined in the Agreement) attached hereto has been delivered to the Authority.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the ____ day of June, 1997.



                                                   -----------------------
                                                   Anthony Nozzolillo
                                                   Chief Financial Officer

                            SECTION 4.7 - LITIGATION

                                  ATTACHMENT 1

Advanced Conservation Systems, Inc. v. LILCO
         (Sup. Ct. Nassau Co. and E.D.N.Y.)

Asbestos cases claiming damages resulting from Asbestos exposure at LILCO generating facilities (Sup. Ct. N.Y. Co.)

Becher, et al. v. LILCO et al. (E.D.N.Y.)

Incorporated Village of Asharoken, et al. v. LILCO (Sup. Ct. Suffolk Co.)

Spectrum v. LILCO (Sup. Ct. Nassau Co.)

Town of Oyster Bay v. Occidental et al. (94-CV-0694 - E.D.N.Y.)

Town of Riverhead, Mary K. Gardner as President of the Wading River Beach and Conservation
         Association v. LILCO (Sup. Ct. Suffolk Co.)

                                                                       EXHIBIT A












                          MANAGEMENT SERVICES AGREEMENT


                                     BETWEEN


                           LONG ISLAND POWER AUTHORITY


                                       AND


                          LONG ISLAND LIGHTING COMPANY


                                   DATED AS OF

                                  JUNE 26, 1997


                                TABLE OF CONTENTS

                                                                                                                   Page

RECITALS...........................................................................................................  1

                                    ARTICLE I

                           DEFINITIONS; INTERPRETATION

SECTION 1.1.        DEFINITIONS; INTERPRETATION....................................................................  2
                    (A) Defined Terms..............................................................................  2
                    (B) References Hereto..........................................................................  2
                    (C) Gender and Plurality.......................................................................  2
                    (D) Persons....................................................................................  2
                    (E) Headings...................................................................................  2
                    (F) Entire Agreement...........................................................................  2
                    (G) Costs and Cost Substantiation..............................................................  2
                    (H) References to Transmission and Distribution of Power.......................................  3
                    (I) Actions Taken Pursuant to Agreement........................................................  3
                    (J) Prudent Utility Practice...................................................................  3
                    (K) Delivery of Documents in Digital Format....................................................  3
                    (L) Counterparts...............................................................................  3
                    (M) Applicable Law.............................................................................  3
                    (N) Severability...............................................................................  3
                    (O) References to Days.........................................................................  3
                    (P) Good Faith Obligation......................................................................  4

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

SECTION 2.1.        REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY................................................  5
                    (A) Existence and Power........................................................................  5
                    (B) Due Authorization and Binding Obligation...................................................  5
                    (C) No Conflict................................................................................  5
                    (D) No Litigation..............................................................................  5
                    (E) No Legal Prohibition.......................................................................  5
SECTION 2.2.        REPRESENTATIONS AND WARRANTIES OF THE MANAGER..................................................  5
                    (A) Existence and Power........................................................................  5
                    (B) Due Authorization and Binding Obligation...................................................  5
                    (C) No Conflict................................................................................  6
                    (D) No Litigation..............................................................................  6
                    (E) No Legal Prohibition.......................................................................  6
                    (F) Patents and Licenses.......................................................................  6
                    (G) T&D System Familiarity.....................................................................  6

                                   ARTICLE III
              OWNERSHIP OF THE TRANSMISSION AND DISTRIBUTION SYSTEM

SECTION 3.1.        OWNERSHIP OF THE T&D SYSTEM....................................................................  7
                    (A) Authority Ownership........................................................................  7
                    (B) Engagement of Manager......................................................................  7
                    (C) Use........................................................................................  7
                    (D) Encumbrances...............................................................................  7
                    (E) Surrender of the T&D System................................................................  7


                                       (i)




                                                                                                                  Page


                    (F) Right of Access............................................................................  7

                                   ARTICLE IV
                           OPERATION OF THE T&D SYSTEM

SECTION 4.1.        T&D SYSTEM GENERALLY...........................................................................  9
                    (A) Reliance...................................................................................  9
                    (B) Limitations on Manager Rights..............................................................  9
                    (C) Curtailments and Shutdowns.................................................................  9
SECTION 4.2.        OPERATION AND MAINTENANCE......................................................................  9
                    (A) General....................................................................................  9
                    (B) Scope of Services..........................................................................  9
                             (1) General...........................................................................  9
                             (2) Implementation of Emergency Response and Reporting................................ 11
                             (3) Customer Service Programs......................................................... 11
                             (4) Revenue Requirements and Rate Design.............................................. 12
                    (C) T&D System Supervisor...................................................................... 12
                    (D) Operation and Maintenance Manual........................................................... 12
                    (E) Delivery of Manual on Termination.......................................................... 13
SECTION 4.3.        MAINTENANCE AND REPAIR OF T&D SYSTEM........................................................... 13
                    (A) General.................................................................................... 13
                    (B) Maintenance Expenditures................................................................... 13
                    (C) Ownership of T&D System Assets............................................................. 14
                    (D) Retirement of T&D System Assets............................................................ 14
                    (E) Insurance and Other Third Party Payments................................................... 14
SECTION 4.4.        PERFORMANCE GUARANTEES......................................................................... 14
                    (A) Compliance and Remedies.................................................................... 14
                    (B) Conditions to Performance Guarantee Relief................................................. 14
SECTION 4.5.        RIGHTS AND RESPONSIBILITIES OF THE AUTHORITY................................................... 15
                    (A) Generally.................................................................................. 15
                    (B) T&D System Policies and Procedures......................................................... 16
                    (C) T&D System Access Policies and Prices...................................................... 16
                    (E) No Acceptance, Waiver or Release........................................................... 17
SECTION 4.6.        STAFFING AND LABOR ISSUES...................................................................... 17
SECTION 4.7.        SAFETY......................................................................................... 17
SECTION 4.8.        VEHICLES AND EQUIPMENT......................................................................... 18
                    (A) Vehicle and Equipment Identification....................................................... 18
                    (B) Vehicle Specifications, Maintenance and Appearance......................................... 18
SECTION 4.9.        CUSTOMER SERVICES, RATES AND RULES OF SERVICE.................................................. 18
                    (A) General.................................................................................... 18
                    (B) Billing Services........................................................................... 18
                    (C) Account Records............................................................................ 18
                    (D) Collection of Monies....................................................................... 18
                    (E) Customer Service Office Facilities......................................................... 19
                    (F) Customer Service Office Hours.............................................................. 19
                    (G) Availability of Representatives............................................................ 19
                    (H) Emergency Telephone Number................................................................. 19
                    (I) New Connections............................................................................ 19
                    (J) Customer Retention and Expansion Activities................................................ 19
SECTION 4.10.       SERVICE COMPLAINTS AND DEFICIENCIES............................................................ 19
                    (A) Complaints to Manager...................................................................... 19
SECTION 4.11.       COMPLIANCE WITH APPLICABLE LAW................................................................. 20


                                      (ii)





                                                                                                                  Page


SECTION 4.12.       LICENSES, PERMITS AND APPROVALS................................................................ 20
SECTION 4.13.       OPERATING PERIOD INSURANCE..................................................................... 20
SECTION 4.14.       INFORMATION.................................................................................... 21
                    (A) Information System......................................................................... 21
                    (B) Computer Database.......................................................................... 21
                    (C) Ownership of Information and Documentation................................................. 21
SECTION 4.15.       MANAGER'S REPORTING REQUIREMENTS............................................................... 21
                    (A) Monthly Reports............................................................................ 21
                    (B) Semi-Annual Reports........................................................................ 22
                    (C) Other Costs Reports........................................................................ 22
                    (D) Annual Reports............................................................................. 22
                    (E) Operations Reports......................................................................... 22
                    (F) Books and Records.......................................................................... 22
SECTION 4.16.       FISCAL AFFAIRS, ACCOUNTING AND RECORD KEEPING.................................................. 23
                    (A) General.................................................................................... 23
                    (B) Bank Deposits.............................................................................. 23
                    (C) Record Keeping............................................................................. 23
                    (D) Financial Audits........................................................................... 23
                    (E) Authority Bank Accounts.................................................................... 24
                    (F) Maps, Plans and Specifications............................................................. 24
SECTION 4.17.       INVENTORY CONTROL.............................................................................. 24
SECTION 4.18.       CAPITAL ASSET CONTROL.......................................................................... 24
SECTION 4.19.       WARRANTIES..................................................................................... 24
SECTION 4.20.       TECHNICAL ASSISTANCE........................................................................... 24
SECTION 4.21.       PURCHASE OF EQUIPMENT, MATERIALS AND SERVICES.................................................. 24
SECTION 4.22.       OTHER SERVICES................................................................................. 25
                    (A) Bill Payments.............................................................................. 25
                    (B) Attendance at Meetings..................................................................... 25
SECTION 4.23.       EMPLOYEE PLANS................................................................................. 25
SECTION 4.24.       HAZARDOUS WASTE................................................................................ 25

                                    ARTICLE V
                           MAJOR CAPITAL IMPROVEMENTS

SECTION 5.1.        MAJOR CAPITAL IMPROVEMENTS GENERALLY........................................................... 26
                    (A) Generally.................................................................................. 26
                    (B) Insurance and Other Third Party Payments................................................... 26
                    (C) Cost Disputes.............................................................................. 26
                    (D) Major Capital Improvement Cost Payments.................................................... 27
SECTION 5.2.        MAJOR CAPITAL PLAN AND BUDGET.................................................................. 27
                    (A) Preparation................................................................................ 27
                    (B) Schedule for Major Capital Plan and Budget Review.......................................... 28
                    (C) Projects in Excess of $500,000............................................................. 28
SECTION 5.3.        COST DETERMINATION............................................................................. 28
                    (A) Basis for Major Capital Improvement Cost Determination..................................... 28
                    (B) Source of Financing of Major Capital Improvements.......................................... 28
                    (C) Procurement and Contracting Procedures..................................................... 28
                    (D) Advancement of Funds for Major Capital Improvements and
                        Additions.................................................................................. 29
                    (E) Major Capital Improvements Cost Savings Incentive.......................................... 29
SECTION 5.4         PUBLIC WORKS IMPROVEMENTS...................................................................... 29
                    (A) Generally.................................................................................. 29


                                      (iii)





                                                                                                                  Page


                    (B) Cost Disputes............................................................................. 29
                    (C) Cost Determination........................................................................ 30
                    (D) Public Works Improvements Cost Savings Incentives......................................... 30
                    (E) Public Works Improvement Costs Estimate................................................... 30
                    (F) Public Works Improvement Cost Payments.................................................... 30
SECTION 5.5.        MAJOR CAPITAL IMPROVEMENTS FOR WHICH MANAGER IS RESPONSIBLE................................... 30

                                   ARTICLE VI
                            COMPENSATION AND BUDGETS

SECTION 6.1.        SERVICE FEE................................................................................... 31
                    (A) Formula................................................................................... 31
                    (B) Fixed Direct Fee.......................................................................... 31
                    (C) Third Party Costs......................................................................... 31
                    (D) Variable Payment.......................................................................... 31
                    (E) Management Fee, Cost Incentive Fee and Non-cost Performance
                        Incentives and Disincentives.............................................................. 32
                    (F) Cost Overruns............................................................................. 32
                    (G) Limitations............................................................................... 32
                    (H) Carrying Costs............................................................................ 32
SECTION 6.2.        ANNUAL T&D  BUDGET AND FIVE YEAR PLANNING BUDGET PROCESS...................................... 32
                    (A) General................................................................................... 32
                        (1) Direct Cost Budget.................................................................... 32
                        (2) Third Party Cost Budget............................................................... 33
                        (3) Cost Incentive Fees................................................................... 33
                    (B) Annual T&D Budget Preparation............................................................. 33
                        (1) Generally............................................................................. 33
                        (2) Initial Budgets....................................................................... 33
                        (3) Direct Cost Budget Preparation........................................................ 33
                        (4) Third Party Costs Budget Preparation.................................................. 34
                        (5) Rate Recommendations and Budget Review................................................ 34
                        (6) Five-Year Planning Budget............................................................. 34
                        (7) Budget Format......................................................................... 35
                        (8) Accelerated Budget Preparation........................................................ 35
                        (9) Manager Availability at Forums........................................................ 35
SECTION 6.3         OTHER COSTS................................................................................... 35
                    (A) "Other Costs" Definition.................................................................. 35
                    (B) Other Costs Reserve Estimate.............................................................. 36
                    (C) Other Costs Reimbursement................................................................. 36
SECTION 6.4.        NON-COST PERFORMANCE INCENTIVES AND DISINCENTIVES............................................. 36
                    (A) Generally................................................................................. 36
                    (B) Adjustments to Threshold Levels........................................................... 37
                    (C) Limits on Incentives and Disincentives.................................................... 37
SECTION 6.5.        AUTHORITY NON-PERFORMANCE..................................................................... 37
                    (A) Costs of Construction Work and of Operation and Maintenance............................... 37
                    (B) Major Capital Improvements to Repair Damage Caused by Authority........................... 37
SECTION 6.6.        MANAGER NON-PERFORMANCE....................................................................... 37
SECTION 6.7.        BILLING OF MAJOR CAPITAL; PUBLIC WORKS........................................................ 38
SECTION 6.8.        ANNUAL SETTLEMENT............................................................................. 38
                    (A) Annual Settlement Statement............................................................... 38
                    (B) Payment of Amounts Owed................................................................... 38
                    (C) Carrying Costs............................................................................ 38


                                      (iv)





                                                                                                                  Page


SECTION 6.9.        AUTHORITY'S PAYMENT OBLIGATIONS............................................................... 38
                    (A) Source of Payments by Authority........................................................... 38
                    (B) Disputes.................................................................................. 38
SECTION 6.10.       ALLOCATION OF RISK OF CERTAIN COSTS AND LIABILITIES........................................... 39

                                   ARTICLE VII
                         DEFAULT, TERMINATION FOR CAUSE
                             AND DISPUTE RESOLUTION

SECTION 7.1.        REMEDIES FOR BREACH........................................................................... 41
SECTION 7.2.        EVENTS OF DEFAULT BY THE MANAGER.............................................................. 41
                    (A) Events of Manager Default Defined......................................................... 41
                        (1) Events of Default Not Requiring Cure Opportunity for
                            Termination........................................................................... 41
                            (a) Change of Control of Manager...................................................... 41
                            (b) Worker Safety..................................................................... 41
                            (c) Customer Service.................................................................. 41
                            (d) Voluntary Bankruptcy.............................................................. 41
                            (e) Involuntary Bankruptcy............................................................ 41
                            (f) Credit Enhancement................................................................ 41
                            (g) Letter of Credit Draw............................................................. 42
                        (2) Events of Default Requiring Cure Opportunity for Termination.......................... 42
                            (a) System Reliability................................................................ 42
                            (b) Failure to Pay or Credit.......................................................... 42
                            (c) Failure Otherwise to Comply with Agreement or
                                Guaranty.......................................................................... 42
SECTION 7.3.        EVENTS OF DEFAULT BY THE AUTHORITY............................................................ 43
                    (A) Events of Authority Default Defined....................................................... 43
                        (1) Failure to Pay........................................................................ 43
                        (2) Failure to Comply with Agreement...................................................... 43
                        (3) Change of Control of LILCO............................................................ 43
SECTION 7.4.        PROCEDURE FOR TERMINATION FOR CAUSE........................................................... 43
                    (A) Two-Year Notice........................................................................... 43
                    (B) Termination by Authority.................................................................. 43
                        (1) Access................................................................................ 43
                        (2) Assumption of Responsibilities........................................................ 43
SECTION 7.5.        CERTAIN OBLIGATIONS OF THE MANAGER UPON TERMINATION
                    OR EXPIRATION................................................................................. 44
                    (A) Obligations on Termination or Expiration.................................................. 44
                    (B) Additional Obligations.................................................................... 45
                    (C) Authority Payment of Certain Transition Costs............................................. 46
SECTION 7.6.        NO WAIVERS.................................................................................... 46
SECTION 7.7.        FORUM FOR DISPUTE RESOLUTION.................................................................. 46
SECTION 7.8.        NON-BINDING MEDIATION; ARBITRATION............................................................ 46
                    (A) Dispute Resolution........................................................................ 46
                    (B) Negotiation and Non-Binding Mediation..................................................... 46
                    (C) Arbitration............................................................................... 46
                    (D) Provisional Relief........................................................................ 47
                    (E) Obligation to Repair...................................................................... 47
                    (F) Awards.................................................................................... 47
                    (G) Information Exchange...................................................................... 47
                    (H) Site of Arbitration....................................................................... 47


                                       (v)





                                                                                                                  Page


SECTION 7.9.        AUTHORITY EMERGENCY POWERS............................................................ 48
SECTION 7.10.       WAIVER OF CERTAIN DEFENSES............................................................ 48

                                  ARTICLE VIII
                                      TERM

SECTION 8.1.        TERM OF AGREEMENT..................................................................... 49
SECTION 8.2.        MANDATORY COMPETITIVE SELECTION OF FUTURE MANAGERS.................................... 49
SECTION 8.3.        EXIT TEST............................................................................. 49

                                   ARTICLE IX
                                     GENERAL

SECTION 9.1.        MANAGER TO REMAIN AFFILIATE OF GUARANTOR; CREDIT ENHANCEMENT
                    IN CERTAIN CIRCUMSTANCES.................................................................  50
                    (A) Limitations........................................................................... 50
                    (B) Material Decline in the Guarantor's Credit Standing................................... 50
                    (C) Credit Enhancement.................................................................... 50
SECTION 9.2.            UNCONTROLLABLE CIRCUMSTANCES GENERALLY................................................ 50
                    (A) Performance Excused................................................................... 50
                    (B) Notice, Mitigation.................................................................... 50
                    (C) Conditions to Relief on Account of Uncontrollable Circumstances....................... 51
                    (D) Acceptance of Relief Constitutes Release.............................................. 51
SECTION 9.3.            INDEMNIFICATION....................................................................... 51
                    (A) Indemnification by the Manager........................................................ 51
                    (B) Indemnification by the Authority...................................................... 52
SECTION 9.4.            PROPERTY RIGHTS....................................................................... 53
SECTION 9.5.            PROPRIETARY INFORMATION............................................................... 54
                    (A) Manager Request....................................................................... 54
                    (B) Authority Non-Disclosure.............................................................. 54
                    (C) Permitted Disclosures................................................................. 54
SECTION 9.6.        RELATIONSHIP OF THE PARTIES............................................................... 54
SECTION 9.7.        ASSIGNMENT AND TRANSFER................................................................... 54
SECTION 9.8.        INTEREST ON OVERDUE OBLIGATIONS........................................................... 55
SECTION 9.9.        NO DISCRIMINATION......................................................................... 55
SECTION 9.10.       APPROVAL OF SUBCONTRACTORS................................................................ 55
SECTION 9.11.       ACTIONS OF THE AUTHORITY IN ITS GOVERNMENTAL CAPACITY..................................... 56
SECTION 9.12.       BINDING EFFECT............................................................................ 56
SECTION 9.13.       AMENDMENTS................................................................................ 56
SECTION 9.14.       NOTICES................................................................................... 56
SECTION 9.15.       FURTHER ASSURANCES........................................................................ 56
SECTION 9.16.       NO THIRD PARTY BENEFICIARIES.............................................................. 56
SECTION 9.17        STATE LAW REQUIREMENTS.................................................................... 57


                                   APPENDICES

(1)      Definitions

(2)      Description of T&D System and T&D System Site Related Documents

(3)      Notice Appendix


                                      (vi)

                                                                           Page


(4)  Insurance

(5)  Direct Cost Budget Indices

(6)  Exit Test

(7)  Non-Cost Performance Guarantees, Obligations, Incentives and Disincentives

(8)  Major Capital Improvements Construction Standards and Procurement
     Requirements

(9)  Operations Information and Format

(10) Budget Information and Format

(11) Cost Allocation Methodology

(12) Sample Service Fee Calculation

(13) Certain State Law Requirements

(14) System Policies and Procedures


                                      (vii)

                          MANAGEMENT SERVICES AGREEMENT


         THIS MANAGEMENT SERVICES AGREEMENT is made and dated as of June 26, 1997 between the Long Island Power Authority, a corporate municipal instrumentality of the State of New York and a body corporate and politic and a political subdivision of the State of New York (the "Authority"), and Long Island Lighting Company, a corporation or other entity organized and existing under the laws of the State of New York (the "Manager").

                                    RECITALS

         WHEREAS, an affiliate of the Authority is expected to become the owner of the T&D System (as defined herein) and the Authority wishes to make provision for the operation and maintenance of the T&D System and for the performance of the Construction Work (as defined herein) relating to the T&D System to be undertaken in accordance with the terms hereof in order to assure the continued delivery of electric energy to the customers of the T&D System.

         WHEREAS, as an essential term and condition of the Acquisition Agreement, the Authority has agreed to contract with the Manager for the purpose of providing, and the Manager has agreed to provide, the Operation and Maintenance Services (as herein defined) and the Construction Work in accordance with the terms hereof and in a manner consistent with policies established by the Authority.

         WHEREAS, in accordance with the terms hereof, the Authority is to establish the System Policies and Procedures for the T&D System and the Manager is responsible for the implementation of those policies.

         It is, therefore, agreed as follows:

                                    ARTICLE I

                           DEFINITIONS; INTERPRETATION

         SECTION 1.1. DEFINITIONS; INTERPRETATION. In this Agreement, unless the context otherwise requires:

         (A) Defined Terms. All initially capitalized terms used and not otherwise defined herein are used as defined in Appendix 1 hereto. The definitions set forth in Appendix 1 hereof shall control in the event of any conflict with the definitions used in the recitals hereto. All terms used herein and not otherwise defined herein or in Appendix 1 hereto are used as defined in the Acquisition Agreement.

         (B) References Hereto. The terms "hereby," "hereof," "herein," "hereunder" and any similar terms refer to this Agreement, and the term "hereafter" means after, and the term "heretofore" means before, the Contract Date.

         (C) Gender and Plurality. Words of the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular number mean and include the plural number and vice versa.

         (D) Persons. Words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability companies, trusts, business trusts, corporations and other legal entities, including public bodies, as well as individuals.

         (E) Headings. The table of contents and any headings preceding the text of the Articles, Sections and subsections of this Agreement shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         (F) Entire Agreement. This Agreement, the Acquisition Agreement, the Power Supply Agreement, the Energy Management Agreement, and the Generation Purchase Right Agreement (the "Basic Agreements") collectively contain the entire agreement between the parties hereto with respect to the transactions contemplated by the Basic Agreements and nothing in this Agreement is intended to confer on any person other than the parties hereto and their respective permitted successors and assigns hereunder any rights or remedies under or by reason of this Agreement. Without limiting the generality of the foregoing, this Agreement and the other Basic Agreements shall completely and fully supersede all other understandings and agreements among the parties with respect to such transactions, including those contained in the Agreement in Principle.

         (G) Costs and Cost Substantiation. Any cost proposed or incurred by the Manager which is directly or indirectly chargeable to the Authority in whole or in part hereunder shall be no greater than the fair market price, to the extent available, for the good or service provided, or, if there is no market, shall be a fair and reasonable price; provided, however, that use of Manager inventory shall be charged to the Authority at the cost Manager paid for such inventory (excluding any inter-company profit). The Manager shall maintain and, at the Authority's request, provide Cost Substantiation for all such costs invoiced to the Authority hereunder, and for all estimates and quotations furnished to the Authority hereunder for the purpose of reviewing and approving costs for Major Capital Improvements, Other Costs, additional operation services or other additional work or costs incurred for which the Authority is responsible hereunder.

         (H) References to Transmission and Distribution of Power. The phrases "transmit", "transmitted", "transmitting", and "transmission" and any similar phrases herein, when used with respect to Power and Energy, shall mean and refer to the operation of the T&D System in accordance with this Agreement and the Performance Guarantees to transmit Power and Energy. The phrases "distribute", "distributed", "distributing" and "distribution" and any similar phrases herein, when used with respect to Power and Energy, shall mean and refer to the operation of the T&D System in accordance with this Agreement and the Performance Guarantees to distribute Power and Energy.

         (I) Actions Taken Pursuant to Agreement. The parties acknowledge that this Agreement sets forth procedures and intended results with respect to various circumstances which may arise during the Term hereof. Such circumstances include, without limitation, the "wheeling", "transmission" or "distribution" of Power and Energy; Changes in Law and other Uncontrollable Circumstances; the preparation of operating plans and schedules; and the assignment and transfer of this Agreement. Unless otherwise agreed to by the parties, any such correspondence, report, submittal, consent or other document or communication given pursuant hereto on account of such a circumstance shall be considered as between the parties to be an action taken pursuant to this Agreement and not an amendment hereto.

         (J) Prudent Utility Practice. Prudent Utility Practice shall be utilized hereunder, among other things, to implement and in no event lower or diminish, the Contract Standards.

         (K) Delivery of Documents in Digital Format. In this Agreement the Manager is obligated to deliver reports, records, drawings, proposals and other documentary submittals in connection with the performance of its duties hereunder. The Manager agrees that all such documents shall be submitted to the Authority both in printed form (in the number of copies indicated) and, to the extent reasonably available, in digital form. Electronic copies shall consist of computer readable data submitted in consistent standard interchange format to facilitate the administration and enforcement of this Agreement.

         (L) Counterparts. This Agreement may be executed in any number of original counterparts. All such counterparts shall constitute but one and the same Agreement.

         (M) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to any applicable principles of conflicts of law.

         (N) Severability. If any clause, provision, subsection, Section or Article of this Agreement shall be ruled invalid in any Legal Proceeding, then the parties shall: (1) promptly meet and negotiate in good faith a substitute for such clause, provision, section or Article which shall, to the greatest extent legally permissible, effect the intent of the parties therein; (2) if necessary or desirable to accomplish item (1) above, apply to the court or other authority, as applicable, having declared such invalidity for a judicial construction of the invalidated portion of this Agreement; and (3) negotiate in good faith such changes in, substitutions for or additions to the remaining provisions of this Agreement as may be necessary in addition to and in conjunction with items (1) and (2) above to effect the intent of the parties reflected in the invalid provision. The invalidity of such clause, provision, subsection, Section or Article shall not affect any of the remaining provisions hereof, and this Agreement shall be construed and enforced as if such invalid portion did not exist.

         (O) References to Days. All references to days herein are references to calendar days.

         (P) Good Faith Obligation. In the performance of any and all of their respective obligations and responsibilities hereunder, the Authority and the Manager shall be required to do so in good faith and with due diligence.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.1. REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY. The Authority represents and warrants to the Manager that:

         (A) Existence and Power. The Authority is a corporate municipal instrumentality of the State and a body corporate and politic and a political subdivision of the State of New York validly existing under the Constitution and laws of the State, with full legal right, power and authority to enter into and perform its obligations under this Agreement.

         (B) Due Authorization and Binding Obligation. The Authority has duly authorized the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by the Authority and constitutes a legal, valid and binding obligation of the Authority, enforceable against the Authority in accordance with its terms except insofar as such enforcement may be affected by bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally.

         (C) No Conflict. Neither the execution nor the delivery by the Authority of this Agreement nor the performance by the Authority of its obligations hereunder nor the consummation by the Authority of the transactions contemplated hereby (1) conflicts with, violates or results in a breach of any law or governmental regulation applicable to the Authority or (2) conflicts with, violates or results in a breach of any term or condition of any judgment, decree, agreement or instrument to which the Authority is a party or by which the Authority or any of its properties or assets are bound, or constitutes a default under any such judgment, decree, agreement or instrument.

         (D) No Litigation. There is no action, suit or other proceeding, at law or in equity, before or by any court or governmental authority pending or to the Authority or to the Authority's best knowledge, without having undertaken independent investigation, threatened against the Authority, which is likely to result in an unfavorable decision, ruling or finding which would materially and adversely affect the validity or enforceability of this Agreement or any other agreement or instrument to be entered into by the Authority in connection with the transactions contemplated hereby, or which would materially and adversely affect the performance by the Authority of its obligations hereunder or under any such other agreement or instrument.

         (E) No Legal Prohibition. There is no Applicable Law in effect on the date as of which this representation is being made which would prohibit the performance by the Authority of this Agreement and the transactions contemplated hereby.

         SECTION 2.2. REPRESENTATIONS AND WARRANTIES OF THE MANAGER. The Manager hereby represents and warrants to the Authority that:

         (A) Existence and Power. The Manager is duly organized and validly existing as a corporation or other entity under the laws of the State of New York, with full legal right, power and authority to enter into and perform its obligations under this Agreement.

         (B) Due Authorization and Binding Obligation. The Manager has duly authorized the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by the Manager and constitutes the legal, valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms except insofar as such enforcement may be affected by bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally.

         (C) No Conflict. Neither the execution nor the delivery by the Manager of this Agreement nor the performance by the Manager of its obligations hereunder (1) conflicts with, violates or results in a breach of any law or governmental regulation applicable to the Manager, (2) conflicts with, violates or results in a breach of any term or condition of any judgment, decree, contract, agreement (including, without limitation, the certificate of incorporation of the Manager) or instrument to which the Manager is a party or by which the Manager or any of its properties or assets are bound, or constitutes a default under any such judgment, decree, agreement or instrument or (3) will result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the properties or assets of the Manager.

         (D) No Litigation. There is no action, suit or other proceeding, at law or in equity, before or by any court or governmental authority, pending or, to the Manager's best knowledge, threatened against the Manager which is likely to result in an unfavorable decision, ruling or finding which would materially and adversely affect the validity or enforceability of this Agreement or any other agreement or instrument entered into by the Manager in connection with the transactions contemplated hereby, or which would materially and adversely affect the performance by the Manager of its obligations hereunder or by the Manager under any such other agreement or instrument.

         (E) No Legal Prohibition. There is no Applicable Law in effect on the date as of which this representation is being made which would prohibit the execution, delivery or performance by the Manager of this Agreement and the transactions contemplated hereby.

         (F) Patents and Licenses. The Manager and its Affiliates own or possess all patents, rights to patents, trademarks, copyrights and licenses necessary to be owned or possessed by the Manager and its Affiliates for the performance by the Manager of this Agreement and the transactions contemplated hereby, without any known material conflict with the rights of others.

         (G) T&D System  Familiarity.  The Manager  acknowledges  that:  (1) the
Manager, as the prior owner and operator of the T&D System is thoroughly familiar with the entire T&D System and has had control over and has operated the T&D System; (2) the Manager is familiar with local conditions which may be material to the Manager's performance of its obligations under this Agreement; and (3) based on the foregoing, the T&D System is acceptable and suitable for the performance of the Manager's obligations hereunder and will permit the Manager to safely and reliably operate and maintain the T&D System in compliance with the terms and conditions of this Agreement. In making such acknowledgment, the Manager is not relying on the Authority.

                                   ARTICLE III

              OWNERSHIP OF THE TRANSMISSION AND DISTRIBUTION SYSTEM

         SECTION 3.1. OWNERSHIP OF THE T&D SYSTEM. (A) Authority Ownership. The T&D System is and shall be owned by the Authority (or a subsidiary thereof) throughout the Term of this Agreement. The Manager shall not have any legal, equitable, tax, beneficial or other ownership or leasehold interest in the T&D System.

         (B) Engagement of Manager. The Authority hereby engages the Manager as an independent contractor to furnish the services described in this Agreement at and for the compensation provided for hereunder. The Manager hereby accepts such engagement upon the terms and conditions provided for herein.

         (C) Use. During the Term hereof, the Manager may enter upon, occupy and operate the T&D System to perform the Operation and Maintenance Services and/or manage Construction Work for the Authority, all in accordance herewith, and for no other purpose unless otherwise directed or approved by the Authority.

         (D) Encumbrances. The Manager shall not, without the Authority's prior written consent, directly or indirectly, create or permit to be created or to remain, and will promptly discharge, at its expense, any Encumbrance on the T&D System, other than (1) Encumbrances existing as of the date hereof, or (2) any Lien affecting the T&D System (i) resulting solely from any action or failure to act by the Authority or anyone claiming by, through or under the Authority (other than the Manager and persons claiming by, through or under the Manager); or (ii) created by Subcontractors that are promptly discharged or bonded against by the Manager. Nothing in this Agreement shall be deemed to create any Lien or Encumbrance in favor of the Manager on any asset of the Authority, including the T&D System, as security for the obligations of the Authority hereunder.

         (E) Surrender of the T&D System. At the end of the Term hereof, the Manager shall peaceably leave and surrender the T&D System to the Authority in a condition consistent with the Manager's construction, operation, maintenance, repair and replacement responsibilities hereunder. In conjunction with such surrender, the Exit Test shall be conducted in accordance with Section 8.3 hereof.

         (F) Right of Access. Notwithstanding any other provision of this Agreement, beginning on the Closing Date, the Authority, as the owner of the T&D System, shall have a right of unrestricted access to the T&D System for itself, its consultants and agents at such times and for such purposes as it deems necessary or desirable. In addition, the Authority shall have a right of reasonable access to the T&D System for other visitors upon reasonable notice to the Manager. The Authority and its consultants and agents also shall have a right of unrestricted access to the Allocated Common Facilities during normal business hours and, with reasonable notice, outside of normal business hours. When, as reasonably determined by the Authority to be necessary due to the nature of the task performed, access to the Common Facilities shall be allowed to the Authority and its consultants and agents on an unannounced basis for audit and oversight purposes. All Authority personnel, representatives, designees and other visitors shall comply with the Manager's on-site safety policies and procedures. The Authority and its consultants and designees shall have a dedicated on-site office space located at the current LILCO headquarters building or another suitable site mutually agreed upon and a separate work space adequate to enable the Authority to exercise its oversight rights and responsibilities under this Agreement. Such work space initially shall include a separate lockable room or rooms large enough for six people and shall provide space sufficient for computer terminals, a printer, telephones, a fax machine, lockable file cabinets and desks and other office equipment and supplies. The file cabinets and desks shall be able to be locked or unlocked only by the Authority. All Authority personnel, representatives and agents shall have access to a photocopying machine and other commonly used supplies and facilities located on-site. In addition, the Manager shall make available such additional or different office and work space and equipment and supplies as reasonably requested by the Authority from time to time.

                                   ARTICLE IV

                           OPERATION OF THE T&D SYSTEM

         SECTION 4.1. T&D SYSTEM GENERALLY. (A) Reliance. The Manager acknowledges that the Authority, in meeting the Power and Energy requirements of the Service Area, in providing an essential public service, and in complying with Applicable Law, will rely on the performance by the Manager of its obligations hereunder.

         (B) Limitations on Manager Rights. The Manager shall not transmit or distribute Power and Energy other than Power and Energy obtained by, on behalf of, or with the approval of the Authority, and shall not use the T&D System for any purpose other than the purposes contemplated hereby or to serve or benefit any person other than the Authority and its retail and wholesale customers in the Service Area.

         (C) Curtailments and Shutdowns. If deliveries of Power and Energy through the T&D System are temporarily reduced, curtailed or shut down for any reason, the Manager shall, with due consideration of its responsibility for safety and system reliability, immediately advise the Authority as to the nature, reason and probable duration thereof and the expected effect thereof on the operation of the T&D System. Such notices shall be given in accordance with Appendix 3 hereto which shall be agreed upon by the Manager and the Authority. Any announcement concerning such events made to the public or the media shall be made in accordance with the provisions of subsection 4.2(B) and Section 4.5 hereof.

         SECTION 4.2. OPERATION AND MAINTENANCE. (A) General. Commencing on the Closing Date, the Manager shall provide Operation and Maintenance Services and Construction Work for the T&D System on behalf of the Authority in accordance with the Contract Standards.

         (B) Scope of Services. Without limiting the generality of the provisions of subsection 4.2(A) hereof, the Manager shall be responsible for the safe and reliable operation and maintenance of the T&D System, management and/or performance of construction of improvements thereto and delivery of Power and Energy to the Authority's customers and shall be specifically responsible for the following tasks and services:

          (1) General. The Manager shall be responsible for the following activities:

               (a)  day-to-day  operation  and  maintenance  of the T&D  System,
          including   emergency  repairs  and  maintenance  of  an  Open  Access
          Same-time Information System (OASIS);

               (b) performance of routine facility additions and improvements, including customer connections and disconnections;

               (c) construction activities performed by the Manager's work force as part of its routine operation and maintenance activities as well in connection with Construction Work;

               (d)  supervision  (including  engineering  and related design and
          construction   management  services)  of  routine  and  major  capital
          improvements;

               (e) preparation of recommended and monitoring of approved annual capital and operating expenditure budgets, load and energy forecasts and long and short range system and strategic plans including integrated electric resource planning and system and policy modifications necessary to transition to a competitive environment;

               (f)  preparation  of  long  and  short  range   transmission  and
          distribution planning analyses to determine the need for capital additions to and to assure the reliability of the T&D System;

               (g) performance of accounting and tax and payment in lieu of tax reporting functions and preparation of monthly reports concerning the T&D System, including the maintenance of the fixed assets records;

               (h) procurement from third parties of other goods and services in connection with Operation and Maintenance Services, Construction Work and inventory management in accordance with pre-established guidelines developed by the Manager and approved by the Authority;

               (i) compliance with Applicable Law;

               (j) operation of the T&D System in compliance with applicable provisions of the Authority bond resolutions, copies of which shall be furnished by the Authority to the Manager, and with other requirements pertaining to qualification of the Authority's bonds for tax-exemption under the Code, which requirements shall be furnished, or otherwise specified to, the Manager;

               (k) repair or modification activities required due to Public Works Improvements;

               (l) provision of personnel and human resource-related matters and personnel training for Manager personnel and provision of emergency and other training to the Authority personnel (the extent of such Authority personnel and training to be defined and established in adopted Annual T&D Budgets approved by the Authority);

               (m) day to day legal and tax management responsibilities relating to the operation and maintenance of the T&D System and performance of the Construction Work and Public Works Improvements;

               (n) maintenance of the Operation and Maintenance Manuals for use by Manager and by the Authority and its designees in accordance with subsection 4.2(D) hereof;

               (o) other actions necessary to safely and reliably operate the T&D System in accordance with Prudent Utility Practice;

               (p) administration and management, at the direction of the Authority, of the Authority's interest in Nine Mile Point 2, including participation in meetings of the joint owners of Nine Mile Point 2;

               (q) billing and collection, in accordance with Authority direction, of all attachment fees, rents and other revenues due to the Authority associated with telecommunications and other equipment attached to or located on the T&D System or T&D System Site; and

               (r)  billing  and   collection,   in  accordance  with  Authority
          direction, of all fees and charges in connection with the use or availability of the T&D System for wheeling services.

          (2) Implementation of Emergency Response and Reporting. The Manager shall be responsible for implementation of all necessary emergency response and reporting relating to the T&D System, including but not limited to, response and reporting relating to storms and other unusual weather occurrences. Such tasks and responsibilities at a minimum shall be consistent with current NYSPSC standards applicable to the T&D System and Prudent Utility Practice, except as otherwise reasonably directed by the Authority, and shall include:

               (a) timely reporting to the Authority of such emergency conditions including regular updates as to the courses of action taken in response thereto or in anticipation thereof and progress made in responding to such emergency conditions;

               (b) storm monitoring and mobilization of Manager, Manager Affiliate or Subcontractor workforce (including workforce available under mutual assistance agreements) in connection with anticipated storms;

               (c) media, fire, police, and local government coordination;

               (d) customer communications;

               (e) system condition monitoring;

               (f)  repair and  replacement  of  damaged  components  of the T&D
          System;

               (g) public safety activities; and

               (h) restoration of the T&D System to pre-emergency conditions.

          (3) Customer Service Programs. The Manager shall be responsible for implementation of Authority-approved customer service programs for the T&D System which, at a minimum, shall be consistent with current NYSPSC practices and standards applicable to the T&D System and Prudent Utility Practice, except as otherwise directed by the Authority, and shall include, but not be limited to, using its best efforts:

               (a) complete and timely response to customer inquiries;

               (b) development and maintenance of all necessary  information and
          accounting   systems  and  controls  relating  to  the  provision  and
          reporting of customer services;

               (c) marketing for retail system expansion and retail customer retention;

               (d) complete, timely and accurate reading of customer meters, issuance of customer bills in a format approved by the Authority, and timely collection of customer payments consistent with Section 4.9 and timely investigation of customer bill inquiries and unusual usage;

               (e)  timely  collection  of  reliability,   meter  reading,  call
          answering, collection and customer satisfaction performance data;

               (f) inclusion of any communications to customers requested or approved by the Authority in customer bills related to the provision of energy services;

               (g)    other    communications    (all   of   which    shall   be
          Authority-approved) to T&D System customers; and

               (h) under Authority direction, assist in the development and/or implementation of energy conservation and load management programs for the T&D System and its customers, including coordination with third parties or other resources necessary or desirable to develop and implement such programs.

          (4) Revenue Requirements and Rate Design. The Manager shall be responsible for (i) the preparation of recommended revenue requirements for the management of the T&D System in accordance with this Agreement, (ii) the preparation of recommended rate classification and designs for the T&D System; and (iii) at the Authority's request, public presentation of recommended rate and capital expenditure adjustments at the Authority rate hearings.

         (C) T&D System Supervisor. The Manager shall appoint the supervisor of the T&D System (the "T&D System Supervisor") within 30 days after the Contract Date, who shall have at least ten (10) years experience with respect to the management of the T&D System, a similar system or an electric utility generally, and who shall be responsible for the day to day operation and maintenance of the T&D System. The Manager shall inform the Authority of the identity of the person serving from time to time as T&D System Supervisor, and of the telephone and beeper numbers or other means by which such person and his or her designee may be contacted at all times. The Manager and the Guarantor shall appoint officials with senior supervisory responsibility for the operation of the T&D System (the "Senior Executives") and shall inform the Authority of the telephone and beeper numbers or other means by which such persons may be contacted at all times. Recognizing the need for an amicable working relationship between the Authority and the Manager, the Authority shall approve the appointment of the T&D System Supervisor and all other Senior Executives of the Manager and any successors thereto, such approval not to be unreasonably withheld. The Senior Executives and the T&D System Supervisor shall attend monthly meetings, following Authority receipt and review of the monthly reports delivered pursuant to Section 4.15(A) hereof, with the Authority to discuss such matters as either party deems appropriate.

         (D) Operation and Maintenance Manual. At the request of Authority, the Manager shall provide the Authority its representatives, consultants and agents with access to the existing Operation and Maintenance Manual during the Pre-Closing Period and shall modify, as necessary, such manuals to reflect the conditions of this Agreement and any other changes in circumstances and deliver to the Authority six (6) copies of an updated Operation and Maintenance Manual no later than 60 days prior to the Closing Date. The Manager shall review and discuss in good faith with the Authority any aspect of the existing and updated Operation and Maintenance Manual. The content of the updated Operation and Maintenance Manual shall be consistent with the terms and provisions of this Agreement, shall provide for the operation and maintenance of the T&D System and the training of employees in accordance with the Contract Standards, and shall otherwise be sufficiently detailed to permit the T&D System to be operated and maintained by a third party reasonably experienced in electricity transmission and distribution operations. Neither the review of or comment upon, nor the failure of the Authority to comment upon, the Operation and Maintenance Manual shall relieve the Manager of any of its responsibilities under this Agreement, be deemed to constitute a representation by the Authority that operating the T&D System pursuant to the Operation and Maintenance Manual will cause the T&D System to be in compliance with this Agreement and the Contract Standards, or impose any liability upon the Authority except as expressly provided in subsection 4.2(E) hereof. During the Term, the Manager shall remain responsible for the Operation and Maintenance Manual and shall keep it current by making necessary updates, supplements or revisions thereto to reflect the Contract Standards. Manager shall promptly supply the Authority with six (6) copies of any such updates, supplements or revisions thereto.

The Authority shall have the right to review and comment on any such updates, supplements or revisions prior to their inclusion in the Operation and Maintenance Manual. Upon the commencement of procurements for future contract bids for the management of the T&D System, the Operation and Maintenance Manual, with the exception of that information that the parties mutually agree in writing is proprietary, shall be available to any qualified prospective bidder. The Authority shall require such qualified prospective bidders to treat the Operation and Maintenance Manual confidentially.

         (E) Delivery of Manual on Termination. Upon the expiration or termination of this Agreement for any reason whatsoever, the Manager shall deliver to the Authority the Operation and Maintenance Manual for use in connection with the operation and maintenance of the T&D System. Any final payments due at the time of the termination of the Agreement shall be conditional upon delivery of such Operation and Maintenance Manual. Such manual will be available for use by any subsequent manager, provided any such manager is required by the Authority to also maintain the confidentiality of information contained therein and is prohibited from using any such information other than in connection with the management of the T&D System. The Authority will hold Manager harmless from any Loss and Expense solely resulting from any claims or Legal Proceedings commenced by third parties based upon use by subsequent managers of such manuals.

         SECTION 4.3. MAINTENANCE AND REPAIR OF T&D SYSTEM. (A) General. The Manager shall maintain the T&D System, the T&D System Site and the Common Facilities in good working order and repair and in a neat and orderly condition (including the cleanup of litter and debris as required), and shall conduct periodic, corrective, and preventive maintenance and repair of the T&D System consistent with the Contract Standards for the purpose of, among other things, mitigating and preventing abnormal wear, tear and usage. The Manager shall also maintain a spare parts inventory as required under the Contract Standards. The Manager shall maintain the aesthetic quality of the T&D System and the T&D System Site; provided, however, that such maintenance responsibility shall not materially adversely affect the reliability of the T&D System. As used herein, "maintenance" means those routine and/or repetitive activities required or reasonably recommended by the equipment or facility manufacturer, by the Authority or by Manager, or customary in the industry to provide for the normal useful life of property, plant, equipment or other capital items. As used herein, "repair" means those non-routine/non-repetitive activities required for operational continuity, safety and performance generally due to failure or to avert a failure of the T&D System or any of its components. If the Manager chooses to defer any scheduled maintenance or repair provided for in any maintenance or repair program or in the Annual T&D Budget that is in excess of a per item or category dollar amount or a dollar amount on a cumulative basis, such dollar amount to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget or for more than a number of months to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget, the Manager shall so advise the Authority and provide satisfactory justification therefor, provided that the Manager may not defer any maintenance or repairs if such deferral could reasonably be expected to materially and adversely affect the reliability or safety of the T&D System.

         (B) Maintenance Expenditures. The Manager shall be authorized to make expenditures for routine repair, maintenance, or replacement as set forth in the Annual T&D Budget. The Authority may require that the Annual T&D Budget set forth, on a project or category basis, anticipated repairs, maintenance, or replacement in excess of a dollar amount to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget. The Manager shall provide proposals to, and obtain prior written authorization from, the Authority for routine repair, maintenance, or replacement projects or categories not set forth in the Annual T&D Budget if the projected cost therefor is reasonably estimated to exceed a dollar limit for such projects or categories to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget; provided, however, the Manager shall respond immediately to any emergency situations and shall notify the Authority immediately upon initiating such emergency response.

         (C) Ownership of T&D System Assets. All additions to the T&D System purchased in conjunction or for the use with any part of the T&D System during the Term shall be the property of the Authority, except those which are leased or constitute part of the Common Facilities. Manager shall maintain, and provide to the Authority, perpetual records of all capital items purchased, installed or constructed (including, without limitation, vehicles, fixtures and equipment) with the Authority's funds.

         (D) Retirement of T&D System Assets. In the event the Manager intends to retire from service T&D System assets constituting a "unit of property" as set forth in the Authority's capital asset policies with an original cost at least equal to a dollar amount that will be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget, the Manager shall notify the Authority either in the proposed Annual T&D Budget, or, if the Annual T&D Budget has been adopted for the applicable Contract Year, at least 90 days prior to the scheduled retirement date. The Manager may not retire such T&D System assets without the prior written approval of the Authority. Any salvage or residual value of any T&D System assets shall be for the account of the Authority. All retirements shall be conducted in accordance with the Bond Resolution.

         (E) Insurance and Other Third Party Payments. To the extent that any repair or replacement costs that are incurred pursuant to this Article can be recovered by the Manager from any insurer providing the Required Construction Work Insurance or the Required Operating Period Insurance, or from another third party, the Manager shall exercise with due diligence such rights as it may have to effect such recovery. The Manager shall give prompt written notice to the Authority of the receipt of any such recovery which shall be applied as appropriate to the restoration or reconstruction of the T&D System in accordance with the Bond Resolution. The Manager shall provide the Authority with copies of all documentation, and shall afford the Authority a reasonable opportunity to participate in and, if the Authority so determines, to direct all conferences, negotiations and litigation, regarding insurance claims which materially affect the Authority's interest under this Agreement. All applicable insurance recoveries shall be applied to reducing the cost of restoration or reconstruction.

         SECTION 4.4. PERFORMANCE GUARANTEES. (A) Compliance and Remedies. Commencing on the Closing Date, the Manager shall at all times comply with the Performance Guarantees, except to the extent excused by Uncontrollable Circumstances or Authority Fault. If the Manager fails to comply with any Performance Guarantee, the Manager shall, without relief under any other Performance Guarantee under this Agreement, (1) promptly notify the Authority of any such noncompliance, (2) promptly provide the Authority with copies of any notices sent to or received from any Governmental Body having regulatory jurisdiction with respect to any violations of Applicable Law, (3) promptly make any applicable payments provided for herein, and to the extent required under
Section 6.10 hereof, any other resulting damages, fines, levies, assessments, impositions, penalties or other charges resulting therefrom, and (4) at its own cost and expense to the extent required under Section 6.10 hereof, promptly take any action (including without limitation making all repairs, replacements and operating changes) necessary in order to comply with such Performance Guarantee, continue or resume performance hereunder and eliminate the cause of, and avoid or prevent recurrence of noncompliance with such Performance Guarantee.

         (B) Conditions to Performance Guarantee Relief. The Manager shall be relieved of its obligation to comply with a Performance Guarantee to the extent and for any period during which the operation of the T&D System is affected by the occurrence of an Uncontrollable Circumstance or Authority Fault. Should any such circumstances occur, the Manager shall nonetheless (1) in accordance with the Contract Standards, use its best efforts to mitigate any noncompliance with such Performance

Guarantee and restore T&D System  performance  to comply with this  Agreement as
rapidly  as   practicable,   and  (2)  promptly  advise  the  Authority  of  the
circumstances and the Manager's planned course of action.

         SECTION 4.5. RIGHTS AND RESPONSIBILITIES OF THE AUTHORITY. (A) Generally. As the owner of the T&D System, the Authority retains the ultimate authority and control over the assets and operations of the T&D System and the right to direct the Manager, consistent with the provisions of the Agreement in connection with the performance of the Manager's obligations under this Agreement. Without limiting the generality of the foregoing, the Authority's specific rights and responsibilities with respect to the T&D System shall include:

         (a) the right to determine all T&D System rates and charges, line extension policies and service rules and regulations applicable to the T&D System and System Power Supply;

         (b) the right to determine and to change from time to time, in its sole discretion, all policies and procedures for the T&D System consistent with Applicable Law and Prudent Utility Practice;

         (c) the right to review, amend as appropriate and approve annual capital and operating expenditure budgets pursuant to the procedures outlined in subsection 6.2(B) hereof and approve or in its discretion, develop, all long-range strategic plans for the T&D System and System Power Supply;

         (d) to the extent the Manager acts as the representative of the Authority in connection with the North American Electric Reliability Council, Northeast Power Coordinating Council, the New York Power Pool, the ISO and any other similar institutions or organizations, the right to direct the Manager's actions with respect thereto;

         (e) the  right  to  determine  customer  service  programs  for the T&D
System;

         (f) the right to determine customer and public communications policy; including the right to determine all billing formats, bill inserts, flyers and other advertisements distributed by Manager (other than communications required to address emergencies);

         (g) the right to review and approve the power resource model/plan developed for the T&D System and the load forecast developed by the Manager;

         (h) the right to determine all energy efficiency and conservation and load management policies and plans for the T&D System;

         (i) the responsibility for management of the Authority's financial resources including, but not limited to, determination of the source of financing for major projects;

         (j) responsibility for compliance with Bond Resolution provisions regarding third party expert review of the annual operating and capital budgets and compliance with rate covenants;

         (k) overall legal responsibilities;

         (l) responsibility for governmental relations and reporting, except to the extent the Authority has expressly authorized and directed the Manager to assist in such activities;

         (m) the right to oversee and audit Manager operations and performance under this Agreement;

         (n) the right and responsibility for establishing future management service contract procurement procedures and selecting a new manager or managers for the T&D System and other Manager functions hereunder;

         (o) the right to approve all contracts entered into by the Manager to the extent required to meet the requirements of the state law applicable to the Authority and as otherwise determined by the Authority;

         (p) the responsibility to respond in a timely manner to all requests of Manager for action or decision by the Authority with respect to all matters requiring the approval, review or consent of the Authority hereunder and as to such other matters relating to the obligations of the Manager hereunder as to which the Manager shall reasonably request the response of the Authority in accordance with the provisions of this Agreement;

         (q) the right of review and approval of recommended power supply agreements and the right to own and construct new generation capacity;

         (r) the right to establish policies for the T&D System generally, including, without limitation, policies governing wholesale or retail access;

         (s) the responsibility, on an annual and five year basis, to provide the Manager with estimates for Authority's costs required to be funded with T&D System revenues;

         (t) the responsibility to directly make all appropriate payments in lieu of taxes or taxes imposed on the Authority;

         (u) the responsibility to undertake the obligations imposed on the Authority as an owner of an interest in Nine Mile Point 2 under the provisions of the Nine Mile Point Nuclear Station Unit 2 Operating Agreement and to directly make all appropriate payments relating to the Authority's ownership interest in Nine Mile Point 2.

         In the event that any obligation of Manager hereunder conflicts with Applicable Law, Applicable Law shall govern with respect to the Manager's performance required hereunder.

         (B) T&D System Policies and Procedures. Not later than thirty days prior to the date on which the Manager is required to submit the proposed initial Annual T&D Budget, the Authority will establish initial policies and procedures for the operation and maintenance of the T&D System, which will take into consideration, but not be bound by, policies and procedures in effect prior to the Closing Date. Authority shall promptly notify the Manager of any subsequent changes to the System Policies and Procedures. Appendix 14 provides a preliminary outline of the topics for which the Authority will adopt such policies and procedures.

         (C) T&D System Access Policies and Prices. The Authority intends to establish non-discriminatory prices and policies for access to, and use of, its transmission facilities for its customers, Manager or its Affiliates, and other parties providing similar services, in a manner which is designed to enable the Authority to recover its costs and will not inequitably shift costs among customers or classes of customers.

         (D) Authority Representative. Not later than 30 days after the Contract Date, the Authority shall select a representative (the "Authority Representative"). The Authority Representative will act for and on behalf of the Authority on all matters concerning this Agreement for which the

Authority has authorized such representative to act. The Authority shall advise the Manager as to the scope of such authorization. In all such matters, the Authority shall be bound, to the extent permitted by Applicable Law, by the written communications, directions, requests and decisions made by the Authority Representative. The Authority shall promptly notify the Manager in writing of the selection of the Authority Representative and any subsequent replacement(s).

         (E) No Acceptance, Waiver or Release. No exercise of rights or failure to exercise rights by the Authority hereunder shall be construed as the Authority's acceptance of any Operation and Maintenance Service which is defective, incomplete, or otherwise not in compliance with this Agreement, as the Authority's release of the Manager from any obligation under this Agreement, as an estoppel against the Authority, or as the Authority's acceptance of any claim by the Manager. Notwithstanding any review or approval of the Authority hereunder, in no event shall the Manager be excused from the performance of its responsibilities hereunder, except to the extent due to Authority Fault, subject to Section 6.5, or Uncontrollable Circumstances, subject to Section 9.2.

         SECTION 4.6. STAFFING AND LABOR ISSUES. The Manager shall staff the T&D System during the Term of this Agreement with the appropriate number of hourly and salaried employees and utilize Subcontractors consistent with the Contract Standards. The Manager shall provide proper training for the Manager's employees in the performance of their work under this Agreement. The Manager shall give due consideration to any comments of the Authority with respect to the performance of specific employees. At all times, the Manager shall comply with Prudent Utility Practice and Applicable Law with respect to the Manager's employees and with respect to the Manager's obligations under this Agreement, including, but not limited to, ERISA, wage withholding, social security, equal employment opportunity, age and disability discrimination, unemployment insurance, hours of labor, wages, working conditions, OSHA, immigration control and other employer-employee related subjects. The Manager shall provide to the Authority copies of the Manager's salary administration plan and the job descriptions for each of the Manager's employees on the Closing Date and shall thereafter provide copies of all subsequent amendments and changes thereto. The Manager recognizes that a substantial portion of the work force at the T&D System is currently unionized and agrees to honor existing labor contracts and will not rely upon mandatory lay-offs to achieve any operational efficiencies. The Manager shall require that Subcontractors agree to pay prevailing wage rates and employee benefits in connection with the performance of the Operation and Maintenance Services and Construction Work that is performed by a Subcontractor (other than pursuant to existing Subcontractor arrangements and renewals and replacements thereof) which would otherwise have been performed by union employees of the Manager.

         SECTION 4.7. SAFETY. The Manager shall maintain a safe T&D System at a level at least consistent with the Contract Standards. Without limiting the foregoing, the Manager shall: (1) take all reasonable precautions for the safety of, and provide all reasonable protection to prevent damage, injury or loss by reason of or related to the operation of the T&D System to, (a) all employees working at the T&D System and all other persons who may be involved with the operation or maintenance of the T&D System, (b) all materials and equipment under the care, custody or control of the Manager on the T&D System Site, and
(c) other property on the T&D System Site, including trees, shrubs, lawns, walks, pavements, roadways, structures and utilities; (2) establish and enforce all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards and promulgating safety regulations;
(3) give all notices and comply with all Applicable Laws relating to the safety of persons or property or their protection from damage, injury or loss; and (4) designate a qualified and responsible employee at the T&D System whose duty shall be the supervision of plant safety, the prevention of fires and accidents and the coordination of such activities as shall be necessary with federal, State and local officials.

         SECTION 4.8. VEHICLES AND EQUIPMENT. (A) Vehicle and Equipment Identification. The Manager's name, and vehicle or equipment number shall be visibly displayed on both sides of its vehicles or other equipment used by the Manager in the operation and maintenance of the T&D System. All such vehicles and equipment owned by the Authority and used by the Manager shall also display the name of the Authority as owner and identify the Manager as the operator. The size and placement of such identifying information shall be approved by the Authority. No other signs or markings shall be placed in the vehicles or other equipment used by the Manager without the prior approval of the Authority, except signs or markings relative to use of such equipment including traffic safety signs or other safety markings.

         (B) Vehicle Specifications, Maintenance and Appearance. All vehicles used by the Manager in providing the Operation and Maintenance Services or in conducting any Construction Work shall be registered with the appropriate state Department of Motor Vehicles, shall be kept clean and in good repair, and shall be uniformly painted. No advertisement or other display shall be carried on any vehicle without the written approval of the Authority.

         SECTION 4.9. CUSTOMER SERVICES, RATES AND RULES OF SERVICE. (A) General. The Manager shall perform normal and customary customer services in a manner designed to achieve the highest level of customer service, including, but not limited to: customer account service and maintenance; service restorations account inquiry work; customer assistance, credit and collection services; cashiering; account connection and disconnection; and conservation advice.

         (B) Billing Services. The Manager shall, unless otherwise directed by the Authority, read the meters of electric commercial, industrial, residential heating and residential multiple rate period customers on a monthly basis and all other electric customer meters on a bi-monthly basis. Manager shall, according to the schedule of rates, tariffs and policies (the "Schedule of Rates") then in effect, render bills to all T&D System customers in the name of the Authority for electric service delivered on behalf of the Authority and in the format determined by the Authority. To the extent directed by the Authority, such bills shall also reflect electric services provided to T&D System customers by other parties. The Authority may implement changes to such rates, rules of service, regulations and procedures by giving written notice to the Manager not later than sixty (60) days prior to the effective date of such change to the extent practicable given the nature of the change.

         (C) Account Records. The Manager shall maintain customer bills and records as the Authority reasonably requests setting forth in accurate and reasonable detail the actual and estimated meter readings, billing determinants, charges made to the Authority's customers in accordance with the Schedule of Rates, and payments received from each of the Authority's customers. At a minimum, the Manager shall maintain the records in a manner such that data by various customer classifications can readily be reported on a monthly basis, for the fiscal year to date and for the most recent twelve-month period. The Manager shall retain any records that it is required to maintain pursuant to this subparagraph for the term of this Agreement and shall deliver them to the Authority upon the Authority's request.

         (D) Collection of Monies. The Manager shall use best efforts to collect on a timely basis (1) all amounts due the Authority for service provided to customers, and for other services, in accordance with the Schedule of Rates for the periods in which services were provided, and (2) other monies owed to the Authority pursuant to the operation of the T&D System. At the Authority's direction, the Manager shall investigate and implement checking account debit payment procedures for payment of customer bills. The Manager's responsibilities shall also include, consistent with the System Policies and Procedures, the institution of legal proceedings in the Authority's name to collect utility billings and other monies owed the Authority related to the T&D System. The Manager shall provide current billing information concerning customers of the T&D System to the Authority monthly in such form as reasonably requested by the Authority and historical billing information as otherwise reasonably requested by the Authority. All monies collected by the Manager or its Subcontractors shall be the property of the Authority and shall be deposited by the Manager daily in the account of the Authority specified pursuant to Section 4.16. In collecting such monies, the Manager and any Subcontractor shall act solely as an agent for the Authority and shall have no right or claim to such moneys and, without limiting the generality of the foregoing, shall have no right to assert a claim of set-off, recoupment, abatement, counterclaim or deduction for any amounts which may be owed to the Manager hereunder or with respect to any other matter in dispute hereunder. The Manager is unconditionally and absolutely obligated to pay or deposit all such monies as directed by the Authority.

         It is expected that in accordance with current practice, gas customers of Manager's Affiliate and the T&D System electric customers will be billed in a single statement. In the event any electric customer who is also a gas customer shall pay less than all of the amount due at any time under a single statement, the amounts collected shall be applied pro rata between the amounts owed by such customer with respect to electric service and gas service. To the extent moneys are collected for any power supply services provided by any unrelated party, amounts collected shall be allocated in accordance with the directions of the Authority. Manager may elect to bill gas customers separately provided that Manager shall bear all incremental costs arising by reason of any such election.

         (E) Customer Service Office Facilities. The Manager shall maintain at all times during the Term hereof customer service and/or payment offices within Nassau and Suffolk Counties and in Far Rockaway with specific minimum requirements to be agreed upon by the parties. The Manager shall establish a local toll free customer service number that shall be identified on all publications, bills and correspondence.

         (F) Customer Service Office Hours. Except as otherwise approved by the Authority, the Manager's customer service office hours shall be, at a minimum, from 8:30 a.m. to 5 p.m. daily, except Saturdays, Sundays and holidays.

         (G) Availability of Representatives. Representatives of the Manager shall be available during normal business hours for communication with the Authority or the public.

         (H) Emergency Telephone Number. The Manager shall maintain a toll-free emergency telephone number(s) for use during other than normal business hours. The Manager shall have a representative, or an answering service to contact such representative, available at the emergency telephone number during all hours other than normal office hours.

         (I) New Connections. Manager shall provide new customer connection services, which may include electric facility design, estimation of construction costs, new service hook-up, credit check and job scheduling.

         (J) Customer Retention and Expansion Activities. The Manager shall undertake, subject to Authority approval, marketing and public information activities to retain and expand the customer base served by the T&D System in accordance with the System Policies and Procedures. In its sole discretion, the Authority may undertake its own marketing and public information activities or retain other parties to do so. In such event, the Annual T&D Budget will be appropriately modified.

         SECTION 4.10. SERVICE COMPLAINTS AND DEFICIENCIES. (A) Complaints to Manager. The Manager shall maintain during office hours a complaint service and a telephone answering system having an answering capacity consistent with the System Policies and Procedures. All service complaints and billing complaints will be directed to the Manager. Copies of all complaints shall be given to the Authority upon request. The Manager shall record all complaints, including date and time, complainant name and address, and nature and date and time of resolution of complaint, in a log. This log shall be available for inspection by the Authority during the Manager's regular office hours. Copies thereof shall be furnished to the Authority upon request. The Manager shall also provide the Authority with a monthly report summarizing the status of any complaints in such month. In particular, such summary shall specify any complaints for which dollar damages in excess of a dollar amount to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget have been asserted. The Manager shall take such reasonable actions as may be warranted in response to customer complaints to retain customers and provide service in accordance with Prudent Utility Practice, the System Policies and Procedures and Applicable Law.

         SECTION 4.11. COMPLIANCE WITH APPLICABLE LAW. The Manager shall operate and maintain the T&D System and otherwise perform all of its obligations hereunder in accordance with Applicable Law. In the event that the Manager fails at any time to comply with Applicable Law, then the Manager shall immediately remedy such failure and, to the extent required by Section 6.10 hereof, do so at its cost and expense and bear all Loss-and-Expense of either party resulting therefrom subject, however, to the provisions hereof regarding Uncontrollable Circumstances or Authority Fault and Section 6.10 hereof. Any such damage, fine, assessment or other charge paid by the Manager due to a violation of Applicable Law caused by Uncontrollable Circumstances or Authority Fault or with respect to which Manager is not responsible under Section 6.10 hereof shall be reimbursed to the Manager. Notwithstanding whether a regulatory enforcement action has been undertaken by a Governmental Body, the Authority shall have an independent right to require Manager to comply with all applicable Legal Entitlements and Applicable Law.

         SECTION 4.12. LICENSES, PERMITS AND APPROVALS. The Manager shall identify for the Authority, prepare, and with Authority approval, make and prosecute all filings, applications and reports necessary to obtain and maintain all permits, licenses and approvals required to be made, obtained or maintained by each under Applicable Law in order to operate the T&D System. Draft and record copies of all such documents shall be timely given to the Authority. The Manager shall supply all data and information in a timely manner, which may be required and which is in the Manager's knowledge or control, and shall take all other action necessary or desirable in order to assist the Authority in obtaining, maintaining, renewing, extending and complying with the terms of all permits, licenses and approvals necessary subsequent to the Closing Date in order to perform the Operation and Maintenance Services and any Construction Work. The data and information supplied by the Manager to the Authority and all regulatory agencies in connection therewith shall be correct and complete in all material respects, and to the extent required under Section 6.10 hereof the Manager shall be responsible for any schedule and cost consequences which may result from the submission of materially incorrect or incomplete information. Except as directed by the Authority, the Manager shall not submit any data or information directly to the regulatory agencies unless required to do so under Applicable Law or by the terms of an existing license, permit or approval. The Manager shall report immediately to the Authority all violations of the terms and conditions of any permit, license, approval or Applicable Law pertaining to the T&D System.

         SECTION 4.13. OPERATING PERIOD INSURANCE. Commencing with the Closing Date and continuing throughout the remainder of the Term of this Agreement, the Manager shall obtain and maintain, the Required Operating Period Insurance as specified in Appendix 4 hereto and shall comply with all applicable Insurance Requirements. The Manager shall name the Authority, its trustees, officers and employees as additional insureds or named insureds, as appropriate, on its insurance policies, which policies shall require 30 days prior written notice to the Authority prior to any change in or cancellation of such policies. Insurance coverage required pursuant to this Section shall be maintained with generally recognized financially responsible insurers reasonably acceptable to the Authority and qualified and authorized to insure risks in the State. The cost of the Required Operating Period Insurance shall be paid by the Manager, subject to reimbursement by the Authority pursuant to Section 6.1 hereof as a Third Party Cost. The Manager shall demonstrate to the Authority, by a bidding process or other acceptable methods, that the premiums payable for the Required Operating Period Insurance constitute a fair and reasonable price for the coverage provided. The Authority shall have the right, upon 90 days' notice to the
Manager, at any time at its expense to cancel or replace and obtain independently all or any portion of the Required Operating Period Insurance as set forth in Appendix 4 hereto.

         SECTION 4.14. INFORMATION. (A) Information System. The Manager shall, on and after the Closing Date establish and maintain an information system to provide storage and, to the extent practicable, real time retrieval for Authority review and copying of T&D System operating data, including all information necessary to verify calculations made pursuant to this Agreement.

         (B) Computer Database. The Manager shall maintain for the Authority a computer database which specifies each customer served by the T&D System, the service classification applicable to each such customer, and any special services provided to each such customer. The Authority shall be entitled to access such database at any time.

         (C) Ownership of Information and Documentation. The Authority will have sole ownership of information related to customers served by the T&D System (except to the extent such information is also owned by an Affiliate of the Manager in its role as owner of the gas utility) and the operation of the T&D System ("Authority Customer & Operations Data"). The Manager may not use any Authority Customer & Operations Data for non-Authority related purposes without the Authority's prior written permission. Such permission, if granted, will be granted on a nondiscriminatory basis. Neither the Manager nor any Affiliate will
(1) use customer information systems to extract, sort or otherwise use Authority Customer and Operations Data (including, without limitation, name, address, telephone number, and energy usage) or (2) use mechanisms for customer access (including, without limitation, meter reading, customers representatives and service call center), available solely as a result of Manager's role as the Manager of the T&D System, to market any services to customers served by the T&D System other than the services provided under this Agreement. To the extent Authority Customer and Operations Data is available from other sources, neither the Manager nor its Affiliates shall be precluded from using in its business such data obtained from other sources.

         SECTION 4.15. MANAGER'S REPORTING REQUIREMENTS. (A) Monthly Reports. The Manager shall provide the Authority and the Consulting Engineer with monthly reports no later than 15 Business Days after the end of each month, including the following data: (1) on a monthly and year-to-date basis, the actual T&D System costs versus the Annual T&D Budget and the prior year's costs at such time, (2) a description and explanation of significant variations (at least $1,000,000 and 3%) from the Annual T&D Budget (or any line item therein) or the prior year's results including a description of any related changes in the tasks performed or to be performed, (3) a description of partial or total shutdowns for maintenance and repairs during the prior month and anticipated during the current month, (4) any known or anticipated adverse conditions which may be expected to arise during the next 30 day period that may affect the ability of the Manager to transmit and distribute Power and Energy in accordance with the Performance Guarantees and the annual operating plan established for the T&D System, (5) the results of any regulatory or insurance inspections or tests conducted during the prior month, (6) all Major Capital Improvements Costs and Other Costs paid by the Manager during such Billing Period, including a description and explanation of significant variations (at least $1,000,000 and 2%) from budgeted costs for such period, (7) identification of those costs which are classified as capital versus operating in sufficient detail in order to allow the Authority to determine which costs qualify for bonding under the Bond Resolution and which are to be recovered through T&D System rates, (8) the results of any environmental or other tests or monitoring procedures conducted by or at the direction of any federal,

State or local environmental or other regulatory agency during the prior monthly period, and copies of any reports or other submittals made to or received from any such agency, and (9) any other information or statement which is requested by the Authority and which may be reasonably produced from records maintained by the Manager in the normal course of business. The Manager shall also provide a quarterly forecast of projected expenditures by line item through year-end. These reports shall present the data in form and detail reasonably acceptable to the Authority and the Consulting Engineer and shall be certified as to accuracy and completeness by the Manager.

         (B) Semi-Annual Reports. The Manager will, on a semi-annual basis within 60 days after the end of each half of the Contract Year, provide the Authority and the Consulting Engineer with a report of actual Direct Costs and Third Party Costs together with:

         (i) identification of any material Direct Costs projects or Third Party Costs projects which were included in the Direct Cost Budget or the Third Party Costs Budget from the previous Contract Year which were deferred to the current Contract Year or proposed to be deferred to a subsequent Contract Year, or such costs in the current Contract Year which the Manager proposes deferring beyond the current Contract Year; and

         (ii) such other information as may be reasonably requested by the Authority.

         (C) Other Costs Reports. The Manager shall promptly notify the Authority when an event occurs, or is anticipated to occur, that the Manager believes qualifies for treatment as an Other Cost. If practicable, the Manager shall provide the Authority with an explanation and estimate of the incremental costs caused by the event at the time of notification. If such explanation and estimate is not provided at the time of notification, it shall be provided as soon as practicable thereafter. The Manager shall submit an invoice certified as to accuracy and completeness by the Manager, together with appropriate supporting documentation, for reimbursement of the related incremental costs of such event as soon as practicable and, if appropriate, on a progress basis. The Authority shall have an opportunity to review such billing prior to payment and shall have access to the Manager's books and records in order to confirm such costs prior to reimbursing the Manager consistent with provisions of Section 6.3(C).

         (D) Annual Reports. The Manager shall furnish the Authority and the Consulting Engineer, with the Annual Settlement Statement, an annual summary of the statistical data provided in the monthly reports, certified by the Manager and the Manager's independent public accountants, as well as all other data required to be furnished to the Authority pursuant to Appendix 9 hereto.

         (E) Operations Reports. As reasonably requested by the Authority, the Manager shall prepare appropriate reports concerning matters reasonably related to the operation of or planning for the T&D System, including, but not limited to: source of Power and Energy supply; revenues and unit sales of Power and Energy supplied to customers in the aggregate and by customer class, including an explanation of any significant variations from planned sales; environmental requirements and compliance; compliance with Applicable Law; safety requirements and compliance; and reports relating to any incentive and penalty provisions set forth herein.

         (F) Books and Records. The Manager shall prepare and maintain proper, accurate and complete books, records and accounts regarding the operations and financial or other transactions related to the T&D System to the extent necessary (1) to enable the Authority to prepare financial statements, regarding the operations of the T&D System, certified in accordance with generally accepted accounting principles, (2) to verify data with respect to any operations or transactions in which the Authority has a financial or other material interest hereunder, and (3) to prepare periodic performance reports and statements of the T&D System, which shall be submitted by the Manager to the Authority.

The Manager shall, upon reasonable notice and demand from the Authority, produce for examination and copying at the Manager's office, by representatives of the Authority, all books of account, bills, vouchers, invoices, personnel rate sheets, cost estimates and bid computations and analyses, Subcontracts, purchase orders, time books, daily job diaries and reports, correspondence, and any other documents showing all acts and transactions in connection with or relating to or arising by reason of this Agreement. Manager shall at reasonable times produce such books and records for examination and copying in order to allow the Authority to determine the costs payable by the Authority under Article VI hereof or any other costs for which the Authority may be responsible hereunder. All such books and records and all supporting documents shall be available at mutually agreeable locations in the Service Area. The Manager shall keep the relevant portions of the books, records and accounts maintained with respect to each Contract Year until at least the seventh anniversary of the last day of each such Contract Year and provide access to or copies thereof to the Authority at its reasonable request to the extent necessary to allow the Authority to determine to its reasonable satisfaction the propriety of any request for payment or charge hereunder. The provisions of this subsection 4.15(F) shall survive the termination of this Agreement.

         SECTION 4.16. FISCAL AFFAIRS, ACCOUNTING AND RECORD KEEPING. (A) General. The Manager shall maintain possession of operating equipment, buildings, materials and supplies, maps, plans, specifications, and customer billing records during the Term in accordance with Manager's customary practices or in such manner as the Authority may reasonably require and shall duly account to the Authority therefor.

         (B) Bank Deposits. All cash held by the Manager for the account of the Authority and all cash collected by the Manager for the account of the Authority after the Closing Date shall be deposited on each business day in bank accounts in such bank as the Authority may direct and upon such terms and conditions as may be specified by the Authority.

         (C) Record Keeping. In addition to the requirements of Section 4.15(F), the Manager shall maintain Authority's fixed asset books and records for those activities performed by the Manager in general conformity with municipal electric utility accounting standards or such other standards as reasonably requested by the Authority. When requested by the Authority, the Manager shall make reasonable changes in its standard accounting practices and procedures applied to the books and records of the T&D System.

         (D) Financial Audits. Financial information prepared as of the end of each Contract Year, shall be certified by an officer of the Manager and an independent public accountant who is experienced in electric utility system accounting (which accountant shall be a member of a nationally recognized accounting firm) and shall be delivered to the Authority within ninety (90) days after the end of such Contract Year. In addition, the books and records upon which the reports and statements required by this Article IV were prepared shall be made available by the Manager to the Authority for audit by the Authority or the Authority's designated independent auditor for a period not to exceed twenty-four (24) months. Upon completion of the Authority's audit or upon expiration of said twenty-four-month period, the statements, invoices and records shall be deemed to be correct, provided no written protest by the Authority has been provided to the Manager. If the Authority's audit establishes that the total of all payments by the Authority to the Manager exceeds the amount actually due hereunder, then Manager shall immediately refund the overpayment to the Authority with interest at the Base Interest Rate from the time such overpayment was made by the Authority to the Manager until repaid to the Authority. If the Authority's audit establishes that the Authority has underpaid the Manager, then the Authority shall immediately pay the Manager the underpayment, with interest at the Base Interest Rate from the time such underpayment was due until paid by the Authority.

         (E) Authority Bank Accounts. The Authority may establish and maintain such special bank accounts as may be necessary or desirable, including, but not limited to, petty cash funds and local accounts funds, and shall establish the rules and procedures for access to any such accounts by the Manager and certain of its designated employees.

         (F) Maps, Plans and Specifications. At the expiration of this Agreement or at such time that the Authority (or a successor manager of the T&D System) assumes the functions requiring the same, the Manager shall transfer to or at the direction of the Authority all maps, plans and specifications, and records pertaining to the T&D System in its possession at that time. Notwithstanding the Manager's possession of such maps, plans and specifications, and records, the Manager acknowledges that the same remain and are the property of the Authority provided that, to the extent they relate to facilities in addition to the T&D System, the Manager shall retain a joint-ownership interest therein.

         SECTION 4.17. INVENTORY CONTROL. The Manager shall, in consultation with, and with approval of, the Authority, maintain an inventory of equipment, spare parts, materials and supplies consistent with the Contract Standards and shall maintain and document an inventory control program. The Manager shall comply with the inventory policy agreed to by the Authority and the Manager and shall purchase and store inventory in a manner consistent with the Annual T&D Budget. Inventory shall be billed to the Authority on a cost basis as used. The Manager shall complete, on an agreed-upon cycle count basis, a physical inventory of the equipment, spare parts, materials and supplies and reconcile the same with the inventory assets carried on the balance sheet and provide the information to the Authority.

         SECTION 4.18. CAPITAL ASSET CONTROL. Within 90 days after the Closing Date, the Authority and the Manager shall complete an inventory of all T&D System assets constituting "Capital Assets" as such term shall be defined in accordance with directions of the Authority. Annually, no later than 60 days after the end of each Contract Year, the Manager shall provide to the Authority a list of all additions and retirements of Capital Assets from the perpetual records set forth in subsection 4.17 hereof, with such detail as requested by the Authority for maintenance of these records. Within 90 days after the sixth anniversary of the Closing Date, the Manager shall assist the Authority in completing a physical inventory of all Capital Assets. The Manager shall not dispose of, scrap, trade or sell any individual Capital Asset having an original cost of $100,000 or more without the Authority's prior written approval. To the extent directed by the Authority, all vehicles and equipment shall be purchased in the name of the Authority and title shall be so issued. As vehicles or other equipment are acquired by the Manager for the Authority, the Manager shall forward all titles to the Authority within 30 days after such acquisitions.

         SECTION 4.19. WARRANTIES. The Manager shall maintain and enforce any warranties or guarantees on any facilities, vehicles, equipment or other items owned or leased by the Authority or purchased or leased on behalf of the Authority and used by the Manager in carrying out this Agreement, and shall not, by act or omission, negligently or knowingly invalidate in whole or part such warranties or guarantees without the prior approval of the Authority.

         SECTION 4.20. TECHNICAL ASSISTANCE. The Manager may contract for the services of outside consultants, suppliers, manufacturers, or experts pursuant to the limits of expenditure described in this Agreement or as provided in the Annual T&D Budget, provided that the Manager shall remain responsible for the performance or omissions of the same.

         SECTION 4.21. PURCHASE OF EQUIPMENT, MATERIALS AND SERVICES. Consistent with each Annual T&D Budget, the Manager shall arrange for the purchase or rental for the account of the Authority of equipment, materials, and supplies and services which are not purchased directly by the Authority or other items necessary to properly operate and maintain the T&D System and to maintain the records of the Authority, and to make such additions and extensions to the T&D System, all as may be required from time to time by the Authority. In this connection, any contracts let by the Manager shall be in conformity with competitive bidding laws or regulations applicable to the Manager, and, without the prior authorization of such specific contract by the Authority, no such contract shall be for an amount greater than $250,000 or extend for a term greater than one year. Subcontractors shall be subject to approval by the Authority in accordance with Section 9.10.

         SECTION 4.22. OTHER SERVICES. (A) Bill Payments. The Manager shall timely pay all bills related to the T&D System which are proper, appropriate and not otherwise disputed and which it has authority to pay and shall assure that, to the extent within the Manager's control, no mechanic's or similar liens are filed against any portion of the T&D System. In the event that the Manager fails to pay any such bill timely, the Authority shall have the right, but not the obligation, to pay such bill and deduct the amount of such payment (including, but not limited to, any penalties which may be payable in respect of such bill), plus interest at the Base Interest Rate from the time such payment was made by the Authority until repaid the Manager and an administrative fee in an amount of $50.

         (B) Attendance at Meetings. The Manager shall attend meetings of the Authority, with customers of the Authority, suppliers of the Authority and others as reasonably requested by the Authority.

         SECTION 4.23. EMPLOYEE PLANS. During the term of this Agreement, the Manager shall fully comply with all of the terms of its Plans and all Applicable Law relating thereto. Any liability arising by reason of the Manager's failure to do so shall be borne by the Manager. The Manager shall promptly give notice to the Authority of any default under any Plans, or any event which with the passage of time or giving of notice would be a default under any Plan and shall not permit or suffer an event by the Manager which with the passage of time or giving of notice would be a default under any Plan.

         SECTION 4.24. HAZARDOUS WASTE. With respect to the performance of its obligations hereunder and to the extent required by the provisions of the System Policies and Procedures relating to unusual events in connection with the handling, transporting or disposing of Hazardous Waste, the Manager shall give notice to the Authority, and to any other Governmental Body as required by Applicable Law, of its intention to handle, transport or dispose of such Hazardous Waste. The Manager shall cause such Hazardous Waste to be handled, transported and disposed of at a Disposal Facility in accordance with the Contract Standards. The costs associated with such handling, transport and disposal shall be borne by the Authority, unless the Manager is responsible therefor under Section 6.10 hereof.

                                    ARTICLE V

                           MAJOR CAPITAL IMPROVEMENTS

               SECTION 5.1. MAJOR CAPITAL IMPROVEMENTS GENERALLY.

         (A) Generally. The parties acknowledge that the Major Capital Plan and Budget provided for herein is intended to provide for the implementation of major repairs and replacements not constituting routine maintenance of the T&D System. In addition, the Major Capital Plan and Budget is intended to recognize that it will be necessary or desirable from time to time during the Term hereof to modify, alter or improve the T&D System from its then-current condition. Such modifications may be appropriate, by way of example, in order to increase the efficiency or improve the performance of the T&D System, to anticipate or address the obsolescence of any portion of the T&D System, to respond to a Change in Law or to reduce Power and Energy supply costs. All such projects which constitute Major Capital Improvements shall be made in accordance with this Article and all Major Capital Improvements shall be owned by the Authority. Under no circumstances shall any such Major Capital Improvement be considered to constitute routine repair, maintenance or replacement of the T&D System, all of which remain the responsibility of the Manager to be performed pursuant to
Section 4.3 hereof. The Manager shall make all Major Capital Improvements described in the approved Major Capital Plan and Budget in accordance with the provisions thereof. The Manager shall not make a Major Capital Improvement without notifying the Authority and receiving written consent from the Authority unless such Major Capital Improvement is included in the then current annual Major Capital Plan and Budget. The Authority shall have the right, when the Manager has materially exceeded the Major Capital Plan and Budget as of an interim date to require the Manager to defer specific Major Capital Improvements planned for the remainder of the year. In no event shall the approval or denial of a Manager-requested Major Capital Improvement relieve the Manager of any of its performance obligations hereunder or entitle the Manager to a cost adjustment unless the Manager is entitled to recover such costs as an Other Cost under Section 6.3 hereof or the Authority shall have agreed to such adjustments, and except to the extent provided in Section 7.8. The requirements of Applicable Law relating to Authority procurement of construction services shall govern whether, to what extent and in what manner the Authority may exercise its rights to contract with the Manager with respect to any Major Capital Improvement pursuant to this Article.

         (B) Insurance and Other Third Party Payments. To the extent that any Major Capital Improvement Costs that are incurred pursuant to this Article can be recovered by the Manager from any insurer providing the Required Construction Work Insurance or the Required Operating Period Insurance, or from another third party, the Manager shall exercise with due diligence such rights as it may have to effect such recovery. The Manager shall give prompt written notice to the Authority of the receipt of any such recovery which shall be applied in accordance with the Bond Resolution. The Manager shall provide the Authority with copies of all documentation, and shall afford the Authority a reasonable opportunity to participate in and, if the Authority so determines, to direct all conferences, negotiations and litigation, regarding such insurance claims which materially affect the Authority's interest under this Agreement. All applicable insurance recoveries shall be applied to reducing the cost of restoration or reconstruction.

         (C) Cost Disputes. The Manager agrees to use its best efforts to limit the costs incurred in making each Major Capital Improvement consistent with Prudent Utility Practice. The Authority may, without limiting the Authority's obligation to make timely payments of any Major Capital Improvement Costs consistent with the mutually agreeable payment procedures established in accordance with 5.1(D) hereof, object to any Major Capital Improvement Cost or to the payment of any Major Capital Improvement Cost on the grounds that such Major Capital Improvement Cost or the amount being charged to the Authority was improperly computed, that the Major Capital Improvement Costs incurred by the Manager were unreasonable for the work performed, or that the work performed by the Manager in making the Major Capital Improvement was materially delayed or not completed due to a circumstance for which the Manager would be responsible for the costs of under Section 6.10 hereof.

         (D) Major Capital Improvement Cost Payments. Payment for Major Capital Improvement Costs will be made in accordance with mutually agreeable payment procedures which shall reflect customary construction drawdown, milestone and retainage provisions for similar projects.

         SECTION 5.2. MAJOR CAPITAL PLAN AND BUDGET. (A) Preparation. Contemporaneously with the preparation of the Annual T&D Budget, the Manager shall prepare a proposed annual and five year Major Capital Plan and Budget concerning planned Major Capital Improvement projects (the "Major Capital Plan and Budget"). Such Major Capital Plan and Budget shall identify, among other things:

         (i) proposed Major Capital Improvements by function (e.g. transmission, substation, distribution, communication, common plant, and public works) and project location;

         (ii) detailed project descriptions in the case of projects the costs of which exceed a dollar limit to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget, and general descriptions in all other cases;

         (iii) the planned initiation date of each project and the expected duration of such project;

         (iv) an estimate of the amount of the Major Capital Improvement Cost for each project, including the dollar amount of capital expenditures per year if the project requires more than a year to complete;

         (v) a proposed drawdown schedule for each project;

         (vi)  an   explanation  of  the   relationship   to  other  planned  or
subsequently required capital additions or improvements of which each individual Major Capital Improvement is a component;

         (vii) the anticipated useful life of each improvement or addition;

         (viii) the economic and engineering justifications for each capital improvement or addition, including, where applicable, quantification of system performance changes as a result of such improvement or addition, and the expected effect, if any, of the capital improvement or addition on the ability of the Manager to meet the Performance Guarantees;

         (ix) an indication of whether the improvement or addition is planned for performance by Manager work force or by third party contractor; and

         (x) such other information as may be reasonably requested by the Authority.

         Such Major Capital Plan and Budget shall include explanation and justification of costs in a form acceptable to the Authority. Whether particular costs are capital or operation and maintenance costs payable from the Annual T&D Budget shall be determined by the Authority in accordance with the Bond Resolution.

         (B) Schedule for Major Capital Plan and Budget Review. The Manager shall file a proposed Major Capital Plan and Budget with the Authority at the same time the Annual T&D Budget proposal is filed pursuant to Section 6.2(B). The Authority shall provide preliminary comments on the Major Capital Plan and Budget within 60 days after receipt, provided additional time for review, if required, may be agreed to by the parties. The Manager shall make all changes to the Major Capital Plan and Budget reasonably requested by the Authority. Any proposed Major Capital Plan and Budget submitted to the Authority by the Manager may be made available to the public by the Authority at such time as it shall deem appropriate for public review and comment. The annual Major Capital Plan and Budget will be approved by the Authority before or contemporaneously with the adoption of the Annual T&D Budget, and prior to or contemporaneously with the adoption of any rate adjustment by the Authority; provided that in the event the Major Capital Plan and Budget has not been adopted by the Authority as of the beginning of a Contract Year, the Manager may undertake such Major Capital Improvements as reasonably approved by the Authority on a project-by-project basis.

         (C) Projects in Excess of $500,000. Other than for emergency repairs or replacements, at the Authority's request, the Manager shall prepare a repair-or-replace analysis for the Authority for repairs or replacements of the T&D System costing more than $500,000 if the same have not been approved in the Annual T&D Budget. The Authority shall decide whether to have such repair or replacement implemented.

         SECTION 5.3. COST DETERMINATION. (A) Basis for Major Capital Improvement Cost Determination. Major Capital Improvements, except those awarded to the Manager as a result of the competitive procurement procedures outlined in subsection 5.3(C) hereof shall be performed, whether by the Manager's own workforce or by a Subcontractor, at the cost of the service without any multiplier fee or mark-up. Construction Work management and administration costs will either be specifically budgeted on a project-specific outsourced basis, or such costs will be captured within the then current Direct Cost Budget.

         (B) Source of Financing of Major Capital Improvements. (1) Major Capital Improvements other than those for which the Manager is responsible under
Section 6.10 hereof will be financed by the Authority in accordance with the construction drawdown payment procedures established pursuant to Section 5.1(D) hereof, provided that the Authority and the Manager may agree to have the Manager fund, subject to reimbursement, capital additions in the event of emergency costing in the aggregate not more than a dollar amount to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget.

         (2) The Authority may in its sole discretion determine whether to fund particular Major Capital Improvements from current revenue or from bond proceeds. The Manager shall reflect the principal and interest repayment for Major Capital Improvement Cost financing in its projections for System Revenue Requirements in the Major Capital Plan and Budget.

         (C) Procurement and Contracting Procedures. (1) Along with its proposed annual Major Capital Plan and Budget, the Manager shall provide the Authority with an explanation of its proposed process for procuring equipment, construction, and other services related to implementing the Major Capital Improvements so as to achieve favorable cost completion of the Major Capital Improvements. Such procurement process shall be performed in accordance with Applicable Law and Appendix 8. Decisions as to outsourcing construction management shall be made in accordance with the procedures and criteria to be determined in accordance with Appendix 8 hereto.

         (2) Wherever a Major Capital Improvement is to be performed under this Agreement, the provisions and procedures set forth in Appendix 8 hereto shall apply. In order to implement such


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

provisions with respect to any Major Capital Improvement costing in excess of a dollar amount to be agreed upon by the parties prior to the adoption of the initial Annual T&D Budget, the costs for which the Authority is responsible, the Manager shall submit, at the Authority's discretion, a lump sum or an individual element price proposal for such Major Capital Improvement, which shall be broken out by the categories of work to be done and corresponding costs. Any such proposal shall be deemed the Manager's offer to the Authority, binding for 60 days, to perform the Major Capital Improvement at the price quoted. The parties shall promptly proceed to negotiate in good faith to reach agreement on the price to be paid to the Manager for the Major Capital Improvement and on the effect of such Major Capital Improvement on any costs or obligations of the Manager under this Agreement. If the Authority does not accept the Manager's proposal, the Authority may conduct a procurement to contract with a third-party to undertake such Major Capital Improvement or, alternatively, the Authority may require the Manager to solicit at least three competitive bids for such Major Capital Improvements on a lump-sum or individual element basis, as requested by the Authority. The Manager shall cooperate with and assist the Authority in connection with any procurement undertaken by the Authority. To the extent that the Manager or any Affiliate participates as a bidder in any competitive solicitation process, the Manager shall establish internal controls and other procedures satisfactory to the Authority for the purpose of assuring the integrity of the competitive solicitation. Except as the Authority may otherwise direct, competitive solicitations of bids shall be conducted in accordance with the process and procedures to be established by the Authority. The Manager shall promptly notify the Authority of any reasonable objection to the Authority's inclusion of a party on a list of bidders.

         (D) Advancement of Funds for Major Capital Improvements and Additions. Once an annual Major Capital Plan and Budget is approved, the Authority shall advance funds in accordance with an agreed upon drawdown schedule established to the mutual satisfaction of the Authority and the Manager for payment of Major Capital Improvement Costs. Such drawdown schedule shall conform to Applicable Law, including the provisions set forth in Appendix 13 hereto.

         (E) Major Capital Improvements Cost Savings Incentive. Manager shall be entitled to incentive payments for cost savings and disincentive payments for cost overruns and delays in scheduled completion of approved Major Capital Improvements equal to 50% of all variances from the approved Major Capital Plan and Budget; provided, however, that no such incentive or disincentive shall be payable for cost variances in excess of 15% of the approved Major Capital Plan and Budget. Such incentive and disincentive payments will relate to Major Capital Improvements which are not subject to competitive bidding and those projects in which Manager serves as construction manager over third party contracts and not with respect to Major Capital Improvements in which the Manager serves as the general contractor, except as otherwise agreed by the Authority or as set forth in the terms and conditions of the contract. Incentives and disincentives will be trued-up upon the closing and acceptance by the Authority of approved capital projects.

         SECTION 5.4 PUBLIC WORKS IMPROVEMENTS. (A) Generally. The Manager shall not undertake a Public Works Improvement without previously notifying the Authority and receiving the written consent of the Authority which shall not be unreasonably delayed. In such notification, the Manager shall provide a proposed project budget for such Public Works Improvement containing information that is consistent with that required under Section 5.2 hereof. The budget for each Public Works Improvement shall be subject to Authority approval and the Manager shall not undertake any Public Works Improvement until the budget therefor has been adopted. The parties may agree to adjust any Public Works Improvement budget in the event the governmentally requested scope of work for such project substantially changes from the originally budgeted scope of work.

         (B) Cost Disputes. The Manager shall use its best efforts to limit the costs incurred in undertaking each Public Works Improvement consistent with Prudent Utility Practice. The Authority


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

may, without limiting the Authority's obligations to make timely payments of any Public Works Improvement Costs under subsection 5.4(C) consistent with the mutually agreeable payment procedures established in accordance with Section 5.4(E) hereof, object to any Public Works Improvement Costs or to the payment of any Public Works Improvement Costs on the grounds that such Public Works Improvement Cost or the amount being charged to the Authority was improperly computed, that the Public Works Improvement Costs incurred by the Manager were unreasonable for the work performed or that the work performed by the Manager in undertaking the Public Works Improvement was materially delayed or not completed due to a circumstance for which the Manager would be responsible for the costs of under Section 6.10 hereof.

         (C) Cost Determination. Public Works Improvements shall be performed, whether by the Manager's own workforce or by a Subcontractor, at the cost of the service without any multiplier fee or mark-up; provided, however, that such costs shall be reduced by all reimbursements or payments received from the applicable Governmental Body for the planning, engineering, procurement and completion of the Public Works Improvement. Construction management and administration costs will either be specifically budgeted on a project-specific outsourced basis or such costs will be captured within the then current Direct Cost Budget. Decisions as to outsourcing construction management of Public Works Improvements shall be made in accordance with the procedures and criteria set forth in Appendix 8 hereto.

         (D) Public Works Improvements Cost Savings Incentives. The Manager shall be entitled to incentive payments for cost savings and disincentives for cost overruns and delays in scheduled completion that result in incremental costs for approved Public Works Improvement as follows: (a) no incentive or disincentives shall be payable for all variances from the approved Public Works Improvement project budget between 0% and plus or minus 2%, and (b) 50% of all variances (whether positive or negative) from the approved Public Works
Improvement budget of 2.01% or more. Incentives and disincentives will be payable 60 days after the project completion and acceptance by the Authority of approved Public Works Improvements.

         (E) Public Works Improvement Costs Estimate. The Manager shall recommend, and the Authority shall adopt, an annual reserve level for Public Works Improvements. Such reserve level shall be identified in each Major Capital Plan and Budget and 5-year planning budget, although not included therein, in order to enable estimation of total cash flows for the T&D System. Such estimates will also be used by the Authority for determination of financial reserve requirements for the T&D System.

         (F) Public Works Improvement Cost Payments. Payment for Public Works Improvement Costs will be made in accordance with mutually agreeable payment procedures which shall reflect customary construction drawdown, milestone and retainage provisions for similar projects.

         SECTION 5.5. MAJOR CAPITAL IMPROVEMENTS FOR WHICH MANAGER IS RESPONSIBLE. If the T&D System is damaged or destroyed by reason of circumstances for which the Manager is responsible under Section 6.10 hereof, the Manager shall promptly proceed to make or cause to be made all Major Capital Improvements reasonably necessary to permit the Manager to perform its obligations under this Agreement. The Manager shall give the Authority and the Consulting Engineer written notice of, and reasonable opportunity to review and comment upon, any such proposed Major Capital Improvement. All such Major Capital Improvements for which Manager is responsible under Section 6.10 shall be made at the Manager's sole cost and expense, and the Manager shall not be entitled to any compensation from the Authority as a result thereof.


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

                                   ARTICLE VI

                            COMPENSATION AND BUDGETS

         SECTION 6.1. SERVICE FEE. (A) Formula. Commencing with the first Billing Period and for each Billing Period during the Term of this Agreement, the Authority shall pay the Manager a Service Fee for the services provided by the Manager under the terms of this Agreement in accordance with the following formula:

                  SF   = FDF + TPC + VP + CIF + NCPI
                                              -

         Where

                  SF   = Service Fee

                  FDF  = Fixed Direct Fee

                  TPC = Third Party Costs

                  VP  = Variable Payment

                  CIF = Cost Incentive Fee

                  NCPI = Non-cost Performance Incentives and Disincentives

Each component of the Service Fee shall be computed in accordance with this Article and may be adjusted from time to time as provided in this Agreement. For illustrative purposes, examples of the calculation of the Service Fee payable hereunder are attached as Appendix 12 hereto. In addition to the Service Fee, Manager shall be entitled to payment for cost overruns as set forth in Section 6.1(F).

         (B) Fixed Direct Fee. The Authority will make a monthly payment to the Manager equal to ninety (90%) of the approved annual Direct Cost Budget (the "Fixed Direct Fee"). The monthly allocation of such payment will be determined by the parties prior to the adoption of each Annual T&D Budget based on historical monthly trends to minimize working capital costs.

         (C) Third Party Costs. The Authority will make a monthly payment to the Manager for the monthly allocation of the approved annual Third Party Cost Budget. Monthly allocation of such payments will be determined by the parties prior to the adoption of each Annual T&D Budget based on historical monthly trends to minimize working capital costs.

         (D) Variable Payment. The Manager will be entitled to a Variable Payment equal to the lesser of (a) the difference between actual Total Costs (the sum of the actual Direct Costs and the actual Third Party Costs), less the sum of the Fixed Direct Fee and the lesser of actual or budgeted Third Party Costs or (b) the difference between the approved Total Cost Budget (the sum of the Direct Cost Budget and the Third Party Cost Budget) less the sum of the Fixed Direct Fee and the lesser of the actual or budgeted Third Party Costs. Monthly allocation of such payment shall be determined by the parties based on historical monthly trends to minimize working capital costs. For administrative ease, the calculation of the monthly Variable Payment shall be based on the difference between the Total Cost budget and the sum of the amounts paid for the Fixed Direct Fee and Third Party Costs.


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

         (E) Management Fee, Cost Incentive Fee and Non-cost Performance Incentives and Disincentives. To the extent actual Total Costs are less than the approved Total Cost Budget for the year, the Manager shall be paid the portion of its Management Fee, described within the definition of Direct Costs in subsection 6.2(A) (relating to cost savings), in an amount equal to such cost savings up to a maximum of $5 million. Beyond such $5 million level, the Manager will be paid a Cost Incentive Fee equal to 50% of such additional savings, provided that no incentive will be paid for savings in excess of 15% of the Total Cost Budget. All savings above this cap shall be for the benefit of the Authority. The amounts described in this subsection shall not be payable monthly, but shall instead be paid as part of the Annual Settlement Statement process in accordance with Section 6.8 hereof. The Manager shall also be entitled to share in any amounts recovered in accordance with Section 4 of Appendix 7 hereto.

         (F) Cost Overruns. To the extent actual Total Costs, excluding the Management Fee, are greater than the Total Cost Budget, excluding the net Management Fee, for the applicable Contract Year, the Manager shall absorb the first dollars of such overruns, up to a maximum total of $15 million in each Contract Year. For cost overruns in excess of this amount, the Manager shall be entitled to a payment through the Annual Settlement Statement equal to the amount of such excess overruns (the "Overrun Payment").

         (G) Limitations. To the extent required by the terms of the letter ruling obtained from the Internal Revenue Service in connection with the
Agreement, the ratio of (1) the sum of the Variable Payment plus the Cost Incentive Fee plus the sum of the Non-cost Performance Incentives and Disincentives (described in Section 6.4) plus the Overrun Payment divided by (2) the sum of (a) the amounts described in (1) above and (b) the Fixed Direct Fee shall not be greater than twenty percent (20%) in any Contract Year.

         (H) Carrying Costs. Interest rates and charges due from one party to the other for carrying costs for the timing of reimbursements for balances due for differences between the lesser of actual Total Costs or the approved budgeted Total Costs and the monthly payments for such costs shall be determined as set forth in Section 6.8 hereof in connection with the Annual Settlement Statement.

         SECTION 6.2.  ANNUAL T&D BUDGET AND FIVE YEAR PLANNING  BUDGET PROCESS.
(A) General. The Annual T&D Budget and the Five-Year Planning Budget will be established in accordance with subsection 6.2(B) and will provide for the determination and payment of the Manager's costs of operating and maintaining the T&D System and performing its obligations hereunder, inclusive of fees paid to the Manager. The Annual T&D Budget and the Five-Year Planning Budget shall be comprised of two broad categories: Direct Costs (the "Direct Costs Budget") and Third Party Costs (the "Third Party Costs Budget"). These categories of costs shall exclude Incremental Internal Costs and additional Third Party Costs relating to Major Capital Improvements, Public Works Improvements, and Other Costs.

         (1) Direct Cost Budget. In establishing the Direct Cost Budget for the initial Annual T&D Budget hereunder, the Direct Cost Budget shall include (1) amounts to compensate the Manager for Operation and Maintenance Services costs anticipated to be reasonably predictable and incurred by the Manager through the utilization of either its work force, or its owned assets, in carrying out its responsibilities under the Agreement (the "Direct Costs") and (2) the Manager's fee ("Management Fee"). Costs related to the Manager's work force shall include compensation paid to employees of the Manager as well as an appropriate allocation of such costs of employees of the Manager's parent or affiliates to the extent such employees provide service to the Authority pursuant to the Agreement. Costs related to the Manager's owned assets shall include an appropriate allocation of depreciation and return on the undepreciated balance and shall include an appropriate allocation for projects in progress at the Closing Date. The determination of depreciation and return to be allocated shall be based upon historical costs


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

and an agreed upon capital structure. The Management Fee shall be an annual fixed amount of $15 million. Of this amount, however, $5 million must result from cost savings. As a result, the Direct Cost Budget will include a net Management Fee of $10 million.

         (2) Third Party Cost Budget. The Third Party Cost Budget shall include amounts for reimbursement of, on a dollar for dollar basis, all recurring capital or operating costs incurred by the Manager in carrying out its responsibilities under the Agreement and paid to parties other than Manager, its parent or affiliates, and any of their employees (the "Third Party Costs"). Such costs shall include, for example, costs incurred in respect of professional fees, postage, materials and supplies, third party contract labor, rents, property taxes on the Common Facilities, telecommunications, insurance, dues and fees, advertising, and mutual assistance agreements with non-Affiliates of the Manager.

         (3) Cost Incentive Fees. The Manager shall be entitled to receive Cost Incentive Fees, as provided in subsection 6.1(E) hereof, for costs savings from the amounts included for Direct Costs and Third Party Costs in the approved Annual T&D Budget.

         (B) Annual T&D Budget Preparation. (1) Generally. On the date determined in accordance with Schedule C to the Acquisition Agreement to be the date six months preceding the projected Closing Date and thereafter no later than six months prior to the end of each Contract Year, the Manager will prepare a recommended annual budget for the operation and maintenance, including routine capital projects not constituting Major Capital Improvements or Public Works Improvements, of the T&D System and a recommended annual budget for total revenue requirements, inclusive of the Authority's own costs, with the costs that will be paid by the Authority to Manager under this Agreement specifically and separately identified (together, the "Annual T&D Budget"). The recommended Annual T&D Budget shall be accompanied by a five year T&D planning budget (the "Five-Year Planning Budget"). The Authority will hold at least one hearing to solicit public input on the initial budgets. The Annual T&D Budget and Five-Year Planning Budget shall be divided into a Direct Cost Budget and a Third Party Cost Budget in accordance with the budget categories set forth in Appendix 10 hereto, consistent with the general definition of such costs in subsection 6.2(A) hereof. The initial Direct Cost Budget, once established and approved by the Authority, will be indexed for each subsequent year during the Term of this Agreement as described in Appendix 5. The Third Party Cost Budget, as contained in the Annual T&D Budget and the Five Year Planning Budget, will be determined and approved annually. Each Annual T&D Budget and Five-Year Planning Budget will be composed of the indexed Direct Cost Budget and the annually determined and approved Third Party Cost Budget. Direct Costs and Third Party Costs in the adopted Annual T&D Budget shall be calculated and included in such budget at cost without mark-up.

         (2) Initial Budgets. The Manager shall propose and the Authority shall review, amend as appropriate and approve the Annual T&D Budget and the Five-Year Planning Budget for the first Contract Year prior to the Closing Date. Such initial Annual T&D Budget and Five-Year Planning Budget shall reflect an agreed-upon estimate of adjustments in T&D System costs attributable to productivity improvements to be undertaken by the Manager and in accordance with the Acquisition Agreement, estimated synergy savings from the combination of Long Island Lighting Company and The Brooklyn Union Gas Company pursuant to the BUGLILCO Agreement.

         (3) Direct Cost Budget Preparation. The amounts included for Direct Costs in the initial Annual T&D Budget shall be based upon the agreed upon disaggregated T&D System costs portion of the proposed 1997 rate year budget in the LILCO 1996 rate case filing with the NYSPSC, adjusted to 1999 (the anticipated first full calendar year of operation under the Agreement).
Adjustments to the 1997 base budget shall include, but not be limited to, adjustment of union labor costs in accordance with the existing union labor contract, non-union labor costs in accordance with the Direct Cost Budget

Indices, other indices as used in the 1996 rate case filing to adjust from the 1997 rate year to the 1999 revenue requirements estimate, addition of the net Management Fee of $10 million and known changes in facts and circumstances. Such Direct Cost Budget shall also consider actual historical results from 1996 through the date of adoption of the initial Annual T&D Budget prepared on a comparable disaggregated basis. Payment of any bonus or incentive pay to officers of the Parent shall not be part of the Direct Cost Budget unless mutually agreed to in writing by the parties.

         Subsequent annual Direct Cost Budgets shall be calculated based upon the initial Direct Cost Budget, subject to adjustments for the Direct Cost Budget Indices described in Appendix 5 hereto and as follows:

         (i) The union labor portion of the Direct Costs will be adjusted in accordance with existing union contracts through February 13, 2001. Thereafter, the cost of union labor and benefits will be adjusted based on Direct Cost Budget Indices. At the Authority's option, Manager will consult with the Authority on all future renegotiations of union labor contracts prior to final agreement and will keep the Authority apprised of labor negotiations as they progress;

         (ii) All other portions of the Direct Cost budget, including non-union labor, will be adjusted for the appropriate Direct Cost Budget Indices set forth in Appendix 5.

         (4) Third Party Costs Budget Preparation. If in any proposed Annual T&D Budget or Five-Year Planning Budget the Manager proposes changes in components of Third Party Costs (e.g. rates for professional services, unit costs for materials and supplies, postage rates, insurance premiums, etc.) from the prior budgets due to claims by the Manager of changes in costs significantly different from previously applicable rates used in the previously adopted Third Party Costs Budget, the Manager must provide documentation of the basis of such changes. The Authority may require that the Manager demonstrate justification for increases in components of Third Party Costs through competitively bidding for contracts or services, or through other means. If the Annual T&D Budget has not been adopted by the Authority prior to the beginning of a Contract Year, the Manager, to the extent necessary to maintain T&D System reliability and safety, shall be authorized to expend, amounts up to the actual Third Party Costs for the first three months of the prior Contract Year.

         (5) Rate Recommendations and Budget Review. The Annual T&D Budget and Five-Year Planning Budget prepared by the Manager and submitted to the Authority for review and approval shall be accompanied by any Manager-recommended rate adjustments for the upcoming year and shall be submitted at least six months before the anticipated Closing Date and six months before the beginning of each subsequent Contract Year. The Authority shall have 60 days to review the proposed Annual T&D Budget and Five-Year Planning Budget and any rate adjustments and to propose modifications as it deems appropriate. The parties' objective is to have the Annual T&D Budget and the Five-Year Planning Budget adopted at least two months before the beginning of the next Contract Year. If there is a rate adjustment, the Manager, at the Authority's request, shall expedite its preparation and discussions with the Authority so as to enable the public review process for a rate adjustment to begin sufficiently early to allow approximately four (4) months of public review, comment, and adoption by the Authority before the new rate year begins. All rate proposals will be subject to public hearings prior to approval by the Authority.

         (6) Five-Year Planning Budget. The Five-Year Planning Budget shall include a projection of the Direct Cost Budget based on the load forecast most recently approved by the Authority and a projection of the applicable indices. The Manager acknowledges that the Authority's acceptance of the year 2 through 5 planning budgets as contained in the Five-Year Planning Budget shall not be deemed to constitute approval of such budgets, although these later year planning budgets will be used


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

as guidance for the reasonableness of any adjustments to subsequent annual budgets to be adopted by the Authority.

         (7) Budget Format. The Annual T&D Budget and Five-Year Planning Budget shall be in a form acceptable to the Authority, with the initial Annual T&D Budget and Five-Year Planning Budget to be prepared with the same categories and levels of detail for historical costs and documented in a manner which enables comparison to actual expenditures. The Annual T&D Budget and Five-Year Planning Budget shall include the type and format of information shown in Appendix 10 hereto.

         (8) Accelerated Budget Preparation. If, in the Authority's sole opinion, trends in the cost of service, customer loads or other factors indicate a need to consider changes in rates, cost allocation, or rate design, the Authority may request a revised budget and rate recommendation from the Manager or preparation of the budget on an accelerated schedule, with reasonable notice. The Authority and the Manager shall agree on any reasonable incremental costs which may be subject to reimbursement for such accelerated budget preparation.

         (9) Manager Availability at Forums. At the Authority's request upon reasonable notice, the Manager shall provide, in any public or private forums, explanation and support for the Manager's T&D System management activities, including, without limitation, activities relating to the Annual T&D Budget and Five-Year Planning Budget, the Major Capital Plan and Budget, rates and rate design.

         SECTION 6.3 OTHER COSTS. (A) "Other Costs" Definition. (1) Other Costs are those costs which cannot reasonably be anticipated and shall include those costs the Manager and the Authority agree are not included in the Direct Cost Budget, Third Party Cost Budget or Major Capital Plan and Budget ("Other Costs"). Other Costs include the Incremental Internal Costs and additional Third Party Costs incurred by the Manager as a result of events (including but not limited to major storms and extreme weather) that Manager and the Authority agree have caused costs to be incurred by the Manager to respond to significant
(i) damage to or adverse affects on the T&D System, (ii) changes in the level of required maintenance or operation of the T&D System, or (iii) tasks which are necessary for safety reasons. In addition, Manager will be reimbursed for Other Costs resulting from or as a consequence of:

          (i) changes in work scope and projects agreed to by the Manager and the Authority;

          (ii) a Change in Law;

          (iii) determinations made by the Authority pursuant to Section 4.5 resulting in changes in System Policies and Procedures; or

          (iv) the Authority's assumption "of the day-to-day direction" of the Manager pursuant to Section 7.4(B)(2).

None of the following shall constitute an event which can cause Other Costs to arise:

          (i) general economic conditions, interest or inflation rates, or currency fluctuations or exchange rates,

          (ii) the financial condition of the Authority, the Manager, the Guarantor, any of their Affiliates or any Subcontractor,

          (iii) the consequences of a failure by the Manager, the Guarantor, any Subcontractor, any of their Affiliates or any other person to adhere to the Contract Standards in the performance of any work hereunder;

          (iv) the failure of the Manager to secure patents or licenses to be owned or possessed by the Manager and its Affiliates in connection with the technology necessary to perform their obligations hereunder;

          (v) union work rules, requirements or demands which have the effect of increasing the number of employees employed at the T&D System, reducing the operating flexibility of the Manager or otherwise increase the cost to the Manager of operating and maintaining the T&D System, or

          (vi) the failure of any Subcontractor or supplier to furnish labor, materials, services or equipment for any reason.

         (2) "Incremental Internal Costs" shall include those incremental internal costs incurred by the Manager and approved by the Authority to provide for Major Capital Improvements, Public Works Improvements, and Other Costs pursuant to the Agreement to the extent such costs are not otherwise included as a Direct Cost or a Third Party Cost. Such costs shall include, for example, unbudgeted overtime wages for employees of the Manager or its Affiliates whose salaries are included, directly or indirectly, in the Direct Cost Budget, and wages and benefits for any additional employees hired to perform the task or a task contemplated in the Direct Cost Budget not able to be performed by the Manager's employees due to their deployment as a result of such event, and any incremental allocation of costs related to employees of the Manager's parent or affiliates.

         (3) The Authority and the Manager shall agree upon the occurrence of an event that qualifies as one that has or is anticipated to lead to Other Costs. The Authority's approval of the reimbursement of Other Costs shall not be unreasonably withheld. Other Costs will not be taken into consideration in any determination of incentives or disincentives as contemplated in this Agreement.

         (B) Other Costs Reserve Estimate. Although Other Costs will not be budgeted, the Manager shall recommend, and the Authority shall adopt, an annual reserve level for Other Costs for each Annual T&D Budget and Five-Year Planning Budget to enable estimation of total System Revenue Requirements. Such estimate will also be used by the Authority for determination of financial reserve requirements for the T&D System.

         (C) Other Costs Reimbursement. The Manager will be reimbursed for reasonably incurred Other Costs. Payment for such costs will be made as needed from reserves retained by the Authority. Approved costs in excess of available reserves will be reimbursed in a manner which minimizes working capital costs to the Authority. Other Costs shall be billed as incurred, but not more frequently than on a monthly basis. The Authority shall pay such invoice within 30 days of receipt, subject to a 10% retention by the Authority pending completion of review of such invoice. The Authority shall have 60 days to review such invoice and supporting documentation after which time it shall pay the Manager the full amount thereof, unless the Authority disputes any aspect of such invoice. Any amounts determined to be owing by one party to the other through such dispute resolution shall be paid, along with interest at the Base Interest Rate from the date the Authority made its payment under this subsection until the date of payment of the disputed or retained amounts.

         SECTION 6.4. NON-COST PERFORMANCE INCENTIVES AND DISINCENTIVES. (A) Generally. In addition to the cost saving incentives provided for in


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

Section 6.2, the Manager will be eligible for incentives for performance above certain threshold target levels of performance standards ("Non-cost Performance Incentives") and subject to disincentives for performance below certain other threshold minimum performance standard levels ("Non-cost Performance Disincentives"), with an intermediate band of performance in which neither incentives nor disincentives shall apply, for reliability, worker safety, and customer service, all as described in Appendix 7 hereto.

         (B) Adjustments to Threshold Levels. The threshold levels to which Manager's performance is measured for purposes of determining the Non-cost Performance Incentives and Non-Cost Performance Disincentives as described in Appendix 7, may be increased or decreased by the mutual agreement of the Parties to reflect material effects, if any, of (1) increases in Authority-approved Annual T&D Budgets; (2) determinations by the Authority not to approve maintenance or capital improvement projects as originally recommended by Manager and not otherwise reflected in the annual T&D Budgets; (3) changes in System Policies and Procedures; or (4) changes in the scope of Manager's services from that which is contemplated in this Agreement.

         (C) Limits on Incentives and Disincentives. In any Contract Year in no event shall the total of the Non-cost Performance Incentives, net of any applicable Non-cost Performance Disincentives, together with the System Power Supply Incentive/Disincentive payable under Section 5.3.2 of the Energy Management Agreement, be greater than $7.5 million, nor will the total Non-cost Performance Disincentives, net of any applicable Non-cost Performance Incentives together with the System Power Supply Incentive/Disincentive payable under
Section 5.3.2 of the Energy Management Agreement be greater than $7.5 million.

         SECTION 6.5. AUTHORITY NON-PERFORMANCE. (A) Costs of Construction Work and of Operation and Maintenance. If subsequent to the Closing Date, caused by an event the costs of which the Authority is responsible for under Section 6.10 hereof, there shall be an increase in the Manager's cost of Construction Work or Operation and Maintenance Services, the amount of any such incremental cost increase shall be borne by the Authority to the extent it is responsible therefor under Section 6.10 hereof and shall not be considered for purposes of calculating any incentive or disincentive hereunder. The Manager shall give the Authority and the Consulting Engineer prompt written notice of the occurrence of any such event, including in such notice as and to the extent known (1) a description in reasonable detail of the reasons why such increase is due to such an event, (2) the projected amount of any increase in the Manager's cost of Construction Work or Operation and Maintenance Services, including Cost Substantiation therefor and any impact on the scheduled completion date, and (3) the resulting adjustment in the compensation due hereunder. The Authority may object to any adjustment to the compensation due hereunder due to any such increase in the Manager's cost of operation and maintenance for any reason under this Agreement, including the grounds that such adjustment was improperly computed, that such costs are unreasonable for the work performed, that such costs or the manner in which the work was carried out was not a reasonable response to the event, or that the event is something for which the Manager is responsible under Section 6.10 hereof has occurred. Notification and resolution of any such dispute shall be made in accordance with the provisions of Section
7.8 hereof.

         (B) Major Capital Improvements to Repair Damage Caused by Authority. If at any time the T&D System is damaged or destroyed due to an event for which the Authority is responsible under Section 6.10 hereof, the Authority shall pay, in addition to and not in substitution for the payments required under subsection
(A) hereof, all Major Capital Improvement Costs and adjustments as are required to be made by the Authority pursuant to Article V hereof.

         SECTION 6.6. MANAGER NON-PERFORMANCE. If subsequent to the Closing Date, due to an event for which the Manager is responsible under Section 6.10 hereof, there shall be an increase in the Manager's cost of Construction Work or Operation and Maintenance Services, or in the

Authority's costs associated with performing obligations hereunder, the amount of any such incremental cost increase shall be borne by the Manager to the extent it is responsible therefor under Section 6.10 hereof. If at any time the T&D System is damaged or destroyed due to an event for which the Manager is responsible under Section 6.10 hereof, the Manager shall pay, in addition to and not in substitution for the payments required above, all Major Capital Improvement Costs and adjustments resulting therefrom.

         SECTION 6.7. BILLING OF MAJOR CAPITAL; PUBLIC WORKS. Major Capital Improvements shall be billed and paid as provided in Article V hereof.

         SECTION 6.8. ANNUAL SETTLEMENT. (A) Annual Settlement Statement. Within 60 days after the end of each Contract Year, the Manager shall deliver to the Authority an annual settlement statement (the "Annual Settlement Statement") in a mutually agreed upon form, certified as to accuracy and completeness by the Manager, setting forth the actual aggregate Service Fee payable with respect to such Contract Year and a reconciliation of such amount with the amounts actually paid by the Authority pursuant to the Billing Statements with respect to such Contract Year, including, without limitation, all adjustments to the Service Fee made pursuant to Article V hereof and this Article VI, all adjustments made pursuant to subsection 6.8(B) hereof. If any amount is then in dispute, the Annual Settlement Statement shall set forth the Manager's estimate of such amount and a final reconciliation of such amount shall be made in the Billing Statement for the Billing Period immediately following the resolution of such dispute. The Annual Settlement Statement shall also include an accounting of any incentives or disincentives accrued during the applicable Contract Year along with appropriate supporting documentation. The Authority shall have an opportunity to review such accounting prior to payment and shall have access to the Manager's books and records in order to confirm such accounting prior to payment. Such review will be performed within 90 days of receipt of the Annual Settlement Statement.

         (B) Payment of Amounts Owed. During the first quarter of the following Contract Year, the monthly payments made to the Manager by the Authority shall be (i) reduced by any overpayment by the Authority resulting from the sum of actual Direct Costs and actual Third Party Costs being less than the payments made by the Authority to the Manager for such costs during the previous year or
(ii) increased to reflect any Non-Cost Performance Incentive earned by the Manager during the previous year and/or any Overrun Payment Due. In the final Contract Year, such adjustments shall be made in the last month of such year for the first nine months of the year, and a final adjustment will be made within 90 days after the end of the year.

         (C) Carrying Costs. Any amounts determined in the Annual Settlement Statement to be owing by one party to the other, other than Non-Cost Performance Incentives or Non-Cost Performance Disincentives shall be paid with interest at the Base Interest Rate calculated from July 1 of the preceding Contract Year until the date of the Annual Settlement Statement.

         SECTION 6.9. AUTHORITY'S PAYMENT OBLIGATIONS. (A) Source of Payments by Authority. Amounts payable to Manager hereunder are to be paid from T&D System revenues and other funds of the Authority available for such purposes in accordance with the terms of the Bond Resolution.

         (B) Disputes. If the Authority disputes any amount billed by the Manager in any Billing Statement, the Authority shall pay that portion of the billed amount which is not in dispute and shall provide the Manager with written objection within 45 days of the receipt of such Billing Statement indicating the portion of the billed amount that is being disputed and providing all reasons then known to the Authority for its objection to or disagreement with such amount. If the Authority and the Manager are not able to resolve such dispute within 30 days after the Authority's objection, either party may refer such dispute for resolution in accordance with Section 7.8 hereof. If any such amount is adjusted in the


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

Manager's favor pursuant to agreement, mediation or otherwise, the Authority shall pay the amount of such adjustment to the Manager, with interest thereon at the Base Interest Rate from the date such disputed amount was due the Manager to the date of payment in full of such amount. Nothing contained in this subsection shall limit the authority of any authorized officer of the Authority or any other governmental agency pursuant to Applicable Law to raise a further objection to any amount billed by the Manager pursuant to an audit conducted by the Authority or such governmental agency. No payment of amounts by the Authority hereunder shall be construed as or shall constitute a waiver by the Authority of its rights to dispute such amounts, to conduct a final audit or reconciliation, or otherwise review the appropriateness of such amounts.

         SECTION 6.10. ALLOCATION OF RISK OF CERTAIN COSTS AND LIABILITIES. Except to the extent due to Authority Fault (as determined by either a final non-appealable order or judgment of a court of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision), the Manager shall be responsible and liable to the Authority for, and shall not be entitled to reimbursement from the Authority for any Loss-and-Expense incurred by the Manager or the Authority,

               (a) due to any gross negligence or willful misconduct by the Manager during the period commencing six months prior to the Closing Date to the extent LILCO knew or should have known of such gross negligence or willful misconduct and during the Term in carrying out its obligations hereunder,

               (b) due to any violation of or failure of compliance with Applicable Law by the Manager (except as provided below) during the period commencing six months prior to the Closing Date to the extent LILCO knew or should have known of such violation or failure of compliance and during the Term which materially and adversely affects

                    (i) the condition or operations of the T&D System,

                    (ii) the financial condition of the Authority,

                    (iii) the  performance  or ability of the Manager to perform its obligations under this Agreement, or

                    (iv) the cost of providing electric service to the customers of the T&D System, provided, however, that Manager shall not be responsible and liable to the Authority under this clause (b) with respect to any violation of, failure of compliance with, or liability under, Environmental Laws (as defined in the Acquisition Agreement) for which the Authority or the Manager may be strictly liable provided that Manager (or for actions prior to the Closing Date, LILCO) acted in a manner consistent with Prudent Utility Practice. Notwithstanding the foregoing, Manager shall in all events be liable for any fine or penalty arising by reason of any violation of or failure of compliance with Applicable Law for acts or omissions of the Manager not consistent with Prudent Utility Practice,

               (c) due to any criminal violation of Applicable Law by the Manager (or for actions prior to the Closing Date, LILCO), or

               (d) due to an event which gives rise to a cost not included in the Direct Cost Budget or Third Party Cost Budget or a cost incurred with respect to Major Capital Improvements or


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

          Public Works Improvements, that is incurred by reason of actions or omissions of the Manager not consistent with Prudent Utility Practice.

         Any action or omission identified in (a), (b), (c) or (d) shall be determined by either a final non-appealable order or judgment of a court of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision and shall be attributable to the Manager for purposes of the preceding sentence whether it is attributable to the Manager or to any officer, member, agent, employee or representative of the Manager or any Affiliate and any contractor, Subcontractor of any tier, or independent contractor selected to perform any work hereunder not previously objected to by the Manager to the extent permitted by Section 5.3 and related dispute resolution provisions.


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

                                   ARTICLE VII

                         DEFAULT, TERMINATION FOR CAUSE
                             AND DISPUTE RESOLUTION

         SECTION 7.1. REMEDIES FOR BREACH.  Subject to the provisions of Section
7.8 hereof, the parties agree that, in the event that either party breaches any other obligation under this Agreement or any representation made by either party hereunder is untrue in any material respect, the other party shall have the right to take any action at law or in equity it may have to enforce the payment of any damages or the performance of such other obligation hereunder and such right to recover damages or to be reimbursed as provided herein will ordinarily constitute an adequate remedy for any breach of such other obligation or any material untruth in any such representation. Either party may enforce by an action for specific performance the other party's obligations hereunder in the event a material breach thereof has occurred and is continuing. Neither party shall have the right to terminate this Agreement for cause except after an Event of Default determined in accordance with the provisions of this Article VII shall have occurred.

         SECTION 7.2. EVENTS OF DEFAULT BY THE MANAGER. (A) Events of Manager Default Defined. (1) Events of Default Not Requiring Cure Opportunity for Termination. Each of the following shall constitute an Event of Default on the part of the Manager for which the Authority may terminate this Agreement without any requirement of cure opportunity:

               (a) Change of Control of Manager. Change of Control of the Manager, the Parent or the Guarantor has occurred; provided, however, that the combination effectuated under the BUGLILCO Agreement or the Acquisition Agreement shall not constitute a Change of Control of the Manager for purposes of this provision.

               (b) Worker Safety. Failure for any two out of three consecutive years, for reasons other than major storms or extreme weather, to achieve the Minimum Worker Safety Standard;

               (c) Customer Service. Failure for two out of three consecutive years to achieve the Minimum Customer Service Standard.

               (d) Voluntary Bankruptcy. The written admission by the Manager or the Guarantor that it is bankrupt, or the filing by the Manager or the Guarantor of a voluntary petition under the Federal Bankruptcy Code, or the consent by the Manager, the Parent or the Guarantor to the appointment by a court of a receiver or trustee for all or a substantial portion of its property or business, or the making by the Manager, the Parent or the Guarantor of any arrangement with or for the benefit of its creditors involving an assignment to a trustee, receiver or similar fiduciary, regardless of how designated, of all or a substantial portion of the Manager's or the Guarantor's property or business.

               (e) Involuntary Bankruptcy. The final adjudication of the Manager, the Parent or the Guarantor as a bankrupt after the filing of an involuntary petition under the Federal Bankruptcy Code, but no such adjudication shall be regarded as final unless and until the same is no longer being contested by the Manager, the Parent or the Guarantor nor until the order of the adjudication shall be regarded as final unless and until the same is no longer being contested by the Manager or the Guarantor nor until the order of the adjudication is no longer appealable.

               (f) Credit Enhancement. Failure of the Manager to supply, maintain, renew, extend or replace the credit enhancement required under subsection 9.1(C) hereof within the time


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

          specified therein in the event there is a Material Decline in the Guarantor's Credit Standing, as defined in Section 9.1 hereof.

               (g) Letter of Credit Draw. Failure of the Manager to supplement, replace or cause to be reinstated the letter of credit as described in
          Section 9.1 hereof within 30 days following draws equal to, in the aggregate, 50% of the face value thereof.

         (2) Events of Default Requiring Cure Opportunity for Termination. Each of the following shall constitute an Event of Default on the part of the Manager for which the Authority may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

               (a) System Reliability. Failure to achieve, for two out of three consecutive years, the Minimum Reliability Standard for both SAIFI and CAIDI as defined in Appendix 7 hereto for any of the same individual system geographic operating divisions; provided that if the Authority and the Manager shall agree that such failure is not capable of being cured within the three year period, then such failure shall not be deemed an Event of Default hereunder if and so long as the Manager shall provide assurances satisfactory to the Authority that appropriate steps have been and are being taken to effect a cure and that such failure will be cured within an agreed upon appropriate period;

               (b) Failure to Pay or Credit. The failure of the Manager to pay or credit undisputed amounts owed to the Authority under this Agreement within 90 days following the due date for such payment or credit (including the payment or crediting of any payments due to the Authority in connection with the Performance Guarantees); and

               (c) Failure Otherwise to Comply with Agreement or Guaranty. The failure or refusal by the Manager to perform any material obligation under this Agreement (other than those obligations contained in subsection 7.2(A)(1) above), or the failure of the Guarantor to comply with any of its material obligations under the Guaranty unless such failure or refusal is excused by an Uncontrollable Circumstance or Authority Fault; except that no such failure or refusal specified in clause (b) or (c) of this Section 7.2(A)(2) shall constitute an Event of Default giving the Authority the right to terminate this Agreement for cause under this subsection unless:

                    (i) The  Authority  has given  prior  written  notice to the
               Manager or the Guarantor, as applicable, stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of the Manager or the Guaranty on the part of the Guarantor and which will, in its opinion, give the Authority a right to terminate this Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

                    (ii)  The  Manager  or the  Guarantor,  as  applicable,  has neither challenged in an appropriate forum the Authority's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time, but not more than 60 days, from receipt of the notice given pursuant to clause (i) of this subsection (but if the Manager or the Guarantor shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as the Manager or the Guarantor is continuing to take such steps to correct such default).

         SECTION 7.3. EVENTS OF DEFAULT BY THE AUTHORITY. (A) Events of Authority Default Defined. Each of the following shall constitute an Event of Default on the part of the Authority for which the Manager may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

               (1) Failure to Pay. The failure of the Authority to pay undisputed amounts owed to the Manager under this Agreement within 90 days following the due date for such payment.

               (2) Failure to Comply with Agreement. The failure or refusal by the Authority to perform any material obligation under this Agreement unless such failure or refusal is excused by an Uncontrollable Circumstance or Manager Fault; except that no such failure or refusal to pay or perform shall constitute an Event of Default giving the Manager the right to terminate this Agreement for cause under this Section unless:

                    (a) The  Manager  has  given  prior  written  notice  to the
               Authority stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of the Authority and which will, in its opinion, give the Manager a right to terminate this Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

                    (b) The Authority has neither  challenged in an  appropriate forum the Manager's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time but not more than 60 days from the date of the notice given pursuant to clause (a) of this subsection (but if the Authority shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as the Authority is continuing to take such steps to correct such default).

               (3)  Change of  Control  of LILCO.  A change of  control of LILCO
          (after acquisition by the Authority) which results in ownership control of LILCO by other than a state public benefit corporation, authority, political subdivision or other instrumentality of the State or any political subdivision thereof.

         SECTION 7.4. PROCEDURE FOR TERMINATION FOR CAUSE. (A) Two-Year Notice. If any party shall have a right of termination for cause in accordance with this
Article VII, the same may be exercised by notice of termination given to the party in default at least two years prior to (or, in the case of a bankruptcy or insolvency default or a Change of Control, simultaneously with, or, in the case of an Event of Default specified in clause (f) or (g) of subsection 7.2(A)(1) hereof, six months) the date of termination specified in such notice (the "Termination Date").

         (B) Termination by Authority. (1) Access. In the event an Event of Default of the Manager occurs and the Authority issues a termination notice described in subsection (A) hereof, from the date of such issuance until the Termination Date, the Authority shall have unrestricted access to all areas of, and all information, data and records concerning, the T&D System and to Manager's personnel necessary to monitor the performance of the Manager and to ensure that the Manager complies with the provisions of this Agreement during such time period (the "Termination Notice Period").

         (2) Assumption of Responsibilities. At the Authority's sole option, the Authority may elect at any time during the Termination Notice Period to direct the Manager and its employees in the day-to-day performance of the Manager's obligations under this Agreement. If the Authority so elects, the Authority shall reimburse the Manager for its resulting Cost Substantiated incremental costs incurred, and the Manager shall no longer be eligible to receive any performance incentives otherwise payable hereunder nor be responsible for the payment of any performance disincentives otherwise payable under this Agreement; provided that the Manager shall be entitled to receive any performance incentives otherwise payable hereunder and shall be responsible for any performance disincentives otherwise payable hereunder for the period preceding such assumption of day-to-day operations.

         SECTION 7.5. CERTAIN OBLIGATIONS OF THE MANAGER UPON TERMINATION OR EXPIRATION. (A) Obligations on Termination or Expiration. Upon a termination of the Manager's right to perform this Agreement under Section 7.2 hereof or the expiration of this Agreement in accordance with the terms hereof, the Manager shall cooperate in the smooth transition to the new manager and, without limiting the generality of the foregoing, in addition to those rights and obligations under Schedule F to the Acquisition Agreement shall:

               (1) transfer all records, customer lists and account information, the Operation and Maintenance Manuals and personnel information to the new manager;

               (2) sell all existing materials and supplies utilized by the Manager in the operation and maintenance of the T&D System to the new manager at cost;

               (3) stop the Operation and Maintenance Services and any Construction Work on the date or dates and to the extent specified by the Authority, provided that in so doing the Manager shall cooperate and coordinate with the Authority and any successor manager so as to assure continued operation of the T&D System;

               (4) promptly take all action as necessary to protect and preserve all materials, equipment, tools, facilities and other property;

               (5) promptly remove from the T&D System Site all equipment, implements, machinery, tools, temporary facilities of any kind and other property owned or leased by the Manager which are not to be transferred to any successor manager or the Authority, and repair any damage caused by such removal;

               (6) leave the T&D System in a neat and orderly condition;

               (7) promptly remove all employees of the Manager and any Subcontractors and vacate the T&D System Site, subject to subsection
          (B) of this Section and further subject to the requirement that all employees of the Manager shall be permitted by the Manager to take employment with the Authority or a replacement manager of the T&D System;

               (8) promptly deliver to the Consulting Engineer or the successor manager, as the Authority shall direct, copies of all Subcontracts, together with a statement of:

                    (a) the items ordered and not yet delivered pursuant to each agreement;

                    (b) the expected delivery date of all such items;

                    (c) the  total  cost  of each  agreement  and the  terms  of payment; and

                    (d) the estimated cost of cancelling  and/or  assigning each agreement;

               (9) deliver to the Consulting Engineer or the successor manager, as the Authority shall direct, promptly a list of:

                    (a) all special order items previously delivered or fabricated by the Manager or any Subcontractor but not yet incorporated in the Construction Work or the Operation and Maintenance Services; and

                    (b) all other supplies, materials,  machinery, equipment and other property previously delivered or fabricated by the Manager or any Subcontractor but not yet incorporated in the Construction Work or the Operation and Maintenance Services;

               (10) advise the Authority promptly of any special circumstances which might limit or prohibit cancellation of any Subcontract;

               (11) as the Authority directs, terminate or assign to the new manager all Subcontracts and make no additional agreements with Subcontractors without the prior written approval of the Authority;

               (12) as directed by the Authority, transfer to the Authority by appropriate instruments of title, and deliver to such place as the Authority may specify, all special order items;

               (13) furnish to the Authority all information used in the preparation of reports and other data necessary for the Authority (or any successor manager) to operate the T&D System, and use its best efforts to obtain the consent of any third party required to fulfill such obligation;

               (14) notify the Authority promptly in writing of any Legal Proceedings against the Manager by any Subcontractor relating to the termination of the Construction Work or the Operation and Maintenance Services (or any Subcontracts);

               (15) give written notice of termination, effective as of date of termination of this Agreement, promptly under each policy of Required Construction Work Insurance and Required Operation Period Insurance (with a copy of each such notice to the Authority), but permit the Authority to continue and/or assign such policies thereafter at its own expense, if possible; and

               (16) take such other actions, and execute such other documents, as may be necessary to effectuate and confirm the foregoing matters, or as may be otherwise necessary or desirable to minimize the Authority's costs, and take no action which will increase any amount payable to the Authority under this Agreement.

         (B) Additional Obligations. The Manager shall also provide, and shall use its best reasonable efforts to cause its Subcontractors to provide, technical advice and support to the Authority (or any replacement manager designated by the Authority). Such advice and support shall be for a period of six months and shall include providing any plans, drawings, renderings, blueprints, operating and training manuals for all facilities, personal information, specifications or other information useful or necessary for the Authority or any replacement manager designated by the Authority to complete and carry out the Construction Work and to perform the Operation and Maintenance Services. In addition, to the extent requested by the Authority, the Manager shall use reasonable efforts to retain any or all key operating and management employees and make them available following termination or expiration of this Agreement to provide on-site, real-time consulting advice to a replacement manager for the T&D System.


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

         (C) Authority Payment of Certain Transition Costs. The Authority shall reimburse the Manager within 60 days of the date of the Manager's invoice all mutually agreeable costs incurred by the Manager in satisfying the requirement of subsections (A) and (B) hereof, subject to Cost Substantiation.

         SECTION 7.6. NO WAIVERS. No action of the Authority or Manager pursuant to this Agreement (including, but not limited to, any investigation or payment), and no failure to act, shall constitute a waiver by either party of the other party's compliance with any term or provision of this Agreement. No course of dealing or delay by the Authority or Manager in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of (or failure to exercise) any right, power or remedy of the Authority or Manager under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         SECTION 7.7. FORUM FOR DISPUTE RESOLUTION. Subject to the provisions of
Section 7.8, it is the express intention of the parties that all legal actions and proceedings related to this Agreement or to the T&D System or to any rights or any relationship between the parties arising therefrom shall be solely and exclusively initiated and maintained in courts of the State of New York having appropriate jurisdiction; provided, however, that except in the case of a termination due to a change in control or bankruptcy or insolvency, either party may refer a challenge to the termination of this Agreement to an independent arbitrator, following the use of expedited limited mediation provided for in
Section 7.8 hereof. During such arbitration process, the two-year notice period provided for in Section 7.4 hereof shall continue to run and this Agreement shall terminate at the end of such period, unless a final, binding ruling that the termination of this Agreement was improper has been issued by such arbitrator.

         SECTION 7.8. NON-BINDING MEDIATION; ARBITRATION.

         (A) Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section, which shall constitute the sole and exclusive procedures for the resolution of such disputes.

         (B) Negotiation and Non-Binding Mediation. The parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. Either party hereto may, by written notice to the other party, refer any such dispute or claim for advice or resolution by mediation by an Independent Engineer, financial advisor or other suitable mediator. The parties shall mutually agree on the selection of such mediator. If the parties are unable to agree, the parties shall each designate a qualified mediator who, together, shall choose the mediator for the particular dispute or claim. If the mediator is unable, within 30 days of such referral, to reach a determination as to the dispute that is acceptable to the parties hereto, the matter shall be referred to applicable Legal Proceedings.

         All negotiations and mediation discussions pursuant to this paragraph shall be confidential subject to Applicable Law and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

         (C) Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination, or validity thereof, except for a termination due to a Change in Control or due to a bankruptcy or insolvency or a failure to provide, renew, reinstate or replace the credit enhancement required pursuant to Section 9.1 which dispute has not been resolved by a negotiation or mediation as provided in subsection 7.8(B) hereof within 30 days from the date that either negotiations or mediation shall have been first requested, shall be settled by arbitration before three independent and impartial arbitrators (the "Arbitrators") in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall not be administered by the American Arbitration Association. The Arbitrators shall be (a) independent of the parties and disinterested in the outcome of the dispute, provided that residents of Long Island shall not be deemed to be interested merely by virtue of their residence on Long Island, (b) attorneys, accountants, investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (c) qualified in the subject area of the issue in dispute. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those arbitrators choosing the third Arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refused to participate in good faith in the negotiations or mediation proceedings described in subsection 7.8(B)hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the applicable time period. Except as provided in subsection 7.8(D) hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

         (D) Provisional Relief. Either party may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court to obtain provisional judicial relief if, in the such party's sole discretion, such action is necessary to avoid imminent irreparable harm, to provide uninterrupted electrical and other services, or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section.

         (E) Obligation to Repair. It is the intention of the parties that the Manager's operation and maintenance obligations hereunder shall be implemented by the Manager in accordance with this Agreement, notwithstanding the existence of any dispute hereunder, including without limitation, responsibility for the costs therefor. Such actions by the Manager shall in no case prejudice its rights thereafter to dispute its responsibility for the costs therefor.

         (F) Awards. The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages plus interest at the Base Interest Rate from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. The Arbitrators may award reasonable attorneys' fees and costs of the arbitration. The Arbitrator's award shall be in writing and shall set forth the factual and legal bases for the award.

         (G) Information Exchange. The Arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, the production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by disposition of parties. The parties hereby agree to produce all such information as ordered by the Arbitrators and shall certify that they have provided all applicable information and that such information is true, accurate and complete.

         (H) Site of Arbitration. The site of any Arbitration brought pursuant to this Agreement shall be either Mineola, New York or Hauppauge, New York.

         SECTION 7.9. AUTHORITY EMERGENCY POWERS. Should the Manager, due to Uncontrollable Circumstances or any other reason whatsoever, fail, refuse or be unable to provide any or all Operation and Maintenance Services and Construction Work contemplated hereby and the Authority or any Governmental Body finds that such failure endangers or menaces the public health, safety or welfare, then, in any of those events and to the extent of such failure, the Authority shall have the right, upon notice to the Manager, during the period of such emergency, to take possession of and use any or all of the Operating Assets necessary to transmit and distribute Power and Energy which the Manager would otherwise be obligated to transmit and distribute. The Manager agrees that in such event it will fully cooperate with the Authority to effect such a temporary transfer of possession of the Operating Assets for Authority's use of the same. The Manager agrees that, in such event, the Authority may take possession of and use any or all of the Operating Assets for the above-mentioned purposes without paying the Manager or any other person any additional charges or compensation whatsoever for such possession and use; provided, however, that if such emergency is due to Uncontrollable Circumstances, the Authority shall reimburse the Manager for its Cost-Substantiated costs incurred due to such a transfer of the Operating Assets. The parties acknowledge that if the Authority takes emergency possession of the Operating Assets, any applicable cure period provided for in this Agreement for the Manager's benefit shall be tolled until such time as the Manager resumes possession of the Operating Assets. The Authority may operate the Operating Assets with Authority employees, or cause the Operating Assets to be operated by subcontractors to the Authority or through the use of the Manager's employees, and the Manager shall make its employees available for such purposes. It is further agreed that the Authority may at any time, at its discretion, relinquish possession of any or all of the Operating Assets to the Manager and thereupon demand that the Manager resume the operations as provided in the Agreement. It is specifically understood and agreed that the Authority's exercise of its rights under this Section: (1) does not constitute a taking of private property for which payment must be made other than as specifically provided for in this Section; (2) shall not create any liability on the part of the Authority to the Manager; and (3) that the indemnity provisions of the Agreement of Section 9.3 hereof covering the Authority and the Manager are meant to include circumstances arising under this Section. The Authority's right to retain temporary emergency possession of the Operating Assets, and to operate the T&D System shall terminate at the earlier of: (1) the time when such services can, in the judgment of the Authority, be resumed by the Manager, or (if earlier) (2) the time when the Authority no longer reasonably requires such Operating Assets, as determined by the Authority.

         SECTION 7.10. WAIVER OF CERTAIN DEFENSES. The Manager acknowledges that it is responsible for the day-to-day operation and maintenance of the T&D System and the design, construction, startup and testing of the Major Capital Improvements and Public Works Improvements and agrees that, unless otherwise permitted pursuant to the provisions of this Agreement with respect to the occurrence of Uncontrollable Circumstances, and without limiting such provisions, it shall not assert (i) impossibility or impracticability of performance, (ii) lack of fitness for use or operation of the T&D System, (iii) the existence, non-existence, occurrence or non-occurrence of any foreseen or unforeseen fact, event or contingency that may be a basic assumption of the Manager, (iv) commercial frustration of purposes or (v) contract of adhesion, as a defense against any claim by the Authority against the Manager.


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

                                  ARTICLE VIII

                                      TERM

         SECTION 8.1. TERM OF AGREEMENT. This Agreement shall become effective on the Contract Date, and shall continue in effect until the eighth (8th) anniversary of the Closing Date (the "Term"), unless earlier terminated in accordance with its terms, in which event the Term shall be deemed to have expired as of the date of such termination. All rights, obligations and liabilities of the parties hereto shall commence on the Closing Date, subject to the terms and conditions hereof. The Authority shall have no obligation to make Service Fee payments hereunder until the Closing Date. The rights and obligations of the parties hereto pursuant to Sections 3.1(E), 4.2(D), 4.2(E), 4.3(E), 4.14(C), 4.15(F), 4.16(D), 4.16(F), 4.24, 6.3, 6.10, 7.1, 7.4(B)(2),
7.5, 7.7, 7.8, 7.10, 8.3, 9.1(C), 9.2, 9.3, 9.4 and 9.5 hereof shall survive the termination or expiration of this Agreement, and no such termination or expiration of this Agreement shall limit or otherwise affect the respective rights and obligations of the parties hereto accrued prior to the date of such termination or expiration. At the end of the Term of this Agreement, all other obligations of the parties hereunder shall terminate unless extended.

         SECTION 8.2. MANDATORY COMPETITIVE SELECTION OF FUTURE MANAGERS. The Manager hereby acknowledges that the Authority will commence and conduct a competitive procurement for T&D System management services following the fifth anniversary of the Closing Date. The Manager shall have the right or be ineligible, as the case may be, to submit a bid in such procurement on the same basis as other bidders; provided that if this Agreement is terminated due to an Event of Default of the Manager, the Manager shall not have the right to submit a bid in such procurement. The Manager shall cooperate with the Authority during such procurement process, including, by way of example, providing information and documents requested by the Authority for dissemination to bidders and providing access to the T&D System for such bidders.

         SECTION 8.3. EXIT TEST. An exit test (the "Exit Test") will be commenced six months prior to the expiration or termination of this Agreement to confirm (1) that the Manager has performed the maintenance and Major Capital Improvement and Public Work Improvements activities which were budgeted for the final year of the Agreement or as otherwise previously approved by the Authority, in such final year and (2) that the Manager has completed any remedial activities to cure maintenance deficiencies or Major Capital Improvements and Public Works Improvements which were previously determined to be incomplete as noted by the Authority pursuant to the most recently conducted review of the condition of the T&D System which review shall be conducted annually. The Exit Test shall be carried out in accordance with the provisions of Appendix 6 hereto. If, as a result of such Exit Test, an independent engineer selected by the Authority and agreed to by the Manager, finds that maintenance, Major Capital Improvement and Public Works Improvements, replacement, or remedial activities described in (1) and (2) above have not been performed in accordance with this Agreement and that the Authority has provided the funds for such activities as part of the payments made during such final year or in the case of items noted as deficiencies or incomplete items pursuant to (2) above were funded by the Authority in a previous year, then the Manager shall, in its discretion, either perform such incomplete maintenance, Major Capital Improvement, Public Works Improvements, replacement, or remedial activities without further compensation from the Authority, or within 90 days after termination of the Agreement, the Manager shall reimburse the Authority for the cost to complete such work.

                                   ARTICLE IX

                                     GENERAL

         SECTION  9.1.  MANAGER  TO  REMAIN   AFFILIATE  OF  GUARANTOR;   CREDIT
ENHANCEMENT IN CERTAIN CIRCUMSTANCES. (A) Limitations. The Manager agrees that it will remain an Affiliate of the Guarantor.

         (B) Material Decline in the Guarantor's Credit Standing. For purposes of this Section, a "Material Decline in the Guarantor's Credit Standing" shall be deemed to have occurred if (1) in the event that the Guarantor has long-term senior debt outstanding which has a credit rating by a Rating Service, such rating by a Rating Service is established or is reduced below investment grade level or (2) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service and the Guarantor has a credit rating by a Rating Service, such credit rating is established or reduced below investment grade level, or (3) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service and the Guarantor does not have a credit rating by a Rating Service, in which event the Guarantor shall seek a credit rating for the Guaranty from a Rating Service, such rating is established or is reduced below investment grade level or if no rating is established. The Manager immediately shall notify the Authority of any Material Decline in the Guarantor's Credit Standing.

         (C) Credit Enhancement. If, at any time during the Term hereof, a Material Decline in the Guarantor's Credit Standing occurs, the Manager shall immediately notify the Authority thereof and, within 30 days after such occurrence, shall provide credit enhancement of its obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Energy Manager's obligations under the Energy Management Agreement at its sole cost and expense in the form either of (1) an unconditional guarantee of all of the Manager's obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Energy Manager's obligations under the Energy Management Agreement provided by a corporation or financial institution whose long-term senior debt is or would be rated investment grade by a Rating Service or (2) an irrevocable letter of credit in form and substance satisfactory to the Authority securing the Manager's obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Energy Manager's obligations under the Energy Management Agreement in a face amount of $60,000,000 provided by a financial institution whose long-term senior debt is rated investment grade by a Rating Service; provided that if any such letter of credit is drawn upon in the aggregate in an amount equal to 50% of the face value of such letter of credit, the Manager shall, within 30 days thereafter, supplement or replace such letter of credit with an additional letter of credit such that the total amount of such letter of credit then available equals $60 MILLION. The amount of such letter of credit shall be reduced by $30 million if the Energy Management Agreement has theretofore been or is thereafter terminated and by $4 million if the Power Supply Agreement has theretofore been or is thereafter terminated, such obligation to continue until the expiration or termination of this Agreement, the Power Supply Agreement and the Energy Management Agreement.

         SECTION 9.2. UNCONTROLLABLE CIRCUMSTANCES GENERALLY. (A) Performance Excused. Except as otherwise specifically provided in this Agreement, neither the Authority nor the Manager shall be liable to the other for any failure or delay in performance of any obligation under this Agreement (other than any payment at the time due and owing) to the extent due to the occurrence of an Uncontrollable Circumstance.

         (B) Notice, Mitigation. The party experiencing an Uncontrollable Circumstance shall notify the other party by hardcopy telecommunication or telephone and in writing, on or promptly after the date the party experiencing such Uncontrollable Circumstance first knew of the commencement


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

thereof, followed within 15 days by a written description of (1) the Uncontrollable Circumstance and the cause thereof (to the extent known), (2) the date the Uncontrollable Circumstance began and the cause thereof, its estimated duration, the estimated time during which the performance of such party's obligations hereunder will be delayed, and the impact, if any, on any scheduled completion dates for Major Capital Improvements Public Works Improvements, (3) to the extent appropriate in accordance with Section 6.3, the estimated amount, if any, by which Other Costs may arise as a result of such Uncontrollable Circumstance, (4) its estimated impact on the other obligations of such party under this Agreement and (5) potential mitigating actions which might be taken by the Manager or Authority and any areas where costs might be reduced and the approximate amount of such cost reductions. Each party shall provide prompt written notice of the cessation of such Uncontrollable Circumstance. Whenever such act, event or condition shall occur, the party claiming to be adversely affected thereby shall, as promptly as reasonably possible, use its best reasonable efforts to eliminate the cause therefor, reduce costs and resume performance under this Agreement. While the delay continues, the Manager or Authority shall give notice to the other party with a copy to the Consulting Engineer, before the first day of each succeeding month, updating the information previously submitted. The Manager shall furnish promptly (if and to the extent available to the Manager) any additional documents or other information relating to the Uncontrollable Circumstance reasonably requested by the Consulting Engineer or the Authority.

         (C) Conditions to Relief on Account of Uncontrollable Circumstances. If and to the extent that Uncontrollable Circumstances interfere with, delay or increase the cost of the Manager's performing any Construction Work or the Operation and Maintenance Services in accordance herewith, and the Manager has given timely notice as required by subsection 9.2(B) hereof, the Manager shall be entitled to an increase or extension in the Service Fee or the schedule for performance equal to the amount of the increased cost or the time lost as a result thereof. In the event that the Manager believes it is entitled to with respect to compensation or any other relief hereunder on account of any Uncontrollable Circumstance, it shall furnish the Authority written notice of the specific relief requested and detailing the event giving rise to the claim within 45 days after the giving of notice delivered pursuant to subsection 9.2(B) hereof. Within 45 days after receipt of such a timely submission from the Manager, the Authority shall issue a written determination as to the extent, if any, it concurs with the Manager's claim for relief, and the reasons therefor.

         (D) Acceptance of Relief Constitutes Release. The Manager's acceptance of compensation or schedule relief under this Section shall be construed as a release of the Authority by the Manager (and all persons claiming by, through, or under the Manager) for any and all Loss-and-Expense resulting from, or otherwise attributable to, the event giving rise to the relief claimed.

         SECTION 9.3. INDEMNIFICATION. (A) Indemnification by the Manager. The Manager agrees that to the extent permitted by law it will protect, indemnify and hold harmless the Authority and its respective representatives, trustees, officers, employees and subcontractors (as applicable in the circumstances), (the "Authority Indemnified Parties") from and against (and pay the full amount
of) any Loss-and-Expense and will defend the Authority Indemnified Parties in any suit, including appeals, for personal injury to, or death of, any person, or loss or damage to property arising out of any matter for which the Manager is responsible under Section 6.10 hereof. The Manager shall not, however, be required to reimburse or indemnify any Authority Indemnified Party for any Loss-and-Expense to the extent any such Loss-and-Expense is due to (a) any matter for which the Authority is responsible under Section 6.10 hereof, (b) the negligence or other wrongful conduct of any Authority Indemnified Party, (c) any Uncontrollable Circumstance, (d) any act or omission of any Authority Indemnified Party judicially determined to be responsible for or contributing to the Loss-and-Expense, or (e) any matter for which the risk has been specifically allocated to the Authority hereunder. An Authority Indemnified Party shall promptly notify the Manager of the assertion of any claim against it for which it is entitled to be indemnified hereunder, shall give the Manager the opportunity to defend such claim, and shall not settle the claim without the approval of the Manager. The Manager shall be entitled to control the handling of any such claim and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing that is reasonably acceptable to the Authority Indemnified Parties; provided, however, that, in the case of any such settlement, the Manager shall obtain written release of all liability of the Authority Indemnified Parties, in form and substance reasonably acceptable to the Authority Indemnified Parties. Notwithstanding the foregoing, each Authority Indemnified Party shall have the right to employ its own separate counsel in connection with, and to participate in (but, except as provided below, not control) the defense of, such claim, but the fees and expenses of such counsel incurred after notice to the Manager of its assumption of the defense thereof shall be at the expense of such Authority Indemnified Party unless:

          (i) the employment of counsel by such Authority Indemnified Party has been authorized by the Manager;


          (ii) counsel to such Authority Indemnified Party shall have reasonably concluded that there may be a conflict on any significant issue between the Manager and such Authority Indemnified Party in the conduct of the defense of such claim; or

          (iii)the Manager shall not in fact have employed counsel reasonably acceptable to the Authority Indemnified Party to assume the defense of such claim within twenty (20) days following the receipt by the Manager of the notice from the Authority
               Indemnified Party regarding the assertion of the applicable claim,

in each of which cases the fees and expenses of counsel for such Authority Indemnified Party shall be at the expense of the Manager; provided, however, that, with respect to clauses (ii) and (iii) of this sentence, the Manager shall not be obligated to pay the fees and expenses of more than one law firm, plus local counsel if necessary in each relevant jurisdiction, for all such Authority Indemnified Parties with respect to any claims arising out of the same events or facts or the same series of events or facts. The Manager shall not be entitled, without the consent of such Authority Indemnified Party, to assume or control the defense of any claim as to which counsel to such Authority Indemnified Party shall have reasonably made the conclusion that there may be a conflict on any significant issue between the Manager and such Authority Indemnified Party in the conduct of the defense of such claim as set forth in clause (ii) above, provided that the foregoing limitation shall apply only with respect to those issues for which there may be such a conflict. These indemnification provisions are for the protection of the Authority Indemnified Parties only and shall not establish, of themselves, any liability to third parties. The provisions of this subsection 9.3(A) shall survive termination of this Agreement.

         (B) Indemnification by the Authority. The Authority agrees that to the extent permitted by law, it will protect, indemnify and hold harmless the Manager and its Affiliates and their respective officers, directors, Subcontractors (as applicable in the circumstances) and employees (the "Manager Indemnified Parties") from and against (and pay the full amount of) any Loss-and-Expense, and will defend the Manager Indemnified Parties in any suit, including appeals, for personal injury to, or death of, any person, or loss or damage to property arising out of any matter for which the Authority is responsible under Section 6.10 hereof. The Authority shall not, however, be required to reimburse or indemnify any Manager Indemnified Party for any Loss-and-Expense to the extent any such Loss-and-Expense is due to (a) any matter for which the Manager is responsible under Section 6.10 hereof, (b) the negligence or other wrongful conduct of any Manager Indemnified Party, (c) any Uncontrollable Circumstance, (d) any act or omission of any Manager Indemnified Party judicially determined to be responsible for or contributing to the Loss-and-Expense, (e) any matter for which the risk has been specifically allocated to the Manager hereunder. A Manager Indemnified Party shall promptly notify the

Authority of the assertion of any claim against it for which it is entitled to be indemnified hereunder, shall give the Authority the opportunity to defend such claim, and shall not settle the claim without the approval of the Authority. The Authority shall be entitled to control the handling of any such claim and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing that is reasonably acceptable to the Manager Indemnified Party; provided, however, that, in the case of any such settlement, the Authority shall obtain written release of all liability of the Manager Indemnified Party, in form and substance reasonably acceptable to the Manager Indemnified Party. Notwithstanding the foregoing, each Manager Indemnified Party shall have the right to employ its own separate counsel in connection with, and to participate in (but, except as provided below, not control) the defense of, such claim, but the fees and expenses of such counsel incurred after notice to the Authority of its assumption of the defense thereof shall be at the expense of such Manager Indemnified Party unless:


          (i) the employment of counsel by such Manager Indemnified Party has been authorized by the Authority;

          (ii) counsel to such Manager Indemnified Party shall have reasonably concluded that there may be a conflict on any significant issue between the Authority and such Manager Indemnified Party in the conduct of the defense of such claim; or

          (iii)the Authority shall not in fact have employed counsel reasonably acceptable to the Authority Indemnified Party to assume the defense of such claim within twenty (20) days following the receipt by the Authority of the notice from the Manager
               Indemnified Party regarding the assertion of the applicable claim,

in each of which cases the fees and expenses of counsel for such Manager Indemnified Party shall be at the expense of the Authority; provided, however, that, with respect to clauses (ii) and (iii) of this sentence, the Authority shall not be obligated to pay the fees and expenses of more than one law firm, plus local counsel if necessary in each relevant jurisdiction, for all such Manager Indemnified Parties with respect to any claims arising out of the same events or facts or the same series of events or facts. The Authority shall not be entitled, without the consent of such Manager Indemnified Party, to assume or control the defense of any claim as to which counsel to such Manager Indemnified Party shall have reasonably made the conclusion that there may be a conflict on any significant issue between the Authority and such Manager Indemnified Party in the conduct of the defense of such claim as set forth in clause (ii) above, provided that the foregoing limitation shall apply only with respect to those issues for which there may be such a conflict. These indemnification provisions are for the protection of the Manager Indemnified Parties only and shall not establish, of themselves, any liability to third parties. The provisions of this
Section 9.3(B) shall survive termination of this Agreement.

         SECTION 9.4. PROPERTY RIGHTS. The Manager shall pay, subject to Authority reimbursement as a Third Party Cost, all royalties and non-governmental license fees relating to the operation and maintenance of the T&D System and the design, construction and testing of any Major Capital Improvements. The Manager agrees that it will protect, indemnify and hold harmless the Authority and any of the Authority Indemnified Parties from and against all Loss-and-Expenses, and will defend the Authority Indemnified Parties in any suit, including appeals, arising out of or related to infringement of such patent, trademark or copyright relating to, or for the unauthorized use of trade secrets by reason of, the operation or maintenance of the T&D System or the design, construction or testing of any Major Capital Improvements, or at its option, will acquire the rights of use under infringed patents, or modify or replace infringing equipment with equipment equivalent in quality, performance, useful life and technical characteristics and development so that such equipment does not so infringe. The Manager shall not, however, be required to reimburse or indemnify any person for any Loss-and-Expense due to the negligence or wrongful conduct of such person. The provisions of this
Section 9.4 shall survive termination of this Agreement, but only for a period of time equal to the unexpired statute of limitations applicable to any claim for which indemnification might be required.

         SECTION 9.5. PROPRIETARY INFORMATION. (A) Manager Request. The parties hereto hereby acknowledge that the Manager has a proprietary interest in certain information that may be furnished pursuant to the provisions of this Agreement. The Manager acknowledges that the Authority may be required to disclose information upon request under Applicable Law. The Manager shall have the right to request the Authority in writing not to publicly disclose any information which the Manager believes to be proprietary and not subject to public disclosure under Applicable Law, any such request to be accompanied by an explanation of its reasons for such belief. Any information which is the subject of such a request shall be clearly marked on all pages, shall be bound, and shall be physically separate from all non-proprietary information. At the Manager's request, the Authority and its agents, consultants and employees (including the Consulting Engineer) given access to such information shall execute and comply with the terms of a confidentiality agreement in a mutually acceptable form, subject to Applicable Law.

         (B) Authority Non-Disclosure. In the event the Authority receives a request from the public for the disclosure of any information designated as proprietary by the Manager pursuant to subsection (A) of this Section, the Authority (1) shall use reasonable efforts, consistent with Applicable Law, to provide notice to the Manager of the request prior to any disclosure, and (2) shall use reasonable efforts, consistent with Applicable Law, to keep in confidence and not disclose such information unless it is entitled to do so pursuant to the provisions of subsection (C) of this Section. The Manager shall indemnify, hold harmless and defend the Authority against all Loss-and-Expense incurred from the withholding from public disclosure of information designated as proprietary by the Manager or otherwise requested by the Manager to be withheld.

         (C) Permitted Disclosures. Notwithstanding any confidential or proprietary designation thereof by the Manager, the Authority may disclose the following: (1) information which is known to the Authority without any restriction as to disclosure or use at the time it is furnished, (2) information which is or becomes generally available to the public without breach of any agreement, (3) information which is received from a third party without limitation or restriction on such third party or the Authority at the time of disclosure, or (4) following notice to the Manager pursuant to subsection (B) of this Section, information which, in the opinion of counsel for the Authority, is required to be or may be disclosed under any Applicable Law, an order of a court of competent jurisdiction, or a lawful subpoena.

         SECTION 9.6. RELATIONSHIP OF THE PARTIES. Except as otherwise expressly provided herein, neither party to this Agreement shall have any responsibility whatsoever with respect to services provided or contractual obligations assumed by the other party hereto, and nothing in this Agreement shall be deemed to constitute either party a partner, agent or legal representative of the other party or to create any fiduciary relationship between the parties.

         SECTION 9.7. ASSIGNMENT AND TRANSFER. This Agreement may be assigned by either party hereto only with the prior written consent of the other party, except that without the consent of the other party (1) the Authority may make such assignments, create such security interests in its rights hereunder and pledge such monies receivable hereunder as may be required in connection with issuance of Revenue Bonds; (2) the Authority may assign its rights, obligations and interests hereunder, or transfer such rights and obligations by operation of law, to any other governmental entity or to a subsidiary of the Authority provided that the successor entity gives reasonable assurances to the Manager that it will be able to fulfill the Authority's obligations hereunder; and (3) the Manager may assign its rights, obligations and interests hereunder to the Parent or any Affiliate thereof; provided, however, that with respect to clause (3) immediately above, the Manager may not, without the consent of the Authority, make any assignment or other transfer to any person of its rights and obligations under this Agreement unless the Guaranty is and remains in full force and effect and unless the Guarantor or a majority-owned direct or indirect subsidiary of the Guarantor shall have control of and responsibility for the Operation and Maintenance Services and any Construction Work. Effective upon the Closing Date, the Authority may assign its rights, obligations and interests hereunder to Long Island Lighting Company and the Manager shall assign all of its rights, obligations and interests hereunder to the Parent or any Affiliate thereof pursuant to clause 3 above.

         SECTION 9.8. INTEREST ON OVERDUE OBLIGATIONS. Except as otherwise provided herein, all amounts due hereunder, whether as damages, credits, revenue or reimbursements, that are not paid when due shall bear interest at the Base Interest Rate on the amount outstanding from time to time, on the basis of a 365-day year, counting the actual number of days elapsed, and all such interest accrued at any time shall, to the extent permitted by law, be deemed added to the amount due, as accrued. The parties agree that the Base Interest Rate will apply to payments under this Agreement as specified herein in lieu of any different rate that would otherwise apply generally to late payments by the Authority.

         SECTION 9.9. NO DISCRIMINATION. The Manager shall not discriminate nor permit discrimination by any of its officers, employees, agents and representatives against any person because of age, race, color, religion, national origin, sex or, with respect to otherwise qualified individuals, handicap. The Manager will take all actions reasonably necessary to ensure that applicants are employed, and that employees are treated during employment, without regard to their age, race, color, religion, sex, national origin or, with respect to otherwise qualified individuals, handicap. Such action shall include, without limitation, recruitment and recruitment advertising; layoff or termination; upgrading, demotion, transfer, rates of pay or other form of compensation; and selection for training, including apprenticeship. The Manager shall impose the non-discrimination provisions of this Section 9.9 by contract on all Subcontractors hired to perform work related to the T&D System and shall take all reasonable actions necessary to enforce such provisions. The Manager will post in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this nondiscrimination clause.

         SECTION 9.10. APPROVAL OF SUBCONTRACTORS. The Authority shall have the right to approve all Subcontractors engaged to perform any work related to the T&D System, or any portion of the Construction Work or Operation and Management Services. For contracts in which at least $250,000 would be paid to a Subcontractor in a Contract Year the Authority shall have the right to approve such Subcontractors on a contract-by-contract basis. Prior to the beginning of each Contract Year Manager shall propose a list of pre-approved Subcontractors for the Authority's review and approval, which shall specify the proposed categories of potential work under contracts pursuant to which less than $250,000 would be paid for each such Subcontractors for such Contract Year. The Manager also shall furnish the Authority, along with such list, with all information requested by the Authority to the extent reasonably available to the Manager pertaining to the proposed Subcontractors and categories of subcontracts in the following areas: (1) the qualification and experience of the proposed subcontractors for the services to be performed or for the supplies or equipment to be furnished, (2) any conflicts of interest, (3) any record of felony criminal convictions or pending felony criminal investigations, (4) any final judicial or administrative finding or adjudication of illegal employment discrimination, and (5) any known final judicial or administrative finding or adjudication of non-performance in contracts with the Authority or the State. In its sole discretion, Authority may approve any proposed Subcontractor for such Contract Year or for a designated shorter period or for a specific subcontract. If a Subcontractor is approved for a Contract Year or shorter period, such Subcontractor shall be deemed to be approved for the specified categories of potential work for the duration of such Contract Year or shorter period unless the Authority otherwise notifies the Manager. The approval or withholding thereof by the Authority of any proposed Subcontractor shall not create any liability of the Authority to the Manager, such Subcontractor, third parties or otherwise.

         SECTION 9.11. ACTIONS OF THE AUTHORITY IN ITS GOVERNMENTAL CAPACITY. Nothing in this Agreement shall be interpreted as limiting the rights and obligations of the Authority in its governmental or regulatory capacity, or as limiting the right of the Manager to bring any legal action against the Authority, not based on this Agreement, arising out of any act or omission of the Authority in its governmental or regulatory capacity.

         SECTION 9.12. BINDING EFFECT. This Agreement shall become binding and effective on the Closing Date and shall thereafter bind and inure to the benefit of the parties hereto and any successor or assignee acquiring an interest hereunder in compliance with the provisions of Section 9.7 hereof.

         SECTION 9.13. AMENDMENTS. Neither this Agreement nor any provision hereof may be changed, modified, amended or waived except by written agreement duly executed by all parties.

         SECTION 9.14. NOTICES. Any notices or communications required or permitted hereunder shall be in writing and shall be sufficiently given if sent by registered or certified mail return receipt request, postage prepaid, or by nationally recognized overnight delivery service, signature required upon signed receipt to the following:

                If to the Manager:        Long Island Lighting Company
                                          Executive Offices
                                          175 East Old Country Road
                                          Hicksville, New York 11801
                                          Attention: Chief Executive Officer

                If to the Authority:      Long Island Power Authority
                                          333 Earle Ovington Boulevard
                                          Uniondale, New York 11553
                                          Attention: Executive Director

                With copy to:             Chairman, Long Island Power Authority
                                          333 Earle Ovington Boulevard
                                          Uniondale, New York 11553

Changes in the respective addresses to which such notices may be directed may be made from time to time by any party by written notice to the other party. Notices and communications given by mail hereunder shall be deemed to have been given 5 days after the date of dispatch; all other notices shall be deemed to have been given upon receipt.

         SECTION 9.15. FURTHER ASSURANCES. Each party agrees to execute and deliver any instruments and to perform any acts as may be necessary or reasonably requested by the other in order to give full effect to this Agreement. The Authority and the Manager, in order to carry out this Agreement, each shall use all reasonable efforts to provide such information, execute such further instruments and documents and take such actions as may be reasonably requested by the other and not inconsistent with the provisions of this Agreement and not involving the assumption of obligations or liabilities different from or in excess of or in addition to those expressly provided for herein.

         SECTION 9.16. NO THIRD PARTY BENEFICIARIES. Unless specifically set forth herein, neither party to this Agreement shall have any obligation to any third party other than Indemnified Parties as a result of the agreements contained herein.

         SECTION 9.17 STATE LAW REQUIREMENTS. All contracts entered into by the Authority are required under State law to contain certain terms and conditions, as set forth in Appendix 13 hereto and the provisions of such Appendix 13 are hereby deemed incorporated in this Agreement at this place. To the extent of any conflict between any other provision of this Agreement and Appendix 13, Appendix 13 shall control. The Manager shall comply with such terms and conditions during the Term of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or representatives as of the date first above written.

                                           LONG ISLAND POWER AUTHORITY



                                           By
                                              ------------------------------
                                           Name:  Richard M. Kessel
                                           Title: Chairman



                                           By
                                              ------------------------------
                                           Name:    Patrick Foye
                                           Title:  Deputy Chairman


                                           LONG ISLAND LIGHTING COMPANY



                                           By
                                              ------------------------------
                                           Name:    Dr. William J. Catacosinos
                                           Title:   Chief Executive Officer

                                   APPENDICES


1.  Definitions

2.  Description of T&D System and T&D System Site Related Documents

3.  Notice Appendix

4.  Insurance

5.  Direct Cost Budget Indices

6.  Exit Test

7.  Non-Cost Performance Guarantees, Obligations, Incentives and Disincentives

8.  Major Capital Improvements Construction Standards and Procurement
    Requirements

9.  Operations Information and Format

10. Budget Information and Format

11. Cost Allocation Methodology

12. Sample Service Fee Calculation

13. Certain State Law Requirements

14. System Policies and Procedures

                                   APPENDIX 1

                                   DEFINITIONS


            1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

            "Acquisition Agreement" means the Agreement of Plan of Exchange and Merger dated as of June 26, 1997 by and among BL Holding Corp., Long Island Lighting Company, Long Island Power Authority and LIPA Acquisition Corp.

            "Act" means the Long Island Power Authority Act, N.Y. Pub. Auth. Law ss. 1020 et seq.

            "Affiliate" means any person, corporation or other entity directly or indirectly controlling or controlled by another person, corporation or other entity or under direct or indirect common control with such person, corporation or other entity.

            "Agreement" means this Management Services Agreement between the Manager and the Authority, including the Appendices hereto, as the same may be amended or modified from time to time in accordance herewith.

            "Agreement in Principle" means the Agreement in Principle, dated as of March 19, 1997 by and among the Authority, Long Island Lighting Company and The Brooklyn Union Gas Company, concerning, among other things, agreements among the parties to transfer certain assets, to purchase power and to provide management services.

            "Allocated Common Facilities" means the offices and workspace at the current LILCO headquarters building or other suitable mutually agreed upon site dedicated by the Manager for use by the Authority and its representatives and consultants.

            "Annual   Settlement   Statement"  has  the  meaning   specified  in
subsection 6.8 hereof.

            "Annual T&D Budget" has the meaning set forth in Section 6.2 hereof.

            "Appendix" means an appendix to this Agreement, as the same may be amended or modified from time to time in accordance with the terms hereof.

            "Applicable Law" means any law, rule, regulation, condition or requirement, guideline, ruling, ordinance or order of or any Legal Entitlement issued by, any Governmental Body and applicable from time to time to the performance of the obligations of the parties hereunder.

            "Authority"   means  the  Long  Island  Power   Authority   and  its
subsidiaries, and its successors or assigns as permitted hereunder.


                                       1-1

            "Authority Customer & Operations Data" has the meaning set forth in subsection 4.14(C) hereof.

            "Authority Fault" means any breach, failure of compliance, or nonperformance by the Authority with its obligations hereunder or any negligence or willful misconduct by the Authority under this Agreement (whether or not attributable to any officer, trustee, member, agent, employee, representative, contractor, subcontractor of any tier, or independent contractor of the Authority other than the Manager and its Subcontractors) that materially and adversely affects the Manager's performance or the Manager's rights or obligations under this Agreement.

            "Authority   Indemnified  Parties"  has  the  meaning  specified  in
subsection 9.3(A) hereof.

            "Base Interest Rate" means the lesser of (1) the maximum rate of interest permitted by Applicable Law and (2) (a) for interest accuring during the first six months or less after the date on which a payment was payable hereunder, 6 month LIBOR, and (b) for interest accuring more than six months after the date on which such payment was payable hereunder, the Prime Rate plus 1.00%, in each case, as 6 month LIBOR or the Prime Rate was reported in the Wall Street Journal for each day.

            "Billing Period" means each calendar month in each Contract Year, except that (1) the first Billing Period shall begin on the Closing Date and shall continue to the last day of the month in which the Closing Date occurs and
(2) the last Billing Period shall end on the last day of the Term of this Agreement. Any computation made on the basis of a Billing Period shall be adjusted on a pro rata basis to take into account any Billing Period of less than the actual number of days in the month to which such Billing Period relates.

            "Billing Statement" has the meaning specified in Section 6.6 hereof.

            "Bondholders" means the holders of the Revenue Bonds.

            "Bond Resolution" means the bond resolutions to be adopted by the Authority, pursuant to which the Authority shall issue the Revenue Bonds or other indebtedness described therein to finance certain costs of the T&D System and other purposes of the Authority.

            "BUGLILCO Agreement" means the Amended and Restated Agreement and Plan of Exchange dated as of June 26, 1997, by and among the Guarantor, LILCO and The Brooklyn Union Gas Company.

            "Capital Assets" has the meaning specified in Section 4.18 hereof.

            "Change in Law" means any of the following events or conditions having, or which may reasonably be expected to have, a material and adverse effect on the performance by the parties of their respective obligations under this Agreement (except for payment obligations), or on the operation or maintenance of the T&D System:

                  (1) the  adoption,  promulgation,  issuance,  modification  or written change in administrative or judicial interpretation on or after the Closing Date of Applicable Law, unless such Applicable Law was on or prior to the Closing Date duly adopted, promulgated, issued or


                                       1-2
            otherwise officially modified or changed in interpretation, in each case in final form, to become effective without any further action by any Governmental Body or governmental official having jurisdiction;

                  (2) the order or  judgment  of any  Governmental  Body,  on or after the Closing Date, to the extent such order or judgment is not the result of willful misconduct or negligent action or omission or lack of reasonable diligence of the Manager or of the Authority, whichever is asserting the occurrence of a Change in Law; provided, however, that the contesting in good faith or the failure in good faith to contest any such order or judgment shall not constitute or be construed as such a willful misconduct or negligent action or omission or lack of reasonable diligence; or

                  (3) the denial of an  application  for,  delay in the  review, issuance or renewal of, or suspension, termination, interruption, imposition of a new condition in connection with the issuance, renewal or failure of issuance or renewal on or after the Closing Date of any Legal Entitlement to the extent that such denial, delay, suspension, termination, interruption, imposition or failure interferes with the performance of this Agreement, and to the extent that such denial, delay, suspension, termination, interruption, imposition or failure is not the result of willful misconduct or negligent action or omission or a lack of reasonable diligence of the Manager or of the Authority, whichever is asserting the occurrence of a Change in Law; provided, however that the contesting in good faith or the failure in good faith to contest any such denial, delay, suspension, termination, interruption, imposition or failure shall not be construed as such a willful misconduct or negligent action or omission or lack of reasonable diligence.

A "Change in Law" shall not include a change in any tax or similar law regarding taxes or similar charges not chargeable to or reimbursable by the Authority under Article VI hereof.

            "Change of Control" means (i) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act")) of 35% or more of the outstanding shares of securities the holders of which are generally entitled to vote for the election of directors of the Manager or the Guarantor, as the case may be (including securities convertible into, or exchangeable for, such securities or rights to acquire such securities or securities convertible into, or exchangeable for such securities, "Voting Stock"), on a fully diluted basis, by any Person or group of Persons (within the meaning of Section 13 or 14 of the 1934 Act); (ii) any sale, transfer or other disposition of beneficial ownership of 35% or more of the outstanding shares of Voting Stock, on a fully diluted basis, of the Manager or the Guarantor, as the case may be; (iii) any merger, consolidation, combination or similar transaction of the Manager or the Guarantor, as the case may be, with or into any other Person, whether or not the Manager or the Guarantor, as the case may be, is the surviving entity in any such transaction; (iv) any sale, lease, assignment, transfer or other disposition of the beneficial ownership in 35% or more of the property, business or assets of the Manager or the Guarantor, as the case may be; (v) a Person other than the current shareholders of the Manager or the Guarantor, as the case may be, obtains, directly or indirectly, the power to direct or cause the direction of the management or policies of the Manager or the Guarantor, as the case may be, whether through the ownership of capital stock, by contract or otherwise; (vi) during any period of 12 consecutive calendar months, when individuals who were directors of the Manager or the Guarantor, as the case may be, on the first day of such period cease to constitute


                                       1-3
a majority of the board of directors of the Manager or the Guarantor, as the case may be; or (vii) any liquidation, dissolution or winding up of the Manager or the Guarantor, as the case may be.

            "Code" mean the Internal Revenue Code of 1986, as amended.

            "Closing Date" has the meaning ascribed to that term in the Acquisition Agreement.

            "Common Facilities" shall have the meaning attributed to that term in the FERC Uniform System of Accounts.

            "Construction Work" means the services to be provided and materials to be supplied by Manager relating to the design, procurement, construction, start-up and testing of the Major Capital Improvements and Public Works Improvements. "Construction Work" shall include, without limitation, the employment and furnishing of all labor, materials, equipment, supplies, tools, plant, scaffolding, transportation, insurance, temporary facilities, and other things and services necessary in order for Manager to perform its obligations under this Agreement with respect to the Major Capital Improvements and Public Works Improvements as well as all permitting, design, engineering, construction, shakedown, testing, administrative, accounting, record-keeping, notification and similar services relating to such obligations. A reference to "Construction Work" shall mean "any part and all of the Construction Work" unless the context otherwise requires.

            "Consulting Engineer" means a nationally recognized consulting engineer or firm of consulting engineers, having experience with respect to the design, construction, testing, operation and maintenance of electricity transmission and distribution systems, which is designated as the Consulting Engineer for the purposes of this Agreement from time to time in writing by the Authority.

            "Contract Date" means the date of delivery of this Agreement as executed by the parties hereto.

            "Contract Standards" means the terms, conditions, requirements, methods, techniques, standards and practices of (1) Applicable Law, (2) the System Policies and Procedures, (3) the substantive requirements and standards and guidelines established by the NYSPSC that apply as of the Closing Date to the operation and maintenance of the T&D System, except to the extent otherwise directed by the Authority, (4) Prudent Utility Practice, (5) the Performance Guarantees, (6) the Operation and Maintenance Manual, (7) applicable equipment manufacturer's specifications and reasonable recommendations, (8) applicable Insurance Requirements, and (9) any other term, condition or requirement specifically provided in this Agreement to be observed by the Manager.

            "Contract Year" except as the Authority shall otherwise propose subject to the approval of the Manager, which approval shall not be unreasonably withheld, means the calendar year commencing on January 1 in any year and ending on December 31 of that year; provided, however, that the first Contract Year shall commence on the Closing Date and shall end on December 31 of that year, and the last Contract Year shall commence on January 1 prior to the date this Agreement expires or is terminated, whichever is appropriate, and shall end on the last day of the Term of this Agreement or the effective date of any termination, whichever is appropriate. Any computation made on the basis of a Contract Year shall be adjusted on a pro rata basis to take into account any Contract Year of less than 365/366 days.


                                       1-4

            "Cost  Incentive  Fee" has the  meaning  set  forth in  Section  6.1 hereof.

            "Cost Substantiation" or "Cost Substantiated" means, with respect to any cost reasonably incurred or to be incurred by the Manager which is directly or indirectly chargeable in whole or in part to the Authority as an Other Cost, a Major Capital Improvement Cost or a Public Works Improvement Cost hereunder, the delivery to the Authority of a certificate reasonably acceptable to the Authority signed by an authorized engineering officer and an authorized financial officer of the Manager, certifying that it is true, complete and correct and setting forth the amount of such cost and the provisions of this Agreement under which such cost is properly chargeable to the Authority, stating that such cost is a fair and reasonable price for the service or materials supplied or to be supplied and that such services and materials are reasonably required pursuant to this Agreement, and accompanied by copies of such documentation as shall be necessary to reasonably demonstrate that the cost as to which Cost Substantiation is required has been or will be paid or incurred. Such documentation, to the extent applicable, shall include reasonably detailed information concerning (1) all applicable Subcontracts, (2) the amount and character of materials furnished, the persons from whom purchased, the amounts payable therefor and related delivery and transportation costs and any sales or personal property taxes, (3) a statement of the equipment used and any rental payable therefor, (4) Manager and Subcontractor worker hours, duties, wages, salaries, benefits, assessments, taxes and premiums, (5) Manager administration, bonds, insurance, and other expenses, and (6) in the case of costs incurred by Affiliates of the Manager, such additional information as may be reasonably requested by the Authority to demonstrate that such costs do not reflect any inter-company profit and reflect a fair and reasonable price for the work or services. Any Cost Substantiation required with respect to costs reasonably incurred by the Authority which are directly or indirectly chargeable in whole or in part to the Manager hereunder shall include similarly detailed information, and shall be certified by an authorized administrative and financial official of the Authority.

            "Direct  Cost  Budget"  has the  meaning  set forth in  Section  6.2 hereof.

            "Direct Cost Budget Indices" has the meaning specified in Appendix 6 hereto.

            "Direct Costs" has the meaning set forth in Section 6.2 hereof.

            "Disposal Facility" means either a sanitary Hazardous Waste landfill or other Hazardous Waste disposal or management facility, selected by the Manager which (1) is operated in accordance with prudent industry practices (as applicable to Hazardous Waste disposal facilities) and the applicable Contract Standards and (2) is being operated at the time of disposal or delivery in accordance with Applicable Law as evidenced by the absence of any regulatory sanctions, notices of violations or other significant enforcement actions with respect to material environmental matters.

            "Encumbrances" means any lien, lease, mortgage, security interest, charge, judgment, judicial award or encumbrance with respect to the T&D System (other than those associated with any retainage holdback on construction materials, supplies and equipment).

            "Energy Management Agreement" means the Energy Management Agreement dated as of June 26, 1997 by and between Long Island Lighting Company and the Authority, as the same may be amended from time to time in accordance therewith.


                                       1-5

            "Event of Default" has the meaning specified in Sections 7.2 and 7.3 hereof.

            "Exit Test" has the meaning set forth in Section 8.3 hereof.

            "Existing Power Supply Agreements" means the power supply agreements which exist between LILCO and other parties for the purchase of capacity and/or energy which are in effect as of the Contract Date and which were, either in existence as of March 19, 1997 or which were entered into in accordance with the provisions of Section 6.1(p) of the Acquisition Agreement on or prior to the Closing Date.

            "Fees-And-Costs" means reasonable fees and expenses of employees, attorneys, architects, engineers, accountants, expert witnesses, contractors, consultants and other persons, and costs of transcripts, printing of briefs and records on appeal, copying and other reimbursed expenses, and expenses of any Legal Proceeding.

            "Final   Determination"   means  a   judgment,   order,   or   other
determination in any Legal Proceeding which has become final after all appeals or after the expiration of all time for appeal.

            "Five-Year Planning Budget" has the meaning set forth in Section 6.2 hereof.

            "Fixed Direct Fee" has the meaning set forth in Section 6.1 hereof.

            "GENCO" means the owner of the Generating Facilities, as defined in the Power Supply Agreement.

            "Governmental Body" means any federal, State or local legislative, executive, judicial or other governmental board, agency, authority, commission, administration, court or other body other than the Authority, or any official thereof having jurisdiction with respect to any matter which is a subject of this Agreement.

            "Guarantor" means BL Holding Corp. and its successors and assigns permitted under the Guaranty Agreement.

            "Guaranty Agreement" or "Guaranty" means the Guaranty Agreement to be entered into prior to the Closing Date from the Guarantor to the Authority substantially in the form provided as an Exhibit to the Acquisition Agreement, as the same may be amended from time to time in accordance therewith.

            "Hazardous Waste" means any waste which by reason of its composition or characteristics is defined or regulated as a hazardous waste, toxic substance, hazardous chemical substance or mixture, or asbestos under Applicable Law, as amended from time to time, including, but not limited to, "Hazardous Substances" as defined in CERCLA and the regulations promulgated thereunder.

            "Incremental  Internal  Costs" has the  meaning set forth in Section
6.3 hereof.

            "Independent Engineer" means a nationally recognized engineer or firm of engineers having experience with respect to the planning, design, construction, testing, operation and maintenance


                                       1-6
of electricity transmission and distribution systems, and with respect to electricity rate design which is selected by the parties for mediation purposes pursuant to Section 7.8 hereof.

            "Insurance Requirement" means any rule, regulation, code, or requirement issued by any fire insurance rating bureau or any body having similar functions or by any insurance company which has issued a policy of Required Construction Work Insurance or Required Operation Period Insurance under this Agreement, as in effect during the term hereof.

            "ISO" means the party or governing board responsible for the operation of transmission facilities and the dispatch of power generation facilities contemplated to succeed the New York Power Pool as part of the restructuring of the electric utility industry within the State of New York.

            "Legal Entitlement" means any permit, license, approval, authorization, consent and entitlement of whatever kind and however described which is required under Applicable Law to be obtained or maintained by any person with respect to the performance of any obligation under this Agreement.

            "Legal   Proceeding"   means   every   action,   suit,   litigation,
arbitration, administrative proceeding, and other legal or equitable proceeding having a bearing upon this Agreement.

            "Lien" means any and every lien against the T&D System, the T&D System Site, the Construction Work, the Operation and Maintenance Services or against any monies due or to become due from the Authority to the Manager under this Agreement, for or on account of the Construction Work or the Operation and Maintenance Services.

            "LILCO" , as of the date hereof, means Long Island Lighting Company.

            "Loss-and-Expense" means any and all losses, liabilities, obligations, damages, delays, fines, penalties, judgments, deposits, costs, claims, demands, charges, assessments, taxes, or expenses, including all Fees-And-Costs.

            "Major Capital Improvement" means any repair, replacement, improvement, alteration or addition to the T&D System or any part thereof (other than any repair, replacement, improvement, alteration or addition constituting routine maintenance of the T&D System) contained in the Major Capital Plan and Budget and that has a useful life at least equal to three years.

            "Major Capital Improvement Cost" means the cost of any Major Capital Improvement which the Manager reasonably incurs hereunder and proves by Cost Substantiation including, without limitation, expenditures for material, equipment, incremental labor, and services supplied by architects, engineers and Subcontractors, and expenses related to managing and administering the Major Capital Improvement. "Major Capital Improvement Cost" shall not include amounts for an allowance for overhead, profit, or contingency.

            "Major Capital Plan and Budget" has the meaning set forth in Section
5.2 hereof.

            "Management Fee" has the meaning set forth in Section 6.2 hereof.


                                       1-7

            "Manager" means the Long Island Lighting Company and its successors or assigns expressly permitted pursuant to Section 9.7.

            "Manager Fault" means any breach, failure of compliance, or nonperformance by the Manager with its obligations hereunder or any negligence or willful misconduct by the Manager under this Agreement (whether or not attributable to any officer, member, agent, employee, representative, contractor, Subcontractor of any tier, or independent contractor of the Manager or any Affiliate of the Manager) that materially and adversely affects the Manager's performance or the Manager's rights or obligations under this Agreement.

            "Manager   Indemnified   Parties"  has  the  meaning   specified  in
subsection 9.3(B) hereof.

            "Minimum Reliability Standard" has the meaning set forth in Appendix 7 hereto.

            "Minimum Worker Safety Standard" has the meaning set forth in Appendix 7 hereto.

            "Minimum Customer Service Standard" has the meaning set forth in Appendix 7 hereto.

            "New York Power Pool" means the member system currently comprising of Consolidated Edison Company of New York, Inc., Central Hudson Gas and Electric Company, Long Island Lighting Company, Orange and Rockland Utilities, Rochester Gas and Electric Company, New York State Electric and Gas Corporation, Niagara Mohawk Power Corporation, and the Power Authority of the State of New York, as such organization or membership may change from time to time.

            "Nine Mile Point 2" means the Authority's 18 percent ownership interest in Unit No. 2 of the Nine Mile Point Nuclear Power Generating Station located in Scriba, New York and operated pursuant to a joint operating agreement by Niagara Mohawk Power Corporation.

            "Non-Electric Utilities" means any and all utility services and installations whatsoever other than electricity (including gas, water, telephone, other telecommunications of every kind and sewer), and all piping, wiring, conduit, and other fixtures of every kind whatsoever related thereto or used in connection therewith.

            "NYSDEC" or "DEC" means the Department of Environmental Conservation of the State of New York.

            "NYSPSC" or "PSC" means the Public Service Commission of the State of New York.

            "Operating Assets" means the T&D System and all of the assets of the Manager used in the operation and maintenance of the T&D System and the performance of the Manager's obligations under this Agreement.

            "Operation  and  Maintenance  Manual"  has the  meaning set forth in
Section 4.2(D) hereof.

            "Operation Period" means the period commencing on the Closing Date and ending on the date this Agreement expires in accordance with its terms, or if earlier, on the Termination Date.


                                       1-8

            "Operation and Maintenance Services" means the services to be provided and materials to be supplied by the Manager pursuant to this Agreement during the Operation Period, except Construction Work. Operation and Maintenance Services shall include, without limitation, the employment and furnishing of all labor, materials, equipment, supplies, tools, storage, transfer, transportation, insurance, delivery and other items and services necessary in order for Manager to perform its routine operation and maintenance obligations under this Agreement, as well as all related administrative, accounting, record-keeping, notification and similar services relating to such obligations. A reference to "Operation and Maintenance Services" shall mean "any part and all of the Operation and Maintenance Services" unless the context otherwise requires.

            "Other  Costs"  shall  have the  meaning  set forth in  Section  6.3 hereof.

            "Parent" has the meaning ascribed to such term in the Acquisition Agreement.

            "Performance Guarantees" means the Minimum Reliability Standard, the Minimum Worker Safety Standard and the Minimum Customer Service Standard.

            "Plans" has the meaning given in the Acquisition Agreement.

            "Power  and  Energy"  means  the  electrical   energy  and  capacity
available from the System Power Supply.

            "Power Supply Agreement" means the Power Supply Agreement dated as of June 26, 1997, between Authority and Long Island Lighting Company for the purchase of electric capacity and energy as the same may be amended from time to time in accordance therewith.

            "Pre-Closing Period" means the period, from and including the Contract Date up to and including the day preceding the Closing Date.

            "Prime Rate" means the rate announced by Citibank, N.A. from time to time at its principal office as its prime lending rate for domestic commercial loans, the Prime Rate to change when and as such prime lending rate changes.

            "Prudent Utility Practice" at a particular time means any of the practices, methods, and acts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry prior thereto), which, in the exercise of reasonable judgment in light of the facts and the characteristics of the T&D System and System Power Supply known at the time the decision was made, would have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition and good customer relations. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts.

            "Public  Works  Improvements"   means  Major  Capital   Improvements
performed as a result of requirements or requests of a Governmental Body.

            "Public Works Improvement Costs" means the cost of any Public Works Improvement which the Manager reasonably incurs hereunder and proves by Cost Substantiation including, without


                                       1-9
limitation, expenditures for material, equipments, incremental labor and services supplied by architects, engineers and Subcontractors, and expenses related to managing and administering the Public Works Improvements. "Public
Works Improvement Costs" shall not include amounts for an allowance for overhead, profit or contingency.

            "Rating Services" means Moody's Investors Service, Inc., Standard and Poor's Rating Services, Fitch Investors Services, and Duff & Phelps or any of their successors.

            "Required Construction Work Insurance" has the meaning specified in Appendix 5 hereto.

            "Required Operating Period Insurance" has the meaning specified in Appendix 5 hereto.

            "Resource Conservation and Recovery Act" or "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C.A. ss. 6901 et seq., as amended or superseded.

            "Revenue Bonds" means any bonds, notes or other obligations issued or secured under the Bond Resolution.

            "Schedule of Rates" has the meaning set forth in subsection 4.9(B) hereof.

            "Senior Executives" has the meaning set forth in subsection 4.2(C) hereof.

            "Service Area" means the counties of Suffolk and Nassau and that portion of the County of Queens constituting LILCO's franchise area as of the effective date of the Act. "Service Area" does not include the Villages of Freeport, Greenport and Rockville Centre.

            "Service Fee" has the meaning specified in Section 6.1 hereof.

            "State" means the State of New York.

            "Subcontract"   means  an  agreement   between  the  Manager  and  a
Subcontractor, or between two Subcontractors, as applicable.

            "Subcontractor" means every person (other than employees of the Manager) employed or engaged by the Manager or any person directly or indirectly in privity with the Manager (including every sub-subcontractor of whatever tier) for any portion of the Construction Work or Operation and Maintenance Services, whether for the furnishing of labor, materials, supplies, equipment, services, or otherwise.

            "System Policies and Procedures" means the policies and procedures adopted from time to time by the Authority with respect to the T&D System and the System Power Supply in accordance with Applicable Law and Prudent Utility Practices.

            "System Power Supply" means electric capacity and energy from all power supply sources owned by or under contract to the Authority, including, but not limited to, the Existing Power Supply Agreements, the Power Supply Agreement, the Authority's rights and interests with respect to the Nine Mile Point 2, and the Authority's interest in any future generating facilities, spot market capacity and


                                      1-10
energy purchases made on behalf of the Authority, and any load control programs or measures adopted by the Authority.

            "System Revenue Requirements" means the sum of the annual Service Fee, plus an estimate of other costs plus debt service requirements on the Authority's Revenue Bonds plus the Authority's costs as reported to the Manager pursuant to Section 6.2(B)(2) hereof.

            "T&D System" means the electricity transmission and distribution system owned by the Authority, as described in Appendix 2 hereto, and all other assets, facilities, equipment or contractual arrangements of the Authority used to provide the transmission and distribution of Power and Energy to the Service Territory. "T&D System" also shall include all capital improvements made to the T&D System after the Contract Date, less retirements.

            "T&D System Supervisor" has the meaning specified in subsection 4.2(C) hereof.

            "T&D System Site" means the real property and interests therein upon which the components of the T&D System are and will be located, including, without limitation, those described in Appendix 2 hereto

            "Term" has the meaning set forth in Section 8.1 hereof.

            "Termination Date" has the meaning set forth in subsection 7.4(A) hereof.

            "Termination Notice Period" has the meaning set forth in subsection 7.4(B) hereof.

            "Third Party Cost Budget" has the meaning set forth in Section 6.2 hereof.

            "Third Party Costs" has the meaning set forth in Section 6.2 hereof.

            "Total Cost" has the meaning set forth in Section 6.1 hereof.

            "Transaction Agreement" means any agreement entered into by any person in connection with the transactions contemplated by this Agreement including, without limitation, the Bond Resolution, the Power Supply Agreement, the Energy Management Agreement and the Acquisition Agreement.

            "Trustee" means the trustee acting under the Bond Resolution for the benefit of the Bondholders.

            "Uncontrollable Circumstance" means any act, event or condition, whether affecting the T&D System, the System Power Supply, the Authority, the Manager, or any of the Authority's subcontractors or the Manager's Subcontractors to the extent that it materially and adversely affects the ability of either party to perform any obligation under the Agreement (except for payment obligations), if such act, event or condition is beyond the reasonable control and is not also the result of the misconduct or negligent action or omission or failure to exercise reasonable diligence on the part of the party relying thereon as justification for not performing an obligation or complying with any condition required of such party under the Agreement; provided, however, that the contesting in good faith or the


                                      1-11
failure in good faith to contest such action or inaction shall not be construed as willful or negligent action or a lack of reasonable diligence of either party.

            (1) Inclusions. Subject to the foregoing, such acts or events may but not necessarily shall include, and shall not be limited to, the following:

                  (a) an act of God (but not  including  reasonably  anticipated weather conditions for the geographic area of the T&D System, other than major storms and extreme weather events) landslide, lightning, earthquake, fire, explosion, flood, sabotage or similar occurrence, acts of a public enemy, extortion, war, blockade or insurrection, riot or civil disturbance;

                  (b) a Change in Law;

                  (c) the failure of any appropriate Governmental Body or private utility having operational jurisdiction in the area in which the T&D System is located, to provide and maintain Non-Electric Utilities to any facility comprising part of the T&D System which are required for the performance of this Agreement and which failure directly results in a delay or curtailment of the performance of the Operation and Maintenance Services or any Construction Work;

                  (d) any failure of title to any portion of the T&D System Site or any enforcement of any Encumbrance on the T&D System Site or on any improvements thereon not consented to in writing by, or arising out of any action or agreement entered into by, the party adversely affected thereby;

                  (e) the  preemption of materials or services by a Governmental
            Body in connection with a public emergency or any condemnation or other taking by eminent domain of any portion of the T&D System.

                  (f) the presence of archeological  finds,  endangered species,
            Hazardous Waste or Hazardous Substances at the T&D System Site, except to the extent the Manager or the Guarantor knew or should have known of such presence or to the extent identified in the documents referenced in Appendix 2 hereto.

            (2) Exclusions. It is specifically understood that none of the following acts or conditions shall constitute Uncontrollable Circumstances:

                  (a) general economic conditions,  interest or inflation rates, or currency fluctuations or exchange rates,

                  (b) the financial condition of the Authority, the Manager, the
            Guarantor, any of their Affiliates or any Subcontractor,

                  (c) the  consequences  of error,  neglect or  omissions by the
            Manager, the Guarantor, any Subcontractor, any of their Affiliates or any other person in the performance of any work hereunder;


                                      1-12

                  (d) any  increase  for any reason in  premiums  charged by the
            Manager's insurers or the insurance markets generally for the Required Construction Work Insurance or the Required Operating Period Insurance;

                  (e) the failure of the  Manager to secure  patents or licenses
            in  connection   with  the  technology   necessary  to  perform  its
            obligations hereunder;

                  (f) equipment malfunction or failure;

                  (g) union work rules,  requirements  or demands which have the effect of increasing the number of employees employed at the T&D System, reducing the operating flexibility of the Manager or otherwise increase the cost to the Manager of operating and maintaining the T&D System,

                  (h) any  impact  of  prevailing  wage  laws  on the  Manager's operation and maintenance costs with respect to wages and benefits,

                  (i) the  failure of any  Subcontractor  or supplier to furnish labor, materials, services or equipment for any reason;

                  (j) strikes, work stoppages or other labor disputes or disturbances, or

                  (k) any act, event or  circumstance  occurring  outside of the
            United States.

            "Variable Payment" has the meaning set forth in Section 6.1 hereof.


                                      1-13

                                   APPENDIX 2

                            DESCRIPTION OF T&D SYSTEM
                      AND T&D SYSTEM SITE RELATED DOCUMENTS

                  The T&D System consists of all real and personal property, equipment, machinery, tools and materials and other similar items relating to the transmission and distribution of Power and Energy retained by Long Island Lighting Company at the time of its merger with the Authority's subsidiary under the terms of the Acquisition Agreement. The T&D System extends, without limitation, from the points of interconnection with Consolidated Edison Company of New York, the New York Power Authority, and Connecticut Light & Power and the on-island generating plants owned by GENCO on the low voltage side of the step-up transformers in the switch yards, or others and interconnections as they are built to the meters of the transmission and distribution facilities, equipment and property up through the retail and wholesale electric customers' point of interconnection with the meter. Prior to the adoption of the initial Annual T&D Budget, the parties shall further specify the detailed description of the T&D System based upon, among other things, documents and information provided by the Manager or an Affiliate of the Manager.


                                       2-1

                                   APPENDIX 3

                                 NOTICE APPENDIX

         The Manager shall give notice to the Authority as to the matters relating to Operation and Maintenance Services and Construction Work, at the times and in the manner as shall be specified in the System Policies and Procedures. Except as the Authority shall otherwise agree, such notice shall, at a minimum, be consistent with the notices provided to the NYSPSC by LILCO as of the Contract Date under applicable NYSPSC requirements.



                                       3-1

                                   APPENDIX 4

                                    INSURANCE


         In accordance with Section 4.13 of the Agreement, the Manager shall obtain and maintain insurance policies with respect to the Operation and Maintenance Services (the "Required Operation Period Insurance") and the Construction Work (the "Required Construction Work Insurance"), covering such risks and in such amounts as are required under Applicable Law and as are consistent with Prudent Utility Practice. The parties shall agree upon the types and amounts of coverage and deductible amounts prior to the Closing Date. In addition, the Manager shall obtain and maintain such other insurance coverages as requested by the Authority during the Term. The Authority, its trustees, officers and employees shall be additional or named insureds, as appropriate, on all such policies, which shall require 30 days prior written notice to the Authority prior to any change in or cancellation of such policies. Such coverages shall be maintained with generally recognized financially responsible insurers reasonably acceptable to the Authority and qualified and authorized to insure risks in the State of New York. At the Authority's discretion, it may, at its expense, cancel or replace and obtain independently some or all of such insurance, following at least 90 days' written notice to the Manager.


                                       4-1

                                   APPENDIX 5

                           DIRECT COST BUDGET INDICES


Indices to be used in determining the initial and subsequent Direct Cost Budgets as described in subsection 6.2(B)(3) shall be mutually agreeable objective indices such as:

------------------------------------------------------------------------------------------------------------------------
               COST COMPONENT                                                 COST INDEX
------------------------------------------------------------------------------------------------------------------------
Union Labor and Benefits                        Local 1381 and Local 1049
                                                February 14, 1998 - 2.5% increase
                                                August 14, 1998 - 1% increase
                                                February 14, 1999 - 2.5% increase
                                                August 14, 1999 - 1% increase
                                                February 14, 2000 - 2.5% increase
                                                August 14, 2000 - 1% increase
                                                Effective February 14, 2001 - Employment Cost
                                                Index - Service Producing Industries, Union workers*
------------------------------------------------------------------------------------------------------------------------
Non-Union Labor                                 Regional Employment Cost Index - Service Producing
                                                Industries, Non-union workers
------------------------------------------------------------------------------------------------------------------------
Administrative and General:
-        Labor and employee                     Regional Employment Cost Index - Service Producing
         benefits                               Industries, Non-union workers
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
               COST COMPONENT                                               GROWTH INDICES
------------------------------------------------------------------------------------------------------------------------
Distribution Cost
-        Meter Expenses                         Percentage increase in number of Active Meters
         (586,587,597)
-        Other Distribution O&M                 Percentage in Conductor Miles
------------------------------------------------------------------------------------------------------------------------
Customer Service & Customer                     Percentage increase in Number of Customers
Accounts
------------------------------------------------------------------------------------------------------------------------


      o Commencing on the Closing Date, non-union labor and benefit costs included in the Direct Cost Budget shall be escalated annually at the beginning of each contract year using the U.S. Labor Department's Bureau of Labor Statistics Employment Cost Index (ECI) for nonunion workers in service-producing industries. Commencing February 14,

--------
*As published by the United States Labor Department's Bureau of Labor Statistics


                                       5-1

         2001, union labor and benefit costs included in the Direct Cost Budget shall be escalated annually at the beginning of each contract year using the U.S. Labor Department's Bureau of Labor Statistics Employment Cost Index (ECI) for union workers in service- producing industries. Prior to February 14, 2001, escalations in union labor and benefit costs will be based on the percent wage increases outlined in the provisions of the existing labor contracts. The initial Direct Cost Budget shall be adjusted each year based on the difference between the 1997 base year index and the current year index.



                                       5-2

                                   APPENDIX 6

                                    EXIT TEST


         The following provides an overview of the scope of the "Exit Test" to be performed on behalf of the Authority in accordance with Section 8.3 of the Agreement. The Exit Test will include, topically and in detail, those reviews, evaluations, inspections, and audits as contemplated in Section 8.3 of the Agreement undertaken on behalf of the Authority periodically during the course of the Agreement for assessment of the T&D System since the last regular periodic review, including determination of the need for corrective, remedial, or replacement actions noted in previous periodic reviews performed on behalf of the Authority, but not yet corrected or completed as of the date of completion of the Exit Test. The Exit Test will include review of reporting, testing, inspection, and recordkeeping performed by or on behalf of the Manager or its Affiliates, agents or Subcontractors, including, but not limited to, the topics set forth below.

(A)      Maintenance Review

         1.       Job Records
         2.       Document Review
         3.       Budget Compliance
         4.       Standards Compliance
         5.       Field Survey
         6.       Rights of Way Maintenance
         7.       Rolling Stock Condition
         8.       Reliability
         9.       Care of Equipment

(B)      Major Capital Improvements and Public Works Improvements Review

         1.       Job Records
         2.       Document Review
         3.       Budget Compliance
         4.       Standards Compliance
         5.       Schedule Performance
         6.       Field Survey

(C)      Deficiencies

         1.       Responsibility
         2.       Cure Policy Compliance Status
         3.       Remedial Activity
         4.       Resolution


                                       6-1

(D)      Reporting/Proof of Performance

         1.       Compliance
         2.       Budget
         3.       Inventory


                                       6-2

                                   APPENDIX 7

                         NON-COST PERFORMANCE INCENTIVES
                        AND DISINCENTIVES; PILOT PAYMENTS

         The following are the formulas for non-cost performance incentives and disincentives in accordance with Section 6.4(A) of the Agreement related to reliability, worker safety, and customer service.

1.       OPERATING AREA RELIABILITY

         The Manager will earn an incentive or incur a disincentive computed in accordance with a formula based on specific minimum, midpoint and objective System Average Annual Interruption Frequency Index ("SAIFI") and Customer Average Interruption Duration Index ("CAIDI") levels for each of the four divisions as set forth below. For purposes of this incentive, interruptions during major storms are excluded from the SAIFI and CAIDI statistics. Major storms, as currently defined by the NYSPSC, are periods of adverse weather during which service interruptions affect at least 10 percent of the customers in an operating area and/or result in customers being without electric service for a duration of at least 24 hours.


================================================================================================================================
        Operating                              SAIFI Levels                                      CAIDI Levels
        Division
                          ======================================================================================================
                                  Minimum           Midpoint       Objective       Minimum         Midpoint        Objective
--------------------------------------------------------------------------------------------------------------------------------
Queens-Nassau                      1.230             1.080           0.930          1.120           1.025            0.930
--------------------------------------------------------------------------------------------------------------------------------
Central                            1.400             1.245           1.090          1.350           1.230            1.110
--------------------------------------------------------------------------------------------------------------------------------
West Suffolk                       1.600             1.450           1.300          1.210           1.150            1.090
--------------------------------------------------------------------------------------------------------------------------------
East Suffolk                       2.100             1.925           1.750          1.190           1.040            0.890
================================================================================================================================


         In each year, performance in each division for each reliability measure shall be compared to the minimum, midpoint, and objective standard set forth in the above table. For performance


                                       7-1
at or below the minimum level for each division, the Manager shall incur a disincentive of $800,000 for SAIFI and $200,000 for CAIDI. For performance at or in excess of the objective level for each division, the Manager shall receive an incentive of $800,000 for SAIFI and $300,000 for CAIDI. For performance at the midpoint levels and below the objective levels, the Manager shall receive one-half of the full incentive payment. For performance between the minimum and midpoint levels (the "dead band"), the Manager shall neither incur a disincentive nor receive an incentive payment. The total possible incentive payment can be earned by equaling or exceeding the objective level for each measure in each division. The maximum total reliability incentive or disincentive shall be $4,000,000.

         For the purpose of Section 7.2, the Minimum Reliability Standards for SAIFI and CAIDI shall be as set forth below.

============================================================================================
          Operating                            Minimum Reliability Standard
           Division
                               =============================================================
                                          SAIFI                         CAIDI
--------------------------------------------------------------------------------------------
Queens-Nassau                             1.53                          1.31
--------------------------------------------------------------------------------------------
Central                                   1.71                          1.59
--------------------------------------------------------------------------------------------
West Suffolk                              1.90                          1.33
--------------------------------------------------------------------------------------------
East Suffolk                              2.45                          1.49
============================================================================================

2.       WORKER SAFETY

         The Authority shall provide an annual incentive payment to the Manager of $100,000 per Chargeable Accident less than 75 rated on a three-year rolling average. The Manager shall neither earn an incentive payment nor incur a disincentive payment obligation for periods in which the number of chargeable accidents falls between 75 and 80, inclusive (the "dead band"). The Manager shall incur a penalty of $100,000 per Chargeable Accident for years in which the


                                       7-2
three-year  rolling  average number of Chargeable  Accidents is greater than the
80. Data from years prior to the Commencement Date shall be used to compute the three-year averages in the first and second years. The upper and lower limits of the dead band shall be adjusted annually in proportion to the changes in total workforce (full time equivalents) for the departments to which this incentive plan applies: Electric Design & Construction, Electric Service, Electric System Operations, and Meter Readers. The total annual incentive or disincentive shall not exceed $1,000,000.

         A Chargeable Accident, for incentive purposes, are those which are charged to the involved employee's department in accordance with LILCO General Operating Procedure 10103, Exhibit 9.9. It is any injury or illness suffered by an employee, while at work, that requires offsite treatment administered by a physician or registered professional under the direction of a physician, (whether the treatment is received at a clinic, doctor's office, hospital, or other medical facility) with the exception of injuries in the following categories:

         (1)      company sanctioned sports activities
         (2)      assaults by customers
         (3)      insect bites
         (4)      animal bites
         (5)      injuries   resulting  from  running   to  safety  while  being
                  threatened with attack by customer, animal or insect
         (6)      medical conditions not related to work (diabetic shock, etc.)
         (7)      certain  occupational  illnesses  that  occur  due to  chronic
                  exposure  in  the  work  place  specifically:   Carpal  Tunnel
                  Syndrome, respiratory illnesses (such as Asbestosis),


                                       7-3
                  chronic hearing loss, or other medical conditions due to exposure to substances in work place (rashes from unknown substances, etc.)
         (8)      Motor Vehicle accidents in which the employee is not at fault.

For the purpose of Section 7.2, the Minimum Worker Safety Standard shall be 95 Chargeable Accidents on a three-year rolling average basis.

3.       CUSTOMER SERVICE

         (A)      Call Answering

         The Manager shall earn an incentive or incur a discentive for customer call answering performance on a basis that shall be mutually agreed to prior to the beginning of the second Contract Year.

         (B)      Meter Reading

         For purposes of the meter reading incentive, "Estimated Meter Reads" are defined as those scheduled meter reads which were not performed. These exclude "management estimates" due to sustained periods of abnormal weather conditions or abnormal weather events such as hurricanes, nor'easters, winter storms, heavy snow cover, "black ice", flooding, and ice storms. When these conditions occur, and it is the opinion of the Manager of Customer Offices and the Senior Vice President of Customer Relations that meter reading effectiveness is diminished by slow travel or increased safety hazards, the resulting estimates will be excluded. The Manager will record specific data concerning the excluded estimated meter reads and the reasons for their exclusion.

        Management estimates due to meter reading personnel being assigned to storm response efforts are also excluded.


                                       7-4

         The meter reads considered by this mechanism currently are for both electric and gas meters, until such time as the meter reading performance for electric and gas meters can be separately determined.

         The percentage of Estimated Meter Reads shall be calculated for each month by dividing the number of scheduled meter readings that are not completed, by the total number of scheduled meter reads. The Authority shall provide an incentive payment of $200,000 to the Manager for each month in which the percentage of Estimated Meter Reads is equal to or less than 10.9%. The Manager shall neither earn an incentive payment nor incur a disincentive payment for months during which Estimated Meter Reads fall between 10.9% and 11.1%, exclusive (the "dead band"). In months during which the Estimated Meter Reads are at or above 11.1 percent, the Manager shall incur a disincentive payment of $200,000.

         For the purpose of Section 7.2, the Minimum Customer Service Standard shall be Estimated Meter Reads not in excess of 11.6% in more than six months during a year.

         (C)      Accounts Receivable

          The Manager shall earn an incentive or incur a disincentive for accounts receivable performance on a basis that shall be mutually agreed to prior to the beginning of the second Contract Year.

4.       PILOT PAYMENTS

                  The Authority has the sole discretion for determining whether to challenge any payment in lieu of tax (PILOT) payments made on any Retained Asset. At the Authority's request, the Manager shall assist the Authority in evaluating whether to challenge any PILOT payment and with its concurrence shall represent the Authority in any litigation challenging such


                                       7-5

PILOT payment. In the event the Manager challenges any excessive PILOT payment in court, any PILOT refunds received shall be shared 25%/75% between the Manager and the Authority, respectively. The Manager shall be responsible for all litigation-related costs pertaining to such challenge, provided, however, that if such litigation is terminated solely at the Authority's request, or if this Agreement expires or is terminated by either party, the Manager shall be reimbursed for all of its costs related to litigations brought at the request of the Authority plus interest at the Base Interest Rate to the extent such costs are not included in the Annual T&D Budget.


                                       7-6

                                   APPENDIX 8

                MAJOR CAPITAL IMPROVEMENTS CONSTRUCTION STANDARDS
                          AND PROCUREMENT REQUIREMENTS


CONSTRUCTION STANDARDS
----------------------

         The Manager and its Subcontractors shall perform all Construction Work in a timely, safe and efficient manner consistent with the Contract Standards and the Major Capital Plan and Budget, unless otherwise directed in writing by the Authority. In developing any design and engineering specifications, whether for bid documents or for its own use, the Manager shall utilize good engineering practices and shall consult with and implement the reasonable recommendations of the Authority. The Authority shall have access to all construction sites in accordance with Section 3.1(F) and shall have the right to review all Construction Work on an on-going basis for, among other things, compliance with milestone schedules, performance testing, final completion and other customary construction contract provisions. The Authority and the Manager shall also agree to additional procedures or standards to be followed on a project-by- project basis prior to the adoption of each Major Capital Plan and Budget.

PROCUREMENT REQUIREMENTS
------------------------

         In conducting any procurements for all or a portion of Construction Work, the Manager shall comply with Applicable Law and shall use its best efforts to obtain such services or materials on a least cost basis, subject to the Contract Standards. The parties shall agree on additional guidelines for such procurements prior to the adoption of the initial Major Capital Plan and Budget and from time to time during the Term. Any decision by the Manager to perform Construction Work with its own workforce rather than by use of a Subcontractor shall be made with due consideration of the goal of utilizing the lowest cost responsible party to perform such work, unless otherwise directed by the Authority or warranted due to the cost, size, scope or complexity of a particular Major Capital Improvement or Public Works Improvement, as well as additional provisions to be agreed to by the parties prior to the adoption of the Major Capital Plan and Budget.


                                       8-1

                                   APPENDIX 9

                        OPERATIONS INFORMATION AND FORMAT


         The parties shall establish prior to the Closing Date the format and types of such additional information and data concerning the T&D System and the performance of the Manager's obligations under this Agreement that shall be provided by the Manager with the Annual Settlement Statement after the end of each Contract Year. Such information shall include, without limitation, data sufficient to allow the Authority to verify the amounts set forth in the Annual Settlement Statement, information concerning the performance of the Manager with its maintenance and Construction Work responsibilities, any fines or penalties incurrent to a Governmental Body, and known violations of Applicable Law and such other matters to enable the Authority to oversee the Manager's compliance with the terms of this Agreement.



                                       9-1

                                   APPENDIX 10

                          BUDGET INFORMATION AND FORMAT


         Utilizing the FERC Uniform System of Accounts (USoA) as a framework, the Manager shall prepare proper, accurate and complete Direct Cost and Third Party Costs Budgets. The Manager may establish subaccounts within the USoA prime accounts to provide greater detailed descriptions of cost activities. Detail shall be sufficient enough to enable the Authority to prepare pro forma financial statements and financial ratios regarding the operations of the T&D System. Underlying accounting data shall be maintained to provide adequate support for the respective budgets.

The format of the Direct Cost Budget and Third Party Cost Budget shall be mutually agreed to by the Authority and the Manager no later than six months prior to the anticipated Closing Date.



                                      10-1

                                   APPENDIX 11

                           COST ALLOCATION METHODOLOGY


         The cost allocation methodology described herein shall be developed jointly by a team composed of representatives from the Authority and the Manager. This team will recommend a plan to establish the cost allocation procedures to be followed by the Manager in performing its Operation and Maintenance Services and Construction Work.

         The initial task of this joint project team will be to obtain a detailed understanding of the nature of (1) the restructured operations of the Parent to determine an appropriate definition of the segments or recipients of activity and related costs, (2) costs directly incurred and (3) costs which are or could be charged to residual overhead pools for subsequent allocation to the segments or recipients of activity. Upon completing this task, the joint project team will recommend appropriate allocation methodologies and procedures to charge its direct costs and allocate its indirect costs to its internal constituents. Such procedures and methods will be based on cost causation principles consistent with generally accepted cost accounting principles. Allocations shall be based on cost without mark-up. The parties recognize that in establishing cost allocation methodologies, appropriate consideration must be given to the NYSPSC accepted allocation methodology for the gas business and the FERC accepted allocation methodology for the generation business.

         The objectives of the joint team will be to: (i) review LILCO's current allocation practices with regard to costs charged to O&M T&D costs and T&D capital projects, identify changes to existing processes related to restructuring and develop alternatives appropriate to the new corporate organization, considering prospective changes to the way the Manager will charge its costs to the Authority in the future; (ii) review LILCO's current and proposed cost accounting systems and develop appropriate analysis techniques and cost tracking framework; and (iii) develop budgeting and monitoring techniques.

         The joint team will determine the number of cost pools to be used and prepare a schedule of cost elements for the Annual T&D Budget year by responsibility area, FERC prime account and general ledger posting source. For each cost pool, the joint teams will establish an allocation methodology. Some typical methodology examples used include:


                                      11-1

COST FUNCTION                                        EXAMPLES

1.  Payroll-related                                  Direct labor costs
                                                     Total labor costs

2.  Personnel-related                                Number of employees
                                                     Number of hires

3.  Activity-related                                 Number of transactions
                                                     Volume
                                                     Number of reports

4.  Space-related                                    Square footage

5.  Revenue and/or expense-related                   Revenues
                                                     O&M Expenses
                                                     Net income
                                                     Total revenues and expenses

6.  Asset-related                                    Book value
                                                     Net book value
                                                     Replacement value






                                      11-2

                                   APPENDIX 12

                         SAMPLE SERVICE FEE CALCULATION


         The examples set forth below are sample calculations of the Service Fee, as provided for in the Agreement. These examples are provided for reference only and are not meant to be indicative of expected amounts of the applicable budgets and costs. The language contained in the provisions of the body of the Agreement shall control with respect to such applicable provisions in the event of any conflict with this Appendix.



                                                                                YEARS                                     FORMULA

                                                              1                    2                  3
                                                    -------------------------------------------------------------
                DIRECT COST BUDGET
T&D Salaries                                                      255.0               261.4              267.9
Common Plant Capital Recovery                                      14.0                14.4               14.7
Management Fee                                                     15.0                15.0               15.0
                                                    -------------------------------------------------------------
                                 Direct Cost Budget               284.0               290.7              297.6
LILCO/BU Synergy Savings                                          (20.0)              (45.0)             (60.0)
Management Savings                                                 (5.0)               (5.0)              (5.0)
Efficiency/Productivity Savings                                    (2.0)               (4.0)              (5.0)
                                                    -------------------------------------------------------------
                           NET DIRECT COST BUDGET A               257.0               236.7              227.6
                                                    -------------------------------------------------------------

                 THIRD PARTY COST
Materials & Supplies                                                0.0                 0.0                0.0    Included for
Sub-contract Labor                                                  0.0                 0.0                0.0    illustration
Professional Fees                                                   0.0                 0.0                0.0    purposes
Mailing                                                             0.0                 0.0                0.0
Other                                                               0.0                 0.0                0.0
                                                    -------------------------------------------------------------
                          Third Party Cost Budget B               116.0               118.9              121.9
                                                    -------------------------------------------------------------
                             BUDGETED TOTAL COSTS C               373.0               355.6              349.5           (A+B)
                                                    =============================================================


                                                    -------------------------------------------------------------

                    ACTUAL COST
Direct Cost                                       D               242.0               226.2              208.4
Management Fee                                    E                15.0                15.0               15.0
                                                    -------------------------------------------------------------
                                                  F               257.0               241.2              223.4           (D+E)
Third Party Cost                                  G               116.0               121.3              119.4
                                                    -------------------------------------------------------------
                               Actual Total Costs H               373.0               362.4              342.8           (F+G)
                                                    -------------------------------------------------------------


                PAYMENT CALCULATION
Fixed Direct Fee                                  I               231.3               213.0              204.9         (A * 90%)
Variable Payment                                  J                25.7                23.7               18.5    Lesser of (C-I-N)
                                                                                                                     or (H-I-N)
Cost Incentive Fee                                K                 0.0                 0.0                3.3    Greater of (C-H)
                                                                                                                     *50% or zero
Non-cost Performance Incentives                   L                 5.0                 5.0                5.0       Direct input
                                                    -------------------------------------------------------------
                                                  M               262.0               241.7              231.7         (I+J+K+L)
Third-party Costs                                 N               116.0               118.9              119.4     Lesser of B or G
                                                    -------------------------------------------------------------
                                      SERVICE FEE O               378.0               360.6              351.1            (M+N)
Overrun Payment                                   P                 0.0                 0.0                0.0    ((H-E)-(C-10)-15)
                                                                                                                       or zero
                                                    -------------------------------------------------------------
                                          Total   Q              $378.0              $360.6             $351.1            (O+P)
                                                    =============================================================






                                      12-1

                                   APPENDIX 13

                        PROVISIONS REQUIRED BY STATE LAW
                        --------------------------------


1.1 MANAGER TO COMPLY WITH LEGAL REQUIREMENTS. The Manager, in performing its obligations under this Agreement, shall comply with all applicable laws and regulations. All provisions required by such laws and regulations to be included in this Agreement shall be deemed to be included in this Agreement with the same effect as if set forth in full.

1.2 MANAGER TO OBTAIN PERMITS, ETC. Except as otherwise instructed in writing by the Authority, the Manager shall obtain and comply with all legally required licenses, consents, approvals, orders, authorizations, permits, restrictions, declarations, and filings required to be obtained by the Authority or the Manager in connection with this Agreement.

1.3      WORKERS' COMPENSATION INSURANCE.  The Manager agrees that:

         (a) It will secure Workers' Compensation and Disability Insurance and keep insured during the life of this Agreement such employees as are required to be insured by the provisions of Chapter 41 of the Laws of 1914, as amended, known as the Worker's Compensation Law; and

         (b) This Agreement shall be voidable at the election of the Authority and of no effect unless the Manager complies with the requirement in paragraph
(a) of this Section.

1.4 NO ASSIGNMENT WITHOUT CONSENT. The Manager agrees that: (a) It is prohibited from assigning, transferring, or otherwise disposing of this Agreement, or of its rights or interests therein, or its power to execute such Agreement to any person, company, partnership, or corporation, without the previous written consent of the Authority. Assignments of this Agreement expressly referred to in clause (3) of the first sentence of Section 9.7 of this Agreement have been so consented to.

         (b) If the prohibition contained in paragraph (a) above is violated, the Authority may revoke and annul this Agreement and the Authority shall be relieved from any and all liability and obligations hereunder to the Manager and to the person, company, partnership, or corporation to whom such assignment, transfer, or other disposal shall have been made, and the Manager and such assignee or transferee shall forfeit and lose all the money theretofore earned under this Agreement.

1.5 NON-DISCRIMINATION. (a) The Manager shall not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability,


                                      13-1
or marital status, and will undertake or continue existing programs of affirmative action to ensure that minority group persons and women are afforded equal opportunity without discrimination. Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selection for training and retraining, including apprenticeship and on-the-job training.

         (b) At the request of the Authority, the Manager shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding and which is involved in the performance of this Agreement to furnish a written statement that such employment agency, labor union, or representative shall not discriminate because of race, creed, color, national origin, sex, age, disability, or marital status and that such union or representative will cooperate in the implementation of the Manager's obligations hereunder.

         (c) The Manager shall state, in all solicitations or advertisements for employees placed by or on behalf of the Manager in the performance of this Agreement, that all qualified applicants will be afforded equal employment opportunity without discrimination because of race, creed, color, national origin, sex, age, disability, or marital status.

         The Manager shall submit an equal employment opportunity policy statement to the Authority which shall contain, but not be limited to, the provisions (a) through (c) of this section. (As required by NYCRR ss.142.1(d)(2) and (3)).

         (d) The Manager will include provisions (a) through (c) of this section in every subcontract or purchase order in such a manner that such provisions will be binding upon each subcontractor or vendor as to its work in connection with this Agreement.

         (e) The Manager shall furnish to the Authority such information and reports regarding its compliance with the above requirements as the Authority may from time to time request.

         (f) The provisions of this section shall not be binding upon the Manager or any subcontractor in the performance of work or the provision of services or any other activity that is unrelated, separate or distinct from this Agreement, as expressed by its terms.

         (g) The requirements of this section do not apply to any employment outside the State of New York or application for employment outside the State of New York or solicitations or advertisements therefor, or to any existing programs of affirmative action regarding employment outside the State of New York.

         (h) Any disputes regarding this section shall be resolved as provided in Section 316 of the New York State Executive Law.


                                      13-2

1.6 INTERNATIONAL BOYCOTT PROHIBITION. The Manager expressly agrees and certifies that neither the Manager nor any person, firm, partnership, or corporation which is substantially owned by or affiliated with the Manager has participated, is participating, or will participate in an international boycott in violation of the provisions of the United States Export Administration Act of 1969, as amended, or the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder. The Manager understands that such agreement and certification constitutes a material term of this Agreement.

1.7 FAILURE OR REFUSAL TO TESTIFY. Upon the refusal of any person, including any member, officer, or director of the Manager, when called before a grand jury, head of state department, temporary state commission or other state agency, the organized crime task force in the department of law, head of a city department, or other city agency, which is empowered to compel the attendance of witnesses and examine them under oath, to testify in an investigation concerning any transaction or contract had with the state, any political subdivision thereof or of a public authority, to sign a waiver of immunity against subsequent criminal prosecution or to answer any relevant question concerning such transaction or contract:

         (a) such person, and any firm, partnership, or corporation of which he or she is a member, partner, director, or officer (including, if applicable, the Manager), shall be disqualified from thereafter selling to or submitting bids to or receiving awards from or entering into any contracts with any public authority or official thereof, for goods, work, or services, for a period of five years after such refusal, or until a disqualification shall be removed pursuant to law; and

         (b) any and all contracts made with any public authority or official thereof, since July 1, 1959 (including if applicable, this Agreement), by such person and by any firm, partnership or corporation of which he is a member, partner, director, or officer (including, if applicable, the Manager), may be canceled or terminated by the public authority without incurring any penalty or damages on account of such cancellation or termination, but any monies owing by the public authority for goods delivered or work done prior to the cancellation or termination shall be paid.


1.8  MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISE PROCEDURES

         (a) DECLARATION OF POLICY AND STATEMENT OF GOALS. It is the policy of the Authority to provide Minority and Women-Owned Business Enterprises ("M/WBEs") the greatest practicable opportunity to participate in the Authority's contracting activity for the procurement of goods and services. To effectuate this policy, the Manager shall comply with the provisions of this section and the provisions of Article 15-A of the New York State Executive Law. The Manager will use its best efforts to achieve the below-stated M/WBE Goals


                                      13-3
set for the Agreement, and will cooperate in any efforts of the Authority, or any government agency which may have jurisdiction, to monitor and assist the Manager's compliance with the Authority's M/WBE policy.

         Minority-Owned Business Enterprise (MBE) Subcontracting Goal     *%
                                                                         -----
         Women-Owned Business Enterprise (WBE) Subcontracting Goal       *%
                                                                         -----

         (b)  DEFINITIONS.
              ------------

         (1) "CERTIFICATION". The process conducted by the Director of the Division of Minority and Women's Business Development in the Department of Economic Development to verify that a business enterprise qualifies for New York State Minority or Women-Owned Business Enterprise status. To initiate the certification process, contact one of the offices listed below.

                           ALBANY OFFICE: (518) 474-6342
                           State Capitol, 2nd Floor
                           Albany, New York  12224

                           NEW YORK CITY OFFICE
                           2 World Trade Center, 58th Floor
                           New York, New York  10047

         (2) "CERTIFIED BUSINESS". A business enterprise which has been approved by the Director for status as a MBE or WBE subsequent to verification that the business enterprise is owned, operated, and controlled by Minority Group Members, or women.

         (3) "CONTRACT SCOPE OF WORK". For purposes of this section, this means:

                  (i)      Specific tasks required by the Agreement;

                  (ii)     Services  or  products  which  must be provided    to
                           perform specific tasks required  by  this  Agreement;
                           and

                  (iii)    Components of  any  overhead   costs billed   to  the
                           Authority pursuant to this Agreement.

--------
**       To be specified at time of adoption of initial Annual T&D Budget.


                                      13-4

         (4)      "DAY".  A  calendar   state  business  day  unless   otherwise
                  specified.

         (5) "DIRECTOR". The Director of the Division of Minority and Women's Business Development in the Department of Economic Development.

         (6) "DIRECTORY". The Directory of Certified Businesses, prepared by the Director.

         (7) "GOAL". A percentage of participation, which is not a set aside or quota, that represents a target toward which the Manager must aim in expending good faith efforts to subcontract with or otherwise ensure the commercial involvement of minority and women-owned businesses on this Agreement.

         (8) "OFFICE" or "OFFICE OF MINORITY AND WOMEN'S BUSINESS DEVELOPMENT". Office in the New York State Department of Economic Development created by Article 15-A of the Executive Law.

         (9) MINORITY GROUP MEMBER. A United States citizen or permanent resident alien who is and can demonstrate membership in one of the following groups:

                  (i)      Black  persons having origins   in any of   the Black
                           African racial groups;

                  (ii) Hispanic persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American descent of either Indian or Hispanic Origin, regardless of race;

                  (iii) Native American or Alaskan native persons having origins in any of the original peoples of North America;

                  (iv) Asian and Pacific Islander persons having origins in any of the Far East countries, South East Asia, the Indian subcontinent or the Pacific Islands;

                  (v) Other groups which the Office may determine to be eligible for M/WBE status.

         (10) MINORITY-OWNED BUSINESS ENTERPRISE. A business enterprise, including a sole proprietorship, partnership or corporation that is:

                  (i) At least fifty-one percent owned by one or more Minority Group Members;


                                      13-5

                  (ii) An enterprise in which such minority ownership is real, substantial and continuing;

                  (iii) An enterprise in which such minority ownership has, and exercises the authority to control independently, the day-to-day business decisions of the enterprise for at least one year; and

                  (iv) An enterprise authorized to do business in New York State and is independently owned and operated.

         (11)     "SUBCONTRACT".   An  agreement  in  which  a  portion  of  the
                  Manager's obligation under this Agreement is undertaken or assumed.

         (12) "WOMEN-OWNED BUSINESS ENTERPRISE". A business enterprise, including a sole proprietorship, partnership or corporation that is:

                  (i) At least fifty-one percent owned by one or more United States citizens or permanent resident aliens who are women;

                  (ii) An enterprise in which the ownership interest of such women is real, substantial and continuing;

                  (iii) An enterprise in which such women ownership has, and exercises the authority to control independently, the day-to-day business decisions of the enterprise for at least one year; and

                  (iv) An enterprise authorized to do business in New York State and is independently owned and operated.

         (c)      REQUIREMENTS.

         (1) The Manager shall search for, assess the capabilities of and generally deal with potential M/WBE subcontractors in a fair and responsive manner, allowing them the opportunity to participate in the Contract Scope of Work.

         (2) The Manager will designate, and make known to the Authority an M/WBE Officer who will have the responsibility for and authority to effectively administer the M/WBE Program.

         (3) The Manager shall submit its Preliminary Subcontracting Plan on a preliminary subcontracting plan form, which shall identify the Certified Businesses it will utilize to meet its M/WBE Contract Goals. Approval of any such firm is solely within the


                                      13-6
         discretion of the Authority. The Manager will also designate an M/WBE Officer who will have the responsibility for, and authority to, effectively administer these procedures. If the Manager believes it may be unable to meet the Goals, the reasons shall be submitted in writing with the form.

         (4) The Manager may inspect the current New York State Certification Directory of Minority and Women Owned Businesses, prepared for use by state agencies and contractors in complying with Executive Law Article 15-A, (the Directory) at the Authority's office. In addition, printed or electronic copies of the Directory may be purchased from the Office of Minority and Women's Business Development.

         (5) Firms certified as both MBE and WBE may count toward either the MBE or WBE Goal on a single contract, but not both, regardless of whether either Goal is thus exceeded. The Manager must choose the Goal to which the participation value is to be applied in the preliminary Subcontracting Plan.

         (6) Within 10 days following the adoption of the initial Annual T&D Budget and in any event no later than 60 days prior to the anticipated Closing Date, the Manager shall submit a complete Utilization Plan, which shall include identification of the M/WBEs which the Manager intends to use; the dollar amount of business with each such M/WBE; the Contract Scope of Work which the Manager intends to have performed by such M/WBEs; and the commencement and end dates of such performance. The Authority will review the plan and, within 20 days of its receipt, issue a written acceptance of the plan or comments on deficiencies in the plan.

         (7) The Authority shall consider a partial or total waiver of Goal requirements only upon the submission of a written request for a waiver following the Manager's unsuccessful good faith efforts at compliance. Such waiver request may be made simultaneously with the submission of the Utilization Plan.

         (8) The Manager shall include in each Subcontract, in such a manner that the provisions will be binding upon each subcontractor, all of the provisions herein including those requiring subcontractors to make a good faith effort to solicit participation by M/WBEs.

         (9) The Manager shall keep records, canceled checks and documents for at least one (1) year following completion of this Agreement. These records, and canceled checks, documents or copies thereof will be made available at reasonable times upon written request by the Authority or any other authorized governmental entity.

         (10) The Manager shall submit monthly compliance reports regarding its M/WBE utilization activity on a Compliance Report -orm acceptable to the Authority. Reports


                                      13-7
         are due on the first business day of each month, beginning 30 days after the Closing Date.

         (11) The Authority will conduct compliance reviews for determination of the Manager's performance relative to meeting the specified M/WBE Goal which may include review and inspection of documents pertaining to the Manager's efforts towards meeting the Goals and on-site interviews with personnel of Manager and its subcontractors. The Manager will fully cooperate to assist the Authority in this endeavor.

         (12) The Manager shall not use the requirements of this section to discriminate against any qualified company or group of companies.

         (d) CONDITIONS FOR SATISFYING M/WBE GOALS. M/WBE participation will be counted toward the total Contract M/WBE Goals subject to the following conditions:

         (1) If the Manager is unable to meet the Goals with Certified Businesses by making all of the good faith efforts defined herein, the Manager shall actively solicit uncertified M/WBEs to satisfy the Goals. Uncertified firms will be required to submit an application for certification (to the Office of Minority and Women's Business Development) and will be counted as contributing towards the contract Goals only after they have been certified.

         (2) The Manager must keep records of efforts to utilize certified M/WBE's including

                  (i)   The firm's name, address and telephone number.

                  (ii)  A description of the information provided to the M/WBE.

                  (iii) A written explanation of why an agreement with the M/WBE was not obtained.

         (3) Price alone will not be an acceptable basis for rejecting M/WBE bids if any of the bids are reasonable.

         (4) Geographical limitation in the M/WBE search is not an acceptable reason for not meeting the M/WBE goal when traditionally non-local firms have been generally utilized.

         (5) the Authority reserves the right to reject any firm as counting toward meeting the Manager's M/WBE goal if, in the opinion of the
         Authority, the facts as to that firm's business and technical organization and practices justify the rejection.


                                      13-8

         (e) MANAGER'S GOOD-FAITH EFFORTS. To satisfy the M/WBE participation requirements, the Manager agrees to make the following good-faith efforts in a timely manner:

         (1) Submission of a completed, acceptable Utilization Plan as described herein.

         (2) Advertising in appropriate general circulation, trade and minority and women-oriented publications.

         (3) Written solicitations made in a timely manner of certified minority and women- owned business enterprises listed in the Directory.

         (4) Attendance at meetings, if any, scheduled by the Authority with certified M/WBEs capable of performing the Contract Scope of Work.

         (5) Written notification to M/WBE trade associations located within the region where the Contract Scope of Work will be performed.

         (6)   Structuring   the   Contract   Scope  of  Work  for  purposes  of
         subcontracting with certified M/WBEs.

         (7) Where certified M/WBEs have expressed an interest to the Manager in performing work that the Manager normally performs with its own sources and the Contract Scope of Work has not been fully performed, the Manager shall consider subcontracting such work or portions of it to meet the M/WBE Goals.

1.9. COMMENCEMENT OF ACTIONS ON STATE PUBLIC WORKS CONTRACTS. The time within which an action on this Agreement against the Manager must be commenced shall be computed from the date of completion of the physical work. The Manager may notify the Authority in writing, that such physical work has been completed by specifying a completion date, which date shall be no more than thirty days previous to the date of such notice, in which case the completion date set forth in such notice shall be deemed to be the date of completion of the physical work unless the Authority, within thirty days of receipt of such notice, notifies the Manager in writing of its disagreement. In the event that the Manager fails to send the notice provided for herein or the Authority disagrees in the manner provided herein, the date of completion of the physical work shall be determined in any other manner provided by law.


                                      13-9

                                   APPENDIX 14

                  OUTLINE OF T&D SYSTEM POLICIES AND PROCEDURES


TERMS AND CONDITIONS OF ELECTRIC SERVICE

The following is a representative outline of the topics to be addressed by Authority in the T&D System Policies and Procedures in accordance with Section 4.5(B).

(A)      INTRODUCTION
         ------------

         1.       Purpose
         2.       Application
         3.       Modification
         4.       Responsibility of Enforcement

(B)      GENERAL INFORMATION
         -------------------

         1.       Definitions
         2.       Application for Electric Service
                  (a)      New Occupancy
                  (b)      Responsibility for Changes in Service
         3.       Characteristics of Electric Service
         4.       Service Interruptions
         5.       Application of Rates
         6.       Extension of Customer's Wiring System
         7.       Continuity and Quality of Electric Service
         8. Single Phase and Three Phase Service to Customers Served Under Residential
                  Rate Schedules
         9. Single Phase and Three Phase Service to Customers Served Under Commercial
                  Rate Schedules
         10.      Method of Supplying Electric Service
                  (a)      General Residential Service
                  (b)      Multiple Dwelling Units, Apartment Complexes
                  (c)      Commercial Service
                  (d)      Industrial Service
                  (e)      Temporary Service
                  (f)      Other
         11.      Access by Authorized Agents to Customer's Premises
         12.      Electric Service Deposits
                  (a)      Commercial Deposits


                                      14-1

                  (b)      Residential Deposits
                  (c)      Interest on Utility Service Deposits
                  (d)      Errors in Usage Records
                  (e)      Unclaimed Deposits
         13.      Billing for Electric Service
                  (a)      Average/Level Billing Program
                  (b)      Defined Payment Program
                  (c)      Utility Assistance Programs
                  (d)      Late Payment Charge
                  (e)      Estimated Billing
                  (f)      Delinquent Bills
                  (g)      Shared Customer Meter Billing
         14.      Testing of Meters Upon Request of Customer
         15.      Adjustment of Bills for Meter Inaccuracy and Incorrect
                  Metering
         16.      Change of Occupancy
         17.      Discontinuance of Electric Service
         18.      Denial of Electric Service to a Customer
         19.      Customer's Responsibility for Utility Property
         20.      Tampering with the Utility's Measuring Equipment or Other
                  Property
                  (a)      Sub-Metering
                  (b)      Meter Seals
                  (c)      Tampering with Shut-Off Device
                  (d)      Penalties for Energy Diversion
                  (e)      Responsibility of Enforcement
         21.      Fraudulent Use of Electricity
         22.      Street Light Policy

(C)      ELECTRIC SERVICE REGULATIONS

         1.       Customer's Wiring-National Electric Code
         2.       Electric Service Inspection
         3.       Availability of Electric Service
         4.       Minimum Service Connection
         5.       Exclusive Use of Utility's Electric Service
         6.       Resale of Utility's Electric Service
         7.       Point of Delivery of Electric Service
         8.       Grounding/Bonding Conductors and Electrodes Meters
         9.       Equipment Which Adversely Affects Electric Service
                  (a)      General
                  (b)      Motors
                  (c)      Intermittent Electric Loads
                  (d)      Voltage and Wave Form Sensitive Equipment


                                      14-2

                  (e)      Power Factor
                  (f)      Interference Producing Equipment
                  (g)      Radio Antennas

(D)      STANDARD EXTENSION POLICY
         -------------------------

         1.       General
         2.       Rights-of-Way
         3.       Overhead Distribution System-Overhead Service
         4. Single Phase Underground Secondary Service from Overhead Distribution System
         5.       Three  Phase  Underground   Secondary  Service  from  Overhead
                  Distribution System
         6. Single Phase Underground Secondary Service from Underground Distribution System-Residential

                  (a)      Easement   Guidelines   on  Underground  Distribution
                           System

         7.       Underground Service from Primary System
                  (a) Delivery at Primary Voltage Through Utility-Owned Transformers
                           (Primary Extension)
                  (b)      Loads  Served at  Primary  Voltage to  Customer-Owned
                           Equipment
         8.       Underground Distribution System
         9.       Permanent Electric Service
         10.      Indeterminate Electric Service
         11.      Temporary Electric Service for Construction

(E)      STORM RESTORATION PROCEDURES
         ----------------------------

         1.       Safety
                  (a)      General Operations
                  (b)      General Procedures
         2.       Orientation and Training
                  (a)      Service Restoration Program - General
                  (b)      Pre-Storm Operations
                  (c)      Radio Procedure
                  (d)      Mapping
                  (e)      Hot-Stick Operator Training
                  (f)      Patrolling and Reporting Storm Damage
                  (g)      Storm Training
                  (h) Training of Manager's affiliates and authorized company personnel
         3.       Customer Service During Storms/Storm Restoration
                  (a)      Essential Customer Report
                  (b)      Portable Generators


                                      14-3

         4.       Service Restoration
                  (a)      Area Storm Operations
                  (b)      Storm Damage Reporting
                  (c)      Lineworker Responsibilities
                  (d)      Map Posting
                  (e)      Initial Clearing of Main Lines
                  (f)      Restoration of Primary and Secondary Lines
                  (g)      Service Restoration/Trouble Calls
                  (h)      Switching
                  (i)      Hot-Stick Operations
                  (j)      Service Restoration Paperwork
                  (k)      Streetlight Restoration
                  (l)      Area Daily Crew Log
                  (m)      Tagging Out Procedures
                  (n)      Public, Fire & Emergency Coordination and
                           Communication
                  (o)      Public, Governmental and  Media Communications
                  (p)      Mutual Aid

(F)      WORK ORDER, STATUS ASSESSMENT AND CONDITION REPORTING FORMS
         -----------------------------------------------------------

(G)      OPERATING PROCEDURES
         --------------------

         1.       Planning
                  (a)      Job Planning Check List
                  (b)      Vehicle Material and Equipment Check List
                  (c)      Job Preliminary Procedures
                  (d)      Clearing and Tree Trimming
                  (e)      Trenching
                  (f)      Commitment of Special Equipment
                  (g)      Street Crossings
                  (h)      Sketch Procedures
                  (i)      Revisions and Alterations to Jobs
                  (j)      Voiding Jobs
                  (k)      Conflicts of Interest

(H)      CUSTOMER SERVICE -- GENERAL
         ---------------------------

         1.       Customer Calling Centers
         2.       Complaint Handling Procedure
         3.       Emergency Hotline
         4.       Billing Disputes
         5.       Alternative Power Supplier Policies


                                      14-4

         6.       DSM/Energy Efficiency Program Communications
         7.       Billing Inserts and Customer Communications

(I)      RIGHTS-OF-WAY AND EASEMENTS
         ---------------------------

         1.       Transmission Facilities
         2.       Distribution Facilities
         3.       Changes to ROW
         4.       Locked Gates
         5.       Easement Encroachments
         6.       Railroad Crossings

(J)      GENERAL JOB AND OPERATION PROCEDURES
         ------------------------------------

         1.       Information on Job Sketches
         2.       Phase Diagrams
         3.       Slab/Conduit Inspections
         4.       Cable in Conduit Guidelines
         5.       Protection Coordination
         6.       Transformer Sizing
         7.       Wire Sag and Tension
         8.       Locating Buried Facilities
         9.       Clearances
         10.      Poles and Crossarms
         11.      Conductors and Cables
         12.      Guying
         13.      Transformers
         14.      Grounding
         15.      Secondaries and Services
         16.      Metering
         17.      Voltage Regulation
         18.      Switching
         19.      Tagging Procedures
         20.      Outage Reporting
         21.      Tree Trimming
         22.      Care of Equipment
         23.      Customer-Owned Equipment
         24.      Coordination With Other Utilities
         25.      Communications
                  (a)      Inter-Utility
                  (b)      SCADA
                  (c)      Telephone System


                                      14-5

                  (d)      Radio

(K)      LOAD FORECASTING AND RESOURCE PLANNING
         --------------------------------------

         1.       Load Forecasting
         2.       Resource Planning
                  (a)      Off-System Purchases
                  (b)      Fully-Owned Generation
         3.       Competitive Positioning Strategies
                  (a)      ESCO Cooperation
                  (b)      DSM/Load Control
                  (c)      Energy Pricing - Compilation and Distribution
                  (d)      Retail Wheeling Policies
                  (e)      Transmission Access Policies
                           (i)      Network
                           (ii)     Point-to-Point
         4.       Power Supply Solicitation Procedures


                                      14-6

                                                                 EXHIBIT B

                             POWER SUPPLY AGREEMENT


                                     between


                          LONG ISLAND LIGHTING COMPANY


                                       and


                           LONG ISLAND POWER AUTHORITY


                            Dated as of June 26, 1997



                                                 TABLE OF CONTENTS
                                                 -----------------



         ARTICLE 1 - DEFINITIONS................................................................................  1

         PART I - POWER SUPPLY..................................................................................  9

         ARTICLE 2 - POWER SUPPLY...............................................................................  9
                  2.1.  Delivery of Power.......................................................................  9
                           2.1.1.  Capacity.....................................................................  9
                           2.1.2.  Energy.......................................................................  9
                           2.1.3.  Ancillary Services...........................................................  9
                  2.2.  Delivery Points.........................................................................  9
                  2.3.  Dispatch of Generating Facilities.......................................................  9
                  2.4.  Maintenance Scheduling.................................................................. 10
                  2.5.  Dependable Maximum Net Capability (DMNC) Testing........................................ 10
                  2.6.  DMNC Target............................................................................. 11
                  2.7.  T&D System Access....................................................................... 11

         PART II - POWER SUPPLY PLANNING AND OPERATIONS......................................................... 11

         ARTICLE 3 - FUTURE RESOURCE PLANNING................................................................... 11
                  3.1.  Power Supply Planning................................................................... 11
                           3.1.1.  Integrated Electric Resource Planning (IERP)................................. 11

         PART III - OTHER ITEMS................................................................................. 12

         ARTICLE 4 - GENERATING FACILITY SITES.................................................................. 12
                  4.1.  Interference Compensation............................................................... 12
                  4.2.  Generating Facilities................................................................... 12
                  4.3.  Transmission Requirements............................................................... 12

         ARTICLE 5 - REGULATION................................................................................. 12
                  5.1.  Regulation.............................................................................. 12

         ARTICLE 6 - STORM RESTORATION.......................................................................... 13
                  6.1.  Storm Declaration....................................................................... 13
                  6.2.  Responsibility During Storm Condition................................................... 13

         ARTICLE 7 - ENVIRONMENTAL CONSIDERATIONS............................................................... 13
                  7.1.  Environmental Compliance................................................................ 13




         ARTICLE 8 - PURCHASE PRICE AND PAYMENT................................................................. 13
                  8.1.  Price Components. ...................................................................... 13
                           8.1.1.  Monthly Capacity Charge...................................................... 14
                           8.1.2.  Monthly Variable Charge...................................................... 14
                           8.1.3.  Monthly Ancillary Service Charge............................................. 14
                           8.1.4.  Monthly Capacity Payment Adjustment Charge................................... 15
                           8.1.5.  Monthly Variable Payment Adjustment Charge.  ................................ 15
                           8.1.6.  NOx and SOx Emission Credits................................................. 15
                  8.2.  Power Plant Electric Use. .............................................................. 15
                  8.3.  Generating Facility Major Failure....................................................... 15
                  8.4.  Incentives/Disincentives.  ............................................................. 16
                  8.5.  Payment. ............................................................................... 16
                  8.6.  Late Payment. .......................................................................... 16

         ARTICLE 9 - BUDGETS.................................................................................... 17
                  9.1.  Budget Preparation...................................................................... 17
                           9.1.1.  Initial Capacity and Variable Charge Determination........................... 17
                           9.1.2.  Five Year Capital Improvement Budgets........................................ 17
                  9.2.  Budget Review. ......................................................................... 17
                  9.3.  Failure To Adopt Contract Year Budget. ................................................. 18
                  9.4.  Capital Improvement Budget Performance.................................................. 18

         ARTICLE 10 - INCENTIVES/DISINCENTIVES.................................................................. 18
                  10.1.  Incentives/Disincentives............................................................... 18

         ARTICLE 11 - CAPACITY RAMP DOWN........................................................................ 18
                  11.1.  Capacity Ramp Down Option.  ........................................................... 18

         ARTICLE 12 - TERM AND TERMINATION...................................................................... 21
                  12.1.  Term................................................................................... 21
                  12.2.  Termination For Cause by GENCO......................................................... 21
                           12.2.1  Events of LIPA Default Defined............................................... 21
                  12.3.  Termination For Cause by LIPA.......................................................... 22
                           12.3.1 Events of GENCO Default Defined............................................... 22
                  12.4.  Procedure For Termination For Cause ................................................... 23

         ARTICLE 13 - DESIGNATION OF REPRESENTATIVES............................................................ 24
                  13.1.  LIPA Representative.................................................................... 24
                  13.2.  GENCO Representative................................................................... 24

         ARTICLE 14 - METERING.................................................................................. 24
                  14.1.  Electric Metering...................................................................... 24
                           14.1.1.  Electric Metering Equipment................................................. 24



                           14.1.2  Testing of Metering Equipment................................................ 24
                           14.1.3  Meter Reading................................................................ 25
                           14.1.4  Metering Inaccuracies........................................................ 25
                  14.2.  Gas Metering........................................................................... 25
                           14.2.1.  Gas Metering Equipment...................................................... 25
                           14.2.2. Testing of Self Checking Gas Metering Equipment.............................. 25
                           14.2.3. Testing of Non Self Checking Gas Metering Equipment.......................... 26
                           14.2.4.  Gas Meter Reading........................................................... 26
                           14.2.5.  Gas Metering Inaccuracies................................................... 26
                  14.3.  Oil Fuel Measurement................................................................... 27

         ARTICLE 15 - REPORTS................................................................................... 27
                  15.1.  Reports................................................................................ 27
                  15.2.  Other Information...................................................................... 27
                  15.3.  Litigation; Permit Lapses.............................................................. 27

         ARTICLE 16 - GENERAL SERVICE REQUIREMENTS.............................................................. 28
                  16.1.  General Service Requirements........................................................... 28
                           16.1.1.  Standard of Performance..................................................... 28
                           16.1.2.  Limitation of Liability..................................................... 28
                           16.1.3.  Accounting Controls......................................................... 28

         ARTICLE 17 - INSURANCE................................................................................. 28

         ARTICLE 18 - CREDIT ENHANCEMENT........................................................................ 29
                  18.1.  Credit Enhancement in Certain Circumstances............................................ 29
                           18.1.1.  Limitations................................................................. 29
                           18.1.2.  Material Decline in the Guarantor's Credit Standing......................... 29
                           18.1.3.  Credit Enhancement.......................................................... 29

ARTICLE 19 - ALLOCATION OF RISK OF CERTAIN COSTS AND LIABILITIES................................................ 30

ARTICLE 20 - PROPRIETARY INFORMATION............................................................................ 31
         20.1.  Request Not To Disclose......................................................................... 31
         20.2.  LIPA's Non-Disclosure........................................................................... 31
         20.3.  Permitted Disclosures........................................................................... 32

ARTICLE 21 - MISCELLANEOUS PROVISIONS........................................................................... 32
         21.1.  Agreement....................................................................................... 32
         21.2.  Relationship of the Parties..................................................................... 32
         21.3.  Assignment...................................................................................... 32
         21.4.  Cooperation in Financing........................................................................ 33



         21.5.  Force Majeure................................................................................... 33
                   21.5.1.  Events Constituting Force Majeure................................................... 33
                   21.5.2.  Event of Force Majeure.............................................................. 33
                   21.5.3.  Scope............................................................................... 34
         21.6.  Amendments...................................................................................... 34
         21.7.  No Waiver....................................................................................... 34
         21.8.  Notices......................................................................................... 34
         21.9.  Representations and Warranties.................................................................. 35
                   21.9.1.  GENCO Representations and Warranties................................................ 35
                   21.9.2.  LIPA Representations and Warranties................................................. 36
         21.10.  Counterparts................................................................................... 36
         21.11.  Governing Law.................................................................................. 36
         21.12.  Captions; Appendices........................................................................... 36
         21.13.  Non-Recourse................................................................................... 37
         21.14.  Severability................................................................................... 37
         21.15.  Rules of Interpretation........................................................................ 37
         21.16.  Property Taxes................................................................................. 37
         21.17.  Binding Effect................................................................................. 38

APPENDIX A - FORMULA RATE.....................................................................................A - 1

APPENDIX B - MONTHLY VARIABLE ADJUSTMENT CHARGE...............................................................B - 1

APPENDIX C - GENERATING UNITS.................................................................................C - 1

APPENDIX D - DELIVERY POINTS..................................................................................D - 1

APPENDIX E - MINIMUM LOADINGS, RAMP RATES, START-UP & SCHEDULED SHUTDOWN TIME.................................E - 1

APPENDIX F - PERFORMANCE INCENTIVES/DISINCENTIVES.............................................................F - 1
         I.     DMNC Incentive/Disincentives..................................................................F - 1
         II.    Availability Incentive/Disincentive...........................................................F - 2
         III.   Property Tax Incentive........................................................................F - 4
         IV.    Heat Rate Incentive/Disincentive..............................................................F - 5


                             POWER SUPPLY AGREEMENT
                             ----------------------

         This POWER SUPPLY AGREEMENT ("Agreement") is entered into as of June 26, 1997 ("Contract Date") by and between Long Island Lighting Company, a New York corporation ("GENCO"), and LONG ISLAND POWER AUTHORITY, a corporate municipal instrumentality and political sub-division of the State of New York ("LIPA"). Each of the foregoing are sometimes referred to herein as a "Party" and collectively as the "Parties."

                                    RECITALS
                                    --------

         WHEREAS, GENCO, is currently the owner of the Generating Facilities (as defined herein), LIPA desires to purchase capacity and energy from the Generating Facilities in order to provide Electricity (as defined herein) to its customers on Long Island.

         WHEREAS, if LIPA exercises its right to purchase the Generating Facilities under the Generation Purchase Right Agreement dated the date hereof, the purchase of capacity and energy hereunder shall terminate.

         WHEREAS, GENCO and LIPA have set forth in this Agreement the terms and conditions for the sale and delivery of electric capacity and energy by GENCO to LIPA.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:


                             ARTICLE 1 - DEFINITIONS
                             -----------------------

         Unless otherwise required by the context in which any defined term appears, the following capitalized terms have the meanings specified in this
Article 1.

1.1. "Ancillary Service" means the ancillary services required by NYPP/ISO from time to time to enable the NYPP/ISO to operate the transmission system in New York State in a secure and reliable manner.

1.2. "Applicable Law" means any law, rule, regulation, condition or requirement, guideline, ruling, ordinance or order of or any Legal Entitlement issued by, any Governmental Authority and applicable from time to time to the performance of the obligations of the parties hereunder.

1.3. "Business Day" means any day other than a Saturday, Sunday or Legal Holiday (as defined herein).

1.4. "Base Interest Rate" means the lesser of (1) the maximum rate of interest permitted by Applicable Law and (2) (a) for interest accruing during the first six months after the date on which a payment was payable hereunder, 6 months LIBOR, and (b) for interest accruing more than six months after the date on which a payment was payable hereunder, the prime interest rate plus one percentage point, in each case as six month LIBOR or the prime interest rate as reported in The Wall Street Journal for each day.

1.5.     "Capacity  Charge"  has the  meaning  ascribed  to that term in Section
         8.1.1.

1.6. "Change of Control" means (i) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act")) of 35% or more of the outstanding shares of securities the holders of which are generally entitled to vote for the election of directors of GENCO or the Guarantor, as the case may be (including securities convertible into, or exchangeable for, such securities or rights to acquire such securities or securities convertible into, or exchangeable for such securities, "Voting Stock"), on a fully diluted basis, by any Person or group of Persons (within the meaning of Section 13 or 14 of the 1934 Act); (ii) any sale, transfer or other disposition of beneficial ownership of 35% or more of the outstanding shares of the Voting Stock, on a fully diluted basis, of GENCO or the Guarantor, as the case may be; (iii) any merger, consolidation, combination or similar transaction of GENCO or the Guarantor, as the case may be, with or into any other Person, whether or not GENCO or the Guarantor, as the case may be, is the surviving entity in any such transaction; (iv) any sale, lease, assignment, transfer or other disposition of the beneficial ownership in 35% or more of the property, business or assets of GENCO or the Guarantor, as the case may be; (v) a Person other than the current shareholders of GENCO or the Guarantor, as the case may be, obtains, directly or indirectly, the power to direct or cause the direction of the management or policies of GENCO or the Guarantor, as the case may be, whether through the ownership of capital stock, by contract or otherwise; (vi) during any period of 12 consecutive calendar months, when individuals who were directors of GENCO or the Guarantor, as the case may be, on the first day of such period cease to constitute a majority of the board of directors of GENCO or the Guarantor, as the case may be; or (vii) any liquidation, dissolution or winding up of GENCO or the Guarantor, as the case may be.

1.7. "Closing Date" has the meaning ascribed to that term in the Merger Agreement (as herein defined).

1.8. "Contract Date" means the date of this Agreement as set forth on page 1 hereof.

1.9. "Contract Year" except as LIPA shall otherwise propose subject to the approval of GENCO which approval shall not be unreasonably withheld, means the calendar year commencing on January 1 in any year and ending on December 31 of that year; provided, however, that the first Contract Year shall commence on the Closing Date and shall end on December 31 of that year, and the last Contract Year shall commence on January 1 prior to the date this Agreement expires or is terminated, whichever is appropriate, and shall end on the last day of the Term of this Agreement or the effective date of any termination, whichever is appropriate. Any computation made on the basis of a Contract Year shall be adjusted on a pro rata basis to take into account any Contract Year of less than 365/366 days.

1.10. "Contract Year Budget Plan" shall mean a budget plan for the Contract Year. Thereafter, Contract Year Budget Plan means a budget plan for each Contract Year.

1.11. "Deliver," "Delivered," "Delivering" and "Delivery" shall mean the provision of Electricity at the Delivery Points (as defined herein) of a type known as three-phase alternating current.

1.12. "Delivery Point" shall mean that point at which Electrical Metering Equipment (as defined herein) is located, as described in Appendix D for each of the Generating Facilities.

1.13. "Dependable Maximum Net Capability" shall mean the maximum amount of Electricity the Generating Facility can Deliver, as periodically determined through "NYPP Method and Procedure 2 -Uniform Method for Rating Generating Capability," as modified from time to time, for the applicable capability period.

1.14. "Dispatch" shall mean LIPA's adjustment and control of the Generating Facilities' net electrical energy output for the purpose of regulating the amount of Electricity Delivered.

1.15. "Electricity" shall mean the electrical energy (real and reactive) and capacity produced by the Generating Facilities and Delivered to the Delivery Point.

1.16. "Electricity Customers" means the retail and wholesale electricity customers of LIPA located in the Service Area.

1.17. "Energy Manager" means Long Island Lighting Company, and its permitted successors and assigns.

1.18. "Energy Management Agreement" means the Energy Management Agreement entered into between Energy Manager and LIPA on or about the date of the signing of this agreement.

1.19.    "Event of Default"  has the  meaning  ascribed to that term in Sections
         12.2 and 12.3.

1.20. "Existing Power Supply Agreements" means the power supply agreements which exist between GENCO and other parties for the purchase of capacity and/or energy which are in effect as of the Contract Date and which were, either in existence as of March 19, 1997 or which were entered into in accordance with the provisions of Section
         6.1 of the Acquisition Agreement on or prior to the Closing Date.

1.21. "Fees-and-Costs" means reasonable fees and expenses of employees, attorneys, architects, engineers, accountants, expert witnesses, contractors, consultants and other persons, and costs of transcripts, printing of briefs and records on appeal, copying and other reimbursed expenses, and expenses of any Legal Proceeding.

1.22.    "FERC" means the Federal Energy Regulatory Commission.

1.23. "Financing Parties" means any and all Persons that are lenders, lessors, holders of notes, bonds, or mortgages or investors providing or potentially providing bridge, construction, interim or long-term debt or equity financing, or any refinancing of the same or any capital lease of the Generating Facilities, and any agent or trustee for any such Persons, and their respective successors and assigns.

1.24. "Five Year Capital Improvement Budget" has the meaning as ascribed to that term in Section 9.1.2.

1.25.    "Fuel" means the fuel for operating the Generating Facilities.

1.26. "Generating Facilities" means the electric generating facilities owned by GENCO as of March 19, 1997, including, but not limited to: (a) all systems, structures, equipment and appurtenances associated with each Generating Facility's operation and forming a part thereof; (b)
         permanent administrative offices and building structures housing Generating Facility equipment; site improvements such as roads, drainage, fencing and landscaping; and (c) structures, pipelines and equipment for: (i) the delivery of Fuel; (ii) the transport of water, waste water and other waste disposal; and (iii) other materials, supplies and commodities required for the Services. A list of GENCO's generating units is contained in Appendix C. This definition is to be further developed in accordance with Schedule B of the Merger Agreement (as herein defined).

1.27.    "Generating  Facility  Sites" means each parcel of land upon which each
         existing  Generating  Facility  is  situated,   as  well  as  the  land
         contiguous thereto, owned by GENCO as of March 19, 1997.

1.28. "Governmental Authority" means any national, state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, administrative agency, authority, body or other entity having jurisdiction over the Generating Facilities or the electrical energy produced by those facilities or this Agreement other than LIPA.

1.29. "Governmental Rule" means any permit or any law, statute, act, regulation, code, ordinance, rule, judgment, order, decree, directive, requirement, guideline or any similar decision or determination, or any Governmental Authority's official interpretation or administration of any of the foregoing, excluding any acts of LIPA, that governs or affects the Generating Facilities.

1.30. "Guarantor" means the Parent (as defined in the Merger Agreement (as defined herein)).

1.31. "Hazardous Waste" means any waste which by reason of its composition or characteristics is defined or regulated as a hazardous waste, toxic substance, hazardous chemical substance or mixture, or asbestos under Applicable Law, as amended from time to time, including, but not limited to, "Hazardous Substances" as defined in CERCLA and the regulations promulgated thereunder.

1.32. "Legal Entitlement" means any permit, license, approval, authorization, consent and entitlement of whatever kind and however described which is required under Applicable Law to be obtained or maintained by any person with respect to the performance of any obligation under this Agreement.

1.33. "Legal Holiday" is defined as New Year's Day, Martin Luther King Jr.'s Birthday, Lincoln's Birthday, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day, Day After Thanksgiving, Christmas Eve, Christmas Day and New Year's Eve, or other such days as the Parties may mutually agree, from time to time.

1.34. "Legal Proceeding " means every action, suit, litigation, arbitration, administrative proceeding, and other legal or equitable proceeding having a bearing upon this Agreement.

1.35. "LIPA Fault" means any breach, failure of compliance, or nonperformance by LIPA with its obligations hereunder or any negligence or willful misconduct by LIPA under this Agreement (whether or not attributable to any officer, trustee, member, agent, employee, representative, contractor, subcontractor of any tier, or independent contractor of
         LIPA) that materially and adversely affects GENCO's performance or GENCO'S rights or obligations under this Agreement.

1.36. "Loss-and-Expense" means any and all losses, liabilities, obligations, damages, delays, disincentives, judgments, deposits, costs (including replacement power costs and incremental fuel costs) expenses, claims, demands, charges, taxes, or expenses, including all Fees-and-Costs.

1.37. "Merger Agreement" means the Agreement and Plan of Exchange and Merger by and among BL Holding Corp., Long Island Lighting Company, LIPA and LIPA Acquisition Corp. dated as of the date hereof.

1.38. "Monthly Ancillary Service Charge" has the meaning ascribed to that term in Section 8.1.3.

1.39.    "Monthly  Capacity  Charge"  has the  meaning  ascribed to that term in
         Section 8.1.1.

1.40. "Monthly Capacity Payment Adjustment Charge" has the meaning ascribed to that term in Section 8.1.4.

1.41. "Monthly Variable Payment Adjustment Charge" has the meaning ascribed to that term in Section 8.1.5

1.42.    "Monthly  Variable  Charge"  has the  meaning  ascribed to that term in
         Section 8.1.2

1.43.    "MW" shall mean megawatt.

1.44.    "MWN" shall mean net megawatt.

1.45.    "MWh" shall mean megawatt hour.

1.46.    "MWhG" shall mean gross megawatt hour.

1.47.    "Mvar" shall mean reactive megavolt amperes.

1.48. "New York Power Pool" or "NYPP" means the member system currently comprised of Consolidated Edison Company of New York, Inc., Central Hudson Gas and Electric Corporation, Long Island Lighting Company,
         Orange and Rockland Utilities, Inc., Rochester Gas and Electric Corporation, New York State Electric and Gas Corporation, Niagara
         Mohawk Power Corporation, and the New York Power Authority, as such organization or membership may change from time to time.

1.49. "NYPP/ISO" means the Independent System Operator ("ISO") into which the NYPP is proposed to be restructured, to the extent approved by FERC. In the event this restructuring occurs, the principal reliability, security and dispatch function of the NYPP will be performed by the ISO.

1.50. "Off System Sale" means the sale of capacity and/or energy to wholesale or retail customers located outside of the Service Area.

1.51. "Parent" shall have the meaning ascribed to such term in the Merger Agreement.

1.52. "Person" means, unless otherwise specified, any individual, corporation, firms, companies, trusts, business trusts, legal entities, general partnership, limited partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or other entity, including a Governmental Authority.

1.53. "Prudent Utility Practice" at a particular time means any of the practices, methods and acts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry prior thereto), which, in the exercise of reasonable judgment in light of the facts and the characteristics of the T&D System and System Power Supply known at the time the decision was made, would have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition and good customer relations. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum or possible practices, methods or acts.

1.54.    "Ramp Down" has the meaning ascribed in Article 11.

1.55. "Rating Services" means Moody's Investors, Inc., Standard and Poor's Rating Services, Fitch Investors Services, and Duff & Phelps or any of their successors.

1.56. "Receipt Points" shall mean those points at which gas is received at the Generation Facilities.

1.57. "Service Area" means the counties of Suffolk and Nassau and that portion of the county of Queens constituting GENCO's electric franchise area as of the effective date of the Long Island Power Authority Act. "Service Area" does not include the Villages of Freeport, Rockville Center, and Greenport.

1.58. "Summer Operating Period" shall mean the six month period commencing May 1 through and ending October 31.

1.59. "System Emergency" shall mean any abnormal system condition that requires automatic or immediate manual action to prevent or limit loss of transmission facilities or generation resources that could adversely affect the reliability of an electric system.

1.60. "System Power Supply" means the electrical capacity and energy from all power supply sources owned by or under contract to LIPA, including, but not limited to, the Existing Power Supply Agreements, this Agreement, LIPA's rights and interests with respect to Nine Mile Point 2, LIPA's interest in any future generating facilities, spot market capacity and energy purchases made by the Energy Manager on behalf of LIPA, and any load control programs or measure adopted by LIPA.

1.61. "System Pre-Emergency" shall mean a condition which reasonably could be expected, if permitted to continue, to contribute to a System Emergency or to a degraded operating condition and includes the Alert, Warning, Major Emergency, and Restoration conditions described in NYPP Operating Procedure 1 "Operation of the Bulk Power System," as it may be revised or replaced.

1.62. "T&D System" means the electric transmission and distribution system located in the Service Area which provides the means for transmitting and distributing Generating Facility Electricity and off-system capacity and/or for energy purchases and Off-System Sales.

1.63.    "Term" has the meaning ascribed to that term in Article 12.1.

1.64. "Unit Heat Rate" means the Btu of fuel per kilowatt hour of gross generation.

1.65. "Winter Operating Period" shall mean the six month period commencing November 1 and ending April 30.

1.66. "Year Seven" is the twelve (12) month period commencing on the sixth anniversary of the Closing Date.


                              PART I - POWER SUPPLY
                            ARTICLE 2 - POWER SUPPLY

2.1. DELIVERY OF POWER. During the Term of this Agreement, except as otherwise provided herein, GENCO agrees to sell and Deliver to LIPA and LIPA agrees to purchase and accept Delivery from GENCO, as follows:

2.1.1. CAPACITY. GENCO will sell and Deliver to LIPA all the capacity (MW) from the Generating Facilities in accordance with this Agreement.

         2.1.2. ENERGY. GENCO will sell and Deliver to LIPA all the energy (MWh) it produces from the Generating Facilities, in accordance with this Agreement, that LIPA requests to meet the Electricity requirements of its Electricity Customers and for making Off System Sales.

2.1.3. ANCILLARY SERVICES. GENCO will provide the various Ancillary Services as required by LIPA. LIPA will pay GENCO in accordance with this Agreement, for any cost associated with any Ancillary Services not otherwise compensated by LIPA.

2.2. DELIVERY POINTS. Delivery of capacity and energy will be at the Delivery Points, identified in Appendix D, between LIPA's T&D System and GENCO's Generating Facilities.

2.3.  DISPATCH OF GENERATING FACILITIES.

         (a) LIPA shall have the responsibility for the Dispatch of the Generating Facilities for both real (MW) and reactive (Mvar) power requirements for providing Electricity to LIPA. LIPA shall also have the responsibility for the Dispatch of Ancillary Services at the Generating Facilities for its Electricity Customers. It is anticipated that Dispatch of the Generating Facilities will be accomplished by LIPA through the use of existing automatic generator control equipment at the Generating Facilities. If the automatic generator control equipment is not currently installed at a Generating Facility or becomes inoperable, GENCO shall manually implement LIPA's Dispatch requirements. Internal combustion units are not equipped with automatic generation control equipment and, therefore, LIPA's Dispatch requirements shall be implemented manually by GENCO.

         (b) GENCO may, in its sole discretion consistent with Prudent Utility Practice, override the automatic generation, reactive power and load frequency control equipment to preserve the safety and integrity of its Generating Facilities and to react to System Emergencies and System Pre-Emergencies.

         (c) When Dispatching the Generating Facilities, LIPA will comply with the limitations of Dispatch as set forth in Appendix E, including but not limited to, minimum loadings, ramp rates, scheduled shut down time, internal combustion loadings and start-up times on the Generating Facilities. GENCO will inform LIPA when Prudent Utility Practice requires changes to those limitations, either on a short term or long term basis. Such changes may be required due to conditions such as equipment problems (e.g. crack in turbine, build up in precipitators), opacity and voltage regulation. GENCO will provide LIPA with revised limitations of Dispatch reflecting such changes as required, but not less than once per year.

         (d) LIPA will provide GENCO with a preliminary schedule of the expected operation of the Generating Facilities (steam units only) on a week ahead and a day ahead basis. For next day and next seven (7) days of operation, the preliminary schedule must be provided to GENCO by 11 AM on the previous day. Schedules for Friday and Saturday must be provided on Thursday by 11 AM.
Schedules for Sunday and Monday must be provided on Friday by 11 AM. In the event of a Legal Holiday the schedules must be provided on the last Business Day prior to the Legal Holiday. The above scheduling requirements may be modified in accordance with the NYPP/ISO requirements. LIPA will not be bound by such preliminary schedule and will be permitted to Dispatch the Generating Facilities on a real time basis consistent with the limitations set forth in Section 2.3
(c).

         (e) GENCO will normally operate the Generating Facilities at a power factor between 0.90 and 1.0 (lead or lag Mvar) at the Delivery Points, subject to the limitations defined in Section 2.3 (b). Notwithstanding the foregoing, during a System Emergency or System Pre-Emergency, GENCO may operate the Generating Facilities below a 0.90 power factor but not below a 0.85 power factor (lead or lag Mvar) at the Delivery Point(s), subject to the limitations defined in Section 2.3 (b).

2.4. MAINTENANCE SCHEDULING. The Generating Facilities' five year maintenance outage schedule will be provided by GENCO ninety (90) days prior to the commencement of each Contract Year. GENCO will not schedule major maintenance outages in the months of June, July and August, except in the case of System Emergency or by mutual agreement, or in response to unusual circumstances in accordance with Prudent Utility Practice. The Parties recognize that certain non-scheduled routine maintenance will be conducted throughout the year, as required, for the purpose of inspection, cleaning and/or repair of power plant equipment. GENCO will attempt to schedule and implement such outages in the off peak periods. GENCO will inform LIPA when such maintenance is required.

2.5. DEPENDABLE MAXIMUM NET CAPABILITY (DMNC) TESTING. GENCO will perform capacity tests on its Generating Facilities to determine the DMNC rating, consistent with the "NYPP Methods and Procedure 2 - Uniform Method for Rating Generating Capability," as it may be revised or replaced. If the NYPP Methods and Procedure -2 is revised or replaced, the target level in the DMNC incentive will be modified as required to reflect these changes. GENCO will provide LIPA with sufficient advance notice of the capacity test dates and provide LIPA the opportunity to witness such tests. GENCO will also provide to LIPA the results of the DMNC tests for each individual generating unit.

2.6. DMNC TARGET. GENCO will use reasonable efforts, in accordance with Prudent Utility Practice to maintain a DMNC level of 3975 MW (to be revised to be equal to the average of annual DMNC values for the last five-year period prior to the Closing Date as described in Appendix F) during the Summer Operating Period. It is the intent of the Parties that the expense and capital budgets will be sufficient to provide GENCO a reasonable opportunity to maintain the DMNC target level. If LIPA should not approve an adequate budget it is recognized that the DMNC target may not be achieved. In such event, the incentive/disincentive provisions of the DMNC performance incentive shall equitably be adjusted consistent with Section 9.2. In addition, this value will be reduced to reflect any Generating Facility that has been Ramped Down, mothballed, retired, significantly derated, removed from service or incurs a long term outage, except that for a significant derating, removal from service or long term outage the reduction in the DMNC target will apply only to the extent that these events were not attributable to GENCO's failure to follow Prudent Utility Practice.

2.7. T&D SYSTEM ACCESS. LIPA will provide open access service to GENCO on its T&D System for Off System Sales to the extent that the required T&D capacity is available, priced at applicable FERC tariffs or other non-discriminatory terms and prices.

                 PART II - POWER SUPPLY PLANNING AND OPERATIONS
                 ----------------------------------------------
                      ARTICLE 3 - FUTURE RESOURCE PLANNING
                      ------------------------------------

3.1. POWER SUPPLY PLANNING. This article provides for the provision of information by GENCO to LIPA as requested by LIPA to conduct an Integrated Electric Resource Planning study, and does not obligate LIPA to perform such a study.

         3.1.1. INTEGRATED ELECTRIC RESOURCE PLANNING (IERP). The Parties to this Agreement recognize that LIPA intends to perform a comprehensive analysis for meeting the future electric energy requirements of LIPA's Electricity Customers on a periodic basis with due consideration given for environmental issues. This analysis would evaluate all available resource options to meet the electric energy requirements of LIPA's Electricity Customers. LIPA, in consultation with GENCO, may establish a schedule for conducting any IERP study. The IERP analysis is intended to be performed to determine the optimum mix of the Generating Facilities and purchased power in an effort to provide the least cost mix of electricity resources including demand side management (DSM) options for LIPA's Electricity Customers while observing established reliability criteria. GENCO will contribute to any IERP evaluation by providing information to LIPA regarding the operation of the Generating Facilities as requested. At the request of LIPA, GENCO shall:

         (a) Provide projected short and long term maintenance schedules and cost information;

         (b) Provide information on planned capacity improvements and capital additions on the Generating Facilities (including environmental compliance modifications);

         (c) Provide information and analysis regarding Fuel usage (type);

         (d) Provide any other information that may reasonably be required for the conduct of the IERP study.

LIPA will pay all reasonable costs for providing this information which are not otherwise compensated by payments to GENCO under this Agreement.


                             PART III - OTHER ITEMS
                             ----------------------
                      ARTICLE 4 - GENERATING FACILITY SITES
                      -------------------------------------

4.1. INTERFERENCE COMPENSATION. If LIPA's construction or operation of new generating units at Generating Facility Sites materially interferes with either the physical operation of the Generating Facilities or with GENCO's environmental compliance, LIPA shall ensure that GENCO will be compensated for the adverse impact on GENCO of such interference.

4.2. GENERATING FACILITIES. GENCO shall not sell or otherwise assign any interest in any of its generating units (as set forth on Appendix C) except for
(i) liens securing bona fide debt or other encumbrances incurred in the ordinary course of business, (ii) capital leases or (iii) sales or assignments made with LIPA's prior written consent, which consent shall be deemed to have been given in respect of any and all easements granted pursuant to either Section 5.3(d) of the Generation Purchase Right Agreement dated as of the date hereof by and between GENCO and LIPA or Paragraph 5 of the Grant of Future Rights attached as Schedule F to the Merger Agreement.

4.3. TRANSMISSION REQUIREMENTS. LIPA will be responsible for all transmission reinforcements required in conformance with Prudent Utility Practice for any new generation, including any new interconnections and other T&D System requirements regardless of their location, sufficient to maintain the Delivery of Electricity from the Generating Facilities onto the T&D System. The additional costs charged to GENCO for such transmission reinforcements shall not be greater than if such costs were allocated to all of LIPA's Electricity Customers and transmission service customers on an average system basis.


                             ARTICLE 5 - REGULATION
                             ----------------------

5.1. REGULATION. GENCO will seek all necessary regulatory approvals appropriate for the provision of the service to LIPA as described herein. LIPA agrees to provide all reasonable support needed to obtain any required regulatory approvals of this Agreement. In addition, each of LIPA and GENCO agree to provide all necessary information in its possession that is reasonably requested by the other Party for future regulatory filings.


                          ARTICLE 6 - STORM RESTORATION
                          -----------------------------

6.1. STORM DECLARATION. A storm restoration condition shall be deemed to exist when LIPA requests GENCO personnel to assist in restoring storm caused damage to the T&D System. LIPA shall promptly notify GENCO of a storm restoration condition.

6.2. RESPONSIBILITY DURING STORM CONDITION. Personnel designated by GENCO (in its sole discretion) will be made available to perform storm restoration duties for LIPA upon LIPA's request, as contemplated above, provided that GENCO will follow the same storm restoration practice currently followed by GENCO to make GENCO employees available. LIPA will pay for the incremental costs incurred by GENCO in providing storm restoration services in accordance with this Agreement; personnel costs will be paid in accordance with GENCO's personnel salary scale (including any overtime premiums) consistent with the personnel salary cost basis used to establish fixed operation and maintenance costs in the Capacity Charge in accordance with this Agreement. LIPA will also coordinate and pay any incremental costs related to storm restoration training (e.g. car lease, equipment, meals, etc.). This cost will be reimbursed by LIPA either through an adjustment in the Monthly Variable Charge as contemplated herein or through another mutually agreed-upon method.


                    ARTICLE 7 - ENVIRONMENTAL CONSIDERATIONS
                    ----------------------------------------

7.1. ENVIRONMENTAL COMPLIANCE. GENCO shall comply in all material respects with all Applicable Laws including all applicable laws regulating or affecting any spill, discharge, or release of any Hazardous Waste into or upon any of its land, air, surface water, ground water, or improvements located thereon and shall take all action required (including any investigation, study, sampling and testing, cleanup, removal and remediation) by any Governmental Authority having jurisdiction to remedy any notice of violation or non-compliance issued by such entity, with regard to air emissions, water discharges, noise emissions, hazardous discharges, or any other environmental, health, or safety problems affecting the Generating Facilities. All costs including those related to any legal or regulatory proceedings, related to such compliance will be reimbursed by LIPA through an adjustment in the Monthly Capacity Charge and Monthly Variable Charge as contemplated herein. GENCO's liability to LIPA for nonperformance of this Section 7.1 shall be limited to liabilities under Article 19, and its recoverability from LIPA for environmental compliance to the extent allowed under Article 8 and Appendix A shall be limited to the extent addressed in Article 19.


                     ARTICLE 8 - PURCHASE PRICE AND PAYMENT
                     --------------------------------------

8.1. PRICE COMPONENTS. Except as otherwise specifically provided in this Agreement, the prices LIPA will pay to GENCO for Electricity delivered pursuant to this Agreement will be those prices calculated as set forth in Appendix A and Appendix B. During the Term of this Agreement, LIPA will make monthly payments to GENCO consisting of an amount equal to: (i) the Monthly Capacity Charge, (ii) the Monthly Variable Charge, (iii) the Monthly Ancillary Service Charge, (iv) the Monthly Capacity Payment Adjustment Charge and (v) the Monthly Variable Adjustment Charge.

         8.1.1. MONTHLY CAPACITY CHARGE. The Monthly Capacity Charge is 1/12 of the annual Capacity Charge as set forth in Appendix A. The annual Capacity Charge will compensate GENCO for its fixed costs of generating Electricity from the Generating Facilities (including associated common costs) including: (a) return on investment, and depreciation for the undepreciated cost of the
Generating Facilities, (b) completed capital additions approved in accordance with Article 9 including Allowance for Funds Used During Construction (AFUDC)
(c) insurance, (d) income taxes (federal, state, local, net or gross), (e) property and all other taxes, (f) fixed operations and maintenance costs, including an allowance for scheduled major maintenance and overhauls, (g) research and development costs and (h) administration costs. Generation charges will not be increased as a result of any step-up in the book or tax basis of the assets. In establishing the depreciation schedule for the recovery of the costs of existing plant and approved capital additions thereto, the Parties will commission an engineering and economic depreciation study which reflects the age, condition, and market circumstances which influence the remaining economic lives of the Generating Facilities. The results of such depreciation study will be taken into account in determining the proper depreciation schedule and resulting depreciation charges to be included in the filing of the FERC regulated Capacity Charge component of the formula rate described in this Article 8. The annual Capacity Charge will exclude demolition costs, environmental remediation costs related to demolition and site restoration costs in excess of amounts recovered in GENCO's retail rates applicable as of March 1997 and recovered as part of GENCO's depreciation charge, and charges for starts, fired hours of operation and fuel swaps as defined in Appendix B after meeting the threshold levels established in Appendix B.

         8.1.2. MONTHLY VARIABLE CHARGE. The Monthly Variable Charge will be based on the variable operation and maintenance costs as set forth in Appendix A, multiplied by the actual MWh of operation of the Generating Facilities. The variable operation and maintenance costs include those materials, supplies and maintenance costs, environmental fees or charges, and labor costs, if any, which vary directly with the amount of energy generated. Variable operation and maintenance costs do not include charges for fixed operation and maintenance costs nor charges for starts, fired hours of operation and fuel swaps defined in Appendix B after meeting threshold levels established in Appendix B. Fuel required to operate the Generating Facilities for the purpose of providing energy will be provided in accordance with the provisions of the Energy Management Agreement and, accordingly, there will be no charge for fuel.

         8.1.3. MONTHLY ANCILLARY SERVICE CHARGE. LIPA will pay for any costs incurred by GENCO in providing Ancillary Services to LIPA, if any such services are required by LIPA which are not otherwise compensated by LIPA through the Monthly Capacity Charge or the Monthly Variable Charge or otherwise, such charge defined as the "Monthly Ancillary Service Charge." Fuel, if any, required to operate the Generating Facilities for the purpose of providing Ancillary Services will be provided in accordance with the provisions of the Energy Management Agreement and, accordingly, there will be no charge for fuel.

         8.1.4. MONTHLY CAPACITY PAYMENT ADJUSTMENT CHARGE. The Monthly Capacity Payment Adjustment Charge will provide for the payment by LIPA to GENCO of non-variable related expenses net of insurance proceeds, that can not be planned for with any certainty and are outside the control of GENCO, including extraordinary uninsured damage from storms and other acts of God, catastrophic failure of one or more units of a Generating Facility, and environmental compliance (for events that were not planned for and not of a type covered by any contingency in the applicable budget), provided that all capital expenditures are subject to approval by LIPA as provided in Article 9.4. Incremental costs associated with the retirement of a Generating Facility, as set forth in Section 8.3, or through a Ramp-Down of a Generating Facility in accordance with Article 11 of this Agreement may also be included in the Monthly Capacity Payment Adjustment Clause.

         8.1.5. MONTHLY VARIABLE PAYMENT ADJUSTMENT CHARGE. The Monthly Variable Payment Adjustment Charge will provide for the payment of starts, fired hours of operation, and fuel swaps defined in Appendix B after meeting the threshold levels established in Appendix B. Charges incurred for starts, fired hours of operation and swaps after meeting the threshold levels will be billed in total to LIPA by GENCO immediately following the month incurred in accordance with
Section 8.5.

         8.1.6. NOX AND SOX EMISSION CREDITS. GENCO shall apply to the Generating Facilities all NOx, SOx and other air emission credits owned by GENCO or attributable to the Generating Facilities, the cost of which to LIPA shall be included at cost without markup in the Monthly Capacity Charge to the extent such costs are fixed costs and in the Monthly Variable Charge to the extent such costs vary with levels of generation. Sixty-seven percent (67%) of any sale or other disposition of emission credits which are excess to the needs of the operation of the Generating Facilities shall be credited to the annual charges to LIPA under the Agreements. GENCO will receive thirty-three percent (33%) of the net proceeds of any such sale or disposition of emission credits. Parent shall provide LIPA with notice of its intention to sell or otherwise dispose of emission credits in order to allow LIPA sufficient time to submit a bid for such credit, if it so chooses.

8.2. POWER PLANT ELECTRIC USE. It is recognized and agreed that the Generating Facilities require electricity for operating auxiliary systems. This electricity shall be provided by the specific generating units located at the appropriate Generating Facilities and/or from LIPA's T&D System. Any charges from LIPA to GENCO for this auxiliary power from LIPA's T&D System, will be charged to GENCO at non-discriminatory rates, and such charges will be added, without any markup thereto, to the Monthly Variable Charge.

8.3. GENERATING FACILITY MAJOR FAILURE. LIPA and GENCO may mutually agree to cease operating any Generating Facility, due to a major failure of such Generating Facility that the Parties mutually agree is uneconomic to repair. Upon mutual agreement, the Parties may elect to either mothball or retire such a Generating Facility.

In the event the Parties mutually agree to mothball such a Generating Facility, with or without preserving the operability of such Generating Facility, LIPA will continue to pay the associated Capacity Charge which will reflect any net cost reduction achieved from the mothballing of such Generating Facility.

In the event the Parties mutually agree that a Generating Facility should be retired and decommissioned, LIPA will pay GENCO the remaining unrecovered net plant cost of such Generating Facility, including any unreimbursed approved capital expenditures that have been made and reasonably incurred demolition costs, site restoration costs and any other costs associated with retiring such Generating Facility net of site restoration costs recovered in rates together with accumulated interest on reserves carried by Long Island Lighting Company for such site restoration costs, if any, over the life of such Generating Facility. LIPA will have the option to make such payment to GENCO immediately following the decision to retire such Generating Facility or agree to a payment schedule over the remaining term of the Agreement, including interest through an adjustment to the Monthly Capacity Payment Adjustment Clause.

8.4. INCENTIVES/DISINCENTIVES. The incentive/disincentive payments contemplated by Appendix F in this Agreement will be calculated and billed separately from the charges established in Appendix A and B no less frequently than annually.

8.5. PAYMENT. GENCO will submit a monthly invoice to LIPA for the Monthly Capacity Charge by the first (1st) Business Day of the month for capacity provided during the month, consistent with the provisions in Section 8.1. GENCO will also submit monthly invoices to LIPA for the Monthly Variable Charge, and any other charges that may be required, consistent with this Article 8, by the fifth (5th) Business Day following the month of service, consistent with the provisions in this Article. Payment of the Monthly Capacity Charge invoiced amounts shall be due and payable by LIPA on the later of the tenth (10th) Business Day of the month or ten (10) Business Days after LIPA's receipt of the monthly invoice. Payment of the Monthly Variable Charge invoiced amounts and any other invoices shall be due and payable by LIPA on the later of the first Business Day following the nineteenth (19th) of the month or ten (10) Business Days of LIPA's receipt of such invoices.

All such payments shall be made in the form of immediately available funds by wire transfer to a bank or financial institution specified by GENCO or in such other form as may be reasonably requested by GENCO. The wired funds will be deemed timely paid if received by the close of business on or before the due date of such payment.

8.6 LATE PAYMENT. Any invoiced amount not paid by LIPA by the due date will bear interest at the Base Interest Rate.


                               ARTICLE 9 - BUDGETS
                               -------------------

9.1.  BUDGET PREPARATION.

         9.1.1. INITIAL CAPACITY AND VARIABLE CHARGE DETERMINATION. Not less than a mutually agreed upon number of days prior to (a) the Closing Date and (b) the commencement of each successive five year period thereafter during the Term of this Agreement, GENCO shall prepare and submit to LIPA for review and approval a proposed Five Year Budget Plan, which shall provide details on the fixed and variable costs of operating the GENCO Generating Facilities, as set forth in Sections 8.1.1 and 8.1.2 and as described by Appendix A. The initial such budget, upon approval by LIPA, shall establish the Monthly Capacity Charge and Monthly Variable Charge for the first year of the five year period, which forms the basis for adjustment for subsequent Contract Years in the five year period in accordance with Appendix A. The budget plan for the first Contract Year of the first Five Year Budget Plan will be based upon the agreed upon disaggregated generation cost elements relating to the Generating Facilities (including associated common costs) and contained in the proposed 1997 rate year budget in the GENCO 1996 rate case filing with the New York State Public Service Commission, updated for known changes in facts and circumstances, adjusted to the First Contract Year and as set forth in Appendix A. Such budget shall also consider actual historical results prepared on a comparable disaggregated basis for 1996 and thereafter up to the date of adoption of such budget. For subsequent Contract Years the Monthly Capacity Charge and Monthly Variable Charge will be based upon the previous year as adjusted in accordance with indices and approved capital improvement budgets as set forth in Appendix A.

         9.1.2. FIVE YEAR CAPITAL IMPROVEMENT BUDGETS. GENCO shall annually prepare and submit to LIPA a rolling Five Year Capital Improvement Budget for incremental capital expenditures and associated rate adjustments for LIPA's review and approval. Each Five Year Budget Plan shall consist of five individual Contract Year Budget Plans.

9.2. BUDGET REVIEW. Not more than a mutually agreed upon number of days subsequent to LIPA's receipt of the proposed Five Year Budget Plan and/or rolling Five Year Capital Improvement Budget from GENCO, LIPA shall provide GENCO with any requested changes, additions, deletions or revisions. The GENCO Representative and LIPA Representative will employ reasonable efforts to agree upon a final Five Year Capital Improvement Budget by a mutually agreed upon number of days before the commencement of the initial Contract Year and to approve the first year of the rolling Five Year Capital Improvement Budget a mutually agreed upon number of days prior to the commencement of each Contract Year. Such approved budget for the initial Contract Year (a "Contract Year Budget") shall be effective throughout the Contract Year, subject to modifications as provided in Section 9.4. It is the intent of the Parties that the amounts provided in the Five Year Budget Plan and rolling Five Year Capital Improvement Plan for operation and maintenance expenses and capital expenditures will be sufficient to provide GENCO (or its affiliate, as the case may be) no less of an opportunity to maintain the DMNC, Availability and Heat Rate target levels (as defined in Appendix F) than GENCO has at the execution of this Agreement, and to otherwise maintain the Generating Facilities in good working order, consistent with Prudent Utility Practices, provided that LIPA shall have the final right to determine whether GENCO should proceed with specific capital projects. In the event that LIPA does not approve amounts for operating and maintenance expenses and capital expenditures that provide GENCO (or its affiliate, as the case may be) with the same opportunity to maintain the DMNC, Availability and Heat Rate target levels (as defined in Appendix F) as GENCO has at the execution of this Agreement, such target levels shall be equitably adjusted.

9.3 FAILURE TO ADOPT CONTRACT YEAR BUDGET. If the Parties are unable to reach agreement concerning all or any portion of the Contract Year Budget for the initial Contract Year of a Contract Year Budget Plan or the first year of the Five Year Capital Improvement Budget as contemplated in Section 9.2, those portions of the Contract Year Budget that are in dispute for such Contract Year shall be resolved in a proceeding before the FERC. Those portions of the Contract Year Budget not in dispute shall become effective.

9.4. CAPITAL IMPROVEMENT BUDGET PERFORMANCE. GENCO will provide to LIPA, on a quarterly basis, a report of actual total capital improvement costs versus the approved capital expenditures in the Five Year Capital Improvement Budget. GENCO will prepare a detailed explanation outlining variations of more than ten (10) percent and one million dollars ($1,000,000) from the Five Year Capital Improvement Budget. GENCO will promptly notify LIPA when an event occurs, or is anticipated to occur, which would result in any required unbudgeted capital expenditures. As soon as practical, GENCO will provide an explanation and estimate of such unforeseen incremental costs, as well as a proposal for modification of the applicable Monthly Capacity Charge to recover such costs. LIPA will review and respond to such explanation and Capacity Charge modification proposal within thirty (30) days after receipt. If the parties are unable to reach agreement, this dispute shall be resolved by a final and non-appealable order of FERC in a proceeding under the Federal Power Act.


                      ARTICLE 10 - INCENTIVES/DISINCENTIVES
                      -------------------------------------

10.1. INCENTIVES/DISINCENTIVES. Four performance incentives/disincentives are established under this Agreement: DMNC, Availability, Heat Rate, and Property Taxes. Each of these incentives/disincentives mechanisms are set forth in Appendix F.


                         ARTICLE 11 - CAPACITY RAMP DOWN
                         -------------------------------

11.1. CAPACITY RAMP DOWN OPTION. Beginning in Year Seven, LIPA may determine to reduce ("Ramp Down") the amount of capacity purchased from GENCO. In such an event, LIPA shall immediately reimburse GENCO for the Capacity Charges in the amount set forth below which would have been recovered from LIPA over the remaining portion of the original term of this Agreement.

The Ramp Down will be an aggregate potential reduction amount of no greater than 1500 MW. The Ramp Down schedule is as follows:



==========================================================================================================================
     CAPACITY BLOCK                 Year*                         UNITS                       Approximate Summer
                                                                                                 Capacity DMNC
==========================================================================================================================
--------------------------------------------------------------------------------------------------------------------------
            1                       7 - 9                    Far Rockaway 4                         300 MW
                                                             Glenwood 4 & 5
--------------------------------------------------------------------------------------------------------------------------
            2                      10 - 11                 E.F. Barrett 1 & 2                       380 MW
--------------------------------------------------------------------------------------------------------------------------
            3                      12 - 13                 Pt. Jefferson 3 & 4                      380 MW
--------------------------------------------------------------------------------------------------------------------------
            4                      14 - 15                     Northport 1                          380 MW
==========================================================================================================================

   *Year Seven begins on the sixth anniversary of the Closing Date.

If economic conditions change during the term of this Agreement, the order of the above Ramp Down schedule may be changed if mutually agreed upon by the Parties. The Ramp Down amount shall be for the full amount of the capacity in each agreed upon capacity block as set forth above.

If LIPA exercises this option in years 7 through 10 of this Agreement, LIPA will immediately pay GENCO 100 percent of the present value, at the time the Ramp Down option is exercised, of all the related Capacity Charges, that it would have otherwise received for that capacity block of unit(s) which was ramped down, for the remainder of the term of this Agreement, adjusted for the removal of net salvage as used in the depreciation calculation. GENCO will be entitled to these payments regardless of the future disposition of the Generating Facilities. GENCO will have the responsibility for all costs for demolition, environmental remediation and site restoration.


If LIPA exercises this option in subsequent years, the recovery percentage will be reduced for such capacity block(s) through the end of the term of this Agreement as follows:

=================================================================================================
            YEAR OPTION EXERCISED                           Fixed Cost Reduction
=================================================================================================
-------------------------------------------------------------------------------------------------
                     11                                             12.5%
-------------------------------------------------------------------------------------------------
                     12                                             25.0%
-------------------------------------------------------------------------------------------------
                     13                                             37.5%
-------------------------------------------------------------------------------------------------
                     14                                             50.0%
-------------------------------------------------------------------------------------------------
                     15                                             62.5%
=================================================================================================

If LIPA exercises this option, GENCO will be entitled to the fixed cost reduced by the above percentages regardless of the future disposition of any released capacity. The present value will be determined using GENCO's weighted cost of capital used in the Capacity Charge to LIPA.

GENCO may use any capacity released pursuant to this option to bid on new LIPA capacity requirements or on LIPA's capacity requirements to replace other Ramp Down capacity. If GENCO wins such bid, it will be paid its bid price.

If GENCO continues to operate the ramped down unit, GENCO will use reasonable efforts to market the released capacity. Allocation of profits from Off System Sales of capacity and energy from non-ramped down and ramped down units during the term of this Agreement shall be shared based on the following schedule:


=================================================================================================
          NON RAMPED DOWN CAPACITY                            Ratio: LIPA / GENCO
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                Years 1 to 15                                      67% / 33%
-------------------------------------------------------------------------------------------------
            RAMPED DOWN CAPACITY
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                Years 7 to 10                                      67% / 33%
-------------------------------------------------------------------------------------------------
                   Year 11                                         60% / 40%
-------------------------------------------------------------------------------------------------
                   Year 12                                         53% / 47%
-------------------------------------------------------------------------------------------------
                   Year 13                                         46% / 54%
-------------------------------------------------------------------------------------------------
                   Year 14                                         39% / 61%
-------------------------------------------------------------------------------------------------
                   Year 15                                         33% / 67%
=================================================================================================


The profits for any capacity sales from such Ramp Down capacity will be based on all costs required for such sale that have not been recovered by GENCO. Such recovery is understood to include any prepayment by LIPA of fixed O&M costs. If LIPA's exercise of this option results in operational inefficiencies at Northport, the Capacity Charges will be adjusted to reflect demonstrable cost increases due to such inefficiencies.


                        ARTICLE 12 - TERM AND TERMINATION
                        ---------------------------------

12.1. TERM. The Term of this Agreement shall commence on the Closing Date and, except as provided in Article 4 and as otherwise provided herein, shall remain in full force and effect for an initial term of fifteen (15) years from such Closing Date. At the end of the Term of this Agreement, LIPA may renew this Agreement, for all capacity upon which it has not exercised its Ramp Down option, under substantially the same terms and conditions as set forth herein, including but not limited to the continuation of a Ramp Down option. This Agreement (other than Article 4) shall terminate upon the purchase of the Generating Facilities by LIPA under the Generation Purchase Right Agreement attached as Exhibit D to the Merger Agreement.

12.2. TERMINATION FOR CAUSE BY GENCO. GENCO shall have the right to terminate this Agreement for cause after an Event of Default determined in accordance with the provisions of this Section 12.2 shall have occurred.

         12.2.1 EVENTS OF LIPA DEFAULT DEFINED. Each of the following shall constitute an Event of Default on the part of the LIPA for which GENCO may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

                  (1) Failure to Pay. The failure of LIPA to pay undisputed amounts owed to GENCO under this Agreement within 90 days of such amounts having become due.

                  (2) Failure to Comply with Agreement. The failure or refusal by LIPA substantially to perform any material obligation under this Agreement unless such failure or refusal is excused by Force Majeure except that no such failure or refusal to pay or perform in clauses (1) and (2) of this Section 12.2(A) shall constitute an Event of Default giving GENCO the right to terminate this Agreement for cause under this Section unless:

                           (a) GENCO has given prior written notice to LIPA stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of LIPA and which will, in its opinion, give GENCO a right to terminate this Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

                           (b) LIPA has  neither  challenged  in an  appropriate
                  forum GENCO's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time but not more than 60 days from the date of the notice given pursuant to clause (a) of this subsection (but if LIPA shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as LIPA is continuing to take such steps to correct such default).

12.3. TERMINATION FOR CAUSE BY LIPA. LIPA shall have the right to terminate this Agreement for cause after an Event of Default determined in accordance with the provisions of this Section 12.3 shall have occurred.

         12.3.1 EVENTS OF GENCO DEFAULT DEFINED. (1) Events of Default Not Requiring Cure Opportunity for Termination. Each of the following shall constitute an Event of Default on the part of GENCO for which LIPA may terminate this Agreement without any requirement of cure opportunity:

                  (a) Change of Control of GENCO. Change of Control of GENCO or the Guarantor has occurred; provided, however, that the combination effectuated under the Merger Agreement shall not constitute a Change of Control of GENCO for purposes of this provision.

                  (b) Voluntary Bankruptcy. The written admission by GENCO or the Guarantor that it is bankrupt, or the filing by GENCO or the Guarantor of a voluntary petition under the Federal Bankruptcy Code, or the consent by GENCO or the Guarantor to the appointment by a court of a receiver or trustee for all or a substantial portion of its property or business, or the making by GENCO or the Guarantor of any arrangement with or for the benefit to its creditors involving an assignment to a trustee, receiver or similar fiduciary, regardless of how designated, of all or a substantial portion of GENCO's or the Guarantor's property or business.

                  (c) Involuntary Bankruptcy. The final adjudication of GENCO or the Guarantor as bankrupt after the filing of an involuntary petition under the Federal Bankruptcy Code, but no such adjudication shall be regarded as final unless and until the same is no longer being contested by GENCO or the Guarantor nor until the order of the adjudication shall be regarded as final unless and until the same is no longer being contested by GENCO or the Guarantor nor until the order of the adjudication is no longer appealable.

                  (d) Credit Enhancement. Failure of GENCO to supply, maintain, renew, extend or replace the credit enhancement required under Article 18 hereof in the event there is a Material Decline in the Guarantor's Credit Standing, as defined in Section 18.1.2.
         hereof.

                  (e) Letter of Credit Draw. Failure of GENCO to supplement, replace or cause to be reinstated the letter of credit as described in
         Section 18.1.3. hereof within 30 days following draws equal to, in the aggregate, 50% of the face value thereof.

                  (2) Events of Default Requiring Cure Opportunity for Termination. Each of the following shall constitute an Event of Default on the part of GENCO for which the LIPA may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

                  (a)      Failure  to Comply  with  Agreement.  The  failure or
                           refusal by GENCO to substantially perform any material obligation under this Agreement except that no such failure or refusal shall constitute an Event of Default giving LIPA the right to terminate this Agreement for cause under this subsection unless:

                                    (i) LIPA has given prior  written  notice to
                           GENCO or the Guarantor, as applicable, stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of GENCO or the Guaranty on the part of the Guarantor and which will, in it opinion, give LIPA a right to terminate this

                           Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

                                    (ii) GENCO or the Guarantor,  as applicable,
                           has neither challenged in an appropriate forum the LIPA's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time, but not more than 60 days, from receipt of the notice given pursuant to clause (i) of this subsection (but if GENCO or the Guarantor shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as GENCO or the Guarantor is continuing to take such steps to correct such default).

12.4. PROCEDURE FOR TERMINATION FOR CAUSE . (A) TWO-YEAR NOTICE. If any Party shall have a right of termination for cause in accordance with either Section
12.2 or Section 12.3, the same may be exercised by notice of termination given to the Party in default at least two years prior to (or, in the case of a bankruptcy or insolvency default or a Change of Control, simultaneously with or, in the case of an Event of Default specified in clause (d) or (e) of Section
12.3.1 hereof, six months) the date of termination specified in such notice (the "Termination Date").

12.5.   NON-BINDING MEDIATION; ARBITRATION.

         (a) Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section, which shall constitute the sole and exclusive procedures for the resolution of such disputes.

         (b) Negotiation and Non-Binding Mediation. The parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. Either party hereto may, by written notice to the other party, refer any such dispute or claim for advice or resolution by mediation by an Independent Engineer, financial advisor or other suitable mediator. The parties shall mutually agree on the selection of such mediator. If the parties are unable to agree, the parties shall each designate a qualified mediator who, together, shall choose the mediator for the particular dispute or claim. If the mediator is unable, within 30 days of such referral, to reach a determination as to the dispute that is acceptable to the parties hereto, the matter shall be referred to applicable Legal Proceedings.

                  All negotiations and mediation discussions pursuant to this paragraph shall be confidential subject to Applicable Law and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

         (c) Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination, or validity thereof, except for a termination due to a Change in Control or due to a bankruptcy or insolvency or a failure to provide, renew, reinstate or replace the credit enhancement required pursuant to Section 18.1 or a dispute concerning the charging or establishment of rates under this Agreement which dispute has not been resolved by a negotiation or mediation as provided in subsection (B) hereof within 30 days from the date that either negotiations or mediation shall have been first requested, shall be settled by arbitration before three independent and impartial arbitrators (the "Arbitrators") in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall not be administered by the American Arbitration Association. The Arbitrators shall be (a) independent of the parties and disinterested in the outcome of the dispute, provided that residents of Long Island shall not be deemed to be interested merely by virtue of their residence on Long Island, (b) attorneys, accountants, investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (c) qualified in the subject area of the issue in dispute. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those arbitrators choosing the third Arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refused to participate in good faith in the negotiations or mediation proceedings described in subsection 12.5(B)hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the applicable time period. Except as provided in subsection 12.5(D) hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

         (d) Provisional Relief. Either party may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court to obtain provisional judicial relief if, in the such party's sole discretion, such action is necessary to avoid imminent irreparable harm, to provide uninterrupted electrical and other services, or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section.

         (e) Awards. The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages plus interest at the Base Interest Rate from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. The Arbitrators may award reasonble attorneys' fees and costs of the arbitration. The Arbitrator's award shall be in writing and shall be set forth the factual and legal bases for the award.

         (f) Information Exchange. The Arbitrators shall have the discretion to order a pre- hearing exchange of information by the parties, including, without limitation, the production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by disposition of parties. The parties hereby agree to produce all such information as ordered by the Arbitrators and shall certify that they have provided all applicable information and that such information is true, accurate and complete.

         (g) Site of Arbitration. The site of any Arbitration brought pursuant to this Agreement shall be either Mineola, New York or Hauppauge, New York.


                   ARTICLE 13 - DESIGNATION OF REPRESENTATIVES
                   -------------------------------------------

13.1. LIPA REPRESENTATIVE. Within thirty (30) Business Days after the execution of this Agreement, LIPA shall select a Representative (the "LIPA Representative"). The LIPA Representative will act for and on behalf of LIPA on all matters concerning this Agreement for which LIPA has authorized such agent to act. LIPA will advise GENCO as to the scope of such authorization. In all such matters, LIPA shall be bound, to the extent permitted by Applicable Law by the written communications, directions, requests and decisions made by the LIPA Representative. LIPA shall promptly notify GENCO in writing of LIPA's Representative selection and any subsequent replacement(s).

13.2. GENCO REPRESENTATIVE. Within thirty (30) Business Days after the execution of this Agreement, GENCO will select a Representative (the "GENCO Representative") subject to LIPA's approval. The GENCO Representative will act for and on behalf of GENCO in all matters concerning this Agreement for which GENCO has authorized such agent to act. In all such matters, GENCO shall be bound by the written communications, directions, requests and decisions made by GENCO Representative. GENCO will advise LIPA as to the scope of such authorization. GENCO shall promptly notify LIPA in writing of GENCO's Representative selection and any subsequent replacement(s).


                             ARTICLE 14 - METERING
                             ---------------------

14.1.  ELECTRIC METERING.

         14.1.1. ELECTRIC METERING EQUIPMENT. If the existing meters are inadequate to meet the electricity measuring requirement set forth below, GENCO at its own expense (but subject to cost recovery provision of Article 8 and 9) shall procure, own, install, test, operate and maintain industry standard revenue meters and instrument transformers; shall install metering mounting equipment; shall install and maintain a dedicated datalink for telemetry purposes to measure electricity Delivered to LIPA by GENCO. The aforementioned equipment (the "Metering Equipment") shall be procured, tested, installed, operated and maintained by GENCO, or GENCO's designee, in accordance with Prudent Utility Practice. LIPA shall not breach the integrity of the wiring or instrument transformers for any reason. LIPA, at its own expense, may own, install and maintain other meters and associated equipment for purposes of measuring Electricity Delivered from GENCO. ("LIPA's Metering Equipment").

         14.1.2 TESTING OF METERING EQUIPMENT. GENCO shall test the Metering Equipment for accuracy every two (2) years or at any time within thirty (30) days after a written request by LIPA if LIPA reasonably believes the metering measurement accuracy of the Metering Equipment is inaccurate by two (2) percent. At LIPA's option, such tests may be witnessed by a LIPA representative. Metering measurement accuracy between ninety eight (98) and one hundred and two (102) percent shall be deemed acceptable. In the event any Metering Equipment is found outside the acceptable limits of accuracy specified in the prior sentence, it shall be immediately repaired, calibrated or replaced. Upon completion of any examination, maintenance, repair, calibration or replacement of any Metering Equipment, such equipment shall be, sealed by GENCO.

         14.1.3 METER READING. Meter readings shall be conducted every month or as otherwise mutually agreed by the Parties.

         14.1.4 METERING INACCURACIES. When, as the result of a test pursuant to section 14.1.2, the Metering Equipment is found to be inaccurate by more than two (2) percent or the Metering Equipment is otherwise functioning improperly, the correct amount of Electricity Delivered to LIPA for the period during which such inaccurate measurements were made, shall be determined as follows:

                  (a) GENCO and LIPA may  mutually  agree to use the readings of
LIPA's Metering Equipment, if any, to calculate the correct amount of Electricity Delivered. LIPA shall furnish the most recent test and calibration documentation for LIPA's metering equipment. If LIPA's meters are utilized, an adjustment for transmission and transformation losses shall be made to such meter readings, as applicable;

                  (b) If LIPA's Metering Equipment has not been installed, or if it is found to be unacceptable, then the Parties shall jointly prepare an estimate of the correct reading on the basis of available information, including the assumption that if the duration of the metering inaccuracy cannot be determined, such duration shall be deemed to have persisted for fifty percent (50%) of the time between the last meter reading and the discovery of the inaccuracy.

14.2.  GAS METERING

         14.2.1. GAS METERING EQUIPMENT. If the existing meters are inadequate to meet the gas measuring requirements set forth below, GENCO at its own expense (but subject to the cost recovery provision of Articles 8 & 9 shall procure, own, install, operate and maintain industry standard revenue grade meters; install, operate and maintain, at the Receipt Points, a dedicated datalink for telemetery purposes to measure gas fuel delivered by GENCO or other gas suppliers. The aforementioned equipment (the "Gas Metering Equipment") shall be installed, operated and maintained by GENCO, or GENCO's designee, in accordance with prudent gas utility practice. LIPA shall not breach the integrity of the wiring or piping for any reason. LIPA, at its own expense, may own, install and maintain other meters and associated equipment for purposes of measuring gas Delivered from GENCO. ("LIPA's Gas Metering Equipment").

         14.2.2. TESTING OF SELF CHECKING GAS METERING EQUIPMENT. GENCO shall test the Metering Equipment for accuracy at any time within thirty (30) days after a written request by LIPA, if LIPA reasonably believes the metering measurement accuracy of the Metering Equipment is inaccurate by two (2) percent. At LIPA's option, such tests shall be witnessed by LIPA representative. Metering measurement accuracy between ninety eight (98) and one hundred and two (102) percent shall be deemed acceptable. In the event any Metering Equipment is found outside the acceptable limits of accuracy specified in the prior sentence, it shall be immediately repaired, recalibrated or replaced. Upon completion of any examination, maintenance, repair, recalibration or replacement of any Metering Equipment, such equipment shall be, sealed by GENCO.

         14.2.3. TESTING OF NON SELF CHECKING GAS METERING EQUIPMENT. At LIPA's expense, GENCO shall test the Metering Equipment for accuracy on a regular schedule that conforms with industry revenue metering practices, and which is prudent to maintain acceptable metering accuracy or at any time within thirty
(30) days after a written request by LIPA, if LIPA reasonably believes the metering measurement accuracy of the Metering Equipment is inaccurate by two (2) percent. At LIPA's option, such tests shall be witnessed by LIPA representative. Metering measurement accuracy between ninety eight (98) and one hundred and two
(102) percent shall be deemed acceptable. In the event any Metering Equipment is found outside the acceptable limits of accuracy specified in the prior sentence, it shall be immediately repaired, recalibrated or replaced at the expense of LIPA. Upon completion of any examination, maintenance, repair, recalibration or replacement of any Metering Equipment, such equipment shall be, sealed by GENCO.

         14.2.4. GAS METER READING. Meter readings shall be conducted every month, or as otherwise mutually agreed by the Parties.

         14.2.5. GAS METERING INACCURACIES. When, as the result of a test pursuant to section 14.2.2 and/or 14.2.3, the Gas Metering Equipment is found to be inaccurate by more than two (2) percent or the Gas Metering Equipment is otherwise functioning improperly, the correct amount of Gas delivered to LIPA for the period during which such inaccurate measurements were made, shall be determined as follows:

                  (a) GENCO and LIPA may mutually agree to use the readings of LIPA's Metering Equipment, if any, to calculate the correct amount of Gas Delivered. LIPA shall furnish the most recent test and calibration documentation for LIPA's metering equipment. If LIPA's meters are utilized, an adjustments for supercompressibility (following AGA standards) and base pressure should be made to such meter readings, as applicable.

                  (b) If LIPA's Metering Equipment has not been installed, or if it is found to be inaccurate, then the Parties shall jointly prepare an estimate of the correct reading on the basis of available information, including the assumption that if the duration of the metering inaccuracy cannot be determined, such duration shall be deemed to have persisted for fifty percent (50%) of the time between the last meter reading and the discovery of the inaccuracy.

14.3. OIL FUEL MEASUREMENT. GENCO will perform monthly Fuel oil tank gauging to determine the amount of No. 6 Fuel oil, No. 2 Fuel oil and kerosene in storage at each Generating Facility. The gauging will occur on a pre-determined date prior to the end of the month. Usage from the gauging date until the last calendar day of the month will be calculated based on the average monthly Heat Rate at each Generating Facility and the actual generation between the gauging date and the end of such month. This calculated amount will be subtracted from the oil in storage on the gauging day to determine the oil in storage on the last day of the month. Fuel oil deliveries during each month will be measured at the time of delivery. The difference between the oil in storage at the beginning and end of the month will be added to the oil deliveries received during the month to calculate the net oil consumed for the month, in accordance with the current methodology of calculating Generating Facility Fuel oil consumption. Changes in unit operation may necessitate mutually agreed to modifications to this procedure.


                              ARTICLE 15 - REPORTS
                              --------------------

15.1. REPORTS. Twenty Business Days following the end of each quarter, GENCO shall submit to LIPA a report summarizing the Electricity Delivered, Fuel burned, the status of maintenance on the Generating Facilities, the status of all construction projects, Contract Year Budget Plan performance and such other information as the Parties may mutually agree.

15.2. OTHER INFORMATION. (a) Upon LIPA's reasonable request, GENCO shall submit to LIPA any other material information in GENCO's possession concerning the Generating Facilities. If such requested information is not in GENCO's possession, GENCO will obtain and prepare such information, to the extent possible, and charge LIPA for all additional reasonable costs incurred to obtain and prepare such information.

                  (b) Prior to the Closing Date, GENCO shall provide to LIPA the following information, which information shall be certified by GENCO to be to the best of its knowledge, based on reasonably available information

                           (i) the historical fixed costs for each year from 1994 through 1996 associated with the Generating Facilities, broken down by the categories of costs set forth in Section 8.1.1(a) through (h);

                           (ii)     the historical costs of complying  with  all
                                    Government  Approvals  applicable  to    the
                                    Generating Facilities.

15.3. LITIGATION; PERMIT LAPSES. Promptly upon obtaining knowledge thereof, each Party shall submit to the other Party written notice of (and, upon request, copies of any relevant non- privileged documents in the Party's possession relating to): (i) any material litigation, claims, disputes or actions actually filed, or any material litigation, claims, disputes or actions which are threatened, concerning in each case this Agreement or the Generating Facilities;
(ii) any actual refusal to grant, renew or extend, or any action pending or any action filed with respect to, the granting, renewal or extension of any permit or any material threatened action regarding the same in this Agreement or the Generating Facilities; (iii) any dispute with any Governmental Authority relating to this Agreement or the Generating Facilities of GENCO or LIPA; and
(iv) without regard to their materiality, all penalties or notices of violation issued by any Governmental Authority relating to this Agreement or the Generating Facilities.


                    ARTICLE 16 - GENERAL SERVICE REQUIREMENTS
                    -----------------------------------------

16.1.  GENERAL SERVICE REQUIREMENTS.

         16.1.1. STANDARD OF PERFORMANCE. In performing its obligations under this Agreement, GENCO shall operate in accordance with Prudent Utility Practice and all Governmental Rules and shall seek to minimize costs in accordance with Prudent Utility Practice and Governmental Rules.

         16.1.2. LIMITATION OF LIABILITY. GENCO liability for any failure to comply with Section 16.1.1 shall be limited to the performance incentives provided in Article 10, except as set forth in Article 19.

         16.1.3. ACCOUNTING CONTROLS. GENCO shall provide all accounting, bookkeeping, and administrative services in connection with the Electricity Costs, such accounting to be consistent with the Federal Energy Regulatory Commission Uniform System of Accounts and Generally Accepted Accounting Principles (GAAP) consistently applied. In areas of conflict, FERC accounting principles apply. All books and records upon which any rates or charges under this Agreement are based shall be made available by GENCO for audit by LIPA.


                             ARTICLE 17 - INSURANCE
                             ----------------------

                  GENCO shall maintain an insurance program with respect to the Generating Facilities and its activities under this Agreement similar in all material respects to the program described in Appendix 4 - Insurance of the Management Services Agreement dated the date hereof between LIPA and the Energy Manager.

                         ARTICLE 18 - CREDIT ENHANCEMENT
                         -------------------------------

18.1 CREDIT ENHANCEMENT IN CERTAIN CIRCUMSTANCES.

         18.1.1. LIMITATIONS. After the Closing Date, GENCO agrees that it will remain an affiliate of the Guarantor.

         18.1.2. MATERIAL DECLINE IN THE GUARANTOR'S CREDIT STANDING. For purposes of this Section, a "Material Decline in the Guarantor's Credit Standing" shall be deemed to have occurred if (1) in the event that the Guarantor has long-term senior debt outstanding which has a credit rating by a Rating Service, such rating by a Rating Service is established or is reduced below investment grade level or (2) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service, and the Guarantor has a credit rating by a Rating Service, such credit rating is established or reduced below investment grade level, or (3) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service and the Guarantor does not have a credit rating by a Rating Service, in which event the Guarantor shall seek a credit rating for the Guaranty from a Rating Service, such rating is established or is reduced below investment grade level or if no rating is established. GENCO immediately shall notify LIPA of any Material Decline in the Guarantor's Credit Standing.

         18.1.3. CREDIT ENHANCEMENT. If, at any time during the Term hereof, a Material Decline in the Guarantor's Credit Standing occurs, GENCO shall immediately notify LIPA's Representative thereof and, within 30 days after such occurrence, shall provide credit enhancement of its obligations hereunder at its sole cost and expense in the form either of (1) an unconditional guarantee of all of GENCO's obligations hereunder, the Manager's obligations under the Management Services Agreement, and the Energy Manager's obligations under the Energy Management Agreement provided by a corporation or financial institution whose long-term senior debt is or would be rated investment grade by a Rating Service or (2) an irrevocable letter of credit securing GENCO's obligations hereunder, the Manager's obligations under the Management Services Agreement, and the Energy Manager's obligations under the Energy Management Agreement in a face amount of $60,000,000 provided by a financial institution whose long-term senior debt is rated investment grade by a Rating Service; provided, however, that if any such letter of credit is drawn upon in the aggregate in an amount equal to 50% of the face value of such letter of credit, GENCO shall, within 30 days thereafter, supplement or replace such letter of credit with an additional letter of credit such that the total amount of such letter of credit then available equals $60 million. The amount of such letter of credit shall be reduced by $30 million if the Energy Management Agreement has theretofore been or is thereafter terminated and by $26 million if the Management Services Agreement has theretofore been or is thereafter terminated, such obligation to continue until the expiration or termination of this Agreement, the Management Services Agreement and the Energy Management Agreement.

                       ARTICLE 19 - ALLOCATION OF RISK OF
                       ----------------------------------

                         CERTAIN COSTS AND LIABILITIES.
                         ------------------------------

Except to the extent due to LIPA Fault (as determined by either a final non-appealable order or judgment of a court of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision), GENCO shall be responsible and liable to LIPA for, and shall not be entitled to reimbursement or cost recovery under Article 8 or otherwise from LIPA for any Loss-and-Expense incurred by GENCO:

                  (a) due to any gross negligence or willful misconduct by GENCO during the period commencing six months prior to the Closing Date to the extent GENCO knew or should have known of such gross negligence or willful misconduct and during the Term in carrying out its obligations hereunder,

                  (b) due to any violation of or failure of compliance with Applicable Law by GENCO (except as provided below) during the period commencing six months prior to the Closing Date to the extent GENCO knew or should have known of such violation or failure of compliance and during the Term which materially and adversely affects

                           (i)      the condition  or operations  of   the   T&D
                                    System or the Generating Facilities,

                           (ii)     the financial condition of LIPA,

                           (iii)    the  performance  or  ability of  GENCO   to
                                    perform its obligations under this
                                    Agreement, or

                           (iv) the cost of providing electric service to the customers of the T&D System,

                           provided, however, that GENCO shall not be responsible and liable to LIPA under this clause b) with respect to any violation of, failure of compliance with, or liability under, Environmental Laws (as defined in the Acquisition Agreement) for which LIPA or GENCO may be strictly liable provided that GENCO acted in a manner consistent with Prudent Utility Practice. Notwithstanding the foregoing, GENCO shall in all events be liable for any fine or penalty arising by reason of any violation of or failure of compliance with Applicable Law for acts or omissions of GENCO not consistent with Prudent Utility Practice,

                  (c) due to any criminal violation of Applicable Law by GENCO prior to, on or after the Closing Date, or

                  (d) due to an event which would otherwise permit recovery of a cost under Section 8.1.4 (Monthly Capacity Payment Adjustment Charge) of an excess capital expenditure under Section 9.4, that is incurred by reason of actions or omissions of GENCO not consistent with Prudent Utility Practice.

                  Any such action or omission identified in (a), (b), (c) or (d)
shall be determined by either a final non-appealable order or judgment of a court or regulatory body of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision and shall be attributable to GENCO for purposes of the preceding sentence whether it is attributable to GENCO or to any officer, member, agent, employee or representative of GENCO or any Affiliate and any contractor, subcontractor of any tier.

                  The provisions of this Article 19 are intended to modify GENCO's right to receive payments under Article 8 and Appendix A.


                      ARTICLE 20 - PROPRIETARY INFORMATION
                      ------------------------------------

20.1. REQUEST NOT TO DISCLOSE. The parties hereto hereby acknowledge that GENCO has a proprietary interest in certain information that may be furnished pursuant to the provisions of this Agreement. GENCO acknowledges that LIPA may be required to disclose information upon request under Applicable Law. GENCO shall have the right to request LIPA in writing not to publicly disclose any information which GENCO believes to be proprietary and not subject to public disclosure under Applicable Law, any such request to be accompanied by an explanation of its reasons for such belief. Any information which is the subject of such a request shall be clearly marked on all pages, shall be bound, and shall be physically separate from all nonproprietary information. At GENCO's request, LIPA and its agents, consultants and employees (including its consulting engineer) given access to such information shall execute and comply with the terms of a confidentiality agreement in a mutually acceptable form, subject to Applicable Law.

20.2. LIPA'S NON-DISCLOSURE. In the event LIPA receives a request from the public for the disclosure of any information designated as proprietary by GENCO pursuant to Section 20.1, LIPA (i) shall use reasonable efforts, consistent with applicable law, to provide notice to GENCO of the request prior to any disclosure, and (ii) shall use reasonable efforts, consistent with applicable law, to keep in confidence and not disclose such information unless it is entitled to do so pursuant to the provisions of Section 20.3. GENCO shall indemnify, hold harmless and defend LIPA against costs incurred from the withholding from public disclosure of information designated as proprietary by GENCO or otherwise requested by GENCO to be withheld.

20.3. PERMITTED DISCLOSURES. Notwithstanding any confidential or proprietary designation thereof by GENCO, LIPA may disclose the following information (i) information which is known to LIPA without any restriction as to disclosure or use at the time it is furnished, (ii) information which is or becomes generally available to the public without breach of any agreement, (iii) information which is received from a third party without limitation or restriction on such third party or LIPA at the time of disclosure, (iv) with regard to capacity that has not been ramped down, documentation of historical Generation Facilities' operations and costs, and all costs, assumptions and supporting data associated with the determination of the FERC-approved contract rate for capacity and energy under this agreement, (v) information with respect to (a) Electricity sales to LIPA by time of day, month and year, to the extent available; (b) prices paid by LIPA to GENCO for capacity, energy and any Ancillary Services under this Agreement; and (c) power plant emission information and environmental compliance information and any information required to be provided to FERC to support rate filings with FERC to the extent such information directly relates to GENCO's provision of service to LIPA under this Agreement, and (vi) following notice to GENCO pursuant to Section 20.2, information which, in the opinion of counsel for LIPA, is required to be or may be disclosed under any Applicable Law, an order of a court of competent jurisdiction, or a lawful subpoena.


                      ARTICLE 21 - MISCELLANEOUS PROVISIONS
                      -------------------------------------

21.1. AGREEMENT. This Agreement consists of the terms and conditions set forth in the body hereof and the Appendices and other attachments hereto. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. In the event of a conflict, variation or inconsistency between or among the Appendices, other attachments and the terms and conditions set forth in the body hereof, the terms and conditions contained in the body hereof shall govern.

21.2. RELATIONSHIP OF THE PARTIES. GENCO is deemed to be an independent contractor hereunder and shall not be deemed as a partner, joint venturer or affiliate of LIPA.

21.3. ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed except LIPA may assign its interest in this Agreement to another State agency if required by or as the result of State law. Notwithstanding the foregoing sentence, nothing herein shall prevent GENCO, without LIPA's consent, from selling, assigning or transferring a pecuniary interest in any payment, revenues, proceeds, incentive, profits or income derived from this Agreement. Effective upon the Closing Date, LIPA may assign its rights, obligations and interests hereunder to Long Island Lighting Company (then a wholly owned subsidiary of LIPA) and GENCO shall assign all of its rights, obligations and interests hereunder to the Guarantor or any affiliate thereof.

21.4. COOPERATION IN FINANCING. Each Party shall reasonably cooperate with the other Party during negotiations with any Financing Party and will promptly execute any reasonable amendment or addition to this Agreement required by any Financing Party, provided that neither Party shall be required to execute any amendment or addition it determines in its sole discretion to be disadvantageous in any respect.

21.5.  FORCE MAJEURE.

         21.5.1. EVENTS CONSTITUTING FORCE MAJEURE. As used in this Agreement, Force Majeure means any act, event, or condition that causes delay in or failure of performance of obligations under this Agreement, or otherwise materially and adversely affects a party's ability to perform, if such act, event or condition
(i) is beyond the reasonable control of the party relying thereon, (ii) is not the result of the willful misconduct or negligent act or omission of such party, and (iii) is not an act, event or condition, the risk or consequence of which such party expressly assumed under this Agreement, including but not limited to:

                  (1) acts of God, accident, flood, sabotage, fire, epidemic, earthquake, or similar occurrence, act of public or foreign enemy, war and other hostilities, invasion, blockade, insurrection, rebellion, riot and disorder, strikes or labor disturbances, general arrest or restraint of government and people, civil disturbance or similar occurrence;

                  (2) entry of an injunctive or restraining order or judgment of any Governmental Authority, if such order or judgment is not the result of the act, or failure to act, of a party or its subcontractors or suppliers; or

                  (3) suspension, termination, interruption of, or failure to obtain any permit required or necessary for the construction, operation or maintenance of the Generating Facilities, provided such suspension, termination, interruption or failure is not the result of the action or inaction of a party relying thereon or its subcontractors or suppliers.

         Notwithstanding the foregoing, neither the failure of a subcontractor or supplier to perform its obligations to LIPA or GENCO, which failure is not itself caused by a Force Majeure event with respect to such subcontractor or supplier, nor financial difficulty suffered by LIPA or GENCO or any subcontractor, supplier or vendor in performing its obligations, shall be deemed a Force Majeure event.

         21.5.2. EVENT OF FORCE MAJEURE. Except for the obligations of either party to make payments of amounts due to the other party, either party shall be excused from performance and shall not be considered to be in default in respect of any obligation under this Agreement to the extent that a failure of performance of such obligation shall be due to Force Majeure. If either party's ability to perform its obligations under this Agreement is affected by a Force Majeure, the party claiming such inability shall: (i) promptly notify the other party of such Force Majeure and its cause and confirm the same in writing within five Business Days of discovery of the event or circumstances constituting such Force Majeure; (ii) immediately supply such available information about the event or circumstances constituting the Force Majeure and the cause thereof as is reasonably requested by the other party; and
(iii) immediately initiate removal of the cause of the Force Majeure or, if immediate removal is not possible, to mitigate the effect thereof.

         21.5.3. SCOPE. The suspension of performance due to a Force Majeure shall be of no greater scope and no longer duration than that which is necessary. The excused party shall use its reasonable best efforts to remedy its inability to perform.

21.6. AMENDMENTS. No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both Parties.

21.7. NO WAIVER. It is understood and agreed that any delay, waiver or omission by GENCO or LIPA to exercise any right arising from any breach or default by GENCO or LIPA with respect to any of the terms, provisions, or covenants of this Agreement shall not be construed to be a waiver by GENCO or LIPA, as the case may be, of any subsequent breach or default of the same or other terms, provisions or covenants on the part of the other party.

21.8. NOTICES. Any written notice under this Agreement shall be deemed properly given if sent by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service, signature required upon signed receipt, to the address specified below, unless otherwise provided for in this Agreement:

         To LIPA:                          Long Island Power Authority
                                           333 Earle Ovington Blvd.
                                           Uniondale, NY  11553
                                           Attention: Executive Director

         To GENCO:                         Long Island Lighting Company
                                           Executive Offices
                                           175 East Old Country Road
                                           Hicksville, NY  11801
                                           Attention: President


Either party may, by written notice to the other party, change the name or address of the person to receive notices pursuant to this Agreement.

21.9.  REPRESENTATIONS AND WARRANTIES.

         21.9.1. GENCO REPRESENTATIONS AND WARRANTIES. GENCO, as of the date of this Agreement, makes the following representations and warranties as the basis for its undertakings contained herein:

                  (a) After the Closing Date,  any assignee of GENCO pursuant to
Section 21.3 hereof will be a wholly owned subsidiary of Guarantor duly organized, validly existing and in good standing under the laws of the State of New York, is qualified to do business under the laws of the State of New York, has the power and authority to own its properties, to carry on its business as it now is being conducted, and to enter into this Agreement and carry out the transactions contemplated hereby, and to perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions herein contemplated.

                  (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this Agreement do not materially conflict with or constitute a material breach of or a material default under any of the terms, conditions or provisions of any law, any order of any court or other agency of government, the articles of incorporation or by-laws of GENCO, or outstanding trust indenture, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which GENCO is a party or by which it or any of its property is bound or result in a material breach of or a material default under any of the foregoing, and this Agreement is the legal, valid and binding obligation of GENCO enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) As of the  Closing  Date and  throughout  the Term of this
Agreement, GENCO, will be in material compliance with, or will have acted in good faith and used all reasonable efforts to be in material compliance with, all laws, judicial and administrative orders, rules and regulations with respect to the ownership and operation of the Generating Facilities including but not limited to the following: all requirements to obtain and comply with the conditions of any applicable Governmental Rules, including, to the extent required, the filing of all applicable environmental impact analyses; and, if applicable and required by Environmental Law, the mitigation of all environmental impacts.

                  (d) As of the date provided, all historical records supplied to LIPA with respect to the Dependable Maximum Net Capability, availability and Heat Rate of each Generating Facility are to GENCO's best knowledge accurate in all material respects.

                  (e) To the best of GENCO's knowledge, all Governmental Approvals necessary for the full load operation of each Generating Facility with all types of fuel for which such

Generating Facility is operated have been validly issued and are in full force and effect. GENCO knows of no pending action to cancel any such Governmental Approval.

         21.9.2. LIPA REPRESENTATIONS AND WARRANTIES. LIPA, as of the date of this Agreement, makes the following representations and warranties as the basis for its undertakings contained herein:

                  (a) LIPA is a corporate municipal instrumentality and political sub-division of the State of New York, has the corporate power and authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions herein contemplated.

                  (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this Agreement do not materially conflict with or constitute a material breach of or a material default under, any of the terms, conditions or provisions of any law, any order of any court or other agency of government, or any contractual limitation, corporate or partnership restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which LIPA is a party or by which it or any of its property is bound or result in a material breach of or a material default under any of the foregoing, and this Agreement is the legal, valid and binding obligation of LIPA enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) All corporate or other organization consents, authorizations, and approvals, and all other actions required for LIPA to execute, deliver and perform its obligations hereunder have been obtained or completed.

21.10. COUNTERPARTS. The Parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both Parties constitute one and the same instrument; and, thereafter, each counterpart shall be deemed an original instrument.

21.11. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York. Any action arising out of or relating to this Agreement shall be brought in New York State Court or Federal District Court.

21.12. CAPTIONS; APPENDICES. Titles or captions of the articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof.

21.13. NON-RECOURSE. Except as otherwise agreed, neither party shall have any recourse against any parent, affiliate, or constituent of the other party, or the successors and assigns of such parent, affiliate or constituent (collectively, "Party Affiliates") and each party expressly waives its rights of recourse against, and releases from liability, the other party's Party
Affiliates. Each party shall look solely to the other party, and the assets thereof, to effect recovery of such party's claims against the other party.

21.14. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall be determined only by a court of competent jurisdiction, and the Parties hereby agree to negotiate an equitable adjustment to the invalid or unenforceable provisions with a view toward effecting the purposes of this Agreement; the validity or enforceability of the remaining provisions or portions or applications thereof, shall not be affected thereby.

21.15. RULES OF INTERPRETATION. The terms and provisions of this Agreement shall be interpreted and construed as follows: (a) words of the masculine gender shall include corresponding words of the feminine or neuter genders and vice versa;
(b) the plural shall include the singular and vice versa; (c) unless the context indicates otherwise, all references herein to Articles, Sections, paragraphs, exhibits, schedules, and Appendices shall refer, respectively, to the Articles, Sections, paragraphs, exhibits, schedules and Appendices of this Agreement; (d) the words "includes" or "including" mean "including, but not limited to" and are not limiting; (e) any reference to an agreement, a contract or any other document means the same as it may be amended, modified, supplemented or replaced from time to time, unless otherwise noted; and (f) any reference to a Person includes such Person's successors and assigns.

21.16. PROPERTY TAXES. After the Contract Date, GENCO, in its sole discretion, may challenge any property tax assessment on its Generating Facilities or Generating Facility Sites only if the assessment on any such challenged facilities is increased not in an appropriate proportion to the increase in value related to taxable capital additions affixed to the tax parcel between the last two tax status dates. If the tax attributable to the assessment on the Generating Facilities or Generating Facilities Sites is not included in the costs paid by LIPA or its Affiliates (e.g., gas facility located on Generating Facility Site) then GENCO, in its sole discretion, may pursue tax challenges on such assessments. This provision shall expire upon the termination of this Agreement.

In the event GENCO challenges any tax assessments on its Generating Facilities, any tax refunds received by GENCO shall be shared 25%/75% between GENCO and LIPA, respectively. GENCO shall be responsible for all preparatory efforts and litigation-related costs pertaining to any such challenge, and such costs shall not be included in any charge under Article 8 or otherwise under this Agreement. This provision shall expire upon the termination of this Agreement, except that LIPA will continue to share 75% of tax refunds received after such termination to the extent that such refunds relate to property taxes for which LIPA has reimbursed GENCO under Section 8.1.1.

21.17. BINDING EFFECT. This Agreement shall become binding and effective on the Closing Date and shall thereafter bind and inure to the benefit of the parties hereto and any successor or assignee acquiring an interest hereunder in compliance with the provisions of Section 21.3 hereof.

         IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.


                                            LONG ISLAND POWER AUTHORITY


                                            By:_______________________________
                                            Name:    Richard M. Kessel
                                            Title:           Chairman


                                            By:_______________________________
                                            Name:    Patrick Foye
                                            Title:           Deputy Chairman


                                            LONG ISLAND LIGHTING COMPANY


                                            By:_______________________________
                                            Name:    Dr. William J. Catacosinos
                                            Title:   Chief Executive Officer

                                   APPENDIX A
                                   ----------

                                  FORMULA RATE
                                  ------------

                  Appendix A provides the detailed methodology for determining the Monthly Capacity Charge, Monthly Variable Charge, Monthly Ancillary Service Charge and Monthly Capacity Payment Adjustment Charge as set forth in Articles 8 and 9. This Appendix will be developed and agreed upon promptly after the date hereof and, in any event, prior to the Closing Date.


                                                    APPENDIX B
                                                    ----------

                                        MONTHLY VARIABLE ADJUSTMENT CHARGE
                                        ----------------------------------

This Appendix will be developed and agreed upon promptly after the date hereof and, in any event, prior to the Closing Date.

VARIABLE RATES FOR GENERATING FACILITIES START UP / SHUT DOWN WEAR AND TEAR RATES

====================================================================================================================
                        UNIT                              $/START (PER UNIT)              FOR STARTS ABOVE
                                                                                             (PER UNIT)
====================================================================================================================
--------------------------------------------------------------------------------------------------------------------
STEAM UNITS
--------------------------------------------------------------------------------------------------------------------
Northport Units 1 - 4
--------------------------------------------------------------------------------------------------------------------
185 MW Unit - E. F. Barrett Units
1&2; Port Jefferson Units 3&4
--------------------------------------------------------------------------------------------------------------------
100 MW Unit - Glenwood Units 4&5;
Far Rockaway Unit 4
--------------------------------------------------------------------------------------------------------------------
INTERNAL COMBUSTION UNITS
--------------------------------------------------------------------------------------------------------------------

Wading River Units 1 - 3
--------------------------------------------------------------------------------------------------------------------

E. F. Barrett 1-8
--------------------------------------------------------------------------------------------------------------------

E. F. Barrett 9-12
--------------------------------------------------------------------------------------------------------------------

Glenwood
--------------------------------------------------------------------------------------------------------------------

Northport
--------------------------------------------------------------------------------------------------------------------

Port Jefferson
--------------------------------------------------------------------------------------------------------------------

Southold
--------------------------------------------------------------------------------------------------------------------

Southhampton
--------------------------------------------------------------------------------------------------------------------

Glenwood 2 & 3
--------------------------------------------------------------------------------------------------------------------

West Babylon
--------------------------------------------------------------------------------------------------------------------

Shoreham 1
====================================================================================================================

VARIABLE RATES FOR INTERNAL COMBUSTION UNITS FOR FIRED HOURS OF OPERATION

================================================================================================
              UNIT                            $/MWH                     FOR GENERATION *
                                            (PER UNIT)                  ABOVE (PER UNIT)
================================================================================================
------------------------------------------------------------------------------------------------
         Glenwood 2 & 3
------------------------------------------------------------------------------------------------
          West Babylon
------------------------------------------------------------------------------------------------
           Shoreham 1
------------------------------------------------------------------------------------------------
       Holtsville 1 - 10
------------------------------------------------------------------------------------------------
         Barrett 9 - 12
------------------------------------------------------------------------------------------------
         Barrett 1 - 8
------------------------------------------------------------------------------------------------
           Glenwood 1
------------------------------------------------------------------------------------------------
         Port Jefferson
------------------------------------------------------------------------------------------------
          East Hampton
------------------------------------------------------------------------------------------------
           Shoreham 2
------------------------------------------------------------------------------------------------
           Northport
------------------------------------------------------------------------------------------------
      East Hampton Diesels
------------------------------------------------------------------------------------------------
        Montauk Diesels
------------------------------------------------------------------------------------------------

          Southhampton
------------------------------------------------------------------------------------------------

            Southold
------------------------------------------------------------------------------------------------

        Wading River 1-3
================================================================================================
*These MWhG may be revised if required due to environmental compliance.

STEAM UNIT FUEL SWAPS

================================================================================================================================
MAXIMUM                           per day               per month              per year                Cost swaps above
================================================================================================================================
--------------------------------------------------------------------------------------------------------------------------------
Northport Unit
--------------------------------------------------------------------------------------------------------------------------------
185 MW Unit
================================================================================================================================



                          APPENDIX C - GENERATING UNITS
                          -----------------------------


This Appendix will be developed and agreed upon promptly after the date hereof and, in any event, prior to the Closing Date.


======================================================
UNIT NAME                           Name Plate
                                   Rating (MW)
======================================================
------------------------------------------------------
STEAM UNITS
------------------------------------------------------
Northport 1                            375
------------------------------------------------------
Northport 2                            375
------------------------------------------------------
Northport 3                            375
------------------------------------------------------
Northport 4                            375
------------------------------------------------------
Port Jefferson 3                       175
------------------------------------------------------
Port Jefferson 4                       175
------------------------------------------------------
Glenwood 4                             100
------------------------------------------------------
Glenwood 5                             100
------------------------------------------------------
E.F. Barrett 1                         175
------------------------------------------------------
Far Rockaway 4                         100
======================================================



======================================================
UNIT NAME                          NAME PLATE
======================================================
INTERNAL-COMBUSTION-UNITS
----------------------------------------------------
E.F.-Barrett-1-8                       144
----------------------------------------------------
E.F.-Barrett-9-12                      167
----------------------------------------------------
Holtsville-1-10                        567
----------------------------------------------------
Wading-River-1-3                       239
----------------------------------------------------
Shoreham-1                             53
----------------------------------------------------
Shoreham-2                             19
----------------------------------------------------
Glenwood=1                             16
----------------------------------------------------
Glenwood 2-3                          110
----------------------------------------------------
East Hampton 1                         6
----------------------------------------------------
East Hampton 2-4                       21
----------------------------------------------------
Northport G-1                          16
----------------------------------------------------
Port Jefferson G-1                     16
----------------------------------------------------
W. Babylon 4                           52
----------------------------------------------------
Southhold 1                            14
----------------------------------------------------
So. Hampton 1                          12
----------------------------------------------------
Montauk 2-4                            6
====================================================

                          APPENDIX D - DELIVERY POINTS
                          ----------------------------

This Appendix will contain all the interconnections points between each generating unit and the T&D System. These will be the same points as identified in Appendix 2 to the Management Service Agreement.

         APPENDIX E - MINIMUM LOADINGS, RAMP RATES, START-UP & SCHEDULED
         ---------------------------------------------------------------
                                  SHUTDOWN TIME
                                  -------------

This Appendix will be developed and agreed upon promptly after the date hereof and, in any event, prior to the Closing Date.

                                MINIMUM LOADINGS:
                                -----------------

===========================================================================
              UNIT                             MINIMUM LOADING
===========================================================================
            Northport
---------------------------------------------------------------------------
         Port Jefferson
---------------------------------------------------------------------------
          E. F. Barrett
---------------------------------------------------------------------------
            Glenwood
---------------------------------------------------------------------------
          Far Rockaway
===========================================================================

                                   RAMP RATES:
                                   -----------
===============================================================================
                   UNIT                                     RAMP RATES
===============================================================================
                Northport
-------------------------------------------------------------------------------
              Port Jefferson
-------------------------------------------------------------------------------
              E. F. Barrett
-------------------------------------------------------------------------------
                 Glenwood
-------------------------------------------------------------------------------
               Far Rockaway
===============================================================================


                                                   START-UP TIMES:
                                                   ---------------
====================================================================================================================
           UNIT                    COLD (more than) 90 HRS          WARM                     HOT (less than) 24 HRS
====================================================================================================================
        Northport
--------------------------------------------------------------------------------------------------------------------
      Port Jefferson
--------------------------------------------------------------------------------------------------------------------
      E. F. Barrett
--------------------------------------------------------------------------------------------------------------------
         Glenwood
--------------------------------------------------------------------------------------------------------------------
       Far Rockaway
====================================================================================================================


                           MINIMUM SCHEDULED SHUTDOWN
                           --------------------------
===========================================================================
              UNIT                            MINIMUM SHUTDOWN
===========================================================================
            Northport
---------------------------------------------------------------------------
         Port Jefferson
---------------------------------------------------------------------------
          E. F. Barrett
---------------------------------------------------------------------------
            Glenwood
---------------------------------------------------------------------------
          Far Rockaway
===========================================================================

INTERNAL COMBUSTION LOADINGS

These units can be placed in service at the load points (base or peak) listed in Appendix E. For variable maintenance costs, one hour operation at peak load is equivalent to three hours of operation at base load.


======================================================================================================================
                   UNIT                                BASE LOAD (MW) 1                     PEAK LOAD (MW) 1
======================================================================================================================
----------------------------------------------------------------------------------------------------------------------
Holtsville 1-5 (C1 eng.)
----------------------------------------------------------------------------------------------------------------------
Holtsville 6-10 (C1D eng.)
----------------------------------------------------------------------------------------------------------------------
Wading River 1-3
----------------------------------------------------------------------------------------------------------------------
Southold
----------------------------------------------------------------------------------------------------------------------
Port Jefferson
----------------------------------------------------------------------------------------------------------------------
East Hampton G.T.
----------------------------------------------------------------------------------------------------------------------
East Hampton Diesels 2,3,4
----------------------------------------------------------------------------------------------------------------------
Montauk Diesels 2,3,4
----------------------------------------------------------------------------------------------------------------------
Southampton
----------------------------------------------------------------------------------------------------------------------
Shoreham 1
----------------------------------------------------------------------------------------------------------------------
Shoreham 2
----------------------------------------------------------------------------------------------------------------------
E.F. Barrett 1-8
----------------------------------------------------------------------------------------------------------------------
E.F. Barrett 9-12
----------------------------------------------------------------------------------------------------------------------
Glenwood 1
----------------------------------------------------------------------------------------------------------------------
Glenwood 2,3
----------------------------------------------------------------------------------------------------------------------
West Babylon
----------------------------------------------------------------------------------------------------------------------
Northport
======================================================================================================================

Note: 1. At 80(degree)F

                APPENDIX F - PERFORMANCE INCENTIVES/DISINCENTIVES
                -------------------------------------------------


I.  DMNC INCENTIVE/DISINCENTIVES

GENCO will use its best efforts to maintain its generating units such that during the six month Summer Operating Period (May through October) the total dependable maximum net capability ("Annual DMNC") as defined by the New York Power Pool (NYPP) Methods & Procedures - 2 (MP-2), meets or exceeds the predetermined level ("Target DMNC"). GENCO shall determine the Annual DMNC each year in accordance with the New York Power Pool Methods and Procedures - 2 ("MP-2"). The MP-2 test will be conducted once between June 1 through September 15 for each unit. LIPA shall have the right to witness such tests and/or review the test data and results. If the MP-2 is revised by the NYPP, the Parties agree to revise or replace this incentive/disincentive mechanism in a manner that reflects the intended purpose.

The Annual DMNC and the Target DMNC ratings shall be considered only for the total system (the sum of all steam and internal combustion generating units under contract to LIPA).

The Target DMNC shall be computed as the simple average of the Annual DMNC values (as adjusted for the average temperature for the last five year period prior to the Closing Date) for the last five-year period prior to the Closing Date. The Target DMNC is based upon all of the existing GENCO steam and internal combustion units in service. The Target DMNC shall remain fixed unless (a) LIPA exercises its option to ramp down its GENCO capacity purchases, or (b) any GENCO unit is mothballed, retired, significantly derated, incurs a long-term outage, or is otherwise removed from service in whole, or in part, or (c) any capital improvement approved by LIPA that materially increases the DMNC of the Generating Facilities. Under these conditions, the Target DMNC shall be equitably adjusted based on the generating unit data for the original computation period with appropriate adjustments for the new conditions, except that for a significant derating, removal from service or long term outage the reduction in the DMNC target will apply only to the extent that these events were not attributable to GENCO's failure to follow Prudent Utility Practice.

Should the Annual DMNC be in excess of the Target DMNC, LIPA shall make a payment to GENCO equal to $30,000 per MW above that Target DMNC. Should the Annual DMNC be less than 99% of the Target DMNC, GENCO shall make a payment to LIPA equal to $30,000 for each MW deficiency below 99% of the Target DMNC. There shall not be any incentives or disincentives payments for a year in which the Annual DMNC is between 99% and 100% of the Target DMNC. The maximum incentive/disincentives will be $1 million annually.

In the event that LIPA does not approve amounts for operating and maintenance expenses and capital expenditure, that provide GENCO with the same opportunity to maintain the DMNC target levels as GENCO has at the execution of this Agreement, such target levels shall be equitably adjusted.

Any DMNC incentive/disincentive payments will be determined after October 31, the end of the Summer Operating Period for each year and will be reflected in the first monthly invoice following the end of such Summer Operating Period.

II.  AVAILABILITY INCENTIVE/DISINCENTIVE

GENCO will use its best efforts to maintain its generating units such that during the three month summer peak period (June through August) the availability of its steam and internal combustion units meets or exceeds the predetermined level ("Target Availability") as measured by the National Electric Reliability Council (NERC) - Generating Availability Data System (GADS) Availability Factor formula set forth as follows:

                                                AF= AH/PH

where:
         AH = Available Hours are the sum of in-service hours and reserve shutdown hours in the period. In-service hours are defined as those hours where the unit is in service and electrically connected to the system. Reserve shutdown hours are those hours whenever the unit is available to generate but is not electrically connected due to a lack of demand or the availability of lower cost power.

         PH = Period Hours are the total number of hours in the period.

Unit availability is tracked and calculated by GENCO for submittal to NERC. All data collection, reporting and calculations are defined in the GADS Data Reporting Instructions.

The average generation availability for the GENCO system (for the June through August period) shall be calculated annually ("Availability") as a weighted total of each units' availability. The weighting is based on the Net Dependable Capacity (NDC), as submitted to NERC.

The  Availability  Target for each summer period (June through  August) shall be
97.5 percent of the simple average of the annual Availability values for the last five year period prior to the Closing Date.

         5 Year Average Availability = 96.5 percent (to be revised to reflect last five year period prior to the Closing Date)

         Target Availability = 97.5 percent of 5 Year Average Availability (to be revised to reflect last five year period prior to the Closing Date)

                         .975 * 96.5% = 94.1% (Target Availability)

As noted, the above target is based upon all of the existing GENCO steam and internal combustion units in service. The Target Availability shall remain fixed unless (a) LIPA exercises its option to Ramp Down GENCO's Generating Facilities, or (b) any of GENCO's Generating Facilities is mothballed, retired, significantly derated, removed from service, or incurs a long term outage for unforeseen reasons. In the event any changes are required the Target Availability will be adjusted appropriately.

For each year the Availability shall be compared with the Target Availability to determine the amount of incentive or disincentive. Should the Availability exceed the Target Availability by 0.5 percent, LIPA shall provide an incentive payment to GENCO of $100,000. Such incentive payment shall increase by $100,000 for each 0.1 percent increase in the Availability. Should the Availability be less than the Target Availability by 0.5 percent, GENCO will incur a disincentive of $100,000. Such disincentive shall increase by $100,00 for each
0.1 percent decrease in the Availability. The maximum incentive/disincentive shall be $2 million annually.

In the event that LIPA does not approve amounts for operating and maintenance expenses and capital expenditure, that provide GENCO with the same opportunity to maintain the Availability levels as GENCO has at the execution of this Agreement, such target levels shall be equitably adjusted.

Any Availability incentive/disincentive payments will be determined after August 30 for each year and will be reflected in the first monthly invoice following August 30.

III.  PROPERTY TAX INCENTIVE

This incentive shall be as described in this Agreement in Section 21.16 Property Taxes.

IV. HEAT RATE INCENTIVE/DISINCENTIVE

GENCO will use its best efforts to maintain the efficiency of its generating units in order to reduce the fuel consumption for production of electric energy for LIPA. An incentive or disincentive shall be determined monthly based on a measure of the overall efficiency of GENCO's steam generating units, including steam units at the Northport, Barrett, Glenwood, Port Jefferson, and Far Rockaway power stations, in comparison with a predetermined standard as described herein.

For purposes of this incentive plan, LIPA and GENCO have established a functional relationship between monthly net generation (MWhN) and monthly fuel burned, expressed in terms of millions of British thermal units ("MMBtu"), considering (i) the relationship between total net MWhN generated and average efficiency of the generating units; and (ii) the relative efficiency of generating units when burning natural gas or oil. This relationship (the "Btu Curve") is expressed by the following equation:


     MMBtu = 10.7106* MWhN + 173,252
     Where:       MMBtu = Target Btu
                  MWhN = Steam Unit Net Generation

The Btu Curve represents the average amount of fuel required to generate a given amount of monthly electricity (the "Target Btu") from GENCO's steam generating units.

Each month the total net generation shall be used to establish the corresponding Target Btu based on the Btu Curve. Actual fuel used for generation shall be expressed in Gas Equivalent MMBtu by multiplying the MMBtu of oil consumption by
1.04 (the "Gas Conversion Factor") to account for differences in the average Unit Heat Rates when burning oil versus natural gas. Deviations in the Gas Equivalent MMBtu for the month in comparison to the Target Btu shall be shared as follows: (a) LIPA shall absorb the cost of fuel used for Gas Equivalent MMBtu between 100% and 101% of the Target Btu; (b) LIPA shall receive the savings resulting in the cost of fuel used for Gas Equivalent MMBtu between 99% and 100% of the Target Btu; (c) LIPA and GENCO shall share equally in the cost or savings resulting from Gas Equivalent MMBtu in excess of 101% or less than 99%. No payments are contemplated under items (a) and (b) above.

There shall be no incentive or disincentive in any month when the net generation from the GENCO steam Generating Facilities is less than 475,000 MWhN.

For purposes of computing the incentives or disincentives, the cost of fuel shall be stated in dollars per Gas Equivalent MMBtu based on the cost of fuel actually burned for generation in each month (i.e. that month's weighted average fuel cost) including fuel cost incentive or disincentives as defined in the Energy Management Agreement, and adjustment for the Gas Conversion Factor, applicable to the fuel oil burned. The annual maximum incentive or disincentive shall be $1 million.

The above BTU Curve equation is based upon all of the existing GENCO steam units in service. The BTU Curve shall remain fixed unless (a) LIPA exercises its options to Ramp Down GENCO's Generating Facilities, or (b) any of GENCO's Generating Facilities is mothballed, retired, significantly derated, removed form service, or incurs a long term outage for unforeseen reasons. If a significant change in the operation of GENCO's steam units occurs the Parties shall mutually agree on modifications to the incentive/disincentive mechanism.

In the event that LIPA does not approve amounts for operating and maintenance expenses and capital expenditure, that provide GENCO with the same opportunity to maintain the Heat Rate target levels as GENCO has at the execution of this Agreement, such target levels shall be equitably adjusted.

Any incentive/disincentive payments will be determined after the end of each month and will be reflected in the first monthly invoice following the end of each month.

                                                                       EXHIBIT C

-------------------------------------------------------------------------------


-------------------------------------------------------------------------------



                           ENERGY MANAGEMENT AGREEMENT


                                     between


                          LONG ISLAND LIGHTING COMPANY


                                       and


                           LONG ISLAND POWER AUTHORITY


                            Dated as of June 26, 1997




-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                           Page

ARTICLE 1 - DEFINITIONS.....................................................  2

ARTICLE 2 - SCOPE OF ENERGY MANAGEMENT SERVICES............................. 10

ARTICLE 3 - FUEL MANAGEMENT................................................. 11

         3.1.       FUEL MANAGEMENT SERVICES................................ 11

         3.2.       FUEL MANAGEMENT COMPENSATION............................ 12
                    3.2.1.   Fuel Management Fee............................ 12
                    3.2.2.   Monthly Fuel Payment........................... 12

         3.3.       FUEL PURCHASE PERFORMANCE INCENTIVES/DISINCENTIVE
                    PAYMENTS................................................ 13

         3.4.       PAYMENT................................................. 13

         3.5.       LATE PAYMENT............................................ 13

         3.6.       FUEL MEASUREMENT........................................ 13

         3.7.       GENERAL FUEL SERVICE REQUIREMENTS....................... 14
                    3.7.1.   Minimization of Costs.......................... 14
                    3.7.2.   Accounting Controls............................ 14

ARTICLE 4 - OFF SYSTEM SALES................................................ 15

ARTICLE 5 - SYSTEM POWER SUPPLY MANAGEMENT

         5.1.       LOWEST COST ELECTRICITY................................. 16

         5.2.       SPECIFIC ENERGY MANAGER RESPONSIBILITIES................ 16

         5.3.       SYSTEM POWER SUPPLY MANAGEMENT COMPENSATION............. 17
                    5.3.1    System Power Supply Management Fee............. 17
                    5.3.2    System Power Supply Performance
                             Incentives/Disincentives....................... 17

         5.4.       PAYMENT................................................. 17


                                       (i)

         5.5.       LATE PAYMENT............................................ 18

ARTICLE 6 - GENERAL......................................................... 19

         6.1.       STAFFING AND LABOR ISSUES............................... 19

         6.2.       ACCOUNT RECORDS; COLLECTION OF MONIES;
                    AVAILABILITY OF ENERGY MANAGER.......................... 19
                    6.2.1.   Account Records................................ 19
                    6.2.2    Collection of Monies........................... 19
                    6.2.3    Availability of Energy Manager................. 20
                             (A)     Office Facilities...................... 20
                             (B)     Availability of Representatives........ 20
                             (C)     Emergency Telephone Number............. 20

         6.3.       COMPLIANCE WITH APPLICABLE LAW.......................... 20

         6.4.       INFORMATION............................................. 20
                    6.4.1.   Information System............................. 20
                    6.4.2.   Ownership of Information and Documentation..... 20

         6.5.       BOOKS AND RECORDS....................................... 21

         6.6.       FISCAL AFFAIRS, ACCOUNTING AND RECORD KEEPING........... 21
                    6.6.1.   General........................................ 21
                    6.6.2.   Bank Deposits.................................. 21

         6.7.       OTHER SERVICES.......................................... 22
                    6.7.1.   Bill Payments.................................. 22
                    6.7.2    Review of System Supply Bills.................. 22
                    6.7.3.   Attendance at Meetings......................... 22

ARTICLE 7 - TERM; EVENTS OF DEFAULT

         7.1.       TERM.................................................... 24

         7.2.       EVENTS OF DEFAULT BY THE ENERGY MANAGER................. 24
                    7.2.1.   Events of Energy Manager Default Defined....... 24
                             (1)   Events of Default Not Requiring Cure
                                   Opportunity for Termination.............. 24
                                 (a)  Change of Control of Energy Manager... 24
                                 (b)  Voluntary Bankruptcy.................. 24
                                 (c)  Involuntary Bankruptcy................ 24


                                      (ii)

                             (2)  Events of Default Requiring Cure
                                  Opportunity................................ 25
                                 (a)  Failure to Pay or Credit............... 25
                                 (b)  Failure Otherwise to Comply with
                                      Agreement or Guaranty.................. 25

         7.3.       EVENTS OF DEFAULT BY THE AUTHORITY....................... 25
                    7.3.1.   Events of Authority Default Defined............. 25
                             (1)  Failure to Pay............................. 25
                             (2)  Failure to Comply with Agreement........... 26
                             (3)  Change of Control of Long Island Lighting
                                  Company.................................... 26

         7.4.       PROCEDURE FOR TERMINATION FOR CAUSE...................... 26
                    7.4.1.   Thirty Day Notice............................... 26
                    7.4.2.   Termination by Authority........................ 26
                             (1)  Access..................................... 26
                             (2)  Assumption of Responsibilities............. 27

         7.5.       CERTAIN OBLIGATIONS OF THE ENERGY MANAGER UPON
                    TERMINATION OR EXPIRATION................................ 27
                    7.5.1.   Obligations on Termination or Expiration........ 27
                    7.5.2.   Authority Payment of Certain Transition Costs... 28

         7.6.       NO WAIVERS............................................... 28

         7.7.       AUTHORITY EMERGENCY ASSUMPTION OF FUEL AND
                    SYSTEM POWER SUPPLY MANAGEMENT SERVICES.................. 28

         7.8.       WAIVER OF CERTAIN DEFENSES............................... 29

ARTICLE 8 - DESIGNATION OF REPRESENTATIVES

         8.1.       AUTHORITY REPRESENTATIVE................................. 30

         8.2.       ENERGY MANAGER REPRESENTATIVE............................ 30

ARTICLE 9 - ENERGY MANAGER'S REPORTING REQUIREMENTS

         9.1.       MONTHLY REPORTS.......................................... 31

         9.2.       ANNUAL REPORTS........................................... 31

         9.3.       FUEL CONSUMPTION REPORTS................................. 31

         9.4.       LITIGATION; PERMIT LAPSES................................ 31


                                      (iii)

ARTICLE 10 - INSURANCE....................................................... 32

ARTICLE 11 - INDEMNIFICATION................................................. 33

         11.1.      INDEMNIFICATION.......................................... 33
                    (A)  Indemnification by the Energy Manager............... 33
                    (B)  Indemnification by the Authority.................... 34

ARTICLE 12 - NONDISCLOSURE................................................... 36

         12.1.      PROPRIETARY INFORMATION.................................. 36
                    (A)  Energy Manager Request.............................. 36
                    (B)  Authority Non-Disclosure............................ 36
                    (C)  Permitted Disclosures............................... 36

ARTICLE 13 - MISCELLANEOUS PROVISIONS

         13.1.      AGREEMENT................................................ 37

         13.2.      RELATIONSHIP OF THE PARTIES.............................. 37

         13.3.      ASSIGNMENT AND TRANSFER.................................. 37

         13.4.      APPROVAL OF SUBCONTRACTORS............................... 37

         13.5.      ACTIONS OF THE AUTHORITY IN ITS GOVERNMENTAL
                      CAPACITY............................................... 38

         13.6.      NO THIRD PARTY BENEFICIARIES............................. 38

         13.7.      STATE LAW REQUIREMENTS................................... 38

         13.8.      DISPUTE RESOLUTION....................................... 38
                    13.8.1 Dispute Resolution................................ 38
                    13.8.2    Negotiation and Non-Binding Mediation.......... 38
                    13.8.3    Arbitration.................................... 39
                    13.8.4    Provisional Relief............................. 39
                    13.8.5 Awards............................................ 40
                    13.8.6 Information Exchange.............................. 40
                    13.8.7 Site of Arbitration............................... 40
                    13.8.8 Precondition to Litigation........................ 40
                    13.8.9 Continuity of Service............................. 40


                                      (iv)

         13.9.      AMENDMENTS............................................... 40
         13.10.     NOTICES.................................................. 40
                    13.10.1  ................................................ 40
                    13.10.2.................................................. 41

         13.11.     REPRESENTATIONS AND WARRANTIES........................... 41
                    13.11.1. Energy Manager Representations and Warranties... 41
                    13.11.2.  Authority Representations and Warranties....... 42

         13.12.     COUNTERPARTS............................................. 43

         13.13.     GOVERNING LAW............................................ 43

         13.14.     CAPTIONS; APPENDICES..................................... 43

         13.15.     ENERGY MANAGER TO REMAIN AFFILIATE OF GUARANTOR;
                    CREDIT ENHANCEMENT IN CERTAIN CIRCUMSTANCES.............. 43
                    (A)  Limitations......................................... 43
                    (B)  Material Decline in the Guarantor's Credit Standing. 43
                    (C)  Credit Enhancement.................................. 43

         13.16.     SEVERABILITY............................................. 44

         13.17.     RULES OF INTERPRETATION.................................. 44

         13.18.     HEDGING POLICIES......................................... 44

         13.19      ENERGY PRICING INFORMATION SYSTEM........................ 44


                                   APPENDICES

         Appendix A Fuel purchase performance, incentive/disincentive

         Appendix B System power supply performance incentive/disincentive

         Appendix C Provisions Required by State Law


                                       (v)

                           ENERGY MANAGEMENT AGREEMENT

         This ENERGY MANAGEMENT AGREEMENT ("Agreement") is entered into as of June 26, 1997 ("Contract Date") by and between LONG ISLAND LIGHTING COMPANY, a New York corporation ("Energy Manager"), and LONG ISLAND POWER AUTHORITY a corporate municipal instrumentality and political sub-division of the State of New York (the "Authority"). Each of the foregoing are sometimes referred to herein as a "Party" and collectively as the "Parties".

                                    RECITALS

         WHEREAS, the Energy Manager currently manages the fuel supplies for the GENCO Generating Facilities (as defined herein), and the Authority desires the Energy Manager, acting as the Authority's agent, to purchase fuel supplies for use in the GENCO Generating Facilities.

         WHEREAS, the Energy Manager currently manages the System Power Supply (as defined herein), and the Authority desires the Energy Manager to continue to manage the System Power Supply on behalf of the Authority.

         WHEREAS, the Energy Manager and the Authority have set forth in this Agreement the terms and conditions for the management by the Energy Manager of fuel supplies used at the GENCO Generating Facilities to produce electric energy for delivery to the Authority and for management and administration of the System Power Supply on behalf of the Authority in a manner consistent with policies established by the Authority.

         WHEREAS, in accordance with the terms hereof, the Authority is to establish policies and procedures for the System Power Supply and the Manager is responsible for the implementation of those policies.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties agree as follows:

                             ARTICLE 1 - DEFINITIONS


         Unless otherwise required by the context in which any defined term appears, the following capitalized terms have the meanings specified in this
Article 1. All terms used and not otherwise defined herein are defined in Appendix 1 to the Management Services Agreement, a copy of which is annexed hereto for reference purposes.

         "Ancillary Services" means the ancillary services required by NYPP/ISO from time to time to enable the NYPP/ISO to operate the transmission system in New York State in a secure and reliable manner.

         "Annual Settlement Statement" means the Annual Settlement Statement referred to in subsection 9.2 hereof.

         "Appendix" means an appendix to this Agreement, as the same may be amended or modified from time to time in accordance with the terms hereof.

         "Applicable Law" means any law, rule, regulation, requirement, guideline, ruling, ordinance or order of or any Legal Entitlement issued by, any Governmental Body and applicable from time to time to the performance of the obligations of the parties hereunder.

         "Authority" means the Long Island Power Authority and its subsidiaries, and its successors or assigns as permitted hereunder.

         "Authority Fault" means any breach, failure of compliance, or nonperformance by the Authority with its obligations hereunder or any negligent or willful misconduct by the Authority under this Agreement (whether or not attributable to any officer, trustee, member, agent, employee, representative, contractor, Subcontractor of any tier, or independent contractor of the Authority other than the Energy Manager and its Subcontractors) that materially and adversely affects the Energy Manager's performance or the Energy Manager's rights or obligations under this Agreement.

         "Authority Indemnified Parties" has the meaning specified in subsection 11.1(A) hereof.

         "Business Day" means any day other than a Saturday, Sunday or Legal Holiday (as defined herein).

         "Change of Control" means (i) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act")) of 35% or more of the outstanding shares of securities the holders of which are generally entitled to vote for the election of directors of the Energy Manager or the Guarantor, as the case may be (including securities convertible into, or exchangeable for, such securities or rights to acquire such securities or securities convertible into, or exchangeable for such securities, "Voting Stock"), on a fully diluted basis, by any Person or group of Persons (within the meaning of Section 13 or 14 of the 1934 Act); (ii) any sale, transfer or other disposition of beneficial ownership of 35% or more of the outstanding shares of the Voting Stock, on a fully diluted basis, of the Energy Manager or the Guarantor, as the case may be; (iii) any merger, consolidation, combination or similar transaction of the Energy Manager or the Guarantor, as the case may be, with or into any other Person, whether or not the Energy Manager or the Guarantor, as the case may be, is the surviving entity in any such transaction; (iv) any sale, lease, assignment, transfer or other disposition of the beneficial ownership in 35% or more of the property, business or assets of the Energy Manager or the Guarantor, as the case may be;
(v) a Person other than the current shareholders of the Energy Manager or the Guarantor, as the case may be, obtains, directly or indirectly, the power to direct or cause the direction of the management or policies of the Energy Manager or the Guarantor, as the case may be, whether through the ownership of capital stock, by contract or otherwise; (vi) during any period of 12 consecutive calendar months, when individuals who were directors of the Energy Manager or the Guarantor, as the case may be, on the first day of such period cease to constitute a majority of the board of directors of the Energy Manager or the Guarantor, as the case may be; or (vii) any liquidation, dissolution or winding up of the Energy Manager or the Guarantor, as the case may be.

         "City Gate" means a receipt point of natural gas at any point located at the New York Facilities at which LILCO may now have rights to receive natural gas.

         "Closing Date" has the meaning ascribed to that term in the Agreement and Plan of Exchange and Merger by and among BL Holding Corp., Long Island Lighting Company, the Authority, and LIPA Acquisition Corp., dated as of June 26, 1997.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commencement of Discharge Date" means the date that the unloading or delivery of Fuel begins at a Generating Facility.

         "Contract Date" means the date of this Agreement, as set forth on page 1 hereof.

         "Contract Year", except as the Authority shall otherwise propose subject to the approval of the Energy Manager which approval shall not be unreasonably withheld, means the calendar year commencing on January 1 in any year and ending on December 31 of that year; provided, however, that the first Contract Year shall commence on the Closing Date and shall end on December 31 of that year, and the last Contract Year shall commence on January 1 prior to the date this Agreement expires or is terminated, whichever is appropriate, and shall end on the last day of the Term of this Agreement or the effective date of any termination, whichever is appropriate. Any computation made on the basis of a Contract Year shall be adjusted on a pro rata basis to take into account any Contract Year of less than 365/366 days.

         "Dispatch" shall mean Authority's adjustment and control (which may be coordinated by NYPP/ISO) of the net electrical energy output of any component of the System Power Supply for the purpose of regulating the amount of Electricity delivered.

         "Dth" shall mean dekatherm.

         "Electricity" means the electrical energy (real and reactive) and capacity available from the System Power Supply.

         "Electricity Customers" means the retail and wholesale customers of the Authority located in the Service Area.

         "Energy Manager" means the Long Island Lighting Company and its successors or assigns expressly permitted pursuant to Section 13.3.

         "Energy Manager Fault" means any breach, failure of compliance, or nonperformance by the Energy Manager with its obligations hereunder or any negligence or willful misconduct by the Energy Manager under this Agreement (whether or not attributable to any officer, member, agent, employee, representative, contractor, Subcontractor of any tier, or independent contractor of the Energy Manager or any Affiliate of the Energy Manager).

         "Energy Manager Indemnified Parties" has the meaning specified in subsection 11.1(B) hereof.

         "Existing Power Supply Agreements" means the power supply agreements which exist between LILCO and other parties for the purchase of capacity and/or energy which are in effect as of the Contract Date and which were, either in existence as of March 19, 1997 or which are entered into in accordance with the provisions of Section 6.1(p) of the Acquisition Agreement on or prior to the Closing Date.

         "FERC" shall mean the Federal Energy Regulatory Commission.

         "Firm Gas Supply" means a type of natural gas supply delivered or transported to a City Gate which may not be interrupted except for "force majeure" events. Such gas may be interrupted on the gas distribution system serving LILCO's existing gas service area whenever its continued delivery would adversely affect the reliability of the gas distribution system serving LILCO's existing gas service area.

         "Fuel" means the natural gas, oil, kerosene or other fossil fuel used for operating the GENCO Generating Facilities.

         "Fuel  Management  Fee" means the Fuel  Management  Fee  payable  under
Section 3.2.1.

         "Fuel Purchase Performance Incentive/Disincentive" means the incentive payment to or disincentive payment from Energy Manager calculated in accordance with Appendix A hereto.

         "Fuel Services" means those services required to be furnished and done for and relating to the delivery of Fuel to the GENCO Generating Facilities by the Energy Manager pursuant to this Agreement subsequent to the Closing Date. A reference to "Fuel Services" shall mean "any part and all of the Fuel Services" unless the context otherwise requires.

         "Gas Balancing" means the service of the type currently provided by LILCO whenever the aggregate daily gas taken by GENCO for use in the GENCO Generating Facilities varies from the daily nominated quantity. When this occurs, Energy Manager will cause certain assets currently owned or contracted for by LILCO to be used to either provide additional quantities of gas required by GENCO or take back any excess quantities of gas not required by GENCO.

         "GENCO" means Long Island Lighting Company and its successors and assigns permitted under the Power Supply Agreement.

         "GENCO Generating Facilities" means the electric generating facilities owned by GENCO and under contract at any time with the Authority under the Power Supply Agreement. A list of the generating units to be owned by GENCO as of the Closing Date is contained in Appendix C to the Power Supply Agreement.

         "Governmental Body" means any federal, State or local legislative, executive, judicial or other governmental board, agency, authority, commission, administration, court or other body, or any official thereof having jurisdiction with respect to any matter which is a subject of this Agreement other than the Authority.

         "Guarantor" means BL Holding Corp. and its successors and assigns permitted under the Guaranty Agreement.

         "Guaranty Agreement" or "Guaranty" means the Guaranty Agreement to be entered into prior to the Closing Date from the Guarantor to the Authority substantially in the form provided in Exhibit E to the Acquisition Agreement, as the same may be amended from time to time in accordance therewith.

         "Incremental Fuel Cost" means the additional actual fuel cost incurred to produce an additional amount of Electricity at the GENCO Generating Facilities, so as to enable the sale of available excess energy.

         "Interruptible Gas Supplies" means gas supplies that will be interrupted whenever the supplier recalls supplies pursuant to a negotiated supply contract and/or the interstate pipeline interrupts the transportation of such gas supply pursuant to its FERC approved tariff. Such gas supplies may also be interrupted for force majeure events.

         "Legal Holiday" is defined as New Year's Day, Martin Luther King Jr.'s Birthday, Lincoln's Birthday, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veteran's Day, Thanksgiving Day, Day After Thanksgiving, Christmas Eve, Christmas Day and New Year's Eve, or such other days as the Parties may mutually agree from time to time.

         "LILCO" as of the date hereof, means Long Island Lighting Company and, as of the Closing Date, shall mean the entity or entities owning and operating the gas distribution system and related facilities and interests in gas transmission facilities currently owned and operated by Long Island Lighting Company.

         "Local Transportation Charge" is defined as the gas transportation rate set forth herein that will be charged to Authority for the use of LILCO's gas assets to deliver gas to the GENCO Generating Facilities.

         "Management Services Agreement" means the Management Services Agreement dated June 26, 1997, between the Authority and Long Island Lighting Company, as the same may be amended in accordance with its terms.

         "Fuel Management Fee" has the meaning ascribed to that term in Section 3.2.1.

         "Monthly Fuel Payment" has the meaning ascribed to that term in Section 3.2.2.

         "Monthly System Power Supply Management Fee" has the meaning ascribed to that term in Section 5.3.1.

         "New York Facilities" ("NYF") is defined as the system of gas mains severally owned and operated by LILCO, The Brooklyn Union Gas Company and Consolidated Edison Co. of New York pursuant to the NYF Agreement. Among other things, the NYF Agreement provides for the firm delivery of gas (directly or by displacement) from the City Gate delivery points of the four interstate pipelines currently delivering gas to the NYF to the transmission systems of each of the companies. The rights of the respective parties to firm transport on the NYF system are specified in the NYF Agreement.

         "NYF Agreement" means the New York Facilities Agreement entered into as of the first day of January, 1994 by and between The Brooklyn Union Gas Company, Consolidated Edison Company of New York, Inc. and LILCO, as the same may be amended in accordance with its terms.

         "New York Power Pool" or "NYPP" means the member system currently comprising of Consolidated Edison Company of New York, Inc., Central Hudson Gas and Electric Company, Long Island Lighting Company, Orange and Rockland Utilities, Rochester Gas and Electric Company, New York State Electric and Gas Corporation, Niagara Mohawk Power Corporation, and the Power Authority of the State of New York, as such organization or membership may change from time to time.

         "NYPP/ISO" means the Independent System Operator ("ISO") into which the NYPP is proposed to be restructured to the extent approved by FERC. In the event this restructuring occurs, the principal reliability, security and dispatch functions of the NYPP will be performed by the ISO.

         "Off-System Sales" means the sale of electric capacity and/or energy to wholesale or retail customers located outside the Service Area.

         "Person" means, unless otherwise specified, any individual person, corporation, firms, companies, trusts, business trusts, legal entities, general partnership, limited partnership, joint venture, joint-stock company, limited liability company, unincorpoprated organization, government or other or political subdivision thereof or other entity, including a Governmental Body.

         "Prime Rate" means the rate announced by Citibank, N.A. from time to time at its principal office as its prime lending rate for domestic commercial loans, the Prime Rate to change when and as such prime lending rate changes.

         "Power Supply Agreement or PSA" means the agreement dated June 26, 1997, between Authority and GENCO for the purchase of electric capacity and energy.

         "Prudent Utility Practice" at a particular time means any of the practices, methods, and acts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry prior thereto), which, in the exercise of reasonable judgment in light of the facts and the characteristics of the T&D System, the Service Area, System Power Supply (and, insofar as the delivery of Fuel Service may require, the gas distribution and transmission system serving LILCO's existing gas service area and prevailing regulations or regulatory policies applicable to such gas distribution and transmission system), known at the time the decision was made, would have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition and good customer relations. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts.

         "Service Area" means the counties of Suffolk and Nassau and that portion of the County of Queens constituting LILCO's electric franchise area as of the effective date of the Act. "Service Area" does not include the Villages of Freeport, Rockville Centre and Greenport.

         "Subcontract" means an agreement between the Energy Manager and a Subcontractor, or between two Subcontractors, as applicable.

         "Subcontractor" means every person (other than employees of the Energy Manager) employed or engaged by the Energy Manager or any person directly or indirectly in privity with the Energy Manager (including every sub-subcontractor of whatever tier) for any portion of the services or the materials, supplies, or equipment to be provided by the Energy Manager hereunder.

         "System Emergency" shall mean any abnormal system condition that requires automatic or immediate, manual action to prevent or limit loss of transmission facilities or generation resources that could adversely affect the reliability of an electric system.

         "System Interruptible Gas Supply" means a type of gas supply which will be interrupted whenever its continued delivery would adversely impact the delivery of gas to the gas customers served by the gas transmission or distribution system which is currently owned by LILCO; furthermore, if Energy Manager is using non-LILCO assets to provide natural gas to GENCO, such gas will only be interrupted on LILCO's gas distribution system whenever its continued delivery would adversely impact the reliability of such gas distribution system. If GENCO is using gas provided from LILCO assets, GENCO will be interrupted before LILCO's interruptible gas customers consistent with current practices. Such gas supplies may also be interrupted for force majeure events.

         "System Policies and Procedures" means the policies and procedures adopted from time to time by the Authority with respect to the T&D System and the System Power Supply in accordance with Applicable Law and Prudent Utility Practice.

         "System Power Supply" means the electrical capacity and energy from all power supply sources owned by or under contract to the Authority, including, but not limited to, the Existing Power Supply Agreements, the Power Supply Agreement, the Authority's rights and interests with respect to the Nine Mile
Point 2 power plant, the Authority's interest in any future generating facilities, spot market capacity and energy purchases made by the Energy Manager on behalf of the Authority, and any load control programs or energy efficiency measure adopted by the Authority.

         "System Power Supply Management Fee" means the System Power Supply Management Fee payable in accordance under Section 5.3.1.

         "System Power Supply Performance Incentive/Disincentive" means the "System Power Supply Performance Incentive/Disincentive under Section 5.3.2.

         "System Power Supply Services" means those services required to be furnished and done for and relating to the administration and management of System Power Supply pursuant to this Agreement subsequent to the Closing Date. A reference to "System Power Supply Services" shall mean "any part and all of the System Power Supply Services" unless the context otherwise requires.

         "System Pre-Emergency" shall mean a condition which reasonably could be expected, if permitted to continue, to contribute to a System Emergency or to a degraded operating condition and includes the Alert, Warning, Major Emergency, and Restoration conditions described in NYPP Operating Procedure 1 - "Operating of the Bulk Power System", as it may be revised or replaced.

         "T&D System" means the electric transmission and distribution system located in the Service Area which provides the means for transmitting and distributing Electricity.

         "Term" has the meaning ascribed to that term in Article 7.

         "Termination  Date" has the  meaning  ascribed  to that term in Section
7.4.

                 ARTICLE 2 - SCOPE OF ENERGY MANAGEMENT SERVICES


         As hereinafter described, Energy Manager shall be responsible for (a) fuel procurement, delivery, storage, and management for GENCO Generating Facilities to meet the energy generation requirements of the Electricity
Customers, (b) the dispatch of all System Power Supply available to the Authority to meet total capacity and energy requirements of the Electricity Customers and Off-System Sales, (c) the purchase, on behalf of the Authority, of all capacity and energy to meet the needs of the Electricity Customers and (d) the sale, on behalf of the Authority, of Electricity owned by, or under contract to, the Authority which is not otherwise required to meet the needs of the Electricity Customers. All such responsibilities shall be discharged in a manner consistent with Prudent Utility Practice, the System Policies and Procedures and New York State Public Service Commission policies and procedures pertaining to retail gas customer service. In discharging all such functions, Energy Manager shall use best-efforts to obtain the least-cost fuel and least-cost capacity and energy for the benefit of the Electricity Customers.

         Energy Manager agrees to establish policies and procedures satisfactory to the Authority designed to assure that Energy Manager's responsibilities are performed without consideration of the ownership or economic return to the Energy Manager or its Affiliates, except for the incentive provisions of this Agreement, and comply with such policies and procedures.

         In no event will Energy Manager take title to Electricity being purchased or sold under this Agreement.

                           ARTICLE 3 - FUEL MANAGEMENT


         3.1. FUEL MANAGEMENT SERVICES. Energy Manager shall manage all aspects of the Fuel supply for the GENCO Generating Facilities including determinations regarding the type of Fuel used for operating the GENCO Generating Facilities and the source of such Fuel supply taking into account the purchase of alternate sources of Electricity in lieu of Electricity from the GENCO Generating Facilities when economic. Authority will compensate Energy Manager for such Fuel management services, including a Fuel Purchase Performance Incentive/ Disincentive Payment, in accordance with the terms of this Agreement. In this respect, Energy Manager shall, among other things:

          1)   Acquire   required   gas  supplies   which   includes  a  mix  of
               Interruptible and Firm Gas Supplies as deemed appropriate;

          2) Acquire required fuel oil supplies in accordance with generating unit specific requirements as determined by GENCO which include a mix of residual oil, No. 2 oil and kerosene as deemed appropriate;

          3) Negotiate, execute and administer Fuel supply contracts with one or more entities;

          4) Obtain and schedule transportation for all Fuel deliveries, including daily nomination and dispatch;

          5)   Arrange  for  the   displacement   of  gas  across   LILCO's  gas
               distribution system and the New York Facilities to facilitate deliveries to each GENCO Generating Facility; and

          6) Arrange for the delivery, receipt, fuel analysis, handling, storage, local and on site transportation and use of Fuel.

Unless otherwise arranged and agreed to between Authority and Energy Manager, all gas supplies to be used at the GENCO Generating Facilities will be Interruptible Gas Supplies or short term Firm Gas Supplies with contracts extending no longer than one month from the date entered into, all of which are System Interruptible Gas Supplies. Energy Manager will arrange for the most cost-effective Fuel for use at the existing GENCO Generating Facilities subject to Energy Manager's existing rate obligations to the gas customers of the current gas service area of Long Island Lighting Company. Energy Manager will arrange for Gas Balancing services to be provided associated with use of gas at the GENCO Generating Facilities. Energy Manager will provide these services from existing assets of the Energy Manager or its affiliates. The Energy Manager will not contract for additional firm assets (including storage, pipeline capacity or swing gas supply) specifically for use in the GENCO Generating Facilities unless the

Authority and Energy Manager agree to the contract. Such Interruptible Gas Supplies will be provided only as long as it is available for use, in the GENCO Generating Facilities. The price of such gas to be paid for by Authority will include a Local Transportation Charge of 19 cents/Dth for a period of eleven and one half (11 1/2) years from the Closing Date. Thereafter the Local Transportation Charge included will be a charge imposed under non-discriminatory tariffs or otherwise be determined on a non-discriminatory basis.

         3.2. FUEL MANAGEMENT COMPENSATION. Except as otherwise provided in this Agreement, the payments Authority will make to Energy Manager pursuant to this Agreement will be calculated as set forth below. During the term of this Agreement, Authority will make monthly payments to Energy Manager consisting of an amount equal to the sum of: (i) the Monthly Fuel Management Fee, plus (ii) the Monthly Fuel Payment, plus or minus (iii) the Fuel Purchase Performance Incentive/Penalty.

                  3.2.1.   Fuel Management Fee.
                  Energy Manager shall be paid an annual Fuel Management Fee, in consideration for Energy Manager's performance of the Fuel Services contemplated herein. The amount of such Fuel Management Fee shall be agreed upon by the parties not later than the Closing Date and shall reflect a fee of $750,000 and an allowance for certain costs. These costs included in the Fuel Management Fee shall be comprised of an appropriate allocation of compensation paid to employees and expenses of the Energy Manager, an appropriate allocation of such costs of employees and expenses of the Energy Manager's parent or affiliates to the extent such employees provide service pursuant to this Agreement and an appropriate allocation of depreciation and return on the undepreciated balance of Energy Manager and its parent or affiliates owned assets. The cost component of the initial Fuel Management Fee, once established and approved by Authority, will be indexed in the same manner as the Direct Cost Budget under the Management Services Agreement until the termination of the Management Services Agreement and thereafter subject to mutually agreeable adjustments. Authority shall pay the Fuel Management Fee to Energy Manager in twelve equal monthly installments, payable in accordance with the provisions of
         Section 3.4.

                  3.2.2.   Monthly Fuel Payment.
                  Authority will, in accordance with the provisions of Section 3.4, pay the total monthly cost of all Fuel for use in the GENCO Generating Facilities that are under contract to Authority pursuant to the Power Supply Agreement, including but not limited to any current or future fuel related taxes or other fuel related fees or costs reasonably incurred by Energy Manager. This cost will be based upon (a) the actual variable cost of gas delivered to the delivery points for such fuel plus (i) any incremental Firm Gas Supply costs which are incurred based on use of Firm Gas Supplies in the operation of the GENCO Generating Facilities, (ii) any costs Energy Manager incurs based on non-use of gas it has otherwise contracted to purchase for use in the operation of the

         GENCO Generating Facilities, and (iii) the Local Transportation Charge and (b) the delivered cost of oil for use in GENCO's Generating Facilities.

         3.3. FUEL PURCHASE PERFORMANCE INCENTIVES/DISINCENTIVE PAYMENTS. Energy Manager shall receive a Fuel Purchase Performance Incentive/Disincentive Payment calculated in accordance with Appendix A hereto. Such Fuel Purchase Performance Incentive/Disincentive Payment will be calculated at the end of each month, with the results reflected in the following month's invoice submitted in accordance with the provisions of Section 3.4. The total Fuel Purchase Performance Incentive/Disincentive Payment shall not exceed $5.0 million on an annual basis.

         3.4. PAYMENT. Energy Manager will submit monthly invoices to Authority for the Monthly Fuel Management Fee and the Fuel Purchase Performance Incentive/Disincentive Payment by the tenth (10th) Business Day following the month of service, consistent with the provisions in this Article 3. Payment of all invoiced amounts shall be due and payable by Authority within fifteen (15) Business Days of Authority receiving such invoices. Prior to the Closing Date, the parties will establish a mutually satisfactory billing arrangement for the Monthly Fuel Payment designed to minimize and compensate, as appropriate, for carrying costs and to reflect billing procedures contained in Fuel contracts entered into by Energy Manager.

         All such payments shall be made in the form of immediately available funds by wire transfer to a bank or financial institution specified by Energy Manager or in such other form as may be reasonably requested by Energy Manager. The wired funds will be deemed timely paid if received by the close of business on or before the due date of such payment.

         3.5. LATE PAYMENT. Any invoiced amount not paid by Authority by the due date will be subject to interest computed from the date payment was payable hereunder at the rate equal to the lesser of (i) the maximum rate of interest per monthly billing period permitted by Applicable Law and (ii) (a) for interest accruing during the first six months or less after the date on which such payment was payable hereunder, 6 month LIBOR, and (b) for interest accruing more than six months after the date on which a payment was payable hereunder, the Prime Rate plus 1.00% in each case, as 6 month LIBOR or the Prime Rate was reported in the Wall Street Journal for each day. The parties agree that such interest rate will apply to payments under this Agreement in lieu of any different rate that would otherwise apply generally to late payments by the Authority.

         3.6. FUEL MEASUREMENT Installation, maintenance and operation of all Fuel metering and telemetering equipment shall be undertaken by GENCO in accordance with the Power Supply Agreement. Energy Manager shall cooperate with Authority in Authority's verification of the accuracy of all measurements of Fuel made by GENCO and Authority shall have access to all records of Energy Manager necessary for such purpose.

         3.7. GENERAL FUEL SERVICE REQUIREMENTS.

                  3.7.1. Minimization of Costs. In providing the Fuel, Energy Manager shall use best efforts to minimize Fuel costs for the GENCO
         Generating Facilities, such efforts being consistent with (i) all applicable insurance policies, (ii) all applicable prudent industry practices and standards, including Prudent Utility Practice, (iii) all applicable operating and contract constraints for Fuel delivery, (iv) Energy Manager's collective bargaining agreements and (v) Applicable Law.

                  3.7.2. Accounting Controls. Energy Manager on a quarterly basis shall provide, or cause to be provided, all accounting, bookkeeping, and administrative services in connection with the Fuel costs, such accounting to be consistent with the FERC Uniform System of Accounts and Generally Accepted Accounting Principles consistently applied. In areas of conflict, FERC accounting principles shall control. All records relating to such services shall be subject to review and audit in accordance with Section 6.2.

                          ARTICLE 4 - OFF SYSTEM SALES


         Energy Manager shall use best efforts to market to Off-System Sales customers, on Authority's behalf, Electricity from the System Power Supply that is not otherwise needed by the Electricity Customers in a manner which will reduce the net cost of Electricity provided to the Electricity Customers. Energy Manager shall receive 33 percent of the revenue net of incremental costs from Off-System Sales of Electricity from the System Power Supply and the Authority shall receive 67 percent of the revenue net of incremental costs from these Off-System Sales of Electricity from the System Power Supply. The incremental costs for such Off-System Sales will be based upon the incremental cost of energy for such Electricity sales including any other costs or charges
(including applicable taxes) incurred to produce and deliver the Electricity and/or Ancillary Services for sale by Energy Manager. The incremental costs associated with capacity sales shall include the cost of replacement capacity incurred as a result of the sale, if any, and any other costs or charges related to the sale, including startup, no-load operation, transmission, and applicable taxes.

         Amounts due to Energy Manager under this Article 4 shall be billed by Energy Manager and shall be paid by the Authority in accordance with the billing and payment provisions of Section 5.4.

         Notwithstanding any of the above, the Energy Manager will only attempt to sell excess Electricity to the extent that, in GENCO's judgment, such Electricity sales do not jeopardize any of GENCO's tax-exempt debt and to the extent that, in the Authority's judgment, such Electricity sales do not jeopardize the tax-exempt status of any of the Authority's debt. Each party shall furnish the other an appropriately detailed description of the constraints imposed on such sales prior to the Closing Date and shall update such description from time to time to reflect any applicable changes in law or regulation.

                   ARTICLE 5 - SYSTEM POWER SUPPLY MANAGEMENT


         5.1. LOWEST COST ELECTRICITY. In connection with the purchase and management of the System Power Supply, on Authority's behalf, the Energy Manager shall use best efforts to provide the lowest cost Electricity to the T&D System and the Electricity Customers, given (i) the transmission and distribution limitations unique to the T&D System; (ii) the terms of the Existing Power Supply Agreements; (iii) availability of power through the New York Power Pool or its successor; (iv) regulatory and reliability council requirements, including, but not limited to system safety and reliability; and (v) System Policies and Procedures, including environmental policies contained therein.

         5.2. SPECIFIC ENERGY MANAGER RESPONSIBILITIES. In implementing its System Power Supply responsibilities, the Energy Manager will, subject to the transmission, contractual and reliability constraints referred to in Section 5.1 above:

          (i) schedule deliveries of and Dispatch energy from the System Power Supply;

          (ii) arrange for the Authority's purchase of Electricity to the extent the System Power Supply is insufficient to meet the requirements of the T&D System;

          (iii) continually monitor the market for the Authority's sale and purchase of wholesale Electricity and purchase Electricity, on the Authority's behalf, on the wholesale market to displace System Power Supply if such purchases, including the cost of transmission services to deliver such Electricity, will reduce total power supply costs;

          (iv) sell Electricity on Authority's behalf from the System Power Supply that is surplus to the requirements of the T&D System whenever such sales, including consideration of any incremental cost of Transmission for delivery of such sales, are advantageous to the Authority;

          (v) arrange for such additional transmission services and capacity as shall be necessary for the purchase or sale of Electricity by the Authority; and

          (vi) with the prior written consent of Authority, subcontract with power marketers or brokers, or similar entities, to assist in the acquisition of Electricity and the marketing and sale of excess Electricity.

         All contracts for the purchase or sale of Electricity will be entered into by the Authority or by the Energy Manager as agent for the Authority. No contract for the purchase or sale of Electricity for a term in excess of three months shall be entered into without the prior written consent of the Authority.

         5.3. SYSTEM POWER SUPPLY MANAGEMENT COMPENSATION. Except as otherwise provided in this Agreement, the payments Authority will make to Energy Manager pursuant to this Agreement with respect to System Power Supply Services other than Off-System Sales will be calculated as set forth below. During the term of this Agreement, Authority will make monthly payments to Energy Manager consisting of an amount equal to the sum of: (i) the System Power Supply Management Fee, plus or minus (ii) the System Power Supply Performance Incentive/Disincentive.

                  5.3.1    System Power Supply Management Fee.
                  Energy Manager shall be paid an annual System Power Supply Management Fee, in consideration for Energy Manager's performance of the System Power Supply management services contemplated herein. The amount of such System Power Supply Management Fee shall be agreed upon by the parties not later than the Closing Date and shall reflect a fee of $750,000 and an allowance for certain costs. These costs included in the System Power Supply Management Fee shall be comprised of an appropriate allocation of compensation paid to employees and expenses of the Energy Manager plus, an appropriate allocation of such costs of employees and expenses of the Energy Manager's parent or affiliates to the extent such employees provide service pursuant to this Agreement and an appropriate allocation of depreciation and return on the undepreciated balance of Energy Manager and its parent or affiliates owned assets. The cost component of initial System Power Supply Management Fee once established and approved by Authority, will be indexed during the Term of this Agreement in the same manner as the Direct Cost Budget under the Management Services Agreement. Authority shall pay the System Power Supply Management Fee to Energy Manager in twelve equal monthly installments, payable in accordance with the provisions of Section 5.4.

                  5.3.2       System       Power       Supply        Performance
         Incentives/Disincentives. Energy Manager shall receive a System Power Supply Performance Incentive/Disincentive calculated in accordance with Appendix B hereto. Such System Power Supply Incentive/Disincentive will be calculated at the end of each month, with the results reflected in the following month's invoice submitted in accordance with the provisions of Section 5.4. The total System Power Supply Performance Incentive/Disincentive shall not exceed $2 million on an annual basis.

         5.4. PAYMENT. Energy Manager will submit monthly invoices to Authority for the Monthly System Power Supply Management Fee and the System Power Supply Performance Incentive/Disincentive Payments and Off-System Sales compensation (as provided for in Article 4) by the tenth (10th) Business Day following the month of service, consistent with the provisions in this Article 5 and Article
4. Such invoices shall show separately amounts payable under Articles 4 and 5. Payment of all invoiced amounts shall be due and payable by Authority within fifteen (15) Business Days of Authority receiving such invoices.

         All such payments shall be made in the form of immediately available funds by wire transfer to a bank or financial institution specified by Energy Manager. The wired funds will be deemed timely paid if received by the close of business on or before the due date of such payment.

         5.5. LATE PAYMENT. Any invoiced amount not paid by Authority under this Article by the due date will be subject to interest computed from the date payment was due at the rate equal to the lesser of (i) the maximum rate of interest per monthly billing period permitted by Applicable Law and (ii) (a) for interest accruing during the first six months or less after the date on which such payment was payable hereunder, 6 month LIBOR, and (b) for interest accruing more than six months after the date on which a payment was payable hereunder, the Prime Rate plus 1.00% in each case, as 6 month LIBOR or the Prime Rate was reported in the Wall Street Journal for each day. The parties agree that such interest rate will apply to payments under this Agreement in lieu of any different rate that would otherwise apply generally to late payments by the Authority.

                               ARTICLE 6 - GENERAL


         6.1. STAFFING AND LABOR ISSUES. The Energy Manager shall employ and supervise Energy Manager's employees in sufficient numbers and possessing sufficient skills to perform the services required of the Energy Manager under this Agreement consistent with Prudent Utility Practice. The Energy Manager shall provide proper training for the Energy Manager's employees in the performance of their work under this Agreement. The Energy Manager shall assure that the Energy Manager's employees are qualified to perform their work and the services contemplated by this Agreement in accordance with Prudent Utility Practice, and the Energy Manager shall give due consideration to any comments of the Authority with respect to the performance of specific employees. At all times, the Energy Manager shall comply with Prudent Utility Practice and Applicable Law with respect to the Energy Manager's employees and with respect to the Energy Manager's obligations under this Agreement.

         6.2. ACCOUNT RECORDS; COLLECTION OF MONIES; AVAILABILITY OF ENERGY MANAGER.

          6.2.1. Account Records. The Energy Manager shall maintain such records as the Authority reasonably requests setting forth in accurate and reasonable detail the information relating to the purchase and sale of Fuel and Electricity hereunder requested by the Authority. At a minimum, the Energy Manager shall maintain the records in a manner such that data by various supplier and purchaser classifications can readily be reported on a monthly basis, for the fiscal year to date and for the most recent twelve-month period. The Energy Manager shall retain any records that it is required to maintain pursuant to this subparagraph for the term of this Agreement and shall deliver them to the Authority upon the Authority's request.

          6.2.2 Collection of Monies. The Energy Manager shall use best efforts to collect on a timely basis (1) all amounts due the Authority for Off-System Sales, and (2) any other monies owed to the Authority in connection with System Power Supply and other matters within the purview of the Energy Manager. The Energy Manager shall provide current and historical billing information concerning Fuel and System Power Supply to the Authority monthly in such form as reasonably requested by the Authority. All such monies collected by the Energy Manager or any Subcontractor thereto shall be the property of the Authority and shall be deposited by the Energy Manager daily into such accounts and in the manner as the Authority may from time to time designate. In collecting such monies, the Energy Manager and any Subcontractor shall act solely as an agent for the Authority and shall have no right or claim to such moneys and, without limiting the generality of the foregoing, shall have no right to assert a claim of set-off, recoupment, abatement, counterclaim or deduction for any amounts which may be owed to the Energy Manager hereunder or with respect to any other matter in dispute hereunder or otherwise. The Energy Manager is unconditionally and absolutely obligated to pay or deposit such moneys as directed by the Authority.

          6.2.3 Availability of Energy Manager.

          (A) Office Facilities. The Energy Manager shall maintain at all times during the Term hereof an office within Nassau or Suffolk County.

          (B) Availability of Representatives. Representatives of the Energy Manager shall be available at the Energy Manager's office during office hours for communication with the Authority or with suppliers of Fuel and System Power Supply.

          (C) Emergency Telephone Number. The Energy Manager shall maintain an emergency telephone number(s) for use during other than normal business hours and shall, to the extent directed by the Authority make such numbers available to suppliers of System Power Supply, the New York Power Pool or successor organization, and the Manager.

         6.3. COMPLIANCE WITH APPLICABLE LAW. The Energy Manager shall perform all of its obligations hereunder in accordance with Applicable Law. In the event that the Energy Manager fails at any time to comply with Applicable Law, then the Energy Manager shall immediately remedy such failure at its cost and expense and bear all Loss-and- Expense of either party and pay any resulting damages, fines, assessments or other charges resulting therefrom to the extent provided in Section 6.8 hereof. Any such damage, fine, assessment or other charge paid by the Energy Manager due to a violation of Applicable Law for which Authority is responsible under Section 6.8 shall be reimbursed to the Energy Manager.

         6.4. INFORMATION.

          6.4.1. Information System. The Energy Manager shall on and after the Closing Date establish and maintain an information system to provide storage and real time retrieval for Authority review and copying of operating data relating to (i) cost and quantities of Fuel Supply and Power Purchases, (ii) revenues from and quantities of Off-System Sales and (iii) the performance by the Energy Manager of its obligations hereunder, including, but not limited to, all information necessary to verify calculations made pursuant to this Agreement.

          6.4.2. Ownership of Information and Documentation. The Authority will have sole ownership of information related to the purchase of Fuel and the operation and management of the System Power Supply (the "Fuel and System Power Supply Operations Data"). The Energy Manager may not use any Fuel and System Power Supply Operations Data for non-Authority related purposes without the Authority's prior written permission. Such permission, if granted, will be granted on a nondiscriminatory basis. To the extent Fuel and System Power Supply Operations Data is available from other sources, neither the Energy Manager nor its Affiliates shall be precluded from using in its business such data obtained from other sources.

         6.5. BOOKS AND RECORDS. The Energy Manager shall prepare and maintain proper, accurate and complete books, records and accounts regarding Fuel and System Power Supply to the extent necessary (1) to enable the Authority to prepare the Authority's financial statements in accordance with generally accepted accounting principles, (2) to verify data with respect to any operations or transactions in which the Authority has a financial or other material interest hereunder, (3) to prepare periodic performance reports and statements relating to purchase of Fuel and System Power Supply, which shall be submitted by the Energy Manager to the Authority and (4) to enable the Authority to administer any fuel adjustment clause or similar provision applicable to Electricity sales. The Energy Manager shall, upon notice and demand from the Authority, produce for examination and copying at the Energy Manager's office, by representatives of the Authority, all books of account, bills, vouchers, invoices, personnel rate sheets, cost estimates and bid computations and analyses, Subcontracts, purchase orders, time books, daily job diaries and reports, correspondence, and any other documents showing all acts and transactions in connection with or relating to or arising by reason of this Agreement, any Subcontract or any transactions in which the Authority has or may have a financial or other material interest hereunder, and shall produce such operation books and records for examination and copying in connection with the costs for which the Authority may be responsible hereunder. The Energy Manager shall keep the relevant portions of the books, records and accounts maintained with respect to each Contract Year until at least the seventh anniversary of the last day of each such Contract Year (the third anniversary for tape recordings of transactions) and provide copies thereof to the Authority at its reasonable request to the extent necessary to allow the Authority to determine to its reasonable satisfaction the propriety of any request for payment or charge hereunder. The Energy Manager shall have the right to destroy such books and records if it provides copies thereof at its expense upon Authority request following 60 days' written notice to the Authority of the Energy Manager's intention to destroy such books and records. The provisions of this subsection
6.5 shall survive the termination of this Agreement.

         6.6. FISCAL AFFAIRS, ACCOUNTING AND RECORD KEEPING.

          6.6.1. General. The Energy Manager shall maintain possession of equipment, materials and supplies, maps, plans and specifications, and Fuel and System Power Supply billing records during the term of this Agreement and shall duly account to the Authority therefor.

          6.6.2. Bank Deposits. All cash held by the Energy Manager for the account of the Authority and all cash collected by the Energy Manager for the account of the Authority after the Closing Date shall be deposited on each Business Day in bank accounts in such bank or banks as the Authority may direct and upon such terms and conditions as may be specified by the Authority.

         6.7. OTHER SERVICES

          6.7.1. Bill Payments. The Energy Manager shall timely pay all bills related to Fuel which are proper and appropriate and which it has authority to pay and shall assure that, to the extent within the Energy Manager's control, no liens are filed against any portion of the assets or revenues of the Authority. In the event that the Energy Manager fails to pay any such bill on a timely basis, the Authority shall have the right, but not the obligation, to pay such bill and deduct the amount of such payment, plus all costs and expenses incurred by the Authority in connection therewith and an administration fee of $50, from the next payment due from the Authority to the Energy Manager hereunder.

          6.7.2. Review of System Power Supply Bills. The Energy Manager shall review all purchased power bills in a timely manner and forward those which are proper and appropriate to the Authority for payment.

          6.7.3. Attendance at Meetings. The Energy Manager Representative shall attend meetings of the Authority, with suppliers of the Authority and others as reasonably requested by the Authority.

         SECTION 6.8. ALLOCATION OF RISK OF CERTAIN COSTS AND LIABILITIES. Except to the extent due to Authority Fault (as determined by either a final non-appealable order or judgment of a court of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision), the Energy Manager shall be responsible and liable to the Authority for, and shall not be entitled to reimbursement from the Authority for any Loss-and-Expense incurred by the Energy Manager or the Authority,

          (a) due to any gross negligence or willful misconduct by the Energy Manager during the period commencing six months prior to the Closing Date to the extent LILCO knew or should have known of such gross negligence or willful misconduct and during the Term in carrying out its obligations hereunder,

          (b) due to any violation of or failure of compliance with Applicable Law by the Energy Manager (except as provided below) during the period commencing six months prior to the Closing Date to the extent LILCO knew or should have known of such violation or failure of compliance and during the Term which materially and adversely affects

               (i) the condition or operations of the T&D System or the System Power Supply,

               (ii) the financial condition of the Authority,

               (iii)the  performance or ability of the Energy Manager to perform its obligations under this Agreement, or

               (iv) the cost of providing  electric  service to the customers of the T&D System, provided, however, that Energy Manager shall not be responsible and liable to the Authority under this clause (b) with respect to any violation of, failure of compliance with, or liability under, Environmental Laws (as defined in the Acquisition Agreement) for which the Authority or the Energy Manager may be strictly liable provided that Energy Manager (or for actions prior to the closing date, LILCO) acted in a manner consistent with Prudent Utility Practice. Notwithstanding the foregoing, Energy Manager shall in all events be liable for any fine or penalty arising by reason of any violation of or failure of compliance with Applicable Law for acts or omissions of the Energy Manager not consistent with Prudent Utility Practice.

          (c) due to any criminal violation of Applicable Law by the Energy Manager (or for actions prior to the Closing Date, LILCO), or

          (d)  due to an event which  would  otherwise  permit  recovery of cost incurred hereunder which would otherwise be recoverable hereunder, that is incurred by reason of actions or omissions of the Manager not consistent with Prudent Utility Practice.

         Any action or omission identified in (a), (b), (c) or (d) shall be determined by either a final non-appealable order or judgment of a court of competent jurisdiction (including administrative tribunals) or a final non-appealable binding arbitration decision and shall be attributable to the Manager for purposes of the preceding sentence whether it is attributable to the Manager or to any officer, member, agent, employee or representative of the Manager or any Affiliate and any contractor, Subcontractor of any tier.

                       ARTICLE 7 - TERM; EVENTS OF DEFAULT


         7.1. TERM. The Term of this Agreement shall commence on the Closing Date and, except as otherwise provided herein, shall remain in full force and effect for an initial term of (i) fifteen (15) years from such Closing Date with respect to the Fuel Services and (ii) eight (8) years from such Closing Date with respect to System Power Supply Services.

         7.2. EVENTS OF DEFAULT BY THE ENERGY MANAGER.

          7.2.1. Events of Energy Manager Default Defined. (1) Events of Default Not Requiring Cure Opportunity for Termination. The following constitute Events of Default on the part of the Energy Manager for which the Authority may terminate this Agreement without any requirement of cure opportunity:

          (a) Change of Control of Energy Manager. Change of Control of the Energy Manager, the Parent or the Guarantor has occurred; provided, however, that the combination effectuated under the BU/LILCO Agreement or Acquisition Agreement shall not constitute a Change of Control of the Energy Manager for purposes of this provision.

          (b) Voluntary Bankruptcy. The written admission by the Energy Manager or the Guarantor that it is bankrupt, or the filing by the Energy Manager or the Guarantor of a voluntary petition under the Federal Bankruptcy Code, or the consent by the Energy Manager, the Parent or the Guarantor to the appointment by a court of a receiver or trustee for all or a substantial portion of its property or business, or the making by the Energy Manager, the Parent or the Guarantor of any arrangement with or for the benefit of its creditors involving an assignment to a trustee, receiver or similar fiduciary, regardless of how designated, of all or a substantial portion of the Energy Manager's or the Guarantor's property or business.

          (c) Involuntary Bankruptcy. The final adjudication of the Energy Manager, the Parent or the Guarantor as a bankrupt after the filing of an involuntary petition under the Federal Bankruptcy Code, but no such adjudication shall be regarded as final unless and until the same is no longer being contested by the Energy Manager, the Parent or the Guarantor nor until the order of the adjudication shall be regarded as final unless and until the same is no longer being contested by the Energy Manager or the Guarantor nor until the order of the adjudication is no longer appealable.

          (d) Credit Enhancement. Failure of the Energy Manager to supply, maintain, renew, extend or replace the credit enhancement required under subsection 13.15(C) hereof within the time specified therein in the event there is a Material Decline in the Guarantor's Credit Standing, as defined in Section 13.15 hereof.

          (e)  Letter  of  Credit  Draw.   Failure  of  the  Energy  Manager  to
     supplement, replace or cause to be reinstated the letter of credit as described in Section 13.15 hereof within 30 days following draws equal to, in the aggregate, 50% of the face value thereof.

          (2) Events of Default Requiring Cure Opportunity for Termination. Each of the following shall constitute an Event of Default on the part of the Energy Manager for which the Authority may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

          (a) Failure to Pay or Credit. The failure of the Energy Manager to pay or credit undisputed amounts it owes to the Authority under this Agreement within 90 days following the due date for such payment or credit; and

          (b) Failure Otherwise to Comply with Agreement or Guaranty. The failure or refusal by the Energy Manager to perform any material obligation under this Agreement (other than those obligations contained in subsection 7.2.1.(2)(a) above), or the failure of the Guarantor to comply with any of its obligations under the Guaranty unless such failure or refusal is excused by an Uncontrollable Circumstance or Authority Fault; except that no such failure or refusal specified in clause (b) of this Section 7.2.1(2) shall constitute an Event of Default giving the Authority the right to terminate this Agreement for cause under this subsection unless:

               (i) The Authority has given prior written notice to the Energy Manager or the Guarantor, as applicable, stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of the Energy Manager or the Guaranty on the part of the Guarantor and which will, in its opinion, give the Authority a right to terminate this Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

               (ii) The Energy Manager or the Guarantor, as applicable, has neither challenged in an appropriate forum the Authority's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time, but not more than 60 days, from receipt of the notice given pursuant to clause (i) of this subsection (but if the Energy Manager or the Guarantor shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as the Energy Manager or the Guarantor is continuing to take such steps to correct such default).

         7.3. EVENTS OF DEFAULT BY THE AUTHORITY.

               7.3.1. Events of Authority Default Defined. Each of the following shall constitute an Event of Default on the part of the Authority for which the Energy Manager may terminate this Agreement upon compliance with the notice and cure provisions set forth below:

               (1) Failure to Pay. The failure of the Authority to pay undisputed amounts owed to the Energy Manager under this Agreement within 90 days following the due date for such payment.

               (2) Failure to Comply with Agreement. The failure or refusal by the Authority to perform any material obligation under this Agreement unless such failure or refusal is excused by an Uncontrollable
          Circumstance or Energy Manager Fault; except that no such failure or refusal to pay or perform shall constitute an Event of Default giving the Energy Manager the right to terminate this Agreement for cause under this Section unless:

                    (a) The Energy Manager has given prior written notice to the
               Authority stating that a specified failure or refusal to perform exists which will, unless corrected, constitute a material breach of this Agreement on the part of the Authority and which will, in its opinion, give the Energy Manager a right to terminate this Agreement for cause under this Section unless such default is corrected within a reasonable period of time, and

                    (b) The Authority has neither  challenged in an  appropriate forum the Energy Manager's conclusion that such failure or refusal to perform has occurred or constitutes a material breach of this Agreement nor corrected or diligently taken steps to correct such default within a reasonable period of time but not more than 60 days from the date of the notice given pursuant to clause (a) of this subsection (but if the Authority shall have diligently taken steps to correct such default within a reasonable period of time, the same shall not constitute an Event of Default for as long as the Authority is continuing to take such steps to correct such default).

               (3) Change of Control of Long Island Lighting Company. A Change of Control of Long Island Lighting Company (after acquisition by the Authority) which results in ownership control of LILCO by other than a state public benefit corporation, authority, political subdivision or other instrumentality of the State or any political subdivision thereof.

         7.4. PROCEDURE FOR TERMINATION FOR CAUSE.

               7.4.1. Thirty Day Notice. If any party shall have a right of termination for cause in accordance with Section 7.3, the same may be exercised by notice of termination given to the party in default at least thirty days prior to (or, in the case of a bankruptcy or insolvency default or a Change of Control, simultaneously with) the date of termination specified in such notice (the "Termination Date").

               7.4.2.  Termination  by  Authority.  (1) Access.  In the event an
          Event of Default of the Energy Manager occurs and the Authority issues a termination notice described in 7.4.1 hereof or the Energy Manager is terminated in accordance with Section 7.2 hereof, from the date of such issuance until the Termination Date, the Authority shall have unrestricted access to all information, data and records concerning the Fuel and Energy Supply Services in order to monitor the performance of the Energy Manager and to ensure that the Energy Manager complies with the provisions of this Agreement during such time period (the "Termination Notice Period").

               (2) Assumption of Responsibilities. At the Authority's sole option, the Authority may elect at any time during the Termination Notice Period to direct the Energy Manager and its employees in the day-to-day performance of the Energy Manager's obligations under this Agreement. If the Authority so elects, the Authority shall reimburse the Energy Manager for its resulting Cost Substantiated incremental costs incurred in the performances of services hereunder, and the Energy Manager shall no longer be eligible to receive any performance incentives nor be responsible for the payment of performance disincentives under this Agreement; provided that the Energy Manager shall be entitled to receive any such performance incentives and shall be responsible for any such performance disincentives for the period preceding such assumption of day-to-day operations.

         7.5. CERTAIN OBLIGATIONS OF THE ENERGY MANAGER UPON TERMINATION OR EXPIRATION.

               7.5.1. Obligations on Termination or Expiration. Upon a termination of the Energy Manager's right to perform this Agreement or the expiration of this Agreement in accordance with the terms hereof, the Energy Manager shall cooperate in the smooth transition to the new manager and, without limiting the generality of the foregoing, shall:

               (1) transfer all records, supplier lists and account information, operations and training manuals for all Fuel and System Power Supply Services and, to the extent permitted by law, personnel information to the new fuel and energy supply manager;

               (2) stop the Fuel and System Power Supply Services on the date or dates and to the extent specified by the Authority, provided that in so doing the Energy Manager shall cooperate and coordinate with the Authority and any successor fuel and energy supply manager so as to permit Authority to maintain an uninterrupted Fuel supply and System Power Supply;

               (3) promptly deliver to the Consulting Engineer or the successor fuel and energy supply manager, as the Authority shall direct, copies of all Fuel and Electricity supply contracts, together with a statement of:

                    (a) the fuel and/or  energy  purchased and not yet delivered pursuant to each agreement;

                    (b) the expected delivery date of all such items;

                    (c) the  total  cost  of each  agreement  and the  terms  of payment; and

                    (d) the estimated cost of cancelling  and/or  assigning each agreement;

               (4) advise the Authority promptly of any special circumstances which might limit or prohibit cancellation of any contract or subcontract;

               (5) as the Authority directs, terminate or assign to the new energy manager or the Authority all contracts or subcontracts entered into or utilized by the Energy Manager in performance of this Energy Management Agreement (including, but not limited to, any contracts for gas pipeline capacity (or portions thereof in the case of contracts entered into for multiple purposes) entered into to serve the GENCO Generating Facilities) and make no additional contracts or subcontracts hereunder without the prior written approval of the Authority;

               (6) furnish to the Authority all information in the possession of Manager and any subcontractor on how Energy Manager or subcontractor obtained Fuel and System Power Supply during the term of this Agreement that would be helpful to Authority (or any successor manager) in performing these services in the future;

               (7) notify the Authority promptly in writing of any Legal Proceedings against the Energy Manager by any contractor or subcontractor relating to the termination of the Fuel and Energy Supply Services (or any Subcontracts);

               (8) take such other actions, and execute such other documents, as may be necessary to effectuate and confirm the foregoing matters, or as may be otherwise necessary or desirable to minimize the Authority's costs, and take no action which will increase any amount payable to the Authority under this Agreement.

          7.5.2. Authority Payment of Certain Transition Costs. The Authority shall reimburse the Energy Manager within 60 days of the date of the Energy Manager's invoice for all mutually agreeable costs incurred by the Energy Manager in satisfying the requirements of Section 7.5.1, subject to Cost Substantiation.

         7.6. NO WAIVERS. No action of the Authority or Energy Manager pursuant to this Agreement (including, but not limited to, any investigation or payment), and no failure to act, shall constitute a waiver by either party of the other party's compliance with any term or provision of this Agreement. No course of dealing or delay by the Authority or Energy Manager in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of (or failure to exercise) any right, power or remedy of the Authority or Energy Manager under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         7.7. AUTHORITY EMERGENCY ASSUMPTION OF FUEL AND SYSTEM POWER SUPPLY MANAGEMENT SERVICES. Should the Energy Manager, due to Uncontrollable Circumstances or any other reason whatsoever, fail, refuse or be unable to provide any or all Fuel and System Power Supply Services contemplated hereby and the Authority or any Governmental Body finds that such failure endangers or menaces the public health, safety or welfare, then, in any of those events and to the extent of such failure, the Authority shall have the right, upon notice to the Energy Manager, during the period of such emergency, to perform the services which the Energy Manager would otherwise be obligated to perform hereunder. The Energy Manager agrees that in such event it will fully cooperate with the Authority to effect such a temporary assumption. The Energy Manager agrees that, in such event, the Authority may take and use any or all of the operating assets of the Energy Manager necessary for the above-mentioned purposes without paying the Energy Manager or any other person any additional charges or compensation whatsoever for such possession and use; provided, however, that if such emergency is due to Uncontrollable Circumstances, the Authority shall reimburse the Energy Manager for its Cost-Substantiated costs incurred due to such a transfer of the operating assets. The parties acknowledge that if the Authority assumes the Fuel and System Power Supply services in accordance with this Section 7.7, any applicable cure period provided for in this Agreement for the Energy Manager's benefit shall be tolled until such time as the Energy Manager resumes performance of its obligations hereunder. The Authority may use the Energy Manager's employees and the Energy Manager shall make its employees available for such purposes. It is further agreed that the Authority may at any time, at its discretion, relinquish its performance of the Fuel Services and System Power Supply Services thereupon demand that the Energy Manager resume such services as provided in the Agreement. It is specifically understood and agreed that the Authority's exercise of its rights under this
Section: (1) does not constitute a taking of private property for which payment must be made other than as specifically provided for in this Section; (2) shall not create any liability on the part of the Authority to the Energy Manager; and
(3) that the indemnity provisions of Article 11 hereof covering the Authority and the Energy Manager are meant to include circumstances arising under this Section. The Authority's right to perform the services anticipated to be performed by the Energy Manager hereunder shall terminate at the time when such services can, in the judgment of the Authority, be resumed by the Energy Manager.

         7.8. WAIVER OF CERTAIN DEFENSES. The Energy Manager acknowledges that it is solely responsible for the day-to-day management of Fuel Services and System Power Supply Services and agrees that, unless otherwise permitted pursuant to the provisions of this Agreement with respect to the occurrence of Uncontrollable Circumstances, and without limiting such provisions, it shall not assert (i) impossibility or impracticability of performance, (ii) the existence, non-existence, occurrence or non-occurrence of any foreseen or unforeseen fact, event or contingency that may be a basic assumption of the Energy Manager, (ii) commercial frustration of purposes or (iii) contract of adhesion, as a defense against any claim by the Authority against the Energy Manager.

                   ARTICLE 8 - DESIGNATION OF REPRESENTATIVES


         8.1. AUTHORITY REPRESENTATIVE. Not later than 30 days after the execution and delivery of this Agreement, Authority shall select a Representative (the "Authority Representative"). The Authority Representative, subject to any necessary approvals, is authorized to act for and on behalf of Authority concerning this Agreement. In all such matters, Authority shall be bound, to the extent authorized, by the written communications, directions, requests and decisions made by the Authority Representative. Authority shall promptly notify Energy Manager in writing of Authority's Representative selection and any subsequent replacement(s).

         8.2. ENERGY MANAGER REPRESENTATIVE. Not later than 30 days after the execution and delivery of this Agreement, Energy Manager will select a Representative (the "Energy Manager Representative") who shall be authorized to act for and on behalf of Energy Manager in all matters concerning this Agreement. In all such matters, Energy Manager shall be bound by the written communications, directions, requests and decisions made by the Energy Manager Representative. Energy Manager shall promptly notify Authority in writing of Energy Manager's Representative selection and any subsequent replacement(s). The Energy Manager Representative shall have appropriate experience with respect to the supervision and management of services of the type contemplated by this Agreement and who shall be responsible for the day to day supervision of the Energy Manager's performance of this Agreement. The Energy Manager shall inform the Authority of the identity of the person serving from time to time as Energy Manager Representative, and of the telephone and beeper numbers or other means by which such person and his or her designee may be contacted at all times. Recognizing the need for an amicable working relationship between the Authority and the Energy Manager, the Authority shall have the right to approve the appointment of the Energy Manager Representative and any successors thereto, such approval not to be unreasonably withheld. The Energy Manager Representative or a pre-approved designee shall attend monthly meetings, following Authority receipt and review of the monthly reports delivered pursuant to Section 9.1 hereof, with the Authority to discuss such matters as the Authority deems appropriate.

               ARTICLE 9 - ENERGY MANAGER'S REPORTING REQUIREMENTS


         9.1. MONTHLY REPORTS. The Energy Manager shall provide the Authority and the Consulting Engineer with monthly reports no later than 20 days after the end of each month, including such data relating to the Fuel Services and System Power Supply Services as may reasonably be requested to be furnished by the Authority.

         9.2. ANNUAL REPORTS. The Energy Manager shall furnish the Authority and, the Consulting Engineer, within 60 days after the end of each Contract Year, an Annual Settlement Statement together with annual summary of the statistical data provided in the monthly reports, certified by the Energy Manager, as well as such other data relating to the services provided hereunder as may be reasonably requested to be furnished by the Authority. The Annual
Settlement Statement shall also include an accounting of any incentives or penalties accrued during the applicable Contract Year along with appropriate supporting documentation. The Authority or its designees shall have an opportunity to review such accounting prior to payment and shall have access to the Energy Manager's books and records in order to confirm such accounting prior to payment. Such review will be performed within 90 days of receipt of the Annual Settlement Statement.

         9.3. FUEL CONSUMPTION REPORTS. Fifteen (15) Business Days following the end of each month, Energy Manager shall submit to Authority a report summarizing the Fuel burned during that month and such other information as the parties may mutually agree.

         9.4. LITIGATION; PERMIT LAPSES. Promptly upon obtaining knowledge thereof, each Party shall submit to the other Party written notice of (and, upon request, copies of any relevant non-privileged documents in the Party's possession relating to): (i) any material litigation, claims, disputes or actions actually filed, or any material litigation, claims, disputes or actions which are threatened, concerning in each case, the Fuel Services or Power Supply Services or the Authority's obligations relating thereto; (ii) any actual refusal to grant, renew or extend, or any action pending or any action filed with respect to, the granting, renewal or extension of any permit or any material threatened action regarding the same; (iii) any dispute with any Governmental Body relating to the Fuel Services or Power Supply Services or the Authority's obligations relating thereto of Energy Manager or Authority; and
(iv) without regard to their materiality, all penalties or notices of violation issued by any Governmental Body relating to Fuel Services or Power Supply Services or the Authority's obligations relating thereto.

                             ARTICLE 10 - INSURANCE


         Energy Manager shall maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the business of providing services or undertaking activities similar to the Fuel Services and System Power Supply Services to be provided hereunder.

                          ARTICLE 11 - INDEMNIFICATION


         11.1. INDEMNIFICATION. (A) Indemnification by the Energy Manager. The Energy Manager agrees that, to the extent permitted by law, it will protect, indemnify and hold harmless the Authority and its respective representatives, trustees, officers, employees and subcontractors (as applicable in the circumstances), (the "Authority Indemnified Parties") from and against (and pay the full amount of) any Loss-and-Expense, and will defend the Authority Indemnified Parties in any suit, including appeals, for personal injury to, or death of, any person, or loss or damage to property arising out of any matter for which Energy Manager is responsible under Section 6.8. The Energy Manager shall not, however, be required to reimburse or indemnify any Authority
Indemnified   Party   for  any   Loss-and-Expense   to  the   extent   any  such
Loss-and-Expense is due to (a) any matter for which the Authority has responsibility under Section 6.8 hereof, (b) the negligence or other wrongful conduct of any Authority Indemnified Party, (c) any Uncontrollable Circumstance,
(d) any act or omission of any Authority Indemnified Party judicially determined to be responsible for or contributing to the Loss-and-Expense, or (e) any matter for which the risk has been specifically allocated to the Authority hereunder. An Authority Indemnified Party shall promptly notify the Energy Manager of the assertion of any claim against it for which it is entitled to be indemnified hereunder, shall give the Energy Manager the opportunity to defend such claim, and shall not settle the claim without the approval of the Energy Manager. The Energy Manager shall be entitled to control the handling of any such claim and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing that is reasonably acceptable to the Authority Indemnified Parties; provided, however, that, in the case of any such settlement, the Energy Manager shall obtain written release of all liability of the Authority Indemnified Parties, in form and substance reasonably acceptable to the Authority Indemnified Parties. Notwithstanding the foregoing, each Authority Indemnified Party shall have the right to employ its own separate counsel in connection with, and to participate in (but, except as provided below, not control) the defense of, such claim, but the fees and expenses of such counsel incurred after notice to the Energy Manager of its assumption of the defense thereof shall be at the expense of such Authority Indemnified Party unless:

          (i) the employment of counsel by such Authority Indemnified Party has been authorized by the Energy Manager;

          (ii) counsel to such Authority Indemnified Party shall have reasonably concluded that there may be a conflict on any significant issue between the Energy Manager and such Authority Indemnified Party in the conduct of the defense of such claim; or

          (iii)the Energy Manager shall not in fact have employed counsel reasonably acceptable to the Authority Indemnified Party to assume the defense of such claim within twenty (20) days following the receipt by the Energy

               Manager of the notice from the Authority Indemnified Party regarding the assertion of the applicable claim,

in each of which  cases the fees and  expenses  of  counsel  for such  Authority
Indemnified Party shall be at the expense of the Energy Manager; provided, however, that, with respect to clauses (ii) and (iii) of this sentence, the Energy Manager shall not be obligated to pay the fees and expenses of more than one law firm, plus local counsel if necessary in each relevant jurisdiction, for all such Authority Indemnified Parties with respect to any claims arising out of the same events or facts or the same series of events or facts. The Energy Manager shall not be entitled, without the consent of such Authority Indemnified Party, to assume or control the defense of any claim as to which counsel to such Authority Indemnified Party shall have reasonably made the conclusion that there may be a conflict on any significant issue between the Energy Manager and such Authority Indemnified Party in the conduct of the defense of such claim as set forth in clause (ii) above, provided that the foregoing limitation shall apply only with respect to those issues for which there may be such a conflict. These indemnification provisions are for the protection of the Authority Indemnified Parties only and shall not establish, of themselves, any liability to third parties. The provisions of this subsection 11.1(A) shall survive termination of this Agreement.

         (B) Indemnification by the Authority. The Authority agrees that to the extent permitted by law, it will protect, indemnify and hold harmless the Energy Manager and its Affiliates and their respective officers, directors, Subcontractors (as applicable in the circumstances) and employees (the "Energy Manager Indemnified Parties") from and against (and pay the full amount of) all Loss-and-Expense, and will defend the Energy Manager Indemnified Parties in any suit, including appeals, for personal injury to, or death of, any person, or loss or damage to property arising out of any matter for which the Authority is responsible under Section 6.8 hereof. The Authority shall not, however, be required to reimburse or indemnify any Energy Manager Indemnified Party for any Loss-and-Expense to the extent any such Loss-and-Expense is due to (a) any matter for which the Energy Manager is responsible under Section 6.8 hereof, (b) the negligence or other wrongful conduct of any Energy Manager Indemnified Party, (c) any Uncontrollable Circumstance, (d) any act or omission of any Energy Manager Indemnified Party judicially determined to be responsible for or contributing to the Loss-and-Expense, (e) any matter for which the risk has been specifically allocated to the Energy Manager hereunder. A Energy Manager Indemnified Party shall promptly notify the Authority of the assertion of any claim against it for which it is entitled to be indemnified hereunder, shall give the Authority the opportunity to defend such claim, and shall not settle the claim without the approval of the Authority. The Authority shall be entitled to control the handling of any such claim and to defend or settle any such claim, in its sole discretion, with counsel of its own choosing that is reasonably acceptable to the Energy Manager Indemnified Party; provided, however, that, in the case of any such settlement, the Authority shall obtain written release of all liability of the Energy Manager Indemnified Party, in form and substance reasonably acceptable to the Energy Manager Indemnified Party. Notwithstanding the foregoing, each Manager Indemnified Party shall have the right to employ its own separate counsel in connection with, and to participate in (but, except as provided below, not control) the defense of, such claim, but the fees and expenses of such counsel incurred after notice to the Authority of its assumption of the defense thereof shall be at the expense of such Energy Manager Indemnified Party unless:

          (i) the employment of counsel by such Energy Manager Indemnified Party has been authorized by the Authority;

          (ii) counsel to such Energy Manager Indemnified Party shall have reasonably concluded that there may be a conflict on any significant issue between the Authority and such Energy Manager Indemnified Party in the conduct of the defense of such claim; or

          (iii)the Authority shall not in fact have employed counsel reasonably acceptable to the Authority Indemnified Party to assume the defense of such claim within twenty (20) days following the receipt by the Authority of the notice from the Energy Manager Indemnified Party regarding the assertion of the applicable claim, in each of which cases the fees and expenses of counsel for such Energy Manager Indemnified Party shall be at the expense of the Authority; provided, however, that, with respect to clauses (ii) and (iii) of this sentence, the Authority shall not be obligated to pay the fees and expenses of more than one law firm, plus local counsel if necessary in each relevant jurisdiction, for all such Energy Manager Indemnified Parties with respect to any claims arising out of the same events or facts or the same series of events or facts. The Authority shall not be entitled, without the consent of such Energy Manager Indemnified Party, to assume or control the defense of any claim as to which counsel to such Energy Manager Indemnified Party shall have reasonably made the conclusion that there may be a conflict on any significant issue between the Authority and such Manager Indemnified Party in the conduct of the defense of such claim as set forth in clause (ii) above, provided that the foregoing limitation shall apply only with respect to those issues for which there may be such a conflict. These indemnification provisions are for the protection of the Energy Manager Indemnified Parties only and shall not establish, of themselves, any liability to third parties. The provisions of this Section 11.1(B) shall survive termination of this Agreement.

                           ARTICLE 12 - NONDISCLOSURE


         12.1. PROPRIETARY INFORMATION. (A) Energy Manager Request. The parties hereto hereby acknowledge that the Energy Manager has a proprietary interest in certain information that may be furnished pursuant to the provisions of this Agreement. The Energy Manager acknowledges that the Authority may be required to disclose information upon request under Applicable Law. The Energy Manager shall have the right to request the Authority in writing not to publicly disclose any information which the Energy Manager believes to be proprietary and not subject to public disclosure under Applicable Law, any such request to be accompanied by an explanation of its reasons for such belief. Any information which is the subject of such a request shall be clearly marked on all pages, shall be bound, and shall be physically separate from all non-proprietary information. At the Energy Manager's request, the Authority and its agents, consultants and employees (including the Consulting Engineer) given access to such information shall execute and comply with the terms of a confidentiality agreement in a mutually acceptable form, subject to Applicable Law.

         (B) Authority Non-Disclosure. In the event the Authority receives a request from the public for the disclosure of any information designated as proprietary by the Energy Manager pursuant to subsection (A) of this Section, the Authority (1) shall use reasonable efforts, consistent with Applicable Law, to provide notice to the Energy Manager of the request prior to any disclosure, and (2) shall use reasonable efforts, consistent with Applicable Law, to keep in confidence and not disclose such information unless it is entitled to do so pursuant to the provisions of subsection (C) of this Section. The Energy Manager shall indemnify, hold harmless and defend the Authority against all Loss-and-Expense incurred from the withholding from public disclosure of information designated as proprietary by the Energy Manager or otherwise requested by the Energy Manager to be withheld.

         (C) Permitted Disclosures. Notwithstanding any confidential or proprietary designation thereof by the Energy Manager, the Authority may disclose any information, (1) which is known to the Authority without any restriction as to disclosure or use at the time it is furnished, (2) which is or becomes generally available to the public without breach of any agreement, (3) which is received from a third party without limitation or restriction on such third party or the Authority at the time of disclosure, (4) information with respect to (a) Electricity purchases by LIPA by time of day, month and year, to the extent available; and (b) prices paid by LIPA for capacity, energy and any Ancillary Services contracted for under this Agreement; or (5) following notice to the Energy Manager pursuant to subsection (B) of this Section, information which, in the opinion of counsel for the Authority, is required to be or may be disclosed under any Applicable Law, an order of a court of competent jurisdiction, or a lawful subpoena.

                      ARTICLE 13 - MISCELLANEOUS PROVISIONS


         13.1. AGREEMENT. This Agreement consists of the terms and conditions set forth in the body hereof and the Appendices and other attachments hereto. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. In the event of a conflict, variation or inconsistency between or among the Appendices, other attachments and the terms and conditions set forth in the body hereof, the terms and conditions contained in the body hereof shall govern.

         13.2. RELATIONSHIP OF THE PARTIES. Except as otherwise expressly provided herein, neither party to this Agreement shall have any responsibility whatsoever with respect to services provided or contractual obligations assumed by the other party hereto, and nothing in this Agreement shall be deemed to constitute either party a partner, agent or legal representative of the other party or to create any fiduciary relationship between the parties.

         13.3. ASSIGNMENT AND TRANSFER. This Agreement may be assigned by either party hereto only with the prior written consent of the other party, except that without the consent of the other party (1) the Authority may make such assignments, create such security interests in its rights hereunder and pledge such monies receivable hereunder as may be required in connection with issuance of Revenue Bonds; (2) the Authority may assign its rights, obligations and interests hereunder, or transfer such rights and obligations by operation of law, to any other governmental entity or to a subsidiary of the Authority provided that the successor entity gives reasonable assurances to the Energy Manager that it will fulfill the Authority's obligations hereunder; and (3) the Energy Manager may assign its rights, obligations and interests hereunder to the Parent or any Affiliate thereof, provided, however, that with respect to clause
(3) immediately above, the Energy Manager may not, without the consent of the Authority, make any assignment or other transfer to any person of its rights and obligations under this Agreement unless the Guaranty is and remains in full force and effect and unless the Guarantor or a majority-owned direct or indirect subsidiary of the Guarantor shall have control of and responsibility for the obligations of the Energy Manager hereunder. Effective upon the Closing Date, the Authority may assign its rights, obligations and interests hereunder to Long Island Lighting Company (then a wholly-owned subsidiary of the Authority) and the Energy Manager shall assign all of its rights, obligations and interests hereunder to the Parent or any Affiliate thereof pursuant to clause 3 above.

         13.4. APPROVAL OF SUBCONTRACTORS. The Authority shall have the right to approve all Subcontractors engaged to perform any services to be provided hereunder. Prior to the beginning of each Contract Year, Energy Manager shall propose a list of pre-approved Subcontractors for the Authority's review and approval, which shall specify the proposed categories of potential work under contracts for each such proposed Sub-contractor. The Energy Manager also shall furnish the Authority written notice of its intention to engage such Subcontractors, together with all information requested to the extent reasonably available to the Energy Manager pertaining to the proposed Subcontractor and subcontract pertaining to the demonstrated responsibility of the proposed Subcontractor in the following areas: (1) any conflicts of interest, (2) any record of felony criminal convictions or pending felony criminal investigations, (3) any final judicial or administrative finding or adjudication of illegal employment discrimination, and (4) any final judicial or administrative finding or adjudication of non-performance in contracts with the Authority or the State. In its sole discretion, Authority may approve any proposed Subcontractor for such Contract Year or for a designated shorter period or for a specific subcontract. If a Subcontractor is approved for a Contract Year or shorter period, such Subcontractor shall be deemed to be approved for the specified categories of potential work for the duration of such Contract Year or shorter period unless the Authority otherwise notifies the Manager. The approval or withholding thereof by the Authority of any proposed Subcontractor shall not create any liability of the Authority to the Energy Manager, such Subcontractor, third parties or otherwise.

         13.5. ACTIONS OF THE AUTHORITY IN ITS GOVERNMENTAL CAPACITY. Nothing in this Agreement shall be interpreted as limiting the rights and obligations of the Authority in its governmental or regulatory capacity, or as limiting the right of the Energy Manager to bring any legal action against the Authority, not based on this Agreement, arising out of any act or omission of the Authority in its governmental or regulatory capacity.

         13.6. NO THIRD PARTY BENEFICIARIES. Unless specifically set forth herein, neither party to this Agreement shall have any obligation to any third party other than Indemnified Parties as a result of the agreements contained herein.

         13.7. STATE LAW REQUIREMENTS. All contracts entered into by the Authority are required under State law to contain certain terms and conditions, as set forth in Appendix C hereto and the provisions of such Appendix C are hereby deemed incorporated in this Agreement at this place. To the extent of any conflict between any other provision of this Agreement and Appendix C, Appendix C shall control. The Energy Manager shall comply with such terms and conditions during the Term of this Agreement.

         13.8. DISPUTE RESOLUTION.

          13.8.1 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section, which shall constitute the sole and exclusive procedures for the resolution of such disputes.

          13.8.2 Negotiation and Non-Binding Mediation. The Parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. Either party hereto may, by written notice to the other party, refer any such dispute or claim for advice or resolution by mediation by an Independent Engineer, financial advisor or other suitable mediator. The parties shall mutually agree on the selection of such mediator. If the parties are unable to agree, the parties shall each designate a qualified mediator who, together, shall choose the mediator for the particular disputes or claim. If the mediator is unable, within 30 days of such referral, to reach a determination as to the dispute that is acceptable to the parties hereto, the matter shall be referred to applicable Legal Proceedings.

          All negotiations and mediation discussions pursuant to this paragraph shall be confidential subject to Applicable Law and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

          13.8.3 Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination, or validity thereof, for a termination to except Change of Control or due to a bankruptcy or insolvency or failure to provide, renew, reinstate or replace the credit enhancement required pursuant to Section 13.15 which dispute has not been resolved by a negotiation or mediation as provided in subsection 13.8.2 hereof within 30 days from the date that either negotiations or mediation shall have been first requested, shall be settled by arbitration before three independent and impartial arbitrators (the "Arbitrators") in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall not be administered by the American Arbitration Association. The Arbitrators shall be (a) independent of the parties and disinterested in the outcome of the dispute, provided that residents of Long Island shall not be deemed to be interested merely by virtue of their residence on Long Island, (b) attorneys, accountants investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (c) qualified in the subject area of the issue in dispute. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those Arbitrators choosing the third Arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refused to participate in good faith in the negotiations or mediation proceedings described in subsection 13.8.2 hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the applicable time period. Except as provided in subsection
     13.8.4 hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

          13.8.4 Provisional Relief. Either party may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court to obtain provisional judicial relief if, in such party's sole discretion, such action is necessary to avoid imminent irreparable harm, to provide uninterrupted electrical and other services, or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section.

          13.8.5 Awards. The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages plus interest at the Base Interest Rate from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement. The Arbitrators may award reasonable attorneys' fees and costs of the arbitration. The Arbitrators' award shall be in writing and shall set forth the factual and legal bases for the award.

          13.8.6 Information Exchange. The Arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, the production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by disposition of parties. The parties hereby agree to produce all such information as ordered by the Arbitrators and shall certify that they have provided all applicable information and that such information was true, accurate and complete.

          13.8.7 Site of Arbitration. The site of any Arbitration brought pursuant to this Agreement shall be either Mineola, New York or Hauppauge, New York.

          13.8.8 Precondition to Litigation. Except for claims for temporary injunctive relief from a court of competent jurisdiction as described above, neither party shall bring any action at law or in equity to enforce, interpret, or remedy any breach of this Agreement without first complying with the provisions of this Article 13.

          13.8.9 Continuity of Service. Unless otherwise agreed to in writing or prohibited by Applicable Law, the Parties shall continue to provide service, honor commitments under this Agreement, and continue to make payments in accordance with this Agreement during the course of dispute resolution pursuant to Section 13.8 of this Agreement and during the pendency of any action at law or in equity or any arbitration proceeding relating hereto.

         13.9. AMENDMENTS. No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized representatives of both Parties.

         13.10. NOTICES.

          13.10.1 Notice Addresses. Any written notice under this Agreement shall be deemed properly given if sent by registered or certified mail return receipt requested, postage prepaid, or by nationally recognized overnight delivery service or signature required upon signed receipt to the address specified below, unless otherwise provided for in this Agreement:

     To the Authority:                  LONG ISLAND POWER AUTHORITY
                                        333 Earle Ovington Boulevard
                                        Uniondale, NY  11553
                                        Attn:  Executive Director

     With a copy to                     CHAIRMAN, LONG ISLAND POWER AUTHORITY
                                        333 Earle Ovington Boulevard
                                        Uniondale, NY  11553

     To Energy Manager:                 LONG ISLAND LIGHTING COMPANY
                                        175 East Old Country Road
                                        Hicksville, New York  11801
                                        Attn:  Chief Executive Officer

          13.10.2 Change of Addresses. Either Party may, by written notice to the other Party, change the name or address of the person to receive notices pursuant to this Agreement.

         13.11. REPRESENTATIONS AND WARRANTIES.

          13.11.1. Energy Manager Representations and Warranties. Energy Manager, as of the date of this Agreement, makes the following representations and warranties as the basis for its undertakings contained herein:

               (a) Energy Manager is duly organized, validly existing and in good standing under the laws of the State of New York, is qualified to do business under the laws of the State of New York, has the power and authority to own its properties, to carry on its business as it now is being conducted and to enter into this Agreement and carry out the transactions contemplated hereby, and to perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions herein contemplated.

               (b)  The   execution   and  delivery  of  this   Agreement,   the
          consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this Agreement do not materially conflict with or constitute a material breach of or a material default under any of the terms, conditions or provisions of any law, any order of any court or other agency of government, the certificate of incorporation of Energy Manager or any contractual limitation, partnership restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Energy Manager is a Party or by which it or any of its property is bound or result in a material breach of or a material default under any of the foregoing and this Agreement is the legal, valid and binding obligation of Energy Manager enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (c) As of the Closing Date and throughout the Term of this Agreement, Energy Manager will be in material compliance with, or will have acted in good faith and used all reasonable efforts to be in material compliance with, all laws, judicial and administrative orders, rules and regulations with respect to the ownership and operation of its facilities and the performance of its obligations hereunder including but not limited to the following: all requirements to obtain and comply with the conditions of Applicable Law.

          13.11.2. Authority Representations and Warranties. Authority, as of the date of this Agreement, makes the following representations and warranties as the basis for its undertakings contained herein:

               (a) Authority is a corporate municipal instrumentality and political subdivision of the State of New York, has the corporate power and authority to own its properties, to carry on its business as now being conducted, and to enter into this Agreement and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement, and is duly authorized to execute and deliver this Agreement and consummate the transactions herein contemplated.

               (b)  The   execution   and  delivery  of  this   Agreement,   the
          consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this Agreement do not materially conflict with or constitute a material breach of or a material default under, any of the terms, conditions or provisions of any law, any order of any court or other agency of government, or any contractual limitation, corporate or partnership restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Authority is a party or by which it or any of its property is bound or result in a material breach of or a material default under any of the foregoing and this Agreement is the legal, valid and binding obligation of Authority enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (c) All corporate or other organization consents, authorizations, and approvals, and all other actions required for Authority to execute, deliver and perform its obligations hereunder have been obtained or completed.

         13.12. COUNTERPARTS. The Parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both Parties constitute one and the same instrument; and, thereafter, each counterpart shall be deemed an original instrument.

         13.13. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflict of law. Any action arising out of or relating to this Agreement shall be brought in New York State Court.

         13.14. CAPTIONS; APPENDICES. Titles or captions of the articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof.

         13.15. ENERGY MANAGER TO REMAIN AFFILIATE OF GUARANTOR; CREDIT ENHANCEMENT IN CERTAIN CIRCUMSTANCES. (A) Limitations. The Energy Manager agrees that at the Closing that it will become and thereafter it will remain an Affiliate of the Guarantor.

         (B) Material Decline in the Guarantor's Credit Standing. For purposes of this Section, a "Material Decline in the Guarantor's Credit Standing" shall be deemed to have occurred if (1) in the event that the Guarantor has long-term senior debt outstanding which has a credit rating by a Rating Service, such rating by a Rating Service is established or is reduced below investment grade level or (2) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service and the Guarantor has a credit rating by a Rating Service, such credit rating is established or reduced below investment grade level, or (3) in the event the Guarantor does not have long-term senior debt outstanding which has a credit rating by a Rating Service and the Guarantor does not have a credit rating by a Rating Service, in which event the Guarantor shall seek a credit rating for the Guaranty from a Rating Service, such rating is established or is reduced below investment grade level or if no rating is established.

         (C) Credit Enhancement. If, at any time during the Term hereof, a Material Decline in the Guarantor's Credit Standing occurs, the Energy Manager shall immediately notify the Authority thereof and, within 30 days after such occurrence, shall provide credit enhancement of its obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Manager's obligations under the Management Services Agreement at its sole cost and expense in the form either of (1) any unconditional guarantee of all of the Energy Manager's obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Manager's obligations under the Management Services Agreement provided by a corporation or financial institution whose long-term senior debt is or would be rated investment grade by a Rating Service or (2) an irrevocable letter of credit in form and substance satisfactory to the Authority securing the Energy Manager's obligations hereunder, GENCO's obligations under the Power Supply Agreement and the Manager's obligations under the Management Services Agreement in a face amount of $60,000,000 provided by a financial institution whose long-term senior debt is rated investment grade by a Rating Service provided that if any such letter of credit is drawn upon in the aggregate in an amount equal to 50% of the face value of such letter of credit, the Manager shall, within 30 days thereafter, supplement or replace such letter of credit with an additional letter of credit such that the total amount of such letter of credit then available equal $60 million. The amount of such letter of credit shall be reduced by $26 million if the Management Services Agreement has theretofore been or is thereafter terminated and by $4 million if the Power Supply Agreement has theretofore been or is thereafter terminated, such obligation to continue until the expiration or termination of this Energy Management Agreement, the Power Supply Agreement and the Management Services
Agreement. The Energy Manager immediately shall notify the Authority of any Material Decline in the Guarantor's Credit Standing.

         13.16. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall be determined only by a court of competent jurisdiction, and the Parties hereby agree to negotiate an equitable adjustment to the invalid or unenforceable provisions with a view toward effecting the purposes of this Agreement; the validity or enforceability of the remaining provisions or portions or applications thereof, shall not be affected thereby.

         13.17. RULES OF INTERPRETATION. The terms and provisions of this Agreement shall be interpreted and construed as follows: (a) words of the masculine gender shall include corresponding words of the feminine or neuter genders and vice versa; (b) the plural shall include the singular and vice versa; (c) unless the context indicates otherwise, all references herein to Articles, Sections, paragraphs, exhibits, schedules, and Appendices shall refer, respectively, to the Articles, Sections, paragraphs, exhibits, schedules and Appendices of this Agreement; (d) the words "includes" or "including" mean "including, but not limited to" and are not limiting; (e) any reference to an agreement, a contract or any other document means the same as it may be amended, modified, supplemented or replaced from time to time, unless otherwise noted;
(f) any reference to a Person includes such Person's successors and assigns;

and (g) "ensure" shall not be construed as a guarantee, but shall imply only a duty to use reasonable effort and care, consistent with Prudent Utility Practice.

         13.18. HEDGING POLICIES. The Energy Manager will not engage in any hedging activities relating to the Fuel Services or System Power Supply Services without express approval from the Boards of Directors of Energy Manager and its Parent and without notifying and consulting with the Authority at least 60 days prior to implementing such activities. In the event that approval for the use of hedging activities is implemented, the incentive/disincentive program will be reexamined by the parties to determine the appropriateness of the inclusion or exclusion of the related costs, gain or losses and appropriate mutually agreeable revisions thereto will be made.

         13.19 ENERGY PRICING INFORMATION SYSTEM. Within 9 months after Contract Date, Energy Manager shall recommend to Authority a plan, including function, equipment, information to be supplied, procedures, and cost, for a methodology and system to provide real-time and suitable historic information on capacity and energy pricing and amounts purchased. Such methodology and system shall be developed in a manner which provides data necessary for prospective suppliers of capacity and energy to determine the market for sale of capacity and energy to the Authority and shall be subject to approval by the Authority. To the extent approved by the Authority, such system shall be installed and operated at the expense of the Authority, subject to Cost Substantiation.

         13.20 BINDING EFFECT. This Agreement shall become binding and effective on the Closing Date and shall thereafter bind and inure to the benefit of the parties hereto and any successor or assignee acquiring an interest hereunder in compliance with the provisions of Section 13.3 hereof.

         IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.

                                           LONG ISLAND POWER AUTHORITY


                                           By:
                                                ---------------------
                                           Name:     Richard M. Kessel
                                           Title:    Chairman


                                           By:
                                                ----------------
                                           Name:     Patrick Foye
                                           Title:    Deputy Chairman


                                           LONG ISLAND LIGHTING COMPANY


                                           By:
                                                -----------------------------
                                           Name:     Dr. William J. Catacosinos
                                           Title:    Chief Executive Officer

                                   APPENDIX A

                FUEL PURCHASE PERFORMANCE, INCENTIVE/DISINCENTIVE


The Authority and the Energy Manager shall share in savings realized or additional costs incurred when comparing the actual costs of monthly natural gas and oil purchases for generation with the respective natural gas and oil target indices described herein. The amount of incentive or disincentive will be determined monthly on a transaction by transaction basis. The maximum net annual incentive or disincentive shall be limited to the provisions of Section 3.3 of the Energy Management Agreement. All units of fuel shall be converted to millions of British thermal units - dry ("MMBtu") for purposes of these calculations.


1.       NATURAL GAS PURCHASES


         1.1      Benchmark Gas Index Price

An index shall be computed and expressed in dollars per MMBtu (the "Index Price") for each monthly purchase arrangement for the three categories as described below. The three categories are intended to incorporate all gas purchases for generation without exception. There shall be no allowance for losses and unaccounted-for gas between the City Gate and the billing meters at each generating station. For this purpose, the term "Bid Week" is defined to mean for the week in the prior month during which gas prices are established for the current month.


a. The Index Price for gas purchases made after Bid Week for a duration of less than one month ("Swing Gas Purchases") shall be based on the delivery area and pipeline specific Daily Midpoint index published by Gas Daily for the first business day of gas flow under the transaction (e.g., "Others - Transco, Zone 6" index).


b. The Index Price for gas purchases made prior to or during Bid-Week with a duration of one month or less ("Monthly Gas Purchases") shall be derived separately for each pipeline source as the equally weighted average of (i) the Gas Daily Price Guide Monthly Contract Index or City Gate Prices Average of the high and low Bid Week posting for a specific pipeline and region, as appropriate; and (ii) the price for a specific pipeline and region, as appropriate, published in Inside FERC Gas Market Report as of the first day of the month.

c. The Index Price for gas purchases with a term greater than one month ("Long-Term Gas Purchases") shall be determined for each such contract for Long-Term Gas Purchases as the index for Swing Gas Purchase or Monthly Gas Purchases, as described above plus an adjustment to reflect the premium paid for long-term supply (the "Long-Term Adjustment"). The Long-Term Adjustment shall be computed annually as the difference between the weighted average cost per MMBtu of Long-Term Purchases and the weighted average cost of all other supplies. If the historical data for Long-Term Gas Purchases for electric generation is inadequate, average costs for all other long-term purchase contracts by the Energy Manager may be substituted. Appropriate transportation costs will be added to each index so determined.


         1.2      Calculation of Incentive/Disincentive for Gas Purchases


A benchmark price shall be computed for each purchase (the "Gas Index Benchmark") equal to 102% of the Index Price determined in Section 1.1 of this Appendix. The "Actual Gas Cost" shall be computed for each purchase transaction as the average cost per MMBtu of all costs associated with such transactions, including commodity and demand charges, and excluding any penalties and fines incurred by Energy Manager. Should the Actual Gas Cost be less than the Gas Index Benchmark the Authority and the Energy Manager shall share the savings equally. Should the Actual Gas Cost exceed the Gas Index Benchmark the Authority and the Energy Manager shall share such excess cost equally. For each month the amount of incentive or disincentive associated with each purchase transaction shall be computed as the product of the resulting incentive or disincentive cost per unit and the actual volume of gas purchased.


2.       OIL PURCHASES


The target price for oil purchases expressed as dollars per MMBtu (the "Oil Index Benchmark") shall be computed each month for each type of oil purchase for each purchase transaction.


         2.1      Residual Oil Purchases


The Oil Index Benchmark for residual oil purchases shall be computed as the weighted average of applicable residual oil spot postings as described below, and shall be determined separately for (nominal) 1.0% sulfur, 0.7% sulfur and 0.3% sulfur No. 6 residual fuel oil ("Residual Oil Purchase") depending on which type of oil is delivered for each delivery based on the date on which each delivery commences (the "Commencement of Discharge Date). All index prices for each delivery shall be computed as the average of the spot postings for the Commencement of

Discharge Date, the two days prior to such date, and the two days following such date (the "Residual Oil Index Period").


a. Forty percent of the International Heavy Fuel Oil Prices, Delivered New York Spot, Cargoes 1.0% sulphur LP, or 0.7% sulphur LP, or 0.3% HP, price as posted in Bloomberg Petroflash! at 5:00 PM Eastern Time for each day of the Residual Oil Index Period.


b. Forty percent of the average of Cargoes, DEL NYH 1.0% sulphur LP. or 0.7% sulphur LP, or 0.3% sulphur HP low/high prices as posted in Argus US
     Products in Houston, at 5:00 PM Central Time, for each of day of the Residual Oil Index Period.


c. Twenty percent of the average New York Cargo, No. 6 1% sulphur LP, or 0.7% sulphur LP. or 0.3% sulphur HP low/high prices as posted in Platt's Oilgram U.S. Marketscan price report at 5:00 PM Eastern Time for each day of the Residual Oil Index Period.


In computing the Oil Index Benchmark the above indices will be increased to include the actual transportation charge to each GENCO Generating Facility as appropriate.


         2.2     No. 2 Oil - Barge Delivery


For No. 2 oil purchases, the Oil Index Benchmark shall be equal to the average of the three spot postings, as defined below, for each of the following days (the "Daily Averages"): the Commencement of Discharge Date; the day before such date, and the day after such date (the "No. 2 Oil Barge Index Period"). The following postings for spot barge No. 2 oil ("Spot Postings") will be used to determine the daily average for each of the referenced days:


a. The low "New York Barge No. 2" price as published in Platt's Oilgram U.S. Marketscan price report at 5:00 PM Eastern Time for each day of the No. 2 Oil Index Period.


b. The "New York Heating/Gas Oil: 0.2% Sulphur" price as published in Bloomberg Petroflash! At 5:00 PM Eastern Time for each day of the No. 2 Oil Index Period.

C. The low "DEL NYH No. 2" price as posted in Argus US Products in Houston, at 5:00 PM Central Time, for each of day of the No. 2 Oil Index Period.


In computing the Oil Index Benchmark the above indices will be increased to include appropriate handling, terminalling, storage, and transportation charges to each GENCO Generating Facility.


         2.3     No. 2 Oil  - Truck Delivery


For No. 2 oil purchases the target index shall be equal to the average of "low" or "average" price, as appropriate, for each supplier of fuel oil, for Newark, NJ **OPIS/Tape Gross Distillate Prices*" Hi Sul No. 2" as published in Oil Price Information Service at the close of business Eastern Time on the Commencement of Discharge Date, the day before such date and the date after such date (the "No. 2 Oil Truck Index Period").


The above target index will be modified to include appropriate handling, terminalling, storage, and transportation charges to each GENCO Generating Facility.


         2.4      Kerosene - Barge Delivery


For kerosene purchases, the target index shall be equal to the average of the New York Barge LS Jet Low Price as published in Platt's Oilgram U.S. Marketgram price report at 5:00 PM Eastern Time effective for the Commencement of Discharge Date, the day before such date, and the day after such date (the "Kerosene Index Period").


In computing the Oil Index Benchmark the above indices will be modified to include appropriate handling, terminalling, storage, and transportation charges to each GENCO Generating Facility.


         2.5      Calculation of Incentive/Disincentive for Oil Purchases


The "Actual Oil Cost" shall be computed for each purchase transaction as the average cost per MMBtu of all costs associated with such transaction. Should the Actual Oil Cost be less than the corresponding Oil Index Benchmark, LIPA and the Energy Manager shall share the savings equally. Should the Actual Oil Cost exceed the Oil Index Benchmark, the Authority and the Energy Manager shall share such excess cost equally. For each month the amount of incentive or disincentive associated with each purchase transaction shall be computed as the product of the resulting incentive or disincentive cost per unit and the actual volume of oil purchased.


The net amount of incentive or disincentive payment will not exceed $5 million on an annual basis.


3.     SUBSTITUTION OF INDICES


In the event that any of the posted indices referenced herein cease to be published, their basis of determination materially changes or new, more appropriate indices are published, the parties may agree to substitute a mutually agreeable index.

                                   APPENDIX B
             SYSTEM POWER SUPPLY PERFORMANCE INCENTIVE/DISINCENTIVE


Recognizing that incentives for favorable fuel prices, and GENCO generating unit efficiencies are provided as part of this or other agreements, the power supply cost incentive/disincentive shall be based on the actual cost of off-system power purchases, excluding purchases under long-term contracts in effect on the Closing Date, in comparison to an indexed cost as described herein.


Each month, an indexed cost of purchased power shall be computed for on-peak and off-peak purchases for each week during the month in the amount equal to the sum of (i) the product of the quantities for each week in the month of on-peak purchases and the corresponding Prices of Spot Electricity - East New York, Weekly Index (on-peak) published weekly in Power Markets Week; (ii) the product of the quantities for each week in the month of off-peak purchases and the corresponding Prices of Spot Electricity - East New York, midpoint of the Weekly Range (off-peak), published weekly in Power Markets Week; and (iii) the product of total on-peak and off-peak purchases and a Basis Differential computed for a 12-month period prior to the Commencement Date (the "Target Purchase Cost"). The Basis Differential shall be computed as the difference between the weighted average per cost MWh of purchase indexed as described above, excluding the Basis Differential component, and the actual cost of purchases per MWh. The parties agree that in the event that any index ceases to be published, or there is a substantial change in the manner in which the index is established, another mutually agreeable index shall be substituted, and/or the Basis/Differential shall be recomputed, as appropriate.


For each month, if the Actual Purchase Cost is less than the Target Purchase Cost, the Authority shall pay Energy Manager 33% of the savings. Should the Actual Purchase Cost exceed 101% of the Target Purchase Cost, Energy Manager shall incur a penalty equal to 33% of such excess cost. In any other event, the Authority shall reimburse Energy Manager for the Actual Purchase Cost with no adjustment for incentive or penalty amounts. The net amount of incentive or penalty will not exceed $2 million on an annual basis.

                                   APPENDIX C

                        PROVISIONS REQUIRED BY STATE LAW


1.1 ENERGY MANAGER TO COMPLY WITH LEGAL REQUIREMENTS. The Manager, in performing its obligations under this Agreement, shall comply with all applicable laws and regulations. All provisions required by such laws and regulations to be included in this Agreement shall be deemed to be included in this Agreement with the same effect as if set forth in full.

1.2 ENERGY MANAGER TO OBTAIN PERMITS, ETC. Except as otherwise instructed in writing by the Authority, the Energy Manager shall obtain and comply with all legally required licenses, consents, approvals, orders, authorizations, permits, restrictions, declarations, and filings required to be obtained by the Authority or the Energy Manager in connection with this Agreement.

1.3 WORKERS' COMPENSATION INSURANCE. The Energy Manager agrees that:

         (a) It will secure Workers' Compensation and Disability Insurance and keep insured during the life of this Agreement such employees as are required to be insured by the provisions of Chapter 41 of the Laws of 1914, as amended, known as the Worker's Compensation Law; and

         (b) This Agreement shall be voidable at the election of the Authority and of no effect unless the Energy Manager complies with the requirement in paragraph (a) of this Section.

1.4 NO ASSIGNMENT WITHOUT CONSENT. The Energy Manager agrees that: (a) It is prohibited from assigning, transferring, or otherwise disposing of this Agreement, or of its rights or interests therein, or its power to execute such Agreement to any person, company, partnership, or corporation, without the previous written consent of the Authority. Assignments of this Agreement expressly referred to in clause (3) of the first sentence of Section 13.3 of this Agreement have been so consented to.

         (b) If the prohibition contained in paragraph (a) above is violated, the Authority may revoke and annul this Agreement and the Authority shall be relieved from any and all liability and obligations hereunder to the Energy Manager and to the person, company, partnership, or corporation to whom such assignment, transfer, or other disposal shall have been made, and the Energy Manager and such assignee or transferee shall forfeit and lose all the money theretofore earned under this Agreement.

1.5 NON-DISCRIMINATION. (a) The Energy Manager shall not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability, or marital status, and will undertake or continue existing programs of affirmative action to ensure that minority group persons and women are afforded equal opportunity without discrimination. Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selection for training and retraining, including apprenticeship and on-the-job training.

         (b) At the request of the Authority, the Energy Manager shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding and which is involved in the performance of this Agreement to furnish a written statement that such employment agency, labor union, or representative shall not discriminate because of race, creed, color, national origin, sex, age, disability, or marital status and that such union or representative will cooperate in the implementation of the Energy Manager's obligations hereunder.

         (c) The Energy Manager shall state, in all solicitations or advertisements for employees placed by or on behalf of the Energy Manager in the performance of this Agreement, that all qualified applicants will be afforded equal employment opportunity without discrimination because of race, creed, color, national origin, sex, age, disability, or marital status.

         The Energy Manager shall submit an equal employment opportunity policy statement to the Authority which shall contain, but not be limited to, the provisions (a) through (c) of this section. (As required by NYCRR ss.142.1(d)(2) and (3)).

         (d) The Energy Manager will include  provisions (a) through (c) of this section in every subcontract or purchase order in such a manner that such provisions will be binding upon each subcontractor or vendor as to its work in connection with this Agreement.

         (e) The Energy Manager shall furnish to the Authority such information and reports regarding its compliance with the above requirements as the Authority may from time to time request.

         (f) The provisions of this section shall not be binding upon the Energy Manager or any subcontractor in the performance of work or the provision of services or any other activity that is unrelated, separate or distinct from this Agreement, as expressed by its terms.

         (g) The requirements of this section do not apply to any employment outside the State of New York or application for employment outside the State of New York or solicitations or advertisements therefor, or to any existing programs of affirmative action regarding employment outside the State of New York.

         (h) Any disputes regarding this section shall be resolved as provided in Section 316 of the New York State Executive Law.

1.6 INTERNATIONAL BOYCOTT PROHIBITION. The Energy Manager expressly agrees and certifies that neither the Energy Manager nor any person, firm, partnership, or corporation which is substantially owned by or affiliated with the Energy Manager has participated, is participating, or will participate in an international boycott in violation of the provisions of the United States Export Administration Act of 1969, as amended, or the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder. The Energy Manager understands that such agreement and certification constitutes a material term of this Agreement.

1.7 FAILURE OR REFUSAL TO TESTIFY. Upon the refusal of any person, including any member, officer, or director of the Energy Manager, when called before a grand jury, head of state department, temporary state commission or other state agency, the organized crime task force in the department of law, head of a city department, or other city agency, which is empowered to compel the attendance of witnesses and examine them under oath, to testify in an investigation concerning any transaction or contract had with the state, any political subdivision thereof or of a public authority, to sign a waiver of immunity against subsequent criminal prosecution or to answer any relevant question concerning such transaction or contract:

         (a) such person, and any firm, partnership, or corporation of which he or she is a member, partner, director, or officer (including, if applicable, the Energy Manager), shall be disqualified from thereafter selling to or submitting bids to or receiving awards from or entering into any contracts with any public authority or official thereof, for goods, work, or services, for a period of five years after such refusal, or until a disqualification shall be removed pursuant to law; and

         (b) any and all contracts made with any public authority or official thereof, since July 1, 1959 (including if applicable, this Agreement), by such person and by any firm, partnership or corporation of which he is a member, partner, director, or officer (including, if applicable, the Energy Manager), may be canceled or terminated by the public authority without incurring any penalty or damages on account of such cancellation or termination, but any monies owing by the public authority for goods delivered or work done prior to the cancellation or termination shall be paid.


1.8  MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISE PROCEDURES

         (a) DECLARATION OF POLICY AND STATEMENT OF GOALS. It is the policy of the Authority to provide Minority and Women-Owned Business Enterprises ("M/WBEs") the greatest practicable opportunity to participate in the Authority's contracting activity for the procurement of goods and services. To effectuate this policy, the Energy Manager shall comply with the provisions of this section and the provisions of Article 15-A of the New York State Executive Law. The Energy Manager will use its best efforts to achieve the below-stated M/WBE Goals set for the Agreement, and will cooperate in any efforts of the Authority, or any government agency which may have jurisdiction, to monitor and assist the Energy Manager's compliance with the Authority's M/WBE policy.

         Minority-Owned Business Enterprise (MBE) Subcontracting Goal         *%

         Women-Owned Business Enterprise (WBE) Subcontracting Goal            *%

         (b)  DEFINITIONS.

          (1) "CERTIFICATION". The process conducted by the Director of the Division of Minority and Women's Business Development in the Department of Economic Development to verify that a business enterprise qualifies for New York State Minority or Women-Owned Business Enterprise status. To initiate the certification process, contact one of the offices listed below.

                           ALBANY OFFICE: (518) 474-6342
                           State Capitol, 2nd Floor
                           Albany, New York  12224

                           NEW YORK CITY OFFICE
                           2 World Trade Center, 58th Floor
                           New York, New York  10047

          (2) "CERTIFIED BUSINESS". A business enterprise which has been approved by the Director for status as a MBE or WBE subsequent to verification that the business enterprise is owned, operated, and controlled by Minority Group Members, or women.

          (3) "CONTRACT SCOPE OF WORK". For purposes of this section, this means:

                    (i)  Specific tasks required by the Agreement;

                    (ii) Services or products  which must be provided to perform specific tasks required by this Agreement; and

                    (iii)Components   of  any  overhead   costs  billed  to  the
                         Authority pursuant to this Agreement.

          (4)  "DAY". A calendar state business day unless otherwise specified.

--------
*        To be specified at time of adoption of initial Annual T&D Budget.

          (5) "DIRECTOR". The Director of the Division of Minority and Women's Business Development in the Department of Economic Development.

          (6) "DIRECTORY". The Directory of Certified Businesses, prepared by the Director.

          (7) "GOAL". A percentage of participation, which is not a set aside or quota, that represents a target toward which the Energy Manager must aim in expending good faith efforts to subcontract with or otherwise ensure the commercial involvement of minority and women-owned businesses on this Agreement.

          (8)  "OFFICE"   or   "OFFICE  OF   MINORITY   AND   WOMEN'S   BUSINESS
               DEVELOPMENT". Office in the New York State Department of Economic Development created by Article 15-A of the Executive Law.

          (9) MINORITY GROUP MEMBER. A United States citizen or permanent resident alien who is and can demonstrate membership in one of the following groups:

               (i) Black persons having origins in any of the Black African racial groups;

               (ii) Hispanic persons of Mexican, Puerto Rican, Dominican, Cuban,
                    Central or South American descent of either Indian or Hispanic Origin, regardless of race;

               (iii)Native  American or Alaskan native persons having origins in any of the original peoples of North America;

               (iv) Asian and Pacific  Islander persons having origins in any of
                    the  Far  East  countries,   South  East  Asia,  the  Indian
                    subcontinent or the Pacific Islands;

               (v) Other groups which the Office may determine to be eligible for M/WBE status.

          (10) MINORITY-OWNED   BUSINESS  ENTERPRISE.   A  business  enterprise,
               including a sole proprietorship, partnership or corporation that is:

               (i) At least fifty-one percent owned by one or more Minority Group Members;

               (ii) An  enterprise  in which such  minority  ownership  is real, substantial and continuing;

               (iii)An  enterprise  in which such  minority  ownership  has, and exercises the authority to control independently, the day-to-day business decisions of the enterprise for at least one year; and

               (iv) An  enterprise  authorized  to do business in New York State and is independently owned and operated.

          (11) "SUBCONTRACT". An agreement in which a portion of the Energy Manager's obligation under this Agreement is undertaken or assumed.

          (12) "WOMEN-OWNED   BUSINESS   ENTERPRISE".   A  business  enterprise,
               including a sole proprietorship, partnership or corporation that is:

               (i) At least fifty-one percent owned by one or more United States citizens or permanent resident aliens who are women;

               (ii) An enterprise in which the ownership  interest of such women is real, substantial and continuing;

               (iii)An  enterprise  in  which  such  women  ownership  has,  and exercises the authority to control independently, the day-to-day business decisions of the enterprise for at least one year; and

               (iv) An  enterprise  authorized  to do business in New York State and is independently owned and operated.

         (c) REQUIREMENTS.

          (1) The Energy Manager shall search for, assess the capabilities of and generally deal with potential M/WBE subcontractors in a fair and responsive manner, allowing them the opportunity to participate in the Contract Scope of Work.

          (2) The Energy Manager will designate, and make known to the Authority an M/WBE Officer who will have the responsibility for and authority to effectively administer the M/WBE Program.

          (3) The Energy Manager shall submit its Preliminary Subcontracting Plan on a preliminary subcontracting plan form, which shall identify the Certified Businesses it will utilize to meet its M/WBE Contract Goals. Approval of any such firm is solely within the discretion of the Authority. The Energy Manager will also designate an M/WBE Officer who will have the responsibility for, and authority to, effectively administer these procedures. If the Energy Manager believes it may be unable to meet the Goals, the reasons shall be submitted in writing with the form.

          (4) The  Energy  Manager  may  inspect  the  current  New  York  State
          Certification Directory of Minority and Women Owned Businesses, prepared for use by state agencies and contractors in complying with Executive Law Article 15-A, (the Directory) at the Authority's office. In addition, printed or electronic copies of the Directory may be purchased from the Office of Minority and Women's Business Development.

          (5) Firms certified as both MBE and WBE may count toward either the MBE or WBE Goal on a single contract, but not both, regardless of whether either Goal is thus exceeded. The Energy Manager must choose the Goal to which the participation value is to be applied in the preliminary Subcontracting Plan.

          (6) Within 10 days following the adoption of the initial Annual T&D Budget and in any event no later than 60 days prior to the anticipated Closing Date, the Energy Manager shall submit a complete Utilization Plan, which shall include identification of the M/WBEs which the Energy Manager intends to use; the dollar amount of business with each such M/WBE; the Contract Scope of Work which the Energy Manager intends to have performed by such M/WBEs; and the commencement and end dates of such performance. The Authority will review the plan and, within 20 days of its receipt, issue a written acceptance of the plan or comments on deficiencies in the plan.

          (7) The Authority shall consider a partial or total waiver of Goal requirements only upon the submission of a written request for a waiver following the Energy Manager's unsuccessful good faith efforts at compliance. Such waiver request may be made simultaneously with the submission of the Utilization Plan.

          (8) The Energy Manager shall include in each Subcontract, in such a manner that the provisions will be binding upon each subcontractor, all of the provisions herein including those requiring subcontractors to make a good faith effort to solicit participation by M/WBEs.

          (9) The Energy Manager shall keep records, canceled checks and documents for at least one (1) year following completion of this Agreement. These records, and canceled checks, documents or copies thereof will be made available at reasonable times upon written request by the Authority or any other authorized governmental entity.

          (10) The Energy Manager shall submit monthly compliance reports regarding its M/WBE utilization activity on a Compliance Report Form acceptable to the Authority. Reports are due on the first business day of each month, beginning 30 days after the Closing Date.

          (11) The Authority will conduct compliance reviews for determination of the Energy Manager's performance relative to meeting the specified M/WBE Goal which may include review and inspection of documents pertaining to the Energy Manager's efforts towards meeting the Goals and on-site interviews with personnel of Energy Manager and its subcontractors. The Energy Manager will fully cooperate to assist the Authority in this endeavor.

          (12) The Energy Manager shall not use the requirements of this section to discriminate against any qualified company or group of companies.

          (d) CONDITIONS FOR SATISFYING M/WBE GOALS. M/WBE participation will be counted toward the total Contract M/WBE Goals subject to the following conditions:

         (1) If the Energy Manager is unable to meet the Goals with Certified Businesses by making all of the good faith efforts defined herein, the Energy Manager shall actively solicit uncertified M/WBEs to satisfy the Goals. Uncertified firms will be required to submit an application for certification (to the Office of Minority and Women's Business Development) and will be counted as contributing towards the contract Goals only after they have been certified.

          (2) The Energy Manager must keep records of efforts to utilize certified M/WBE's including

               (i) The firm's name, address and telephone number.

               (ii) A description of the information provided to the M/WBE.

               (iii) A written explanation of why an agreement with the M/WBE was not obtained.

          (3) Price alone will not be an acceptable basis for rejecting M/WBE bids if any of the bids are reasonable.

          (4) Geographical limitation in the M/WBE search is not an acceptable reason for not meeting the M/WBE goal when traditionally non-local firms have been generally utilized.

          (5) the Authority reserves the right to reject any firm as counting toward meeting the Energy Manager's M/WBE goal if, in the opinion of the Authority, the facts as to that firm's business and technical organization and practices justify the rejection.

          (e)  ENERGY  MANAGER'S   GOOD-FAITH  EFFORTS.  To  satisfy  the  M/WBE
          participation requirements, the Energy Manager agrees to make the following good-faith efforts in a timely manner:

          (1)  Submission  of  a  completed,   acceptable  Utilization  Plan  as
          described herein.

          (2) Advertising in appropriate general circulation, trade and minority and women-oriented publications.

          (3)  Written  solicitations  made  in a  timely  manner  of  certified
          minority  and  women-  owned  business   enterprises   listed  in  the
          Directory.

          (4) Attendance at meetings, if any, scheduled by the Authority with certified M/WBEs capable of performing the Contract Scope of Work.

          (5) Written notification to M/WBE trade associations located within the region where the Contract Scope of Work will be performed.

          (6)   Structuring   the  Contract   Scope  of  Work  for  purposes  of
          subcontracting with certified M/WBEs.

          (7) Where certified M/WBEs have expressed an interest to the Energy Manager in performing work that the Energy Manager normally performs with its own sources and the Contract Scope of Work has not been fully performed, the Energy Manager shall consider subcontracting such work or portions of it to meet the M/WBE Goals.

1.9. COMMENCEMENT OF ACTIONS ON STATE PUBLIC WORKS CONTRACTS. The time within which an action on this Agreement against the Energy Manager must be commenced shall be computed from the date of completion of the physical work. The Energy Manager may notify the Authority in writing, that such physical work has been completed by specifying a completion date, which date shall be no more than thirty days previous to the date of such notice, in which case the completion date set forth in such notice shall be deemed to be the date of completion of the physical work unless the Authority, within thirty days of receipt of such notice, notifies the Energy Manager in writing of its disagreement. In the event that the Energy Manager fails to send the notice provided for herein or the Authority disagrees in the manner provided herein, the date of completion of the physical work shall be determined in any other manner provided by law.

                                                                       EXHIBIT D

================================================================================

                   GENERATION PURCHASE RIGHT AGREEMENT



                             by and between


                      LONG ISLAND LIGHTING COMPANY,
                               AS SELLER,


                                   AND


                      LONG ISLAND POWER AUTHORITY,
                                AS BUYER,





                        Dated as of June 26, 1997





================================================================================

                            TABLE OF CONTENTS

                                                                            PAGE

                                ARTICLE 1
                  DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1  Definitions...................................................... 2
Section 1.2  Rules of Construction.............................................4

                                ARTICLE 2
                             PURCHASE RIGHT

Section 2.1  Purchase Right....................................................4
Section 2.2  Exercisability....................................................5
Section 2.3  Method of Exercise................................................5
Section 2.4  Exercise Date.....................................................5
Section 2.5  Request for Confirmation..........................................5
Section 2.6  Effect of Notice..................................................6
Section 2.7  Closing Date......................................................6
Section 2.8  Payment and Delivery of Interests.................................6
Section 2.9  Provision of Corporate Records....................................6
Section 2.10  Non-Recourse.....................................................7


                                ARTICLE 3
                           THE PURCHASE PRICE

Section 3.1  Purchase Price....................................................7
Section 3.2  Arbitration.......................................................7
Section 3.3  Disclosure of Third Party Offers..................................7


                                ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES

Section 4.1  Representations and Warranties of Seller and Genco................8
Section 4.2  Provision of Additional Schedules upon Exercise..................14
Section 4.3  Representations and Warranties of Buyer..........................15

                                ARTICLE 5
                                COVENANTS

Section 5.1  Covenants of Seller..............................................15
Section 5.2  Covenants of Buyer...............................................18
Section 5.3  Additional Agreements............................................19

                                ARTICLE 6
                           GENERAL PROVISIONS

Section 6.1  Notices..........................................................20
Section 6.2  Headings.........................................................21
Section 6.3  Miscellaneous....................................................21
Section 6.4  Assignment.......................................................21
Section 6.5  Schedules........................................................21
Section 6.6  Waiver; Amendment................................................22
Section 6.7  Issue Taxes......................................................22
Section 6.8  Fees and Expenses................................................22
Section 6.9  Alternative Dispute Resolution...................................22

                   GENERATION PURCHASE RIGHT AGREEMENT


            This GENERATION PURCHASE RIGHT AGREEMENT ("Agreement") is made and entered into as of the 25th day of June 1997, by and between LONG ISLAND LIGHTING COMPANY, a New York corporation ("Seller", also referred to herein as "LILCO"), and LONG ISLAND POWER AUTHORITY, a corporate municipal instrumentality and political subdivision of the State of New York ("Buyer", also referred to herein as "LIPA"), acknowledged and agreed to, as of the Closing (as herein defined), by __________________________*, a New York limited liability company ("Genco").


                                RECITALS

            WHEREAS,  Parent  (as  therein  defined),  Seller,  Buyer,  and LIPA
ACQUISITION CORP., a New York corporation ("LIPA Sub"), entered into an AGREEMENT AND PLAN OF EXCHANGE AND MERGER (the "Merger Agreement"), dated as of June 25, 1997, pursuant to which (i) LIPA Sub is to merge with and into Seller;
(ii) Seller undertakes to form an entity for the purpose of receiving certain assets and properties of LILCO; and (iii) Seller is to enter into a generation purchase right agreement in substantially the form of this Agreement.

            WHEREAS, Genco will own and have all right, title and interest to the Generating Facilities (as defined herein) at or prior to the Closing.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


--------
*Pursuant to the Merger Agreement, Seller will identify, prior to the Closing (as therein defined), a limited liability company (formed by Seller or one or more of its wholly-owned subsidiaries), which will execute this Agreement as Genco and to which will be transferred at such Closing the Generating Facilities.

                                    ARTICLE 1

                      DEFINITIONS AND RULES OF CONSTRUCTION

            Section 1.1 Definitions. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Power Supply Agreement, dated as of the date hereof, between LILCO and Buyer, attached to the Merger Agreement as Exhibit B (the "Power Supply Agreement"). The following terms, as used herein, shall have the respective meanings set forth in this Section 1.1:

                  "Additional Assets" means assets other than interests in real property reasonably required for the Business (as defined herein), including, without limitation any fuel supply agreements (other than Basic Agreements), spare parts and fuel inventory on site.

                  "Agreement"  means  this  Generation   Purchase  Right
         Agreement and all Exhibits and Schedules annexed hereto, as the same may be amended from time to time.

                  "Audited Balance Sheet" has the meaning assigned to it in Section 2.6 herein.

                  "Business"   means  the  business  of  operating   the
         Generating Facilities (as defined herein) as it is operated on the date hereof.

                  "Closing" has the meaning assigned to it in the Merger Agreement.

                  "Closing Date" has the meaning assigned to it in
         Section 2.7 herein.

                  "Confirmation" has the meaning assigned to it in
         Section 2.5 herein.

                  "Contract"  means any  contract,  agreement,  purchase
         order,  lease,  indenture,   mortgage,  loan  agreement,  note,
         guarantee, commitment, undertaking or arrangement of any kind.

                  "Easements" has the meaning assigned to it in Section 5.3(d) herein.

                  "Engineer's Report" has the meaning assigned to it in
         Section 2.1 herein.

                  "Exercise Date" has the meaning assigned to it in
         Section 2.4 herein.

                  "Fair Market Value" means the amount that a willing buyer and a willing seller, neither of whom is under any compulsion to sell or to buy, would be willing to pay or receive, as the case may be, in an all cash transaction in an orderly market for the Interests; provided, however, that the Additional Assets shall be deemed to have been transferred to Genco prior to the Exercise Date.

                  "GAAP" means United States generally accepted accounting principles.

                  "Generating Facilities" means the electric generating facilities to be owned by Genco as defined in Section 1.27 of the Power Supply Agreement.

                  "Generating Properties" has the meaning assigned to it in Section 2.1 herein.

                  "HSR  Act"  means  the   Hart-Scott-Rodino   Antitrust
         Improvements Act of 1976, as amended, including the Premerger Notification Rules promulgated thereunder.

                  "Interests" means all of the limited liability company interests (whether direct, indirect or contingent) in Genco.

                  "Investment Bankers" has the meaning assigned to it in
         Section 3.1(a) herein.

                  "Laws" means, with respect to any Person, any foreign,
         United  States   Federal,   state  or  local  laws,   statutes,
         ordinances, rules or regulations applicable to such Person.

                  "Liens" means, with respect to any asset, property or right of any Person, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, property or right.

                  "Material Adverse Effect" means, with respect to a Person, an event or circumstance which could reasonably be expected to have a material adverse effect on the business, operations, properties, financial condition, results of operations or prospects of such Person.

                  "Permit" means any permit, license, approval, consent, order or authorization of any Governmental Authority.

                  "Person" means, unless otherwise specified,  a natural
         person, corporation, society, partnership, joint venture, unincorporated association or other entity, including a Governmental Authority.

                  "Purchase Price" has the meaning assigned to it in
         Section 3.1 herein.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                  "Taxes" means all taxes, assessments and charges imposed by any United States Federal, state or local taxing authority or any foreign taxing authority, including, without limitation, interest, penalties and additions thereto.

         Certain other terms are defined elsewhere in this Agreement.

            Section 1.2 Rules of Construction. Unless the context otherwise requires:

                  (a) Words in the singular include the plural, and words in the plural include the singular;

                  (b) Provisions apply to successive events and transactions;

                  (c) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

                  (d) "Herein", "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

                  (e) Words in the masculine gender include the feminine gender and words in feminine gender include the masculine gender; and

                  (f) The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.


                                    ARTICLE 2

                                 PURCHASE RIGHT

            Section 2.1 Purchase Right. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer the right to purchase all of the outstanding Interests (the "Right") at the price, in the manner and at the time specified in this Article 2. No later than nine months from the date hereof, LIPA's consulting engineer will identify with respect to each of the existing Generating Facilities, the specific size and location of interests in real property required for the operation of such Generating Facility (the "Generating Properties"), subject to any Request for Confirmation pursuant to Section 2.5 (the "Engineer's Report"). Such property shall be transferred to Genco at or prior to the Closing. To the extent that, prior to the Exercise Date, Genco has any right, title or interest in real property other than the Generating Properties, Genco may transfer such right, title or interest to Seller or any affiliate or subsidiary of Seller, provided, however, that the value of any such right, title or interest transferred by Genco prior to the Closing shall not be reflected in the Purchase Price calculated pursuant to Section 3.1 herein.

            Section 2.2 Exercisability. Subject to the further terms of this Agreement, the Right shall become exercisable at any time after the third anniversary of the date of the Closing. The Right shall expire and cease to be exercisable at 12:01 a.m. on the fourth anniversary of the Closing.

            Section 2.3 Method of Exercise.  The Right may be exercised  only by the giving of written notice to the Seller in such form and in such manner as is prescribed in Section 6.1 herein. Notice must be accompanied by: (i) certification by the Chairman or Executive Director of LIPA that the exercise of the Right has been affirmatively approved by the vote of two thirds of all members of the entire LIPA Board of Trustees; (ii) a copy of the related resolutions of the LIPA Board of Trustees certified as true and correct by the Chairman or Executive Director of LIPA; (iii) evidence reasonably satisfactory to Seller of the approval of the exercise of the Right and of any financing required to exercise the Right by the Public Authorities Control Board; and (iv) Buyer's election either (x) to operate the Generating Facilities by itself or by an Affiliate or (y) to retain Seller or an Affiliate of Seller to operate the Generating Facilities pursuant to Section 5.3(c).

            Section 2.4 Exercise Date. The date of exercise of the Right shall be the date on which the Notice is delivered to the Seller, during normal business hours, at its address as provided in Section 6.1 of this Agreement (the "Exercise Date").

            Section 2.5 Request for Confirmation. Seller shall be entitled to appoint an additional independent consulting engineer to consider the Engineer's Report and shall provide Buyer within thirty business days of the receipt of the Engineer's Report either: (i) notice that it intends to waive Confirmation (as herein defined); or (ii) a request for Confirmation, in which case a copy of the report of Seller's independent consulting engineer shall be given to Buyer and to its independent consulting engineer within 90 days of Seller's request for Confirmation. In the event Seller requests Confirmation, the parties are to select an independent consulting engineer to identify with respect to each of the Generating Facilities the specific size and location of land parcels required for the operation of such Generating Facility (the "Confirmation") and such Confirmation will be conclusive and binding on the parties.

            Section 2.6 Effect of Notice.

                  (a) Upon receipt of the Notice, Buyer shall be legally
         bound to purchase, and Seller shall be legally bound to sell, all of the Interests, subject to: (i) the receipt of Confirmation or Seller's waiver thereof; (ii) the provisions of
         Section 4.2; (iii) Buyer's right not to purchase the Interests if on the Closing Date any of the representations set forth in
         Section 4.1 are inaccurate in any material respect; and (iv) the other terms and conditions contained herein.

                  (b) Upon receipt of the Notice, Seller will: (i) cause to be prepared and delivered to Buyer not later than the 90th day after such receipt an audited balance sheet of Genco as of the quarter-end immediately preceding the date of such exercise (the "Audited Balance Sheet") and (ii) provide Buyer and the Investment Bankers with reasonable access to the books and records of Genco.

            Section 2.7 Closing Date. The closing of this Agreement will be on a date scheduled by LIPA not later than 90 days after the final determination of the Purchase Price pursuant to Section 3.1 hereunder (the "Closing Date") at a location to be agreed upon by the parties hereto following the Exercise Date. The Closing Date may be extended by the written agreement of the parties hereto.

            Section 2.8 Payment and Delivery of Interests. On the Closing Date, Seller shall deliver to Buyer documents sufficient to cause the entire right, title and interest in and to all outstanding Interests to be transferred of record to Buyer and in consideration thereof Buyer shall pay to Seller an amount in cash equal to the Purchase Price. All such payments and deliveries shall be deemed to occur simultaneously as a single transaction and no such payment or delivery shall be effective unless all such payments and deliveries have been made.

            Section 2.9 Provision of Corporate Records. Seller shall arrange as soon as practicable following the Closing Date for transportation, at Seller's cost, to Buyer of the records in Seller's possession relating to the assets of Genco, including, without limitation, all agreements, litigation files and filings with governmental agencies relating to the Generating Facilities, except to the extent such items are already in the possession of Buyer.

            Section 2.10 Non-Recourse. The sale and purchase of the Interests transferred hereunder shall be made on an "as-is" basis without recourse to Seller, and without representation, covenant or warranty by Seller, express or implied, except in each case as expressly set forth in this Agreement. Seller makes no representation and takes no responsibility with respect to the financial condition of Genco. In particular, the parties hereby agree that, without limiting the generality of the foregoing, Buyer assumes any and all obligations pursuant to then existing Contracts of Genco, in addition to assuming any and all obligations with respect to any pension, employment or insurance arrangements maintained by Genco.


                                    ARTICLE 3

                               THE PURCHASE PRICE

            Section 3.1 Purchase Price. The purchase price for the Interests ("Purchase Price") shall be the Fair Market Value of the Interests, to be determined as of the Exercise Date by two independent nationally recognized investment banking firms experienced in the valuation of comparable property, one of which shall be appointed by each of Buyer and Seller (collectively, the "Investment Bankers") to negotiate and agree upon Fair Market Value. In determining the Fair Market Value, the Investment Bankers shall consider all of the terms of the Power Supply Agreement for the term of such agreement.

            Section 3.2 Arbitration. If the Investment Bankers are not able to agree on the Fair Market Value or such appropriate interest rate, then Buyer and Seller will select a mutually agreeable independent nationally recognized investment banking firm experienced in the valuation of comparable properties to provide its determination of the Fair Market Value, which will be used to determine the Purchase Price and will be conclusive and binding on the parties.

            Section 3.3 Disclosure of Third Party Offers. If at any time within six months of the Exercise Date and prior to the Closing Date Buyer has received any binding or serious offers from any third party to purchase some or all of the assets of Genco, Buyer shall disclose the terms and existence of such offers to Seller and to the Investment Bankers. If Buyer agrees to any such third-party offers and consummates such transaction within 3 months after the Closing Date, Seller will pay to Buyer 50% of Buyer's reasonable incremental financing costs (excluding interest or other costs of carry), if any, and including legal fees, underwriter's compensation and other costs of issuance, specifically related to such financing, if any, up to $2 million.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

            Section 4.1 Representations and Warranties of Seller and Genco. Except for the representation and warranty contained in Section 4.1(a), the following representations and warranties are furnished solely for the purpose of facilitating the determination of Fair Market Value and shall not preclude the Investment Bankers from pursuing such due diligence as they require to perform their obligations hereunder. Seller and Genco, jointly and severally, represent and warrant to the Buyer at the Closing and on the Closing Date that, except as disclosed to Buyer in writing on the date hereof and as updated in writing not later than the date the Audited Balance Sheet is delivered and further updated in writing by Seller prior to the determination of Fair Market Value (the "Schedule"):

                  (a) Ownership of Interests. On the Closing Date, Seller will own and hold, beneficially, the entire right, title and interest in and to all of the then existing Interests free and clear of all Liens. As of the Closing Date, there will be no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Genco to issue, deliver or sell, or cause to be issued, delivered or sold, additional Interests, or obligating Genco to grant, extend or enter into any such agreement or commitment.

                  (b) Execution and Enforceability. Seller has and Genco will have as of the Closing all requisite power and authority to execute and deliver this Agreement and to perform each of their obligations hereunder. Seller has and Genco will have as of the Closing duly authorized the execution, delivery and performance of this Agreement. This Agreement is the legal, valid and binding obligation of Seller and will be the legal, valid and binding obligation of Genco as of the Closing, and (assuming that this Agreement has been duly authorized, executed and delivered by Buyer) is enforceable against Seller and Genco in accordance with its terms.

                  (c) Organization and Qualification of Genco. On the Closing Date, Genco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and will have all requisite power and authority to conduct its business as then conducted and to own and lease its properties and assets. On the Closing Date, Genco will be qualified to do business and in good standing in each jurisdiction in which the ownership of its property or the conduct of its business then requires such qualification.

                  (d) No Violations or Conflicts. Neither the execution and delivery of this Agreement by Seller or Genco nor the consummation of the transactions contemplated by this Agreement
         (i) results in a violation or breach of, or constitutes a default or an event of default under, any bond or other material Contract, Permit, instrument or other obligation to which Seller or Genco is a party, or (ii) violates any Laws, writ, judgment, injunction or court decree.

                  (e) Consents and Approvals. Except as otherwise provided in this Agreement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by Genco or Seller in connection with the execution, delivery and performance of this Agreement by Genco or Seller. No consent, approval or authorization by, or notice to, any other Person is required to be made or obtained by Genco or Seller in connection with the execution, delivery and performance of this Agreement by Genco or Seller. On the Closing Date, all notices or other actions required to be made or taken, if any, pursuant to any applicable Laws to permit the closing of this Agreement will have been made and taken.

                  (f) Compliance with Laws; Permits. The operations and activities of Genco are in compliance with all Laws and neither Seller or Genco has received any notice to the contrary. Genco has all material Permits required for it to conduct the Business and no material violations have been recorded in respect of any Permits and no proceeding is pending or, to the knowledge of Seller, threatened with respect to the limitation or revocation of any Permit.

                  (g) Audited Balance Sheet. The Audited Balance Sheet will, as of and for the periods ended on the applicable date, fairly present, in all material respects, the financial position and results of operations of Genco as of the dates and for the periods presented therein in accordance with GAAP, applied on a consistent basis during the periods concerned, except as otherwise noted therein.

                  (h) Records. The books of account and records of Genco fairly reflect, in all material respects, all of the properties, assets, liabilities and transactions of Genco.

                  (i) Assets. On the Closing Date, Genco will have good and marketable title (except to the extent that such assets are leased) to all of the Generating Facilities free and clear of any debts, Taxes, claims, options, liabilities, obligations or Liens. On or before the Closing Date, Seller shall cause Genco to deliver to Buyer copies of all deeds, endorsements, assignments and other good and sufficient instruments to evidence Genco's right, title and interest in and to any and all of the Generating Facilities, as Buyer may reasonably request.

                  (j) Sufficiency of Assets. On the Closing Date, Genco will own, lease or otherwise have a right to the use of all assets and properties relating to the Business. Except as set forth on the Schedule, Parent and/or Genco have obtained all consents required in order to maintain such leases and rights to use in the context of a transfer of ownership of the Interests.

                  (k) Properties. The Schedule sets forth a list of all of the real property that is owned by a third party which is leased to Genco and all real property that is owned by Genco. Genco enjoys peaceful and undisturbed possession of all such properties that are owned by Genco, and such properties are free and clear of all debts, Taxes, claims, options, liabilities, obligations and Liens.

                  (l) Environmental Protection. Environmental Protection. Except as set forth in the Schedule or in Parent SEC Reports (as defined in the Merger Agreement) filed prior to the date hereof:

                  (i) Compliance. Genco is in material compliance with all Environmental Laws (as defined in Section 4.1(j)(vii)(B)) applicable to the Generating Facilities; and neither Seller nor Genco has received any communication (written or oral), from any person or Governmental Authority that alleges that Genco is not in such compliance with applicable Environmental Laws.

                  (ii) Environmental Permits. Genco has obtained or has applied for all material environmental health and safety permits and all other governmental licenses, permits, and authorizations (collectively, the "Environmental Permits") necessary for the construction of the facilities constituting part of the Generating Facilities or the ownership or operation of such facility or the Generating Facilities, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Genco is in material compliance with all terms and conditions of the Environmental Permits.

                  (iii) Environmental claims. There is no material Environmental Claim (as defined in Section 4.1(j)(vii)(A)) pending (A) against Genco, (B) to the best knowledge of Seller and Genco, against any person or entity whose liability for any Environmental Claim Genco has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which Genco owns or formerly owned or, to the best knowledge of Seller and Genco, any real or personal property or operations which Genco leases or manages or formerly leased or managed, in whole or in part.

                  (iv) Releases. Genco has no knowledge of any material Releases (as defined in Section 4.1(j)(vii)(D)) of any Hazardous Material (as defined in Section 4.1(j)(vii)(C)), that would be reasonably likely to form the basis of any material Environmental Claim against Genco, or against any person or entity whose liability for any material Environmental Claim Genco has or may have retained or assumed either contractually or by operation of law.

                  (v) Predecessors. Seller and Genco have no knowledge, with respect to any predecessor of Genco's, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

                  (vi) Disclosure. Seller and Genco have disclosed to Buyer all material facts which they reasonably believe form the basis of a material Environmental Claim arising from (A) the cost of Genco pollution control equipment currently required or known to be required in the future with respect to the Generating Facilities; (B) current Genco remediation costs or Genco remediation and site monitoring costs known to be required in the future with respect to the Generating Facilities; or (C) any other environmental matter affecting Genco with respect to the Generating Facilities.

                  (vii)      As used in this Agreement:

                                    (A) "Environmental  Claim" means any
                             and  all   administrative,   regulatory  or
                             judicial actions,  suits,  demands,  demand
                             letters,    directives,    claims,   liens,
                             investigations,  proceedings  or notices of
                             noncompliance  or  violation   (written  or
                             oral) by any  person or  entity  (including
                             any   Governmental    Authority)   alleging
                             potential  liability  (including,   without
                             limitation, potential responsibility for or
                             liability  for  enforcement,  investigatory
                             costs, cleanup costs, governmental response
                             costs,   removal  costs,   remedial  costs,
                             natural   resources    damages,    property
                             damages,  personal  injuries or  penalties)
                             arising out of, based on or resulting  from
                             (a) the presence,  or Release or threatened
                             Release  into  the   environment,   of  any
                             Hazardous   Materials   at  any   location,
                             whether or not owned,  operated,  leased or
                             managed by Genco and constituting a portion
                             of the Generating  Facilities (for purposes
                             of this Section 4.1); or (b)  circumstances
                             forming  the  basis  of any  violation,  or
                             alleged violation, of any Environmental Law
                             with respect to the Generating  Facilities;
                             or (c)  any  and all  claims  by any  third
                             party   seeking   damages,    contribution,
                             indemnification,       cost       recovery,
                             compensation or injunctive relief resulting
                             from  the   presence   or  Release  of  any
                             Hazardous Materials with respect to the Generating Facilities.

                                    (B)  "Environmental  Laws" means all
                             federal,  state,  local  laws,  ordinances,
                             rules and  regulations  relating  to health
                             and  safety,   pollution,  the  environment
                             (including,   without  limitation,  ambient
                             air,  surface  water,   groundwater,   land
                             surface or subsurface strata) or protection
                             of  human  health  as  it  relates  to  the
                             environment including,  without limitation,
                             laws and  regulations  relating to Releases
                             or   threatened   Releases   of   Hazardous
                             Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                                    (C) "Hazardous  Materials" means (A)
                             any   petroleum  or   petroleum   products,
                             radioactive materials, asbestos in any form
                             that  is  or  could  become  friable,  urea
                             formaldehyde    foam    insulation,     and
                             transformers or other equipment
                             that contain  dielectric  fluid  containing
                             polychlorinated   biphenyls;  and  (B)  any
                             chemicals,  materials or  substances  which
                             are  now  defined  as or  included  in  the
                             definition   of   "hazardous   substances",
                             "hazardous wastes",  "hazardous materials",
                             "extremely  hazardous wastes",  "restricted
                             hazardous  wastes",   "toxic   substances",
                             "toxic  pollutants",  or words  of  similar
                             import,  under any  Environmental  Law; and
                             (C) any other chemical, material, substance
                             or   waste,   exposure   to  which  is  now
                             prohibited,  limited or regulated under any
                             Environmental  Law  in  a  jurisdiction  in
                             which   Genco   operates   the   Generating
                             Facilities  (for  purposes of this  Section
                             4.1).

                                    (D)  "Release"  means  any  release,
                             spill,   emission,    leaking,   injection,
                             deposit,  disposal,  discharge,  dispersal,
                             leaching or migration into the  atmosphere,
                             surface or subsurface soil,  surface water,
                             saltwater   shoreline   or  floor   bottom,
                             groundwater or property from or affecting any of the Generating Facilities.

                  (m)  Regulation  as a Utility.  Except as set forth in
         the Schedule, Genco is not subject to any regulation as a public utility or public service company (or similar designation) by any state in the United States other than New York or any foreign country.

                  (n) Undisclosed Liabilities. Except as and to the extent set forth in the Audited Balance Sheet, as of the date thereof, Genco did not have any liabilities required by GAAP to be reflected on a balance sheet. Since such date, Genco has not incurred any liabilities (whether absolute, accrued, contingent or otherwise) required by GAAP to be reflected on a balance sheet or set forth in the notes thereto, except such liabilities which were incurred in the ordinary course of business.

                  (o) Absence of Certain Changes. Since the Closing, Genco has not (i) suffered any change in its business, operations, financial condition or prospects, except such changes which, in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, (ii) incurred any long-term indebtedness for borrowed money or guaranteed, assumed or endorsed the obligations of any third party, (iii) sold, transferred or otherwise disposed of any material asset, property or right or (iv) created or suffered to exist any Lien on any Generating Facilities, other than easements created pursuant to the Merger Agreement or the other Basic Agreements.

                  (p) Conduct of Business of Genco. Since the Closing, Genco has conducted its operations and affairs only in accordance with the ordinary and usual course of business.

                  (q) Contracts and Commitments. The Schedule sets forth
         a list and description of the following agreements, oral or written, to which is a party or by which Genco is bound: (i) all Contracts involving an obligation on the part of Genco of more than $500,000 individually or more than $10 million in the aggregate, (ii) all purchase orders in excess of $500,000 individually or more than $10 million in the aggregate, (iii) all agreements under which Genco may be obligated to perform services or expects to receive fees in excess of $500,000 individually or more than $10 million in thee aggregate, (iv) all real and personal property leases involving annual payments in excess of $500,000 individually or more than $10 million in the aggregate, (v) all employment contracts with employees or former employees of Genco, and (vi) all other material agreements (the contracts and commitments identified in clauses
         (i) through (vi) of this Section 4.1(q) being hereafter collectively referred to as the "Commitments"). Neither Genco nor any of its employee is in default or breach of any of the Commitments, and, to the best knowledge of Seller, no other party to any of the Commitments is in default or breach thereof.

                  (r) Litigation. There is no claim, suit, litigation, investigation or proceeding pending, or to the best knowledge of Seller threatened, against Genco in any court, by any governmental entity or before any arbitrator or other tribunal. Neither Genco nor any of its employees is subject to any outstanding action, order, writ, judgment, injunction or decree of any court or governmental entity.

            Section 4.2 Provision of Additional Schedules upon Exercise. The Schedule provided on the date hereof pursuant to Section 4.1 is valid as of the date hereof. On or before the date on which the Audited Balance Sheet is delivered to Buyer, Seller will provide Buyer and each Investment Banker with an updated Schedule valid as of the Exercise Date. If the Buyer determines that any such update contains evidence of any change or event which has had a Material Adverse Effect since the date hereof, Buyer must notify Seller within thirty days of the delivery of such update if it intends to revoke its exercise of the Right. Upon delivery of such notice, this Agreement shall immediately terminate and no party shall have any further obligation or right hereunder. After the expiration of such thirty day period, Buyer (unless it shall have prior to such expiration delivered such notice) shall be legally bound by its exercise of the Right.

            Section 4.3 Representations and Warranties of Buyer. Except as otherwise disclosed to Seller in writing, Buyer represents and warrants to the Seller on the date hereof and on the Closing Date as follows:

                  (a) Power and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Buyer has duly authorized the execution, delivery and performance of this Agreement. This Agreement is the legal, valid and binding obligation of Buyer and (assuming that this Agreement has been duly authorized, executed and delivered by Seller) is enforceable against Buyer in accordance with its terms.

                  (b) Applicability of HSR Act. Buyer is an agency of the State of New York and is not a "corporation engaged in commerce" within the meaning of the HSR Act as of either the date hereof, the Exercise Date or the Closing Date.


                                    ARTICLE 5

                                    COVENANTS

            Section 5.1 Covenants of Seller. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, Seller agrees on its own behalf or agrees that it will cause Genco to act, as the case may be, as follows, except as expressly contemplated or permitted in this Agreement or to the extent the other parties hereto shall otherwise consent in writing:

                  (a) No transfer of Seller's interest in Genco without Prior Approval. Seller is not permitted to transfer or to permit its subsidiaries to transfer any or all of its or their right, title and interest in and to all of the Interests, except where the intended transferee: (i) is a direct or indirect wholly owned subsidiary of Seller; (ii) executes and delivers a copy of this Agreement to Buyer; and (iii) assumes in writing all of Seller's obligations with respect hereto.

                  (b) Ordinary Course of Business. Genco shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact its present business organization and goodwill and preserve the goodwill and relationships with customers, suppliers and others having business dealings with it. Genco may, with the prior approval of Buyer, engage in transactions out of the ordinary course of business relating to the Generating Facilities, such approval not to be unreasonably withheld.

                  (c) No Change in Business. Genco shall not engage in any new lines of business or make any material change in the line of business in which it engages as of the date hereof other than as contemplated or permitted by the Power Supply Agreement.

                  (d) Maintenance of Assets. In the conduct of its business, Genco shall endeavor to maintain all of its right, title and interest in and to the Generating Facilities, which shall include, without limitation:

                  (i) Capital Assets. All equipment, computers, photocopy machines and other tangible personal property owned by Genco and used by Genco in the ordinary course of the Business, subject to replacement or retirement in the ordinary course of business;

                  (ii) Records and Documentation. All books, records, files, working papers, correspondence, memoranda and other documentation relating to any services rendered by Genco in the Business and otherwise related to the assets, properties and rights referred to in clause (i) of this Section.

                  (e) No Acquisitions. Genco shall not acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire, a material amount of assets other than in the ordinary course of business.

                  (f) No Dispositions. Genco shall not sell, lease, license or otherwise dispose of the Generating Facilities, other than dispositions in the ordinary course of its business and other than dispositions of less than $10 million in the aggregate.

                  (g) Transmission, Generation. Except as required pursuant to tariffs on file with the Federal Energy Regulatory Commission as of the date hereof, in the ordinary course of business consistent with past practice or as contemplated or permitted by the Power Supply Agreement, Genco shall not (i) commence construction of any additional electric generating capacity, or (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional electric generating capacity.

                  (h) Cooperation, Notification. Commencing on the third anniversary hereof, Genco shall: (i) during reasonable business hours and upon reasonable notice, allow Buyer and its authorized representatives to make such investigation of the business, property, books and records of Genco, and to conduct such examinations and to confer with the officers and employees of Genco, as Buyer deems reasonably necessary for purposes of verifying the accuracy of Genco's representations and warranties hereunder and compliance with the terms hereof; (ii) confer on a regular and frequent basis with one or more representatives of Buyer to discuss, subject to applicable law, material operational matters and the general status of its
         ongoing   operations;   (iii)  promptly  notify  Buyer  of  any
         significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iv) advise Buyer of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Material Adverse Effect; and (v) promptly provide Buyer with copies of all filings made by Genco with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Genco shall provide similar access to each Investment Banker and the investment bankers, if any, appointed pursuant to Section 3.2.

                  (i) Reasonable Access for Consulting Engineers. From the date hereof until the completion of the Engineer's
         Report pursuant to Section 2.1 and, if required, the receipt of Confirmation pursuant to Section 2.5, LIPA's consulting engineer shall have a right of unrestricted access to the Generating Facilities at such times and for such purposes as it reasonably deems necessary and desirable for the purpose of preparing the Engineer's Report; provided, however, that:

                  (i) such access shall not be granted outside normal business hours, except with reasonable notice;

                  (ii) such consulting engineer shall comply with any on-site safety policies and procedures;

                  (iii) such access shall only be for the purpose of preparing the Engineer's Report and any information obtained therefrom shall only be used for such purpose; and

                  (iv) if Seller so requests, such access shall only be granted subject to such consulting engineer executing and complying with the terms of a confidentiality agreement in a mutually acceptable form, subject to any applicable Laws.

                  (j) Third-Party Consents. Genco and Seller shall use all commercially reasonable efforts to obtain all required consents for the exercise of the Right. Genco shall promptly notify Buyer of any failure or prospective failure to obtain any such consents and, if requested by Buyer, shall provide copies of all required consents obtained to Buyer.

                  (k) No Breach, Etc. Genco and Seller shall not willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement, being untrue on and as of the Closing Date.

                  (l) Tax-Exempt Status. Genco shall not take any action that would likely jeopardize the qualification of Genco's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

                  (m) Permits. Genco shall use reasonable efforts to maintain in effect all existing permits for the Business.

                  (n) Transfer of Additional Assets. Prior to the Closing Date, Parent will cause to be transferred to Genco, to the extent controlled by Parent and not already owned by Genco, any Additional Assets.

            Section 5.2 Covenants of Buyer. After the Exercise Date and prior to the Closing Date or earlier termination of this Agreement, Buyer agrees as follows, except as expressly contemplated or permitted in this Agreement or to the extent the other parties hereto shall otherwise consent in writing:

                  (a)   Third-Party   Consents.   Buyer  shall  use  all
         commercially reasonable efforts to obtain all required third-party consents. Buyer shall promptly notify Seller and Genco of any failure or prospective failure to obtain any such consents and, if requested by Seller or Genco, shall provide copies of all such consents obtained to Seller and Genco.

                  (b) No Breach, Etc. Buyer shall not willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

                  (c) Buyer Actions. Buyer shall take only those actions, from the date hereof until the Closing Date, that are required or contemplated by this Agreement to be so taken by Buyer, including, without limitation, the declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority.

            Section 5.3 Additional Agreements.

                  (a) Notification of Certain Matters. Commencing on the third anniversary hereof, each party hereto shall give prompt notice to the other parties hereto of (i) the occurrence or failure to occur of any event, which occurrence or failure would be reasonably likely to cause any representation or warranty of such party contained herein to be untrue or inaccurate in any material respect at any time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any newly discovered fact or circumstance that might reasonably be expected to have a material effect on the accuracy of any representation or warranty of such party contained herein.

                  (b) No Layoffs or Salary Cuts. For a period of two years following the Closing Date, Buyer shall not cause or permit to occur any layoffs or salary cuts to any non-union Genco personnel.

                  (c) Management Contract. If Buyer elects in the Exercise Notice to retain Seller or an Affiliate of Seller to operate the Generating Facilities, the parties will negotiate in good faith the terms and conditions of a mutually acceptable agreement therefor.

                  (d) Easements. Prior to the Closing Date, Genco may grant Seller an irrevocable and perpetual easement for the installation, maintenance and access of and to any assets of Seller or its affiliates or subsidiaries located on or under such property, provided if Seller's use of such easement materially interferes with either the physical operation of any generating facilities or with Buyer's environmental compliance, Seller shall compensate Buyer for the adverse impact on Buyer of such interference.

                                    ARTICLE 6

                               GENERAL PROVISIONS

            Section 6.1 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made if (i) sent by registered or certified mail, return receipt requested, or (ii) hand delivered, or (iii) sent by prepaid overnight carrier, with a record of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                  (a)      if to Buyer:

                           Richard Kessel
                           Chairman of the Board
                           Long Island Power Authority
                           333 Earle Ovington Blvd, Suite 403
                           Uniondale, NY 11553

                           with copies to:

                           Patrick Foye
                           Deputy Chairman of the Board
                           Long Island Power Authority
                           333 Earle Ovington Blvd, Suite 403
                           Uniondale, NY 11553

                           and to:

                           Winthrop, Stimpson, Putnam & Roberts
                           One Battery Park Plaza
                           New York, N.Y. 10004
                           Attn: Stephen R. Rusmisel

                  (b)      if to Seller:

                           Long Island Lighting Company
                           175 East Old Country Road
                           Hicksville, N.Y. 11801
                           Attn: Chief Executive Officer

                           with copies to:

                           Kramer, Levin, Naftalis & Frankel
                           919 Third Avenue
                           New York, New York  10022
                           Attn:  Thomas E. Constance

Each notice or communication shall be deemed to have been given on the date received.

            Section 6.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 6.3 Miscellaneous. This Agreement, together with the Exhibits and Schedules annexed hereto: (i) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (ii) shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and permitted assigns and, except as expressly provided under the terms of any Exhibit, are not intended to confer upon any other Person, any rights or remedies hereunder or thereunder;
(iii) shall be governed, including, without limitation, as to validity, interpretation and effect, by the Laws of the State of New York, without regard to the principles of conflicts of laws; and (iv) may be executed in two or more counterparts which together shall constitute a single agreement.

            Section 6.4 Assignment.

                  (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except, in the case of Buyer, to LILCO and, in the case of Seller, to any direct or indirect wholly owned subsidiary or other legal entity of Seller to which it also assigns all of the Interests. No party shall be relieved of any liability arising hereunder in respect of any assignment pursuant to this Section, unless such assignor has received a written release expressly excepting such assignor from any liability that may arise hereunder.

                  (b) Effective upon the Closing, Seller shall assign its rights, obligations and interests hereunder to the Parent.

            Section 6.5 Schedules. Any information set forth on any Schedules annexed hereto shall, to the extent applicable, be deemed to be included on each other appropriate Schedule annexed to this Agreement.

            Section 6.6 Waiver; Amendment. No waiver by any party hereto of any term, condition or Obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by any party hereto at any time to require any other party hereto to perform strictly in accordance with the terms hereof shall preclude any party from requiring performance by such other party hereto at any later time. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement. This Agreement may not be amended, changed or modified in any fashion except by written instrument signed by each of the parties hereto.

            Section 6.7 Issue Taxes. Buyer alone shall bear, to the extent allowed by law, all documentary transfer, and similar taxes levied under the laws of the United States of America or any State or local taxing authority thereof or therein in connection with the sale of the Interests.

            Section 6.8 Fees and Expenses. All fees, costs and expenses incurred in connection with the execution and delivery of this Agreement shall be paid by the party incurring such fees, costs or expenses; provided, however, that Buyer shall pay all of the fees and expenses of the Investment Bankers and the investment bankers, if any, selected pursuant to Section 3.2; provided, further, that such fees and expenses shall have been agreed to by Buyer in advance (such agreement not to be unreasonably withheld or delayed).

            Section 6.9 Alternative Dispute Resolution

      (a) Any dispute arising out of or relating to this Agreement, other than disputes regarding the Purchase Price to be settled pursuant to Section 3.2 herein, shall be resolved in accordance with the procedures specified in this Section, which shall constitute the sole and exclusive procedures for the resolution of such disputes.

      (b) The parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. If either party hereto shall so request, the parties shall mutually agree on the selection of a mediator who shall mediate the negotiations which shall be non-binding.

         All negotiations and mediation discussions pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

      (c) Any dispute arising out of or relating to this Agreement or the breach, termination, or validity thereof, which dispute has not been resolved by a negotiation or mediation as provided in paragraph (b) hereof within 60 days from the date that either negotiations or mediation shall have been first requested, shall be settled by binding arbitration before three independent and impartial arbitrators in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this

Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall not be administered by the American Arbitration Association. The Arbitrators shall be (i) independent of the parties and disinterested in the outcome of the dispute, (ii) attorneys, accountants, investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (iii) qualified in the subject area of the issue in dispute. For purposes of the preceding sentence, residents of Long Island shall not be considered interested merely by virtue of their residence. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those arbitrators choosing the third arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refuses to participate in good faith in the negotiations or mediation proceedings described in paragraph (b) hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the 60 day period. Except as provided in Paragraph D hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

      (d) Either party may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court to seek provisional judicial relief if, in such party's sole discretion, such action is necessary to avoid imminent irreparable harm, to provide uninterrupted electrical and other services, or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section.

      (e) The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages, plus interest thereon at the Best Interest Rate (as defined in the Management Services Agreement), accrued from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.

      (f) The Arbitrators may award reasonable attorneys' fees and costs of the arbitration.

      (g) Any claim under this Agreement shall be time- barred, regardless of any statute of limitations periods provided by state or federal law, unless negotiation or mediation with respect thereto is commenced with respect to such claim within twelve months after the basis for such claim has been discovered.

      (h) The Arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, the production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by deposition of parties. Each of the parties agrees to produce all such requested documents and to deliver to the other a certificate, executed by a senior executive of such party, stating that all such documents have been so produced.

      (i) The site of any Arbitration brought pursuant to this Agreement shall be Mineola or Hauppauge, New York.

      (j) The Arbitrator's award shall be in writing and shall set forth the factual and legal bases for the award.

            IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first above written.


                                    LONG ISLAND LIGHTING COMPANY, as Seller



                                    By:______________________________
                                       Name: Dr. William J. Catacosinos
                                       Title:   Chief Executive Officer


                                    LONG ISLAND POWER AUTHORITY, as Buyer



                                    By:______________________________
                                       Name: Richard M. Kessel
                                       Title: Chairman


                                    By:______________________________
                                       Name: Patrick Foye
                                       Title: Deputy Chairman



Acknowledged and agreed to, as of the Closing, by:

GENCO



By:______________________________
   Name:
   Title:

                                                                      EXHIBIT E
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------



                               GUARANTY AGREEMENT




                                      from




                                BL HOLDING CORP.



                                       to



                           LONG ISLAND POWER AUTHORITY




                                      Dated




                                 ________, 199__




-------------------------------------------------------------------------------


-------------------------------------------------------------------------------

                               GUARANTY AGREEMENT


         THIS GUARANTY AGREEMENT is made and dated _______, 199__, from BL HOLDING CORP., a corporation organized and existing under the laws of the State of New York (together with any permitted successors and assigns hereunder, the "Guarantor"), to Long Island Power Authority (together with its subsidiaries and other permitted assignees of the Agreements (as defined below), the "Authority").

                                    RECITALS

         The Authority and various affiliates of the Guarantor, a New York corporation, have entered into a series of agreements, including a Management Services Agreement dated as of June 26, 1997 (the "Management Services Agreement") whereby Long Island Lighting Company, as Manager, has agreed to operate, maintain and manage the Authority's electricity transmission and distribution system (the "T&D System"), a Power Supply Agreement dated as of June 26, 1997 (the "Power Supply Agreement"), whereby GENCO has agreed to sell capacity and energy to the Authority, and an Energy Management Agreement dated as of June 26, 1997 (the "Energy Management Agreement") whereby the Energy Manager has agreed to manage the System Power Supply and purchase Fuel for use in the operation of the generating facilities of GENCO (collectively, the "Agreements"), all as more particularly described therein.

         Each of the Manager, the Energy Manager and GENCO (the "Subsidiaries") is a subsidiary of the Guarantor.

         The Authority will enter into the Agreements only if the Guarantor guarantees the performance by the Manager of all of the Subsidiaries' responsibilities and obligations under the Agreements as set forth in this Guaranty Agreement ("the Guaranty").

         In order to induce the execution and delivery of the Agreements by the Authority and in consideration thereof, the Guarantor agrees as follows:

                                    ARTICLE I


                         DEFINITIONS AND INTERPRETATION


         SECTION 1.1. DEFINITIONS. For the purposes of this Guaranty, the following words and terms shall have the respective meanings set forth as follows. Any capitalized word or term used but not defined herein is used as defined in the Agreements.

         "Obligations" means the amounts payable by, the obligations to perform of, and the covenants and agreements of, the Subsidiaries pursuant to the terms of the Agreements as they may be amended from time to time.

         "Transaction Agreement" means any agreement entered into by the Subsidiaries or the Authority in connection with the transactions contemplated by the Agreements, including the Acquisition Agreement, the Basic Agreements (as defined in the Acquisition Agreement) and any amendments or supplements thereto.

         SECTION 1.2. INTERPRETATION. In this Guaranty, unless the context otherwise requires:

         (A) References Hereto. The terms "hereby", "hereof", "herein", "hereunder" and any similar terms refer to this Guaranty, and the term "hereafter" means after, and the term "heretofore" means before, the date of execution and delivery of this Guaranty.

         (B) Gender and Plurality. Words of the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular number mean and include the plural number and vice versa.

         (C) Persons. Words importing persons include firms, companies, associations, general partnerships, limited partnerships, trusts, business trusts, corporations and other legal entities, including public bodies, as well as individuals.

         (D) Headings. The table of contents and any headings preceding the text of the Articles, Sections and subsections of this Guaranty shall be solely for convenience of reference and shall not constitute a part of this Guaranty, nor shall they affect its meaning, construction or effect.

         (E) Entire Agreement; Authority. This Guaranty and the Agreements constitute the entire agreement between the parties hereto with respect to the transactions contemplated by this Guaranty. Nothing in this Guaranty is intended to confer on any person other than the

Guarantor, the Authority and their successors and assigns as permitted hereunder any rights or remedies under or by reason of this Guaranty.

         (F) Counterparts. This Guaranty may be executed in any number of original counterparts. All such counterparts shall constitute but one and the same Guaranty.

         (G) Applicable Law. This Guaranty shall be governed by and construed in accordance with the applicable laws of the State of New York.

         (H) Severability. If any clause, provision, subsection, Section or Article of this Guaranty shall be ruled invalid by any court of competent jurisdiction, the invalidity of any such clause, provisions, subsection, Section or Article shall not affect any of the remaining provisions hereof, and this Guaranty shall be construed and enforced as if such invalid portion did not exist provided that such construction and enforcement shall not increase the Guarantor's liability beyond that expressly set forth herein.

         (I) Approvals. All approvals, consents and acceptances required to be given or made by any party hereto shall be at the sole discretion of the party whose approval, consent or acceptance is required.

         (J) Payments. All payments required to be made by the Guarantor hereunder shall be made in lawful money of the United States of America.

                                   ARTICLE II


                 REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR


         SECTION 2.1. REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR. The Guarantor hereby represents and warrants that:

         (1) Existence and Powers. The Guarantor is duly organized and validly existing as a corporation under the laws of the State of New York, with full legal right, power and authority to enter into and perform its obligations under this Guaranty.

         (2) Due Authorization and Binding Obligation. The Guarantor has duly authorized the execution and delivery of this Guaranty, and this Guaranty has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms except insofar as such enforcement may be affected by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally.

         (3) No Conflict. Neither the execution or delivery by the Guarantor of this Guaranty nor the performance by the Guarantor of its obligations hereunder
(a) to the Guarantor's knowledge conflicts with, violates or results in a breach of any law or governmental regulation applicable to the Guarantor, (b) conflicts with, violates or results in a material breach of any term or condition of the Guarantor's corporate charter or by-laws or any judgment, decree, agreement or instrument to which the Guarantor is a party or by which the Guarantor or any of its properties or assets are bound, or constitutes a default under any such judgment, decree, agreement or instrument or (c) will result in the creation or imposition of any material encumbrance of any nature whatsoever upon any of the properties or assets of the Guarantor except as permitted hereby or by any Transaction Agreement.

         (4) No Governmental Approval Required. No approval, authorization, order or consent of, or declaration, registration or filing with, any governmental authority is required for the valid execution and delivery by the Guarantor of this Guaranty, except such as shall have been duly obtained or made.

         (5) No Litigation. Except as disclosed in the Guarantor's filings with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934, as amended, there is no action, suit or other proceeding, at law or in equity, before or by any court or governmental authority, pending or, to the Guarantor's knowledge, threatened against the Guarantor which has a likelihood of an unfavorable decision, ruling or finding that would materially and adversely affect the validity or enforceability of this Guaranty.

         (6) No Legal Prohibition. The Guarantor has no knowledge of any Applicable Law in effect on the date as of which this representation is being made which would prohibit the performance by the Guarantor of this Guaranty.

         (7) Consent to Agreements. The Guarantor is fully aware of and consents to the terms and conditions of the Agreements.

         (8) Consideration. This Guaranty is made in furtherance of the purposes for which the Guarantor has been organized, and the assumption by the Guarantor of its obligations hereunder will result in a material benefit to the Guarantor.

                                   ARTICLE III


                               GUARANTY COVENANTS


         SECTION  3.1.   GUARANTY  TO  THE  AUTHORITY.   The  Guarantor   hereby
absolutely, presently, irrevocably and unconditionally guarantees to the Authority for the benefit of the Authority (1) the full and prompt payment when due of each and all of the payments required to be credited or made by each of the Subsidiaries under the Agreements (including all amendments and supplements thereto) to, or for the account of, the Authority, and (2) the full and prompt performance and observance of each and all of the Obligations. Notwithstanding the unconditional nature of the Guarantor's obligations as set forth herein, the Guarantor shall have the right to assert the defenses provided in Section 3.4 hereof against claims made under this Guaranty.

         SECTION 3.2. RIGHT OF AUTHORITY TO PROCEED AGAINST GUARANTOR. This Guaranty shall constitute a guaranty of payment and of performance and not of collection, and the Guarantor specifically agrees that in the event of a failure by any Subsidiary to pay or perform any Obligation guaranteed hereunder, the Authority shall have the right to proceed first and directly against the Guarantor under this Guaranty and without proceeding against such Subsidiary or exhausting any other remedies against such Subsidiary which the Authority may have. Without limiting the foregoing, the Guarantor agrees that it shall not be necessary, and that the Guarantor shall not be entitled to require, as a condition of enforcing the liability of the Guarantor hereunder, that the Authority (1) file suit or proceed to obtain a personal judgment against any Subsidiary, (2) make any other effort to obtain payment or performance of the Obligations from the Subsidiary other than providing the Subsidiary with any notice of such payment or performance as may be required by the terms of the Agreements or required to be given to the Subsidiary under Applicable Law, (3) foreclose against or seek to realize upon any security for the Obligations, or
(4) exercise any other right or remedy to which the Authority is or may be entitled in connection with the Obligations or any security therefor or any other guarantee thereof, except to the extent that any such exercise of such other right or remedy may be a condition to the Obligations of the Subsidiaries or to the enforcement of remedies under the Agreements. Upon any unexcused failure by any Subsidiary in the payment or performance of any Obligation and the giving of such notice or demand, if any, to the Subsidiaries as may be required in connection with such Obligation, the liability of the Guarantor shall be effective and shall immediately be paid or performed. Notwithstanding the Authority's right to proceed directly against the Guarantor, the Authority (or any successor) shall not be entitled to more than a single full performance of the obligations in regard to any breach or non-performance thereof.

         SECTION 3.3. GUARANTY ABSOLUTE AND UNCONDITIONAL. Except as set forth in Section 3.4 hereof, the obligations of the Guarantor hereunder are absolute, present, irrevocable and unconditional and shall remain in full force and effect until the Subsidiaries shall have fully discharged the Obligations in accordance with their respective terms, and except as provided in Section 3.4 hereof, shall not be subject to any counterclaim, set-off, deduction or defense (other than full and strict compliance with, or release, discharge or satisfaction of, such Obligations) based on any claim that the Guarantor may have against the Subsidiaries, the Authority or any other person. Without limiting the foregoing, the obligations of the Guarantor hereunder shall not be released, discharged or in any way modified by reason of any of the following (whether with or without notice to, knowledge by or further consent of the Guarantor):

               (1) the extension or renewal of this Guaranty or the Agreements in accordance with the terms of each Agreement;

               (2) any exercise or failure, omission or delay by the Authority in the exercise of any right, power or remedy conferred on the Authority with respect to this Guaranty or the Agreements except to the extent such failure, omission or delay gives rise to an applicable statute of limitations defense with respect to a specific claim;

               (3) any permitted transfer or assignment of rights or obligations under the Agreements or under any other Transaction Agreement by any party thereto or any permitted assignment, conveyance or other transfer of any of their respective interests in the GENCO Generating Facilities or the T&D System or in, to or under any of the Transaction Agreements;

               (4) any permitted assignment for the purpose of creating a security interest or mortgage of all or any part of the respective interests of the Authority or any other person in any Transaction Agreement or in the GENCO Generating Facilities or the T&D System;

               (5) any renewal, amendment, change or modification in respect of any of the Obligations or terms or conditions of any Transaction Agreement;

               (6) any failure of title with respect to all or any part of the respective interests of any person in the GENCO Generating Facilities or the T&D System;

               (7) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, moratorium, arrangement, composition with creditors or readjustment of, or other similar proceedings against the Subsidiaries or the Guarantor, or any of the property of either of them, or any allegation or contest of the validity of this Guaranty or any other Transaction Agreement in any such proceeding (it is specifically understood, consented and agreed to that, to the extent permitted by law, this Guaranty shall remain and continue in full force and effect and shall be enforceable against the Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted and as if no rejection, stay, termination, assumption or modification has occurred as a result thereof, it being the intent and purpose of this Guaranty that the Guarantor shall and does hereby waive all rights and benefits which might accrue to it by reason of any such proceeding);

               (8) except as permitted by Sections 4.1 or 4.2 hereof, any sale or other transfer by the Guarantor or any Affiliate of any of the capital stock or other interest of the Guarantor or any Affiliate in the Subsidiaries now or hereafter owned, directly or indirectly, by the Guarantor or any Affiliate, or any change in composition of the interests in the Subsidiaries;

               (9) any failure on the part of the Subsidiaries for any reason to perform or comply with any agreement with the Guarantor;

               (10) the failure on the part of the Authority to provide any notice to the Guarantor which is not required to be given to the Subsidiaries as a condition to the enforcement of Obligations pursuant to the Agreements;

               (11) any failure of any party to the Transaction Agreements to mitigate damages resulting from any default by the Subsidiaries or the Guarantor under any Transaction Agreement;

               (12) the merger or consolidation of any party to the Transaction Agreements into or with any other person, or any sale, lease, transfer, abandonment or other disposition of any or all of the property of any of the foregoing to any person;

               (13) any legal disability or incapacity of any party to the Transaction Agreements; or

               (14) the fact that entering into any Transaction Agreement by the Subsidiaries or the Guarantor was invalid or in excess of the powers of such party.

Should any money due or owing under this Guaranty not be recoverable from the Guarantor due to any of the matters specified in subparagraphs (1) through (14) above, then, in any such case, such money, together with all additional sums due hereunder, shall nevertheless be recoverable from the Guarantor as though the Guarantor were principal obligor in place of the Subsidiaries pursuant to the terms of the Agreements and not merely a guarantor and shall be paid by the Guarantor forthwith. Notwithstanding anything to the contrary expressed in this Guaranty, nothing in this Guaranty shall be deemed to amend, modify, clarify, expand or reduce the Subsidiaries's rights, benefits, duties or obligations under the Agreements. To the extent that any of the matters specified in subparagraphs (1) through (6) and (8) through (14) would provide a defense to, release, discharge or otherwise affect the Subsidiaries's Obligations, the Guarantor's obligations under this Guaranty shall be treated the same.

         SECTION 3.4. DEFENSES, SET-OFFS AND COUNTERCLAIMS. Notwithstanding any provision contained herein to the contrary, the Guarantor shall be entitled to exercise or assert any and all legal or equitable rights or defenses which the Subsidiaries may have under the Agreements or under Applicable Law (other than bankruptcy or insolvency of the Subsidiaries and other than any defense which the Subsidiaries has expressly waived in the Agreements), and the obligations of the Guarantor hereunder are subject to such counterclaims, set-offs or deductions which the Subsidiaries is permitted to assert pursuant to the Agreements if any. The Guarantor reserves the right to bring independent claims against the Authority not arising from the Agreements, provided however, any such claims shall not be used to set-off or deduct from any claims which the Authority may have against the Guarantor arising from this Guaranty.

         SECTION  3.5.   WAIVERS  BY  THE   GUARANTOR.   The  Guarantor   hereby
unconditionally and irrevocably waives:

               (1) notice from the Authority of its acceptance of this Guaranty;

               (2) notice of any of the events referred to in Section 3.3 hereof except to the extent that notice is required to be given as a condition to the enforcement of Obligations;

               (3) to the fullest extent lawfully possible, all notices which may be required by statute, rule of law or otherwise to preserve intact any rights against the Guarantor, except any notice to the Subsidiaries required pursuant to the Agreements or Applicable Law as a condition to the performance of any Obligation;

               (4) to the fullest extent lawfully possible, any statute of limitations defense based on a statute of limitations period which may be applicable to guarantors (or parties in similar relationships) which would be shorter than the applicable statute of limitations period for the underlying claim;

               (5)  any  right  to  require  a  proceeding   first  against  the
          Subsidiaries;

               (6) any right to require a proceeding first against any person or the security provided by or under any Transaction Agreement except to the extent such Transaction Agreement specifically requires a proceeding first against any person (except the Subsidiaries) or security;

               (7) any requirement that the Subsidiaries be joined as a party to any proceeding for the enforcement of any term of any Transaction Agreement;

               (8) the requirement of, or the notice of, the filing of claims by the Authority in the event of the receivership or bankruptcy of the Subsidiaries; and

               (9) all demands upon the Subsidiaries or any other person and all other formalities the omission of any of which, or delay in performance of which, might, but for the provisions of this Section 3.5, by rule of law or otherwise, constitute grounds for relieving or discharging the Guarantor in whole or in part from its absolute, present, irrevocable, unconditional and continuing obligations hereunder.

         SECTION 3.6. PAYMENT OF COSTS AND EXPENSES. The Guarantor agrees to pay the Authority on demand all reasonable costs and expenses, legal or otherwise
(including counsel fees), incurred by or on behalf of the Authority in successfully enforcing by Legal Proceeding observance of the covenants, agreements and obligations contained in this Guaranty against the Guarantor, other than the costs and expenses that the Authority incurs in performing any of its obligations under the Agreements, or other applicable Transaction Agreement where such obligations are a condition to performance by the Subsidiaries of its Obligations.

         SECTION 3.7. SUBORDINATION OF RIGHTS. The Guarantor agrees that any right of subrogation or contribution which it may have against the Subsidiaries solely as a result of any payment or performance hereunder is hereby fully subordinated to the rights of the Authority hereunder and under the Transaction Agreements and that the Guarantor shall not recover or seek to recover any payment made by it hereunder from the Subsidiaries until the Subsidiaries and the Guarantor shall have fully and satisfactorily paid or performed and discharged the Obligations giving rise to a claim under this Guaranty.

         SECTION 3.8. SEPARATE OBLIGATIONS; REINSTATEMENT. The obligations of the Guarantor to make any payment or to perform and discharge any other duties, agreements, covenants, undertakings or obligations hereunder shall (1) to the extent permitted by Applicable Law, constitute separate and independent obligations of the Guarantor from its other obligations under this Guaranty, (2) give rise to separate and independent causes of action against the Guarantor and
(3) apply irrespective of any indulgence granted from time to time by the Authority. The Guarantor agrees that this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Subsidiaries is rescinded or must be otherwise restored by the Authority, whether as a result of any proceedings in bankruptcy, reorganization or similar proceeding, unless such rescission or restoration is pursuant to the terms of the Agreements, or any applicable Transaction Agreement or the Subsidiaries's enforcement of such terms under Applicable Law.

         SECTION 3.9. TERM. This Guaranty shall remain in full force and effect from the date of execution and delivery hereof until all of the Obligations of the Subsidiaries have been fully paid and performed.

                                   ARTICLE IV


                                GENERAL COVENANTS


         SECTION 4.1. MAINTENANCE OF CORPORATE EXISTENCE. (A) Consolidation, Merger, Sale or Transfer. The Guarantor covenants that during the term of this Guaranty it will maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another entity or permit one or more other entities to consolidate with or merge into it unless the successor is the Guarantor and the conditions contained in clause (2) below are satisfied; provided, however, that the Guarantor may consolidate with or merge into another entity, or permit one or more other entities to consolidate with or merge into it, or sell or otherwise transfer to another entity all or substantially all of its assets as an entirety and thereafter dissolve if (1) the successor entity (if other than the Guarantor) (a) assumes in writing all the obligations of the Guarantor hereunder and, if required by law, is duly qualified to do business in the State, and (b) delivers to the Authority an opinion of counsel to the effect that its obligations under this Guaranty are legal, valid, binding and enforceable subject to applicable bankruptcy and similar insolvency or moratorium laws, and (2) any such transaction does not result in a Material Decline in Credit Standing of the Guarantor, as defined in Section 9.1 of the Management Services Agreement or if such transaction results in a Material Decline in Credit Standing of the Guarantor, as defined in Section 9.1 of the Management Services Agreement, the Successor Guarantor provided credit enhancement as required by Section 9.1 of the Management Services Agreement.

         (B) Continuance of Obligations. If a consolidation, merger or sale or other transfer is made as permitted by this Section 4.1, the provisions of this
Section 4.1 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 4.1. No such consolidation, merger or sale or other transfer shall have the effect of releasing the initial Guarantor from its liability hereunder unless a successor entity has assumed responsibility for this Guaranty as provided in this Section 4.1. and if such transaction results in a Material Decline in Credit Standing of the Guarantor as defined in Section 9.1 of the Management Services Agreement, the Successor Guarantor shall provide credit enhancement as required by Section 9.1 of the Management Services Agreement.

         SECTION 4.2. ASSIGNMENT. Without the prior written consent of the Authority, this Agreement may not be assigned by the Guarantor, except pursuant to Section 4.1 hereof.

         SECTION 4.3. QUALIFICATION IN STATE. The Guarantor agrees that, so long as this Guaranty is in effect, if required by law, the Guarantor will be duly qualified to do business in the State.

         SECTION 4.4. CONSENT TO JURISDICTION. The Guarantor irrevocably: (1) agrees that any suit, action or other legal proceeding arising out of this Guaranty shall be brought in the courts of the State of New York; (2) consents to the jurisdiction of such court in any such suit, action or proceeding; (3) waives any objection which it may have to the laying of the jurisdiction of any such suit, action or proceeding in any of such courts.

         SECTION 4.5. BINDING EFFECT. This Guaranty shall inure to the benefit of the Authority and any successors and assigns to whom the Authority may assign its interests in the Agreements and shall be binding upon the Guarantor and its successors and assigns.

         SECTION 4.6. AMENDMENTS, CHANGES AND MODIFICATIONS. This Guaranty may not be amended, changed or modified or terminated and none of its provisions may be waived, except with the prior written consent of the Authority and of the Guarantor.

         SECTION 4.7. LIABILITY. It is understood and agreed to by the Authority that nothing contained herein shall create any obligation of or right to look to any director, officer, employee or stockholder of the Guarantor (or any affiliate thereof) for the satisfaction of any obligations hereunder, and no judgment, order or execution with respect to or in connection with this Guaranty shall be taken against any such director, officer, employee or stockholder.

         SECTION 4.8. NOTICES. Any notices or communications required or permitted hereunder shall be in writing and shall be sufficiently given if sent by registered or certified mail, return receipt requested, postage prepaid, delivered in person, or sent by nationally recognized overnight delivery service, signature required upon signed receipt, to the following addresses, or to such other addresses as any of the recipients may from time to time designate by notice given in writing.


              If to the Guarantor: c/o Long Island Lighting Company
                                        175 East Old Country Road
                                        Hicksville, New York  11801
                                        Attn: Chief Executive Officer


              If to the Authority: Long Island Power Authority
                                        333 Earle Ovington Boulevard
                                        Uniondale, New York  11553
                                        Attention:  Executive Director

              With copy to:             Chairman, Long Island Power Authority
                                        333 Earle Ovington Boulevard
                                        Uniondale, New York  11553

         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed in its name and on its behalf by its duly authorized officer as of the date first above written.


                                                            BL HOLDING CORP.
                                                             as Guarantor


                                                            By_________________
                                                                 Name:
                                                                 Title:


Accepted and Agreed to by:


LONG ISLAND POWER AUTHORITY


By:______________________________
      Name:     Richard M. Kessel
      Title:    Chairman


By:______________________________
      Name:     Patrick Foye
      Title:    Deputy Chairman

                                                                       EXHIBIT F

              LIABILITIES UNDERTAKING AND INDEMNIFICATION AGREEMENT


         UNDERTAKING dated as of June 26, 1997 by LONG ISLAND LIGHTING COMPANY, a New York corporation ("LILCO") and _________________________/1/ (the
"Transferee Subsidiaries"), in favor of LONG ISLAND POWER AUTHORITY, a corporate municipal instrumentality and political subdivision of the State of New York ("LIPA") and, as of the closing of the Merger Agreement (as herein defined), the LONG ISLAND LIGHTING COMPANY, a New York corporation (the "Surviving Corporation"). All references herein to the Surviving Corporation shall mean LILCO after the Effective Time (as defined in the Merger Agreement). All references herein to LILCO shall mean Long Island Lighting Company prior to the Effective Time.


                              W I T N E S S E T H:


         WHEREAS, pursuant to an Agreement and Plan of Exchange and Merger (the "Merger Agreement") dated as of June 26, 1997 among Parent (used herein as therein defined), LILCO, LIPA and LIPA Acquisition Corp., a New York corporation ("LIPA Sub"), LIPA Sub is to merge with and into LILCO;

         WHEREAS, pursuant to the Merger Agreement, the assets and properties of LILCO set forth on Schedule A thereto are to be transferred to the Transferee Subsidiaries (the "Transferred Assets") and the balance of LILCO's assets and properties are to be retained by the Surviving Corporation (the "Retained Assets"); and

         WHEREAS, in partial consideration therefor, the Merger Agreement requires LILCO and each of the Transferee Subsidiaries to execute and deliver to LIPA and the Surviving Corporation this Undertaking;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which by LILCO and the Transferee Subsidiaries are hereby acknowledged, LILCO and the Transferee Subsidiaries hereby agree as follows:

------------
         /1/ Pursuant to the Merger Agreement (as herein defined), prior to the Closing (as therein defined), LILCO will form one or more wholly owned subsidiaries for the purpose of receiving certain of its assets, which subsidiary or subsidiaries will enter into this Agreement.

         1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

         2. LILCO and the Transferee Subsidiaries, jointly and severally, hereby undertake, assume and agree, subject to the limitations contained herein, to pay or discharge, when due:

     a. Unpaid debts, liabilities or obligations of Parent, LILCO, Surviving Corporation or the Transferee Subsidiaries relating to the Transferred Assets, including, without limitation, liabilities or obligations relating to the Transferred Assets resulting or arising from: (i) claims for personal injury or property damage, or (ii) non-performance of any contract, commitment or obligation imposed by law or otherwise; and

     b. Except as provided in Section 6.8 of the Generation Purchase Right Agreement, legal, accounting, investment banking, engineering and similar fees or other transaction expenses ("Transaction Expenses") incurred by Parent, LILCO or the Transferee Subsidiaries in connection with the Merger Agreement and the other Basic Agreements or the consummation of the transactions contemplated thereby; and

     c. Taxes as defined in Schedule D imposed on Parent, LILCO or the Transferee Subsidiaries or for which Parent, LILCO or the Transferee Subsidiaries are responsible pursuant to paragraphs 3 and 4 of Schedule D; and

     d. Liabilities or obligations of Parent, LILCO, Surviving Corporation or the Transferee Subsidiaries resulting or arising from any non-performance by Parent, LILCO or the Transferee Subsidiaries of any provision of the Merger Agreement or any other Basic Agreement; and

     e. Debts, liabilities or obligations incurred by Parent or the Transferee Subsidiaries after the Closing; and

     f. Liabilities or obligations of Parent, LILCO, Surviving Corporation or the Transferee Subsidiaries relating to severance, change of control or similar payments payable to executives of LILCO in connection with the Closing; and

     g. Liabilities or obligations of Parent, LILCO, Surviving Corporation or the Transferee Subsidiaries relating to the indemnification of Persons who were officers or directors of LILCO prior to the Closing or relating to any proxy or registration statement issued by LILCO or The Brooklyn

          Union Gas Company or any affiliate or successor of either in connection with the transactions contemplated by the Merger Agreement; and

     h. Liabilities or obligations of Parent, LILCO, Surviving Corporation or the Transferee Subsidiaries relating to Company Dissenting Shares or any other shares of any Person exercising their rights under Section 910 of the NYBCL; and

     i. Liabilities (other than contingent liabilities) or obligations of Surviving Corporation which would not otherwise be liabilities or obligations assumed hereby by Parent and the Transferee Subsidiaries and which should have been, in accordance with GAAP, reflected on the Closing Date Balance Sheet but which were not so reflected; provided, however, that no claim may be made pursuant to this clause (i) later than fourteen months after the Closing Date;

     j. Liabilities or obligations of LILCO, Surviving Corporation or the Transferee Subsidiaries relating to or arising out of any filing or other submission by LILCO or the Transferee Subsidiaries with any Governmental Authority; and

     k. Liabilities or obligations of LIPA or LIPA Sub relating to or arising out of any information provided by LILCO or the Transferee Subsidiaries to LIPA in writing for inclusion in any filing or other submission by LIPA or LIPA Sub with any Governmental Authority or in any offering document prepared by LIPA or LIPA Sub in connection with any financing required to consummate the transactions contemplated by the Merger Agreement; and

     l. Liabilities or obligations of Parent, LILCO, Surviving Corporation or the Transferee Subsidiaries relating to the debt Parent assumes pursuant to Section 2.1(h) of the Merger Agreement, the New Parent Preferred Stock issued pursuant to Section 1.4(d) of the Merger
          Agreement and any federal or state securities laws liabilities, including, without limitation, underwriter liability, related to such debt or New Parent Preferred Stock.

     m. Liabilities (including, without limitation, underwriter liability) or obligations of Parent, LILCO, Surviving Corporation or Transferee Subsidiaries relating to or arising out of the (i) investment by the Exchange Agent of the Cash Purchase Price in Parent Common Stock and
          (ii) delivery by the Exchange Agent of the Parent Shares.

         3. Notwithstanding anything to the contrary contained above, the debts, liabilities and obligations assumed by LILCO and the Transferee Subsidiaries shall not include any:

     a. Unpaid debts, liabilities or obligations of LIPA, LIPA Sub or the Surviving Corporation relating to the Retained Assets, including, without limitation, liabilities or obligations relating to the Retained Assets resulting or arising from: (i) claims for personal injury or property damage, or (ii) non- performance of any contract, commitment or obligation imposed by law or otherwise; or

     b. Transaction Expenses incurred by LIPA, LIPA Sub or the Surviving Corporation in connection with the Merger Agreement and the other Basic Agreements or the consummation of the transactions contemplated thereby; or

     c. Taxes as defined in Schedule D imposed on LIPA or LIPA Sub or for which LIPA or LIPA Sub are responsible pursuant to paragraph 4 of Schedule D; or

     d. Liabilities or obligations of LILCO or the Transferee Subsidiaries resulting or arising from any non- performance by LIPA, LIPA Sub or the Surviving Corporation of any provision of the Merger Agreement or the other Basic Agreements; or

     e. Liabilities or obligations of LIPA, LIPA Sub or the Surviving Corporation relating to the indemnification of Persons who are officers or directors of the Surviving Corporation or relating to any registration or official statement or other offering document issued by LIPA, LIPA Sub or the Surviving Corporation in connection with any financing required to consummate the transactions contemplated by the Merger Agreement; or

     f. Liabilities or obligations of LIPA, LIPA Sub or the Surviving Corporation arising under the Merger Agreement or any other Basic Agreement; or

     g. Except as provided in Section 2(a), (c), (f), (g) and (i), debts, liabilities or obligations of LIPA, LIPA Sub or the Surviving
          Corporation relating to or arising out of acts or events occurring after the Closing.

         4. Nothing contained herein shall require LILCO or any Transferee Subsidiary to pay or discharge any debt, liability or obligation to any third party expressly assumed hereby so long as LILCO or such Transferee Subsidiary shall in good faith contest or cause to be contested the amount or validity thereof (and perform their obligations (to the extent applicable) pursuant to Section 5 hereof), in which case LILCO or such Transferee Subsidiary, as the case may be, shall give LIPA and the Surviving Corporation written notice of its action and the basis therefor and keep LIPA and the Surviving Corporation informed of the progress and disposition thereof.

         5. a. Other than as specifically stated above, neither LILCO nor any of the Transferee Subsidiaries assumes any debt, liability or obligation of the Surviving Corporation by this Undertaking, and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereunder by LILCO or the Transferee Subsidiaries shall remain the sole obligation of the Surviving Corporation, its successors and assigns and, subject to the provisions of Paragraph 5(b) herein, no person, firm or corporation other than LIPA and the Surviving Corporation shall have any rights under this Undertaking or the provisions contained herein.

         b. Effective upon the Closing Date, LILCO shall assign its rights, obligations and interests hereunder to the Parent. LILCO agrees that it will not transfer any of its assets to Parent or any of the Transferee Subsidiaries or to any of their respective Affiliates unless and until Parent shall have assumed all of LILCO's obligations hereunder.

         6. a. LILCO and the Transferee Subsidiaries (jointly and severally, the "Indemnifying Party") shall indemnify and hold harmless LIPA and LIPA Sub, and their respective agents, representatives, employees, officers and directors (each individually, an "Indemnified Party" and collectively, the "Indemnified Parties") against any action, proceeding, claim, judgment, settlement, damage, loss, injury, cost or expense, including, without limitation, reasonable fees and expenses of attorneys and other professionals (collectively, "Loss"), arising out of or relating to any debt, liability or obligation assumed by LILCO and the Transferee Subsidiaries hereby.

         b. An Indemnified Party seeking indemnification pursuant to Section 6(a) herein with respect to a claim, action or proceeding shall give prompt notice to the Indemnifying Party of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder; provided that the failure to give such notice shall not affect the Indemnified Party's rights to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall be entitled to control the handling of any such claim and to defend or settle any such claim, in its or their sole discretion, with counsel of its own choosing that is reasonably acceptable to the Indemnified Party; provided, however, that, in the case of any such settlement, the Indemnifying Party shall obtain written release of all liability of the Indemnified Party, in form and substance reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ its own separate counsel in connection with, and to participate in (but, except as provided below, not control) the defense of, such claim, but the fees and expenses of such counsel incurred after notice from the Indemnifying Party of its assumption of the defense thereof shall be at the expense of such Indemnified Party unless:

          (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party;

          (ii) counsel to such Indemnified Party shall have reasonably concluded that there may be a conflict on any significant issue between the Indemnifying Party and such Indemnified Party in the conduct of the defense of such claim; or

          (iii) the Indemnifying Party shall not in fact have employed counsel reasonably acceptable to the Indemnified Party to assume the defense of such claim within twenty (20) days following the receipt by the Indemnifying Party of the notice specified in the first sentence of this Section 6(b), in each of which cases the fees and expenses of counsel for such Indemnified Party shall be at the expense of the Indemnifying Party;

provided, however, that, with respect to clauses (ii) and (iii) of this sentence, the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one law firm, plus local counsel if necessary in each relevant jurisdiction, for all such Indemnified Parties with respect to any claims arising out of the same events or facts or the same series of events or facts. The Indemnifying Party shall not be entitled, without the consent of such Indemnified Party, to assume or control the defense of any claim as to which counsel to such Indemnified Party shall have reasonably made the conclusion that there may be a conflict on any significant issue between the Indemnifying Party and such Indemnified Party in the conduct of the defense of such claim as set forth in clause (ii) above, provided that the foregoing limitation shall apply only with respect to those issues for which there may be such a conflict.

         7. This Undertaking shall be governed by the laws of the State of New York. Any dispute with respect to the interpretation or enforcement hereof shall be submitted to an alternative dispute resolution procedure to be agreed by the parties.

         8. All notices and other communications given or made pursuant to this Undertaking shall be given or made in accordance with Section 11.2 of the Merger Agreement.

         IN WITNESS WHEREOF, this Undertaking has been executed as of the date first above written.


                                            LONG ISLAND LIGHTING COMPANY



                                            By:
                                                ------------------------------
                                                Name: Dr. William J. Catacosinos
                                                Title: Chief Executive Officer



         IN WITNESS WHEREOF, this Undertaking has been executed as of the ____th day of _______________, 19____.


                                                [TRANSFEREE SUBSIDIARY]



                                               By:
                                                  ------------------------------
                                                   Name:
                                                   Title:


                                                [TRANSFEREE SUBSIDIARY]



                                                By:
                                                   -----------------------------
                                                   Name:
                                                   Title:

                                                                      EXHIBIT G

              LIABILITIES UNDERTAKING AND INDEMNIFICATION AGREEMENT


         UNDERTAKING dated as of June 26, 1997 by LONG ISLAND POWER AUTHORITY, a corporate municipal instrumentality and political subdivision of the State of New York ("LIPA") and, as of the closing of the Merger Agreement (as herein defined), LONG ISLAND LIGHTING COMPANY, a New York corporation (the "Surviving Corporation"), in favor of LONG ISLAND LIGHTING COMPANY, a New York corporation ("LILCO"), any successors and assigns of LILCO pursuant to paragraph 5(b) herein and _________________________/2/ (the "Transferee Subsidiaries"). All references herein to the Surviving Corporation shall mean LILCO after the Effective Time (as defined in the Merger Agreement). All references herein to LILCO shall mean Long Island Lighting Company prior to the Effective Time.


                              W I T N E S S E T H:


         WHEREAS, pursuant to an Agreement and Plan of Exchange and Merger (the "Merger Agreement") dated as of June 26, 1997 among Parent (used herein as therein defined), LILCO, LIPA and LIPA Acquisition Corp., a New York corporation ("LIPA Sub"), LIPA Sub is to merge with and into LILCO;

         WHEREAS, pursuant to the Merger Agreement, the assets and properties of LILCO set forth on Schedule A thereto are to be transferred to the Transferee Subsidiaries (the "Transferred Assets") and the balance of LILCO's assets and properties are to be retained by the Surviving Corporation (the "Retained Assets"); and

         WHEREAS, in partial consideration therefor, the Merger Agreement requires LIPA and the Surviving Corporation to execute and deliver to LILCO and to each of the Transferee Subsidiaries this Undertaking;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which by LIPA and the Surviving Corporation are

-----------

         /2/ Pursuant to the Merger Agreement (as herein defined), prior to the Closing (as therein defined), LILCO will form one or more wholly owned subsidiaries for the purpose of receiving certain of its assets, which subsidiary or subsidiaries will enter into this Agreement.

hereby acknowledged, LIPA and the Surviving Corporation hereby agree as follows:

         1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

         2. LIPA and the Surviving Corporation, jointly and severally, hereby undertake, assume and agree, subject to the limitations contained herein, to pay or discharge, when due any and all:

     a. Unpaid debts, liabilities or obligations of LIPA, LIPA Sub or the Surviving Corporation relating to the Retained Assets, including, without limitation, liabilities or obligations relating to the Retained Assets resulting or arising from: (i) claims for personal injury or property damage, or (ii) non- performance of any contract, commitment or obligation imposed by law or otherwise; and

     b. Legal, accounting, investment banking, engineering and similar fees, or other transaction expenses ("Transaction Expenses") incurred by LIPA, LIPA Sub or the Surviving Corporation in connection with the Merger Agreement and the other Basic Agreements or the consummation of the transactions contemplated thereby; and

     c. Taxes as defined in Schedule D imposed on LIPA or LIPA Sub or for which LIPA or LIPA Sub are responsible pursuant to paragraph 4 of Schedule D; and

     d. Liabilities or obligations of LIPA, LIPA Sub or the Surviving Corporation resulting or arising from any non-performance by LIPA, LIPA Sub or the Surviving Corporation of any provision of the Merger Agreement or the other Basic Agreements; and

     e. Liabilities or obligations of LIPA, LIPA Sub or the Surviving Corporation relating to the indemnification of Persons who are officers or directors of the Surviving Corporation or relating to any registration or official statement or other offering document issued by LIPA, LIPA Sub or the Surviving Corporation in connection with any financing required to consummate the transactions contemplated by the Merger Agreement; and

     f. Debts, liabilities or obligations of LIPA, LIPA Sub or the Surviving Corporation relating to or arising out of acts or events occurring after the Closing.

         3. Notwithstanding anything to the contrary contained above, the debts, liabilities and obligations assumed by LIPA and the Surviving Corporation shall not include any:

     a. Unpaid debts, liabilities or obligations of Parent, LILCO or the Transferee Subsidiaries relating to the Transferred Assets, including, without limitation, liabilities or obligations relating to the Transferred Assets resulting or arising from: (i) claims for personal injury or property damage, or (ii) non- performance of any contract, commitment or obligation imposed by law or otherwise; or

     b. Except as provided in Section 6.8 of the Generation Purchase Right Agreement, Transaction Expenses incurred by Parent, LILCO or the Transferee Subsidiaries in connection with the Merger Agreement or the other Basic Agreements or the consummation of the transactions contemplated thereby; or

     c. Taxes as defined in Schedule D imposed on Parent, LILCO or the Transferee Subsidiaries or for which Parent, LILCO or the Transferee Subsidiaries are responsible pursuant to paragraphs 3 and 4 of Schedule D; or

     d. Liabilities or obligations of LILCO or the Transferee Subsidiaries resulting or arising from any non- performance by LILCO or the Transferee Subsidiaries of any provision of the Merger Agreement or any other Basic Agreement; or

     e.   Liabilities  or  obligations  of  Parent,   LILCO  or  the  Transferee
          Subsidiaries arising under the Merger Agreement or the other Basic Agreements; or

     f. Debts, liabilities or obligations incurred by Parent, LILCO or the Transferee Subsidiaries after the Closing; or

     g.   Liabilities  or  obligations  of  Parent,   LILCO  or  the  Transferee
          Subsidiaries relating to severance, change of control or similar payments payable to executives of LILCO in connection with the Closing; or

     h. Liabilities or obligations of Parent, LILCO or the Transferee Subsidiaries relating to the indemnification of Persons who were officers or directors of LILCO prior to the Closing or relating to any proxy or registration statement issued by LILCO or The Brooklyn Union Gas Company or any affiliate or successor of either in connection with the transactions contemplated by the Merger Agreement; or

     i. Liabilities or obligations of Parent, LILCO or the Transferee Subsidiaries relating to Company Dissenting Shares or any other shares of any Person exercising their rights under Section 410 of the NYBCL; or

     j. Liabilities or obligations of LILCO or the Transferee Subsidiaries relating to or arising out of any filing or other submission by Parent, LILCO or the Transferee Subsidiaries with any Governmental Authority; or

     k. Liabilities or obligations of LIPA or LIPA Sub relating to or arising out of any information provided by Parent, LILCO or the Transferee Subsidiaries to LIPA in writing for inclusion in any filing or other submission by LIPA or LIPA Sub with any Governmental Authority or in any offering document prepared by LIPA or LIPA Sub in connection with any financing required to consummate the transactions contemplated by the Merger Agreement.

         4. Nothing contained herein shall require LIPA or the Surviving Corporation to pay or discharge any debt, liability or obligation to any third party expressly assumed hereby so long as LIPA or the Surviving Corporation shall in good faith contest or cause to be contested the amount or validity thereof (and perform their obligations (to the extent applicable) pursuant to Section 5 hereof), in which case LIPA or the Surviving Corporation, as the case may be, shall give LILCO and the Transferee Subsidiaries written notice of its action and the basis therefor and keep LILCO and the Transferee Subsidiaries informed of the progress and disposition thereof.

         5. a. Other than as specifically stated above, neither LIPA nor the Surviving Corporation assumes any debt, liability or obligation of LILCO by this Undertaking, and it is expressly understood and agreed that all debts, liabilities and obligations not assumed hereunder by LIPA or the Surviving Corporation shall remain the sole obligation of LILCO, its successors and assigns and, subject to the provisions of Paragraph 5(b) herein, no person, firm or corporation other than LILCO and the Transferee Subsidiaries shall have any rights under this Undertaking or the provisions contained herein.

         b. Effective upon the Closing Date, LILCO may assign its rights, obligations and interests hereunder to the Parent or any affiliate thereof.

         6. a. LIPA and the Surviving Corporation (jointly and severally, the "Indemnifying Party") shall indemnify and hold harmless LILCO and the Transferee Subsidiaries, and their respective agents, representatives, employees, officers and directors (each individually, an "Indemnified Party" and collectively, the "Indemnified Parties") against any action, proceeding, claim, judgment, settlement, damage, loss, injury, cost or expense, including, without limitation, reasonable fees and expenses of attorneys and other professionals (collectively, "Loss"), arising out of or relating to any debt, liability or obligation assumed by LIPA and the Surviving Corporation hereby.

         b. An Indemnified Party seeking indemnification pursuant to Section 6(a) herein with respect to a claim, action or proceeding shall give prompt notice to the Indemnifying Party of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder; provided that the failure to give such notice shall not affect the Indemnified Party's rights to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. The
Indemnifying Party shall be entitled to control the handling of any such claim and to defend or settle any such claim, in its or their sole discretion, with counsel of its own choosing that is reasonably acceptable to the Indemnified Party; provided, however, that, in the case of any such settlement, the
Indemnifying  Party  shall  obtain  written  release  of  all  liability  of the
Indemnified Party, in form and substance reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ its own separate counsel in connection with, and to participate in (but, except as provided below, not control) the defense of, such claim, but the fees and expenses of such counsel incurred after notice from the Indemnifying Party of its assumption of the defense thereof shall be at the expense of such Indemnified Party unless:

          (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party;

          (ii) counsel to such Indemnified Party shall have reasonably concluded that there may be a conflict on any significant issue between the Indemnifying Party and such Indemnified Party in the conduct of the defense of such claim; or

          (iii)the Indemnifying Party shall not in fact have employed counsel reasonably acceptable to the Indemnified Party to assume the defense of such claim within twenty (20) days following the receipt by the Indemnifying Party of the notice specified in the first sentence of this Section 6(b), in each of which cases the fees and expenses of counsel for such Indemnified Party shall be at the expense of the Indemnifying Party;

provided, however, that, with respect to clauses (ii) and (iii) of this sentence, the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one law firm, plus local counsel if necessary in each relevant jurisdiction, for all such Indemnified Parties with respect to any claims arising out of the same events or facts or the same series of events or facts. The Indemnifying Party shall not be entitled, without the consent of such Indemnified Party, to assume or control the defense of any claim as to which counsel to such Indemnified Party shall have reasonably made the conclusion that there may be a conflict on any significant issue between the Indemnifying Party and such Indemnified Party in the conduct of the defense of such claim as set forth in clause (ii) above, provided that the foregoing limitation shall apply only with respect to those issues for which there may be such a conflict.

         7. This Undertaking shall be governed by the laws of the State of New York. Any dispute with respect to the interpretation or enforcement hereof shall be submitted to an alternative dispute resolution procedure to be agreed by the parties.

         8. All notices and other communications given or made pursuant to this Undertaking shall be given or made in accordance with Section 11.2 of the Merger Agreement.

         IN WITNESS WHEREOF, this Undertaking has been executed as of the date first above written.


                                                    LONG ISLAND POWER AUTHORITY



                                                    By:
                                                        ---------------------
                                                        Name: Richard M. Kessel
                                                        Title: Chairman



                                                    By:
                                                        ---------------------
                                                        Name: Patrick Foye
                                                        Title: Deputy Chairman


         IN WITNESS WHEREOF, this Undertaking has been executed as of the ____th day of ___________, 19____.


                                                    LONG ISLAND LIGHTING COMPANY



                                                    By:
                                                        ---------------------
                                                        Name:
                                                        Title:

                                                                       EXHIBIT H


                       FORM OF CERTIFICATE OF DESIGNATION


         The following provisions will be included in the certificate of incorporation of Parent in effect at or before the Effective Time:

          (1) Number and Designation of Series. A series consisting initially of 14,520,000 shares of the Preferred Stock of the par value of $25 per share is designated "Preferred Stock, 7.95%, Series AA" (hereinafter called the "Series AA Preferred Stock").

          (2) Dividend Rate. The dividend rate per annum of the shares of Series AA Preferred Stock is $1.9875 per share. Dividends shall be calculated on the basis of a 30-day month and a year of 360 days.

          (3) Dividend Payment Dates. The dividend payment dates for the shares of Series AA Preferred Stock are the first days of March, June, September and December; the initial dividend period for such shares shall commence on the day when such shares are issued and thereafter the dividend periods for such shares shall be the quarterly periods beginning on such dates commencing _________ __, 199_ /1/.

          (4) Optional Redemption. The Series AA Preferred Stock will not be subject to optional redemption.

          (5) Mandatory Redemption. Subject to the restrictions set forth in section (6) of this subdivision (_), the Corporation shall redeem on June 1, 2000, all of the outstanding shares of Series AA Preferred Stock at $25 per share, plus accrued and unpaid dividends to the date of redemption. In the case of a redemption of Series AA Preferred Stock as specified in this section (5), the Company shall take action and provide the notice specified in [insert reference to provisions similar to paragraph (d) of Subparagraph "2" of Subdivision "A" of Section "III" of Paragraph "FIFTH" of the Restated Certificate of Incorporation of LILCO], with respect to optional redemption of Preferred Stock.

          (6) Restriction on Mandatory Redemption. Unless full cumulative dividends for all past dividend periods and for the then current dividend period shall have been paid or declared and set apart for payment in the then outstanding Series AA Preferred Stock, the Corporation shall not redeem pursuant to section (5) of this

----------

         /1/ Insert first regular payment date occurring after issuance.

     subdivision (_) less than all of the then outstanding shares of Series AA Preferred Stock.

          The obligation of the Corporation to redeem shares as provided in section (5) of this subdivision (_) shall be subject to any applicable restrictions of law.

          (7) Restrictions on Payments on Junior Stock. The Corporation shall not declare or pay or set apart any dividend for the Common Stock or any other class of stock ranking junior to the Series AA Preferred Stock, or make any payment on account of, or set apart money for a sinking or analogous fund for, the purchase, redemption or other retirement of the Common Stock or any other class of stock ranking junior to the Series AA Preferred Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash or property or obligations or stock of the Corporation, unless at the date of declaration in the case of any such dividend, or at the date of any such other payment, setting apart or distribution, full cumulative dividends for all past dividend periods and for the then current dividend period shall have been paid or declared and set apart for payment on the then been paid or declared and set apart for payment on the then outstanding Series AA Preferred Stock, other than shares of Series AA Preferred Stock previously or then to be called for redemption.

          (8) Restrictions on Sinking Fund Payments on Other Stock. The Corporation shall not redeem or purchase any shares ranking on a parity with the Series AA Preferred Stock as to assets or dividends, pursuant to any sinking fund requirement (which terms shall include any analogous requirement) for the redemption or purchase of such shares, and shall not set apart money for any such requirement, at any time when the redemption required by section (5) of this subdivision (_) shall be in arrears; except that, at any time when the redemption required by section (5) of this subdivision (_) shall be in arrears and when arrears exist in respect of any sinking fund or analogous requirement for any shares ranking as aforesaid on a parity with the Series AA Preferred Stock, the Corporation may redeem or purchase for the respective requirements shares of Series AA Preferred Stock and such other shares, pro rata, as nearly as practicable, according to the amounts in dollars of the arrears in the redemptions or purchases required for the respective requirements.

          (9) Acquisition of Series AA Preferred Stock. Except as hereinbefore provided, the Corporation may, at its option, purchase, redeem or otherwise acquire any shares of Series AA Preferred Stock.

          (10) Redemption Upon Voluntary Dissolution, Liquidation, or Winding Up of the Corporation. The applicable redemption price payable upon any voluntary dissolution, liquidation, or winding up of the Corporation as specified in [insert reference to provisions similar to the second paragraph of paragraph (c) of

     Subparagraph "2" of Subdivision "A" of Section "III" of Paragraph "FIFTH" of the Restated Certificate of Incorporation of LILCO] shall be the par value of the Series AA Preferred Stock.


                                      - 3 -